                                                                  Exhibit 99.1

==============================================================================
THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE DEBTORS' FIFTH AMENDED JOINT PLAN OF REORGANIZATION (THE "AMENDED PLAN") ANNEXED HERETO. ACCEPTANCES OR REJECTIONS OF THE AMENDED PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.
==============================================================================

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

------------------------------------------------------x
                                                      :
IN RE                                                 : Chapter 11
                                                      :
SOLUTIA INC., ET AL.,                                 : Case No. 03-17949 (PCB)
                                                      :
         Debtors.                                     : (Jointly Administered)
                                                      :
------------------------------------------------------x


THIS DISCLOSURE STATEMENT APPLIES TO:

 X  All Debtors                             Axio Research Corporation
---                                     ---

    Solutia Inc.                            Solutia Investments, LLC
---                                     ---

    Solutia Business Enterprises Inc.       Beamer Road Management Company
---                                     ---

    Solutia Systems, Inc.                   Monchem, Inc.
---                                     ---

    Solutia Overseas, Inc.                  Solutia Inter-America, Inc.
---                                     ---

    CPFilms Inc.                            Solutia International Holding, LLC
---                                     ---

    Solutia Management Company, Inc.        Solutia Taiwan, Inc.
---                                     ---

    Monchem International, Inc.             Solutia Greater China, Inc.
---                                     ---

------------------------------------------------------------------------------

                  DEBTORS' FIFTH AMENDED DISCLOSURE STATEMENT

                PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE

------------------------------------------------------------------------------


                             KIRKLAND & ELLIS LLP
                               Citigroup Center
                             153 East 53rd Street
                         New York, New York 10022-4611
                                (212) 446-4800

                Attorneys for Debtors and Debtors in Possession

Dated: October 15, 2007

                                                       TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

I. INTRODUCTION...................................................................................................1

II. EXECUTIVE SUMMARY.............................................................................................2

     A.       GLOBAL SETTLEMENT...................................................................................2
              1.      $250 Million of New Investment..............................................................3
              2.      Relief from Tort Litigation and Environmental Remediation Liabilities.......................3
              3.      New Common Stock Purchase Option for Certain Current Holders of Equity Interests
                      in Solutia..................................................................................4
              4.      Settlement of Litigation and Claims Objection...............................................4
              5.      Anticipated Creditor and Common Stockholder Recoveries and Equity Ownership.................4
              6.      General Assumptions.........................................................................5
              7.      The Exit Financing Facility.................................................................6
              8.      RELEASES....................................................................................6
              9.      Reallocation of Indemnities Among Reorganized Solutia, Monsanto and Pharmacia...............9

     B.       SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AND EQUITY INTERESTS UNDER THE
              AMENDED PLAN.......................................................................................10

     C.       PARTIES ENTITLED TO VOTE ON THE AMENDED PLAN.......................................................13

     D.       SOLICITATION PACKAGES..............................................................................14

     E.       VOTING INSTRUCTIONS................................................................................15

     F.       THE CONFIRMATION HEARING...........................................................................18

     G.       CONFIRMATION OF THE AMENDED PLAN IS THE CULMINATION OF THE CHAPTER 11 CASES........................18

     H.       EFFECT OF THE AMENDED PLAN ON SOLUTIA'S ONGOING BUSINESS...........................................19

III. IMPORTANT INFORMATION.......................................................................................19

IV. OVERVIEW OF SOLUTIA'S BUSINESS...............................................................................24

     A.       CORPORATE HISTORY AND EVENTS LEADING TO THE FILING OF THE CHAPTER 11 CASES.........................24

V. EVENTS DURING THE CHAPTER 11 CASES............................................................................25




     A.       STABILIZATION OF BUSINESS OPERATIONS...............................................................25
              1.      First Day Relief...........................................................................25
              2.      DIP Financing..............................................................................26
              3.      Employee Retention.........................................................................27
              4.      Retention of Restructuring and Other Professionals.........................................27

     B.       NEW SENIOR MANAGEMENT TEAM.........................................................................28

     C.       COMPOSITION OF NEW BOARD OF DIRECTORS..............................................................30

     D.       REORGANIZATION STRATEGY............................................................................30
              1.      Enhancing the Performance of Solutia's Businesses..........................................31
              2.      Changes to the Asset Portfolio.............................................................39
              3.      Reallocation of Risks Related to Legacy Liabilities........................................44
              4.      Appropriate Capital Structure and Conversion of Debt.......................................44

     E.       FINANCIAL PERFORMANCE DURING BANKRUPTCY............................................................45

VI. THE GLOBAL SETTLEMENT AND REALLOCATION OF LEGACY LIABILITIES.................................................45

     A.       LITIGATION SETTLEMENTS.............................................................................47
              1.      The Prepetition Indenture Trustee Adversary Proceeding.....................................47
              2.      Equity Committee Adversary Proceeding Against Monsanto and Pharmacia.......................47
              3.      Litigation Among Pharmacia, Monsanto and Solutia...........................................48
              4.      The Retirees Adversary Proceeding..........................................................48
              5.      The EPA Adversary Proceeding...............................................................48

     B.       REALLOCATION OF THE LEGACY LIABILITIES.............................................................49
              1.      Legacy OPEB Liabilities....................................................................49
              2.      Legacy Environmental Liabilities...........................................................50
              3.      Legacy Tort Liabilities....................................................................55
              4.      Legacy Pension Liabilities.................................................................61

     C.       MODIFICATION OF KEY COMMERCIAL AND OPERATING AGREEMENTS BY THE MONSANTO SETTLEMENT AGREEMENT.......61
              1.      Chocolate Bayou Supply Agreements..........................................................63
              2.      HMD Supply Agreement.......................................................................64

     D.       DISTRIBUTIONS ON ACCOUNT OF CLAIMS AND COMMON STOCK IN SOLUTIA.....................................64

VII. CLAIMS AND EQUITY INTERESTS AND THEIR TREATMENT.............................................................64

     A.       ASSERTED AND SCHEDULED CLAIMS......................................................................64
              1.      Unimpaired Classes.........................................................................65
              2.      Impaired Classes...........................................................................65

                                      ii


              3.      Class Deemed to Reject the Amended Plan....................................................72

     B.       RECOVERIES TO UNSECURED CREDITORS, NOTEHOLDERS AND EQUITY MAY BE DILUTED...........................73

     C.       OFFERINGS UNDER THE AMENDED PLAN...................................................................75
              1.      The Rights Offering........................................................................75
              2.      The Equity Purchase........................................................................76
              3.      The Claim Transfer Option..................................................................77
              4.      The Warrants...............................................................................78

VIII. REORGANIZED SOLUTIA........................................................................................79

     A.       BUSINESS OVERVIEW..................................................................................79

     B.       THE NYLON BUSINESS.................................................................................79

     C.       THE SAFLEX BUSINESS................................................................................81

     D.       THE FLEXSYS BUSINESS...............................................................................82

     E.       THE CPFILMS BUSINESS...............................................................................83

     F.       THE SPECIALTY PRODUCTS BUSINESS....................................................................84

     G.       CAPITAL OBLIGATIONS TO BE SATISFIED OR COMPROMISED UPON EMERGENCE..................................85
              1.      DIP Credit Facility & Prepetition Secured Bank Debt........................................86
              2.      Senior Secured Notes.......................................................................87
              3.      Retiree Trust..............................................................................92
              4.      Funding Co.................................................................................92
              5.      Headquarters Financing.....................................................................92
              6.      Euro Notes.................................................................................93
              7.      Flexsys Financing..........................................................................93
              8.      2027/2037 Notes............................................................................93
              9.      Trade Claims and Other Unsecured Obligations...............................................94
              10.     Common Stock and Common Stock Derivatives..................................................94

     H.       REORGANIZED SOLUTIA'S STRUCTURE....................................................................95
              1.      New Common Stock...........................................................................95
              2.      Exit Financing Facility....................................................................95

IX. SUMMARY OF LEGAL PROCEEDINGS.................................................................................96

     A.       LEGAL PROCEEDINGS IN THE BANKRUPTCY COURT..........................................................96
              1.      Avoidance Actions..........................................................................96

                                     iii


     B.       PENDING LEGAL PROCEEDINGS OUTSIDE THE BANKRUPTCY COURT.............................................98
              1.      Cash Balance Plan Litigation...............................................................98
              2.      SIP Plan Litigation (The Dickerson/Reiff Litigation).......................................98
              3.      Department of Labor Investigation.........................................................100
              4.      Department of Justice Investigations......................................................101

X. PROJECTED FINANCIAL INFORMATION..............................................................................102

XI. RISK FACTORS................................................................................................104

     A.       CERTAIN BANKRUPTCY CONSIDERATIONS.................................................................104

     B.       FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE AMENDED PLAN.................108

     C.       RISKS RELATED TO SOLUTIA'S BUSINESS AND INDUSTRY..................................................113

XII. CONFIRMATION OF THE AMENDED PLAN...........................................................................120

     A.       THE CONFIRMATION HEARING..........................................................................120

     B.       DEADLINE TO OBJECT TO CONFIRMATION................................................................120

     C.       REQUIREMENTS FOR CONFIRMATION OF THE AMENDED PLAN.................................................120
              1.      Requirements of Section 1129(a) of the Bankruptcy Code....................................120
              2.      Best Interests of Creditors...............................................................122
              3.      Acceptance................................................................................124
              4.      Feasibility...............................................................................124
              5.      Requirements of Section 1129(b) of the Bankruptcy Code....................................125

     D.       VALUATION OF REORGANIZED SOLUTIA..................................................................126

     E.       IDENTITY OF INSIDERS..............................................................................126

     F.       EFFECT OF CONFIRMATION OF THE AMENDED PLAN........................................................127
              1.      Preservation of Avoidance Actions.........................................................127
              2.      Term of Bankruptcy Injunction or Stays....................................................127
              3.      Releases..................................................................................129
              4.      Exculpation and Limitation of Liability...................................................133
              5.      Discharge of Claims and Termination of Equity Interests...................................134
              6.      Assumption of the ACE Insurance Program and the Treatment of the ACE Companies'
                      Claims....................................................................................135

XIII. SECURITIES LAW TREATMENT OF THE OFFER AND SALE OF WARRANTS AND NEW COMMON STOCK UNDER THE AMENDED PLAN....137
              1.      New Common Stock Issued in reliance on Section 1145 of the Bankruptcy Code................137

                                      iv


              2.      New Common Stock Issued pursuant to the Rights Offerings..................................138
              3.      New Common Stock Issued to the Backstop Purchasers and Monsanto...........................138
              4.      Rule 144..................................................................................139

XIV. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN...........................................139

     A.       CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS....................................140
              1.      Consequences to Holders of Secured Claims.................................................140
              2.      Consequences to Holders of Senior Secured Note Claims.....................................141
              3.      Consequences to Holders of CPFilms Claims.................................................141
              4.      Consequences to Holders of Noteholder Claims and General Unsecured Claims.................142
              5.      Consequences to Holders of Legacy Tort Claims.............................................146
              6.      Consequences to Holders of Security Claims................................................146
              7.      Consequences to Holders of Common Stock in Solutia........................................147
              8.      Consequences to Holders of Retiree Claims.................................................148

     B.       CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN TO THE DEBTORS...................148
              1.      Cancellation of Indebtedness and Reduction of Tax Attributes..............................148
              2.      Limitation of Net Operating Loss Carryovers and Other Tax Attributes......................149
              3.      Alternative Minimum Tax...................................................................151
              4.      Funding Co................................................................................151

     C.       BACKUP WITHHOLDING AND REPORTING..................................................................151

XV. RECOMMENDATION..............................................................................................153

                                   EXHIBITS
                                   --------

EXHIBIT A   Fifth Amended Plan of Reorganization

EXHIBIT B   Disclosure Statement Order

EXHIBIT C   Reorganized Debtors' Projections

EXHIBIT D   Reorganized Debtors' Valuation

EXHIBIT E   Liquidation Analysis

EXHIBIT F   Reconciliation of EBITDAR to GAAP Net Income

EXHIBIT G   Valuation Summary (Exhibit 99.2 of Solutia Inc. Form 8-K dated
              April 27, 2007)

EXHIBIT H   Certain Litigation Involving Monsanto and/or Pharmacia

         CONTENTS OF SOLICITATION PACKAGES TO BE SENT TO STAKEHOLDERS
         ------------------------------------------------------------

         In accordance with the terms of the Disclosure Statement Order, stakeholders who are eligible to vote on the Amended Plan will receive appropriate Solicitation Materials including, as applicable, Ballots, Rights Offering Procedures, Claim Transfer Procedures, Equity Purchase Procedures and related subscription forms. In addition, Solutia will deliver by mail one copy of each of the following documents to the following parties:

SENIOR SECURED NOTE CLAIMANTS, NOTEHOLDER CLAIMANTS, CPFILMS CLAIMANTS, GENERAL UNSECURED CLAIMANTS AND THE HOLDERS OF AT LEAST 11 SHARES OF COMMON STOCK IN SOLUTIA WILL RECEIVE:

     o   this Disclosure Statement;

     o the Fifth Amended Joint Plan of Reorganization (Exhibit A to this Disclosure Statement and Exhibit E to the Monsanto Settlement Agreement);

     o   the Disclosure Statement Order (Exhibit B to this Disclosure
         Statement);

     o the Reorganized Debtors' Projections (Exhibit C to this Disclosure Statement);

     o the Reconciliation of EBITDAR to GAAP Net Income (Exhibit F to this Disclosure Statement);

     o   the Valuation Summary (Exhibit G to this Disclosure Statement);

     o   the Monsanto Settlement Agreement;

     o the Pharmacia Indemnity Agreement (Exhibit N to the Monsanto Settlement Agreement); and

     o the Registration Rights Agreement (Exhibit R to the Monsanto Settlement Agreement).

RETIREE CLAIMANTS WILL RECEIVE:

     o   the Retiree Notice; and

     o the Retiree Settlement Agreement (which is an exhibit to the Retiree Notice).

TORT CLAIMANTS WILL RECEIVE:

     o   the Tort Notice.

         The notices sent to parties in interest will indicate that any party that wishes to view the Disclosure Statement, the Amended Plan, the Retiree Settlement Agreement or the Monsanto Settlement Agreement, or any of the exhibits thereto may view them at: www.solutia.com/reorganization or www.trumbullgroup.com.

                                      I.
                                 INTRODUCTION
                                 ------------

         Solutia Inc. ("Solutia"), a Delaware corporation with its primary headquarters in St. Louis, Missouri, and certain of Solutia's direct and indirect subsidiaries identified on the title page above (collectively, "Solutia," the "Debtors" or the "Company"), as debtors and debtors in possession, submit this Disclosure Statement,(1) pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code"), to Holders of Claims and Equity Interests(2) in connection with (A) the solicitation of acceptances of the Debtors' Fifth Amended Joint Plan of Reorganization, dated October [___], 2007, as the same may be amended from time to time (the "Amended Plan"), which was filed by Solutia with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") on October [____], 2007, and (B) the Confirmation Hearing, which is scheduled for [DATE, MONTH], 2007, commencing at [TIME _.M.], (Eastern Time). A copy of the Amended Plan is annexed to this Disclosure Statement as Exhibit A.

         This Disclosure Statement includes information about Solutia's prepetition operating and financial history, the events leading up to the commencement of the Chapter 11 Cases, significant events that occurred during the Chapter 11 Cases, and the proposed organization, operations and financing of Reorganized Solutia if the Amended Plan is confirmed and becomes effective. This Disclosure Statement also summarizes terms and provisions of the Amended Plan, including certain effects of confirmation of the Amended Plan, certain risk factors relating to Solutia or Reorganized Solutia, the Amended Plan and the securities to be issued under the Amended Plan and the manner in which Distributions will be made under the Amended Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that Holders of Claims and Equity Interests who are entitled to vote on the Amended Plan must follow for their votes to be counted. Unless otherwise noted in this Disclosure Statement, all dollar amounts provided in this Disclosure Statement and in the Amended Plan are given in United States dollars.

         On October [___], 2007, the Bankruptcy Court entered an order, annexed hereto as Exhibit B (the "Disclosure Statement Order"), approving this Disclosure Statement as containing "adequate information," i.e., information of a kind and in sufficient detail to enable a hypothetical reasonable investor typical of the Holders of Claims and Equity Interests to make an informed judgment whether to accept the Amended Plan.


--------
(1) All capitalized terms, used but not otherwise defined in this Disclosure Statement, shall have the meanings ascribed to them in the Amended Plan and the exhibits thereto, including the Monsanto Settlement Agreement and the Retiree Settlement Agreement.

(2) As set forth in this Disclosure Statement and pursuant to the Disclosure Statement Order, only those Holders of Claims and Equity Interests in Classes 3, 5, 11, 12, 13, 14, 15, 19 and 20 who are entitled to vote on the Amended Plan will receive this Disclosure Statement. All other Holders of Claims and Equity Interests will receive a notice of the Disclosure Statement, which will provide details on how to procure copies of this Disclosure Statement.

                                     II.
                               EXECUTIVE SUMMARY
                               -----------------

         Prior to soliciting acceptances of a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the plan of reorganization. This Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code. The following is a summary of the material items addressed in the Disclosure Statement and of the Amended Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Amended Plan, and the exhibits attached hereto and to the Amended Plan. This Executive Summary is being provided as an overview and should not be relied upon for a comprehensive discussion of the Disclosure Statement and/or the Amended Plan.

A.       GLOBAL SETTLEMENT
         -----------------

         Solutia, Monsanto, Pharmacia, the Creditors' Committee, the Retirees' Committee, the Ad Hoc Trade Committee, the Ad Hoc Notes Committee and the Equity Committee have reached a comprehensive settlement (the "Global Settlement"), which forms the basis for the Amended Plan. In addition to changes in the consideration to be received by certain classes of creditors and common stockholders in Solutia, the Global Settlement incorporates the terms of the Monsanto and Retiree Settlement Agreements. As part of the Global Settlement, Solutia, Monsanto, Noteholders controlling more than $300.1 million (at least 66.6%) in principal amount of the 2027 Notes and the 2037 Notes (collectively referred to herein as the "2027/2037 Notes"), the Creditors' Committee, the Equity Committee and the Ad Hoc Trade Committee have executed an agreement in support of the Global Settlement and the Amended Plan. This plan support agreement is annexed to the Amended Plan as Exhibit K.

         The Amended Plan provides for a reallocation of the OPEB, Pension, Environmental and Tort legacy liabilities (the "Legacy Liabilities"), which Solutia assumed when it was spun off from Old Monsanto, between Solutia and Monsanto, and a resolution of all the litigation among the settling parties, including the appeals filed in the Prepetition Indenture Trustee Adversary Proceeding filed by the Prepetition Indenture Trustee and the Ad Hoc Notes Committee, the Equity Committee Adversary Proceeding and related objections to the Monsanto and Pharmacia claims.

         Solutia and the other parties to the Global Settlement will seek approval of the Global Settlement and its terms in connection with the Confirmation Hearing. Solutia and the settling parties believe that the settlement is fair and reasonable and should be approved.

         The material terms of the Global Settlement, which are embodied in the Amended Plan are:

         1. $250 MILLION OF NEW INVESTMENT
            ------------------------------

         The Amended Plan provides for $250 million of new investment in Reorganized Solutia. This investment will be in the form of a Rights Offering to Noteholders, General Unsecured Creditors and Holders of common stock in Solutia participating in the Claims Transfer Option, who will be given the opportunity to purchase shares of New Common Stock on a Pro Rata basis at a 33.33% discount to the implied equity value of Reorganized Solutia. Additionally, a group of Solutia's creditors has committed to backstop the rights offering in exchange for a fee and the priority right to purchase up to 15% of the New Common Stock offered in the Rights Offering, thereby assuring that Reorganized Solutia will receive the $250 million.

         The $250 million generated by the Rights Offering will be used as follows: $175 million will be deposited into the Retiree Trust, which will qualify as a Voluntary Employees' Beneficiary Association (VEBA), to fund the retiree welfare benefits for those Pre-Spin Retirees who receive these benefits from Solutia; and $75 million will be used by Solutia to pay for other Legacy Liabilities being retained by Solutia.

         2. RELIEF FROM TORT LITIGATION AND ENVIRONMENTAL REMEDIATION
            ---------------------------------------------------------
            LIABILITIES
            -----------

         Consistent with the prior settlement between Solutia and Monsanto (as set forth in the Monsanto Settlement Agreement), the Global Settlement provides that Monsanto will be financially responsible, as between itself and Solutia only, for certain tort litigation and environmental remediation.

     o Monsanto will be financially responsible, as between itself and Solutia, for all Legacy Tort Claims. This includes litigation arising from exposure to chemicals manufactured by Old Monsanto.

     o Monsanto will be financially responsible, as between itself and Solutia, for environmental remediation and clean-up obligations at sites for which Solutia assumed responsibility at the spinoff, but which were never owned or operated by Solutia. Solutia will remain responsible for the environmental liabilities at sites that it presently owns or operates.

     o Solutia and Monsanto will share financial responsibility with respect to offsite areas in Sauget, Illinois and Anniston, Alabama. Under this cost-sharing arrangement, Monsanto has funded remediation costs at these sites during the Chapter 11 Cases, and will not be reimbursed for the first $50 million of such funding. The first $50 million of post-emergence remediation and cleanup costs will be funded by the proceeds of the Rights Offering. Upon emergence, Solutia will be responsible for the funding of these sites up to a total expenditure of $325 million. Thereafter, if needed, Monsanto and Solutia will share responsibility equally, subject to Monsanto's agreement to extend credit support to Reorganized Solutia in the event costs exceed $30 million in any year.

         3. NEW COMMON STOCK PURCHASE OPTION FOR CERTAIN CURRENT HOLDERS
            ------------------------------------------------------------
            OF EQUITY INTERESTS IN SOLUTIA
            ------------------------------

         Under the Amended Plan, in addition to the consideration described below, current equity Holders of Common Stock in Solutia that own at least 11 shares of Solutia's common stock will receive rights to purchase their Pro Rata share of up to 17% of the New Common Stock at a price of $17.23 per share. The proceeds from the sale of this equity will be received by Solutia and used to fund a cash payment to Monsanto of up to $175 million. Any portion of the 17% of the New Common Stock that is not purchased by current equity Holders will be distributed to Monsanto under the Amended Plan.

         4. SETTLEMENT OF LITIGATION AND CLAIMS OBJECTION
            ---------------------------------------------

         Each of the settling parties has agreed to stay all pending litigation and objections relating to Solutia's Chapter 11 Cases until the Effective Date of the Amended Plan, at which time such litigation will be dismissed with prejudice. The pending litigation includes objections to the disclosure statement and prior amended plans that were filed by the Ad Hoc Notes Committee and the Equity Committee, the Equity Committee Adversary Proceeding, objections to the proofs of claim filed in the case by Monsanto and Pharmacia, and the pending appeals of the decision in the Prepetition Indenture Trustee Adversary Proceeding.

         5. ANTICIPATED CREDITOR AND COMMON STOCKHOLDER RECOVERIES AND
            ----------------------------------------------------------
            EQUITY OWNERSHIP
            ----------------

         Assuming full subscription to the Rights Offering by eligible parties and a full exercise of the Equity Purchase by Eligible Shareholders, Solutia's creditors and Holders of common stock in Solutia will receive the following distributions:

     o GENERAL UNSECURED CREDITORS will receive their pro rata share (inclusive of shares offered in the Rights Offering) of 31.4% of the New Common Stock, resulting in a recovery of 83.1 cents on the dollar.

     o NOTEHOLDERS will receive their pro rata share (inclusive of shares offered in the Rights Offering) of 43.8% of the New Common Stock, resulting in a recovery of 88.4 cents on the dollar.

     o MONSANTO will receive up to $175 million in cash. (Any shares of New Common Stock not purchased by current equity Holders pursuant to the Equity Purchase will be distributed to Monsanto and the cash distribution reduced accordingly.)

     o RETIREES will receive the benefits provided for under the terms of the Retiree Settlement Agreement between Solutia and its Retirees' Committee. In accordance with the Retiree Settlement Agreement, and assuming the Bankruptcy Court approves the midpoint equity value set forth in Exhibits D and G, the Retirees, as a class, will be allocated 2.01% of the New Common Stock of Reorganized Solutia. This stock will be deposited into a VEBA trust that will be used to pay retiree welfare benefits. This stock is in addition to the $175 million from the Rights Offering that will also be deposited into the VEBA trust.

     o BACKSTOP PARTIES (the backstoppers of the Rights Offering) will own up to 4.7% of the New Common Stock.

     o HOLDERS OF COMMON STOCK IN SOLUTIA that own at least 175 shares of Solutia common stock will receive their Pro Rata share of 1% of the New Common Stock, and pursuant to the Equity Purchase described above, stockholders that own at least 11 shares of Solutia common stock will receive rights to purchase their Pro Rata share of up to an additional 17% of the New Common Stock.

               o Assuming the Equity Purchase for current shareholders is fully exercised, current equity security holders will own 18% of the New Common Stock.

               o Additionally, Holders of common stock in Solutia will have the following rights: (a) Holders who own at least 24 shares of common stock in Solutia will receive their Pro Rata share of five-year warrants with a strike price of $29.70 to purchase 7.5% of the New Common Stock; and (b) Holders who own at least 107 shares of common stock in Solutia will receive the right to purchase Allowed General Unsecured Claims of less than $100,000, but greater than $2,500 for an amount equal to 52.35% of the Allowed amount of such claims, subject to the election of each Holder to sell their Allowed General Unsecured Claim.

         On the Effective Date, all existing Equity Interests, including the common stock of, and warrants and options to purchase common stock in, Solutia will be cancelled.

         NOT ALL HOLDERS OF COMMON STOCK IN SOLUTIA ARE ELIGIBLE TO RECEIVE ALL OF THE FOREGOING DISTRIBUTIONS. HOLDERS OF COMMON STOCK MUST MEET THE ELIGIBILITY REQUIREMENTS TO RECEIVE NEW COMMON STOCK, WARRANTS AND EQUITY PURCHASE RIGHTS SET FORTH IN THE AMENDED PLAN (AND IN THE RELEVANT EXHIBITS THERETO) AND DESCRIBED IN SECTION VII.A.2(i) OF THIS DISCLOSURE STATEMENT.

         6. GENERAL ASSUMPTIONS
            -------------------

         The Global Settlement and the recoveries provided thereunder are premised on certain general assumptions, including that:

               o Solutia will be an independent, publicly traded company listed on a national exchange.

               o The enterprise value of Reorganized Solutia will be approximately $2.85 billion, assuming pro forma net debt of approximately $1.7 billion (based on pro forma cash of $30 million), and the corresponding implied reorganization equity value of approximately $1.2 billion.(3)

--------
(3) Rothschild estimated Solutia's total enterprise value as of March 21, 2007, based on Solutia's financial projections dated December 15, 2006, and then prevailing market conditions. Rothschild has not performed a
                                                                (Continued...)

               o In total, 59.75 million shares of New Common Stock will be issued and allocated upon emergence.

         7. THE EXIT FINANCING FACILITY
            ---------------------------

         As more fully described in Section VIII.H.2 hereof, Solutia will seek to obtain an exit facility (the "Exit Financing Facility") of up to $2.0 billion (including undrawn availability on a revolving loan) to replace all of its existing secured debt obligations, satisfy various bankruptcy-related costs, and provide adequate liquidity for on-going operations. The Exit Financing Facility is expected to include institutional term loans, a revolving loan, a letter of credit facility, high yield bonds or second lien loans, depending on many factors, including the strength of the capital markets.

         Beginning in July 2007, the debt capital markets began to experience historically high volatility. While Solutia remains confident in its ability to finance the Amended Plan, no assurance can be given that this market volatility will not result in higher borrowing costs. As a result, Solutia may have to pay higher interest rates and fees as it seeks to consummate the Amended Plan with consequent reductions in free cash flows over some or all of the projection period. Such variations from assumptions contained in the business plan may be material.

         8. RELEASES(4)
            -----------

         THE GLOBAL SETTLEMENT INCLUDES THE FOLLOWING RELEASES.

         THE DEBTORS WILL RELEASE THE FOLLOWING PARTIES:

               o   THE DEBTORS' CURRENT AND FORMER DIRECTORS AND OFFICERS;

               o   THE CREDITORS' COMMITTEE;

               o MONSANTO (EXCEPT WITH RESPECT TO LEGACY TORT CLAIMS, WITH RESPECT TO LEGACY SITES AND MONSANTO'S SHARE OF ENVIRONMENTAL LIABILITIES WITH RESPECT TO THE SHARED SITES);

--------
     new valuation exercise since this date. However, Rothschild believes, based on updated public market comparables, changes in market conditions and changes to Solutia's financial projections, that were Rothschild to perform a new valuation exercise at this time, Solutia's estimated implied mid-point equity value available for distribution to creditors likely would not change materially.

(4)  For a full description of the Releases contained in the Amended Plan see
     Section XII.F.3 of this Disclosure Statement. This summary of the Releases is qualified in its entirety by reference to the terms of the Amended Plan. In the event of any inconsistency between the terms of the Amended Plan and the terms of this Executive Summary, the terms of the Amended Plan shall govern and shall be controlling in all respects.

               o PHARMACIA (EXCEPT WITH RESPECT TO LEGACY TORT CLAIMS, LEGACY SITE CLAIMS, ENVIRONMENTAL LIABILITIES WITH RESPECT TO LEGACY SITES, AND MONSANTO'S SHARE OF ENVIRONMENTAL LIABILITIES WITH RESPECT TO SHARED SITES);

               o   MONSANTO AND PHARMACIA'S EMPLOYEE BENEFIT PLANS;

               o   THE AD HOC TRADE COMMITTEE;

               o   THE AD HOC NOTES COMMITTEE;

               o   THE PREPETITION INDENTURE TRUSTEE;

               o   THE EQUITY COMMITTEE;

               o   THE RETIREES COMMITTEE; AND

               o THE RESPECTIVE AFFILIATES AND CURRENT OR FORMER MEMBERS, REPRESENTATIVES, ATTORNEYS, AGENTS AND ADVISORS OF THE FOREGOING.

         EACH HOLDER OF A CLAIM OR EQUITY INTEREST WILL RELEASE THE FOLLOWING
PARTIES:

               o THE DEBTORS' CURRENT AND FORMER DIRECTORS, OFFICERS AND EMPLOYEES;

               o   THE CREDITORS' COMMITTEE;

               o MONSANTO (EXCEPT WITH RESPECT TO TORT CLAIMS, LEGACY SITE CLAIMS, NRD CLAIMS AND CLAIMS OF GOVERNMENTAL ENTITIES);

               o PHARMACIA (EXCEPT WITH RESPECT TO TORT CLAIMS, LEGACY SITE CLAIMS, NRD CLAIMS AND CLAIMS OF GOVERNMENTAL ENTITIES);

               o   THE AD HOC TRADE COMMITTEE;

               o   THE AD HOC NOTES COMMITTEE;

               o   THE PREPETITION INDENTURE TRUSTEE;

               o   THE EQUITY COMMITTEE;

               o   THE RETIREES COMMITTEE; AND

               o THE RESPECTIVE AFFILIATES AND CURRENT OR FORMER MEMBERS, REPRESENTATIVES, ATTORNEYS, AGENTS AND ADVISORS OF THE FOREGOING.

         PURSUANT TO THE TERMS OF THE RETIREE SETTLEMENT AGREEMENT, THE RETIREES' COMMITTEE AND THE RETIREES HAVE AGREED TO RELEASE AND DISCHARGE CLAIMS FOR RETIREE BENEFITS, AS SUCH TERM IS DEFINED IN SECTION 1114(A) OF THE BANKRUPTCY CODE, AGAINST:

               o THE DEBTORS (EXCEPT WITH RESPECT TO THE BENEFITS THAT SOLUTIA HAS AGREED TO PROVIDE TO RETIREES UNDER THE RETIREE SETTLEMENT AGREEMENT);

               o   MONSANTO;

               o   PHARMACIA;

               o   MONSANTO AND PHARMACIA'S EMPLOYEE BENEFIT PLANS; AND

               o THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, ATTORNEYS, AGENTS, ADVISORS AND PROFESSIONALS OF EACH OF THE FOREGOING.

         AS DESCRIBED ABOVE, MONSANTO AND PHARMACIA WILL BE RELEASED BY THE FOLLOWING PARTIES:

               o THE DEBTORS (OTHER THAN FOR LIABILITIES RELATED TO THE LEGACY TORT CLAIMS, ENVIRONMENTAL LIABILITIES WITH RESPECT TO THE LEGACY SITES AND MONSANTO'S PORTION OF
                   ENVIRONMENTAL LIABILITIES WITH RESPECT TO THE SHARED
                   SITES);

               o HOLDERS OF CLAIMS OR EQUITY INTERESTS (OTHER THAN FOR LIABILITIES RELATED TO THE TORT CLAIMS, THE LEGACY SITE CLAIMS, NRD CLAIMS AND GOVERNMENTAL CLAIMS); AND

               o THE RETIREES' COMMITTEE AND THE RETIREES FOR LIABILITIES RELATED TO "RETIREE BENEFITS" AS DEFINED IN SECTION 1114(A) OF THE BANKRUPTCY CODE.

         MONSANTO AND PHARMACIA WILL NOT BE RELEASED BY ANY PARTY FROM THE
                                --------
FOLLOWING CLAIMS:

               o   LEGACY TORT CLAIMS;

               o   NRD CLAIMS;

               o   LEGACY SITE CLAIMS;

               o CLAIMS FOR ENVIRONMENTAL LIABILITIES OR COSTS RELATED TO SHARED SITES OR LEGACY SITES; AND

               o   ANY CLAIMS OF GOVERNMENTAL ENTITIES.

         9. REALLOCATION OF INDEMNITIES AMONG REORGANIZED SOLUTIA, MONSANTO
            ---------------------------------------------------------------
            AND PHARMACIA
            -------------

         The Global Settlement provides for a reallocation of the existing indemnities among Solutia, Monsanto and Pharmacia. Specifically, Reorganized Solutia will indemnify Monsanto and Pharmacia for losses incurred in connection with the following:

               o   Environmental Liabilities in connection with the Retained
                   Sites;

               o Environmental Liabilities in connection with the Shared Sites for which Solutia is liable;

               o the failure of Reorganized Solutia to make payments required to be paid by Reorganized Solutia pursuant to the Anniston Settlement Agreement or under the Anniston Consent Decree;

               o the PENNDOT litigation up to an amount not to exceed $20 million;

               o the Chemicals Liabilities (as defined in Section 1.01 of the Monsanto Settlement Agreement) which Monsanto or Pharmacia have not otherwise agreed to take responsibility for, except for Claims not satisfied in full under the Amended Plan relating to Pharmacia or Solutia's non-qualified plans at issue in Miller v. Pharmacia Corporation, Case No. 04:04CV981; and

               o   Solutia Tort Claims.

         Monsanto will indemnify Reorganized Solutia for, and Pharmacia will not seek indemnification from Reorganized Solutia for, losses incurred in connection with the following:

               o   Environmental Liabilities in connection with the Legacy
                   Sites;

               o Environmental Liabilities in connection with the Shared Sites for which Monsanto and/or Pharmacia are liable;

               o   Legacy Tort Claims; and

               o the Agricultural Liabilities (as defined in Section 1.01 of the Monsanto Settlement Agreement).

B.       SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AND
         -------------------------------------------------------------
         EQUITY INTERESTS UNDER THE AMENDED PLAN
         ---------------------------------------

         The following table provides a summary of the distributions to Holders of Allowed Claims and Equity Interests under the Amended Plan and is qualified in its entirety by reference to the Amended Plan. The recoveries set forth below are projected recoveries and may change based upon changes in Allowed Claims and available proceeds. The recovery calculations set forth in the following table are based on the following assumptions: (i) a midpoint implied equity value for Reorganized Solutia of approximately $1.2 billion;
(5) (ii) a General Unsecured Claims pool of $342 million -- the midpoint of Solutia's estimated range for the ultimate aggregate amount of Allowed General Unsecured Claims;(6) (iii) an exercise price in the Rights Offering at a discount of 33.33% to Solutia's implied midpoint equity valuation; (iv) full subscription to the Rights Offering by participating parties; (v) full subscription by the Backstop Group to the Backstop Pool; and (vi) that all recoveries are calculated net of the cost to acquire Rights.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                              ESTIMATED
                                                      TREATMENT OF           ESTIMATED AGGREGATED            PERCENTAGE
                                                      CLAIM/EQUITY            AMOUNT OF ALLOWED              RECOVERY OF
      CLASS           CLAIM/EQUITY INTEREST             INTEREST         CLAIMS OR EQUITY INTERESTS       ALLOWED CLAIMS OR
                                                                                                           EQUITY INTERESTS
--------------------------------------------------------------------------------------------------------------------------------
 Class 1            Priority Non-Tax Claims            Unimpaired                $2.2 million                    100%
--------------------------------------------------------------------------------------------------------------------------------
 Class 2            Secured Claims(7)                  Unimpaired               $40-$50 million                  100%
--------------------------------------------------------------------------------------------------------------------------------
 Class 3            Senior Secured Note Claims          Impaired               $209.9 million(8)                 100%
--------------------------------------------------------------------------------------------------------------------------------
 Class 4            Convenience Claims                 Unimpaired             $1 to $2.5 million                 100%(9)
--------------------------------------------------------------------------------------------------------------------------------
 Class 5            CPFilms Claims                      Impaired                 $8.4 million                    100%
--------------------------------------------------------------------------------------------------------------------------------

--------
(5) The estimated midpoint enterprise value for Reorganized Solutia is approximately $2.85 billion, assuming pro forma net debt of approximately $1.7 billion. (Pro forma debt of $1.7 billion less pro forma cash of $30 million). Accordingly, Reorganized Solutia's implied midpoint equity value available for distribution to creditors is approximately $1.2 billion. These values are more fully described in the valuation materials prepared by Rothschild, the Debtors' financial advisor and investment banker, which are attached hereto as Exhibits D and G.

(6) Included in this estimated amount is the Calpine claim settled and approved by the Bankruptcy Court at $140 million.

(7) Secured Claims include Claims premised upon mechanics' liens and materialmen's liens.

(8) Assumes an Effective Date of December 31, 2007. For a discussion regarding the dispute regarding the Allowed amount of the Senior Secured Note Claims, see Section VII.G.2 hereof.

(9)  See Section III.B.4 of the Amended Plan.


                                      10


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                              ESTIMATED
                                                      TREATMENT OF           ESTIMATED AGGREGATED            PERCENTAGE
                                                      CLAIM/EQUITY            AMOUNT OF ALLOWED              RECOVERY OF
      CLASS           CLAIM/EQUITY INTEREST             INTEREST         CLAIMS OR EQUITY INTERESTS       ALLOWED CLAIMS OR
                                                                                                           EQUITY INTERESTS
--------------------------------------------------------------------------------------------------------------------------------
 Class 6            NRD Claims                         Unimpaired         Not applicable. NRD Claims    See Section III.B.6 of
                                                                        will be Reinstated and paid in     the Amended Plan.
                                                                         accordance with the terms of
                                                                           the Amended Plan and the
                                                                        Monsanto Settlement Agreement.
--------------------------------------------------------------------------------------------------------------------------------
 Class 7            Insured Claims                     Unimpaired         Not applicable. Holders of    See Section III.B.7 of
                                                                          Insured Claims can recover       the Amended Plan.
                                                                            against the applicable
                                                                              insurance policies.
--------------------------------------------------------------------------------------------------------------------------------
 Class 8            Tort Claims                        Unimpaired         Not applicable. Tort Claims   See Section III.B.8 of
                                                                             will be unaffected by         the Amended Plan.
                                                                        Solutia's Chapter 11 Cases and
                                                                            will be resolved in the
                                                                           ordinary course of business.
--------------------------------------------------------------------------------------------------------------------------------
 Class 9            Legacy Site Claims                 Unimpaired         Not applicable. Monsanto is   See Section III.B.9 of
                                                                               taking financial            the Amended Plan.
                                                                           responsibility for Legacy
                                                                                 Site Claims.
--------------------------------------------------------------------------------------------------------------------------------
 Class 10           Equity Interests in all            Unimpaired               Not applicable.             Not applicable.
                    Debtors other than
                    Solutia
--------------------------------------------------------------------------------------------------------------------------------
 Class 11           Monsanto Claim                      Impaired        See Section VII.A.2(c) of this   See Section III.B.11
                                                                             Disclosure Statement        of the Amended Plan.
--------------------------------------------------------------------------------------------------------------------------------
 Class 12           Noteholder Claims                   Impaired                $455.4 million                  88.4%(10)
--------------------------------------------------------------------------------------------------------------------------------
 Class 13           General Unsecured                   Impaired                $317 million to                 83.1%
                    Claims                                                       $367 million
--------------------------------------------------------------------------------------------------------------------------------
 Class 14           Retiree Claim                       Impaired                  $35 million                   69.8%(11)
--------------------------------------------------------------------------------------------------------------------------------

--------
(10) The recovery for the Noteholder Claims will be reduced by the imposition of the Prepetition Indenture Charging Lien, which allows the Prepetition Indenture Trustee to recover its fees and expenses, including attorney and other professional fees, from the Noteholders, because the fees and expenses of the Prepetition Indenture Trustee will not be paid in full by the Debtors. However, the Global Settlement allows for the payment of $8 million in the aggregate of the reasonable fees and expenses of the professionals of the Ad Hoc Notes Committee and the Prepetition Indenture Trustee as described in Section V.B.13 of the Amended Plan, which may defray some of this cost.

(11) The estimated recovery for the Retiree Claim does not include the future value of retiree, medical, life and disability benefits to be provided by Reorganized Solutia. The Retirees will not participate in the Rights Offering. Proceeds from the later sale of the New Common Stock distributed on account of the Retiree Claim
                                                                (Continued...)


                                      11


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                              ESTIMATED
                                                      TREATMENT OF           ESTIMATED AGGREGATED            PERCENTAGE
                                                      CLAIM/EQUITY            AMOUNT OF ALLOWED              RECOVERY OF
      CLASS           CLAIM/EQUITY INTEREST             INTEREST         CLAIMS OR EQUITY INTERESTS       ALLOWED CLAIMS OR
                                                                                                           EQUITY INTERESTS
--------------------------------------------------------------------------------------------------------------------------------
 Class 15           Pharmacia Claims                    Impaired           Not applicable. See Note       Not applicable. See
                                                                                    12.(12)                     Note 12.
--------------------------------------------------------------------------------------------------------------------------------
 Class 16           Non-Debtor                          Impaired                 $108 million                     40%
                    Intercompany Claims
--------------------------------------------------------------------------------------------------------------------------------
 Class 17           Debtor Intercompany                 Impaired                 $2.44 billion                    0%
                    Claims
--------------------------------------------------------------------------------------------------------------------------------
 Class 18           Axio Claims                         Impaired          Not applicable. Holders of              0%
                                                                            Claims in Class 18 will
                                                                         receive no distribution under
                                                                               the Amended Plan.
--------------------------------------------------------------------------------------------------------------------------------
 Class 19           Security Claims                     Impaired          Holders of Security Claims     See Section III.B.19
                                                                          will receive their Pro Rata     of the Amended Plan.
                                                                           share of the Distribution
                                                                         provided to Holders of Equity
                                                                          Interests in Class 20.(13)
--------------------------------------------------------------------------------------------------------------------------------


--------
     will help to ensure that Reorganized Solutia is able to meet its future obligations to Retirees under the Retiree Settlement; the value of the New Common Stock therefore does not limit Reorganized Solutia's commitment to provide future welfare benefits pursuant to the terms of the Retiree Settlement Agreement.

(12) Pursuant to the terms of the Amended Plan and the Monsanto Settlement Agreement, Pharmacia will receive a limited indemnity from Reorganized Solutia and a limited release from (a) the Debtors, Reorganized Solutia and their respective Estates for claims arising prior to the Effective Date, (b) Holders of Claims or Equity Interests for claims arising prior to the Effective Date (with the exception of Legacy Liabilities for the Shared Sites and Legacy Sites, Tort Claims, NRD Claims and governmental Claims), and (c) the Retirees' Committee, its members and professionals, for Claims relating to "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code. See Section X.B of the Amended Plan and Section
     5.02 of the Monsanto Settlement Agreement.

(13) As described herein, Solutia has moved to subordinate the Dickerson Claim pursuant to section 510(b) of the Bankruptcy Code. Solutia has not sought to subordinate any other proofs of claim to the level of Equity Interests. For a more detailed discussion of the Dickerson Claim and its potential to impact creditor and equity recoveries, see Section VII.B of this Disclosure Statement.

                                      12


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                              ESTIMATED
                                                      TREATMENT OF           ESTIMATED AGGREGATED            PERCENTAGE
                                                      CLAIM/EQUITY            AMOUNT OF ALLOWED              RECOVERY OF
      CLASS           CLAIM/EQUITY INTEREST             INTEREST         CLAIMS OR EQUITY INTERESTS       ALLOWED CLAIMS OR
                                                                                                           EQUITY INTERESTS
--------------------------------------------------------------------------------------------------------------------------------
 Class 20           Equity Interests in                 Impaired            Solely for purposes of      See Section VII.A.2(i)
                     Solutia(14)                                         tabulating votes to accept or     of this Disclosure
                                                                          reject the Amended Plan in           Statement.
                                                                            accordance with section
                                                                            1126(d) of the Bankruptcy
                                                                          Code, each share of common
                                                                           stock of Solutia will be
                                                                            deemed to be worth $0.01.
--------------------------------------------------------------------------------------------------------------------------------

C.       PARTIES ENTITLED TO VOTE ON THE AMENDED PLAN
         --------------------------------------------

         Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a Chapter 11 plan. The following sets forth the Classes that are entitled to vote on the Amended Plan and the Classes that are not entitled to vote on the Amended Plan:

     o Solutia is NOT soliciting votes from Holders of Claims in Classes 1, 2, 4, 6, 7, 8, 9 and 10, because such Classes, and each Holder of a Claim in such Classes, are not Impaired under the Amended Plan. Pursuant to section 1126(f) of the Bankruptcy Code, such Classes are conclusively presumed to have accepted the Amended Plan.

     o Solutia is NOT soliciting votes from Holders of Claims in Classes 16 and 17, such Classes are deemed to have accepted the Amended Plan.

     o Solutia is NOT soliciting votes from Holders of Claims in Class 18 because such Class is Impaired under the Amended Plan, and such Holders will not receive any Distributions under the Amended Plan. Pursuant to section 1126(g) of the Bankruptcy Code, such Class is deemed to have rejected the Amended Plan.

     o Solutia IS soliciting votes to accept or reject the Amended Plan from those Holders of Claims and Equity Interests as of [_____], 2007, which is the record date for voting on the Amended Plan (also defined in the Amended Plan as the "Voting Record Date"), in Classes 3, 5, 11, 12, 13, 14, 15, 19 and 20 because Claims and Equity Interests in these Classes are Impaired under the Amended Plan and the Holders of those Claims will

--------
(14) Holders of Equity Interests (other than Holders of common stock in Solutia) must convert their Equity Interests into common stock to participate in the Distributions provided hereunder.

         receive Distributions under the Amended Plan.(15) As such, the Holders of such Claims and Equity Interests have the right to vote to accept or reject the Amended Plan.

         For a detailed description of the Classes of Claims and the Class of Equity Interests, as well as their respective treatment under the Amended Plan, see Exhibit A to this Disclosure Statement.

D.       SOLICITATION PACKAGES
         ---------------------

         Accompanying this Disclosure Statement are copies of:

     o   the Amended Plan;

     o the Disclosure Statement Order, which, among other things, (a) approves this Disclosure Statement as containing "adequate information" in accordance with section 1125 of the Bankruptcy Code,
         (b) establishes the procedures for voting on the Amended Plan, (c) schedules a hearing to consider confirmation of the Amended Plan (the "Confirmation Hearing"), (d) sets the deadline for voting on and for objecting to confirmation of the Amended Plan and (e) approves the Rights Offering Procedures;

     o the Rights Offering Procedures, which accompany the Amended Plan as Exhibit H;

     o Rights Subscription Exercise Forms, which are provided only to the Holders of Claims in Classes 12 and 13;

     o the Equity Purchase Procedures, which accompany the Amended Plan as Exhibit O;

     o Equity Purchase Exercise Forms, which are provided only to the Holders of Claims in Class 20;

     o the Claim Transfer Procedures, which accompany the Amended Plan as Exhibit Q;

     o   notice of the Confirmation Hearing ("Confirmation Hearing Notice");
         and

     o one or more Ballots and a return envelope, which are provided only to the Holders of Claims and Equity Interests in Classes 3, 5, 11, 12, 13, 14, 15, 19 and 20.(16)

--------
(15) The Retiree Claim and all rights and obligations associated therewith, including voting on the Amended Plan, will be held and managed by the Retirees' Committee as the authorized representative for the Retirees.

(16) Holders of Equity Interests in Class 20 will only receive a Solicitation Package if they hold at least 11 shares of common stock in Solutia, which would entitle them to a Distribution of an Equity Purchase Right under the Amended Plan and therefore entitle them to vote on the Amended Plan. Under the terms of the Amended Plan, Reorganized Solutia is not required to make distributions of fractional shares of New Common Stock, Warrants, Equity Purchase Rights or Claim Purchase Rights.

E.       VOTING INSTRUCTIONS
         -------------------

         This Disclosure Statement, accompanied by a Ballot or Ballots to be used for voting on the Amended Plan, is being distributed to the Holders of Claims and Equity Interests in Classes 3, 5, 11, 12, 13, 14, 15, 19 and 20. Only the Holders of Claims or Equity Interests in these Classes are entitled to vote to accept or reject the Amended Plan and may do so by completing the Ballot and returning it in the envelope provided.

         Solutia, with the approval of the Bankruptcy Court, has engaged Financial Balloting Group LLC, 757 Third Avenue, New York, New York 10017, www.fbgllc.com, as the claims, balloting, and solicitation agent (the "Voting Agent") to assist in the voting process. The Voting Agent will answer questions, provide additional copies of all materials, and oversee the voting process. The Voting Agent will also process and tabulate Ballots for each Class entitled to vote to accept or reject the Amended Plan.

         The deadline to vote on the Amended Plan is 5:00 p.m. (Eastern Time) [_______], 2007 (the "Voting Deadline").

          -----------------------------------------------------------
                                    BALLOTS
          -----------------------------------------------------------
            Ballots and Master Ballots must be actually received by
           the Voting Agent by the Voting Deadline at the following
                                   address:

                               Solutia Balloting
                       c/o Financial Balloting Group LLC
                          757 Third Avenue, 3rd Floor
                           New York, New York 10017

            If you received an envelope addressed to your Nominee, please allow enough time when you return your ballot for your Nominee to cast your vote on a Master Ballot before the Voting Deadline.

           If you have any questions on the procedure for voting on
             the Amended Plan, please call the Voting Agent at the
                          following telephone number:

                                (646) 282-1800
          -----------------------------------------------------------

         MORE DETAILED INSTRUCTIONS REGARDING HOW TO VOTE ON THE AMENDED PLAN ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO HOLDERS OF CLAIMS AND EQUITY INTERESTS THAT ARE ENTITLED TO VOTE ON THE AMENDED PLAN. FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE COMPLETED, SIGNED AND RECEIVED BY 5:00 P.M. (EASTERN TIME), ON [__________], 2007.

         ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM OR EQUITY INTEREST, BUT WHICH DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE AMENDED PLAN OR WHICH INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE AMENDED PLAN, SHALL NOT BE COUNTED.

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

         ALL BALLOTS ARE ACCOMPANIED BY RETURN ENVELOPES. IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT.

         FOR NOMINEES:
         ------------

         With respect to Noteholder Claims, Solutia will deliver Ballots to Nominees.

         The Nominees should deliver the Ballot and other documents relating to the Amended Plan, including this Disclosure Statement, to each Beneficial Owner (as defined in the Disclosure Statement Order) for which they serve as Nominee.

         A Nominee has two options with respect to voting. Under the first option, the Nominee will forward the Solicitation Package to each Beneficial Owner for voting and include a return envelope provided by and addressed to the Nominee so that the Beneficial Owner may return the completed Beneficial Owner Ballot to the Nominee. Upon receipt of the Ballots, the Nominee will summarize the individual votes of its respective Beneficial Owners on the appropriate Master Ballot and then return the Master Ballot to the Voting Agent before the Voting Deadline.

         Under the second option, if the Nominee elects to "prevalidate"
Ballots:

     o The Nominee shall forward the Solicitation Package or copies thereof (including (a) the Disclosure Statement (together with the Amended Plan annexed thereto as Exhibit A, and all other exhibits), (b) an individual Ballot that has been prevalidated, as indicated in paragraph (b) below, and (c) a return envelope provided by and addressed to the Voting Agent) to the Beneficial Owner within three
         (3) business days of the receipt by such Nominee of the Solicitation Package;

     o To "prevalidate" a ballot, the Nominee shall complete and execute the Ballot and indicate on the Ballot the name of the registered Holder, the amount of securities held by the

         Nominee for the Beneficial Owner and the account number(s) for the account(s) in which such securities are held by the Nominee; and

     o The Beneficial Owner shall return the prevalidated Ballot to the Voting Agent by the Voting Deadline.

         If a Master Ballot is received after the Voting Deadline, the votes and elections on such Master Ballot will not be counted. The method of delivery of a Master Ballot to be sent to the Voting Agent is at the election and risk of each Nominee. Except as otherwise provided in this Disclosure Statement, such delivery will be deemed made only when the executed Master Ballot is actually received by the Voting Agent. Instead of effecting delivery by mail, it is recommended, though not required, that such entities use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Ballot should be sent to Solutia, or Solutia's financial or legal advisors, but only to the Voting Agent as set forth above.

         Nominees must provide appropriate information for each of the items on the Master Ballot, including, without limitation, identifying the votes to accept or reject the Amended Plan.

         By returning a Master Ballot, each Nominee will be certifying to Solutia and the Bankruptcy Court, among other things, that:(17)

     o it has received a copy of the Disclosure Statement and other solicitation materials annexed to the Disclosure Statement, and it has delivered the same to the Beneficial Owners such Nominee represents;

     o it has received a completed and signed Ballot from each Beneficial Owner whose vote is reflected on such Master Ballot;

     o it is a bank, broker or other nominee (or agent thereof) that holds the securities being voted on behalf of the Beneficial Owners identified on such Master Ballot;

     o   it has properly disclosed (a) the number of such Beneficial Owners,
         (b) the amount of the 2027/2037 Notes owned by each such Beneficial Owner, (c) each Beneficial Owner's respective vote, if any, concerning the Amended Plan and (d) the customer account, serial number and/or other identification number for each such Beneficial Owner;

     o each such Beneficial Owner has certified to the Nominee that such Beneficial Owner has not submitted any other Ballots for such Class 12 Claims held in other accounts or other names, or, if it has submitted another Ballot held in other accounts or names, that the Beneficial Owner has certified to the Nominee that such Beneficial Owner has cast the

--------
(17) For purposes of soliciting votes on the Amended Plan, The Wilmington Trust Company and The Bank of New York shall not constitute "Nominees" and are not responsible for sending any solicitation packages to or collecting and voting a Master Ballot for any Beneficial Owner of the 2027/2037 Notes or the Senior Secured Notes.

         same vote for such Class 12 Claims, and the undersigned has identified such other accounts or Owner and such other Ballots;

     o it has been authorized by each such Beneficial Owner to vote on the Amended Plan; and

     o it will maintain the original Beneficial Owner Ballot returned by each Beneficial Owner (whether properly completed or defective) for one year after the Voting Deadline (or such other date as is set by subsequent Bankruptcy Court order) for disclosure to the Bankruptcy Court or the Debtor, if so ordered.

         Each Master Ballot must be returned in sufficient time to allow it to be RECEIVED by the Voting Agent by no later than 5:00 p.m. (Eastern Time) on the date of the Voting Deadline.

F.       THE CONFIRMATION HEARING
         ------------------------

         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Amended Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Amended Plan.

         The Bankruptcy Court has scheduled the Confirmation Hearing for [______], 2007 to take place at [______] (Eastern Time) (the "Confirmation Hearing Date") before the Honorable Prudence Carter Beatty, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

         Objections to confirmation of the Amended Plan must be filed and served on Solutia, and certain other parties, by no later than [______], 2007 at 4:00 p.m. (Eastern Time) (the "Plan Objection Deadline") in accordance with the Confirmation Hearing Notice that accompanies this Disclosure Statement. UNLESS OBJECTIONS TO CONFIRMATION OF THE AMENDED PLAN ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER, THEY MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

         Solutia will publish the Confirmation Hearing Notice, which will contain the Plan Objection Deadline and Confirmation Hearing Date, in the national edition of The Wall Street Journal, The Financial Times (U.S. edition), St. Louis Post-Dispatch, and USA Today, to provide notification to those persons who may not receive notice by mail.

G.       CONFIRMATION OF THE AMENDED PLAN IS THE CULMINATION OF THE CHAPTER 11
         ---------------------------------------------------------------------
         CASES
         -----

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code enabling debtors to reorganize their businesses for the benefit of creditors and shareholders. In addition to permitting the rehabilitation of a debtor, chapter 11 promotes equality of treatment for similarly situated creditors and equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

         The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the bankruptcy commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

         The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. The confirmation of a plan of reorganization by the Bankruptcy Court binds the debtor, any issuer of securities under the plan of reorganization, any person acquiring property under the plan of reorganization, any creditor or equity interest holder of a debtor and any other person or entity as may be ordered by the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the Bankruptcy Court confirming a plan of reorganization discharges a debtor from any debt that arose prior to the confirmation of the plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

H.       EFFECT OF THE AMENDED PLAN ON SOLUTIA'S ONGOING BUSINESS
         --------------------------------------------------------

         Solutia is reorganizing pursuant to chapter 11 of the Bankruptcy Code. As a result, the confirmation of the Amended Plan does not mean that Solutia will be liquidated or forced to go out of business. Reorganized Solutia will continue to operate Solutia's businesses going forward. More information about the operation of Reorganized Solutia's business can be found in Article VIII hereof.

                                     III.
                             IMPORTANT INFORMATION
                             ---------------------

         SOLUTIA BELIEVES THAT THE AMENDED PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS, RETIREES AND HOLDERS OF COMMON STOCK. SOLUTIA URGES ALL CREDITORS AND HOLDERS OF COMMON STOCK ENTITLED TO VOTE ON THE AMENDED PLAN TO VOTE IN FAVOR OF THE AMENDED PLAN AND URGES ALL RETIREES TO SUPPORT THE RETIREE SETTLEMENT AGREEMENT.

         THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, THE OFFICIAL COMMITTEE OF RETIREES, THE AD HOC TRADE COMMITTEE, THE AD HOC NOTES COMMITTEE, THE PREPETITION INDENTURE TRUSTEE AND THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS SUPPORT THE AMENDED PLAN. THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, THE OFFICIAL COMMITTEE OF RETIREES, THE AD HOC TRADE COMMITTEE, THE AD HOC NOTES COMMITTEE AND THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS URGE ALL CREDITORS AND HOLDERS OF COMMON STOCK TO VOTE IN FAVOR OF THE AMENDED PLAN. THE

RETIREES' COMMITTEE URGES ALL RETIREES TO SUPPORT THE RETIREE SETTLEMENT AGREEMENT.

         THE CONFIRMATION AND EFFECTIVENESS OF THE AMENDED PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT, AS STATED IN ARTICLE XII OF THIS DISCLOSURE STATEMENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

         APPROVAL OF THE AMENDED PLAN IS SUBJECT TO A DETERMINATION BY THE BANKRUPTCY COURT THAT THE GLOBAL SETTLEMENT BETWEEN AND AMONG SOLUTIA, MONSANTO, PHARMACIA, THE CREDITORS' COMMITTEE, THE RETIREES' COMMITTEE, THE AD HOC NOTES COMMITTEE, THE PREPETITION INDENTURE TRUSTEE AND THE EQUITY COMMITTEE THAT IS INCORPORATED INTO THE AMENDED PLAN, INCLUDING THE MONSANTO SETTLEMENT AGREEMENT AND THE RETIREE SETTLEMENT AGREEMENT, IS REASONABLE. IF THE BANKRUPTCY COURT DETERMINES THAT THE GLOBAL SETTLEMENT, THE MONSANTO SETTLEMENT AGREEMENT AND/OR THE RETIREE SETTLEMENT AGREEMENT ARE NOT REASONABLE, THE AMENDED PLAN WILL NOT GO FORWARD AS PROPOSED BECAUSE IT WILL NOT BE CONFIRMABLE UNDER THE BANKRUPTCY CODE.

         CREDITORS AND HOLDERS OF COMMON STOCK ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING, WITHOUT LIMITATION, THE AMENDED PLAN, WHICH IS ANNEXED HERETO AS EXHIBIT A, AND THE MATTERS DESCRIBED IN ARTICLE XI OF THIS DISCLOSURE STATEMENT, ENTITLED "RISK FACTORS," PRIOR TO SUBMITTING BALLOTS TO VOTE ON THE AMENDED PLAN.

         THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE MERITS OF THE AMENDED PLAN BY THE BANKRUPTCY COURT.

         SUMMARIES OF THE AMENDED PLAN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE AMENDED PLAN AND THE EXHIBITS AND SCHEDULES ATTACHED TO THE AMENDED PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. EXCEPT AS OTHERWISE PROVIDED IN THE AMENDED PLAN OR IN ACCORDANCE WITH APPLICABLE LAW, SOLUTIA IS UNDER NO DUTY TO UPDATE OR SUPPLEMENT THIS DISCLOSURE STATEMENT.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES TO, AND CONFIRMATION OF, THE AMENDED PLAN AND MAY NOT BE RELIED ON FOR ANY OTHER PURPOSE. SOLUTIA BELIEVES THAT THE SUMMARY OF CERTAIN PROVISIONS OF THE AMENDED PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION CONTAINED OR REFERENCED IN THIS DISCLOSURE STATEMENT IS FAIR AND ACCURATE. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS ANNEXED TO THIS DISCLOSURE STATEMENT, INCLUDING, BUT NOT LIMITED TO, THE AMENDED PLAN, THE PLAN DOCUMENTS AND THE MONSANTO SETTLEMENT AGREEMENT, OR INCORPORATED HEREIN BY REFERENCE, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE DISCLOSURE STATEMENT AND THE AMENDED PLAN, THE RELEVANT PROVISION OF THE AMENDED PLAN, AS IT RELATES TO SUCH INCONSISTENCY, SHALL GOVERN.

         NO REPRESENTATIONS CONCERNING SOLUTIA OR THE VALUE OF SOLUTIA'S PROPERTY HAVE BEEN AUTHORIZED BY SOLUTIA OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OF THE AMENDED PLAN, WHICH ARE OTHER THAN OR INCONSISTENT WITH THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND IN THE AMENDED PLAN, SHOULD NOT BE RELIED ON BY ANY CREDITOR ENTITLED TO VOTE ON THE AMENDED PLAN.

         SOME OF THE SHARES OF THE NEW COMMON STOCK DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR SIMILAR FEDERAL, STATE, LOCAL OR FOREIGN LAWS, IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE. OTHER SHARES OF THE NEW COMMON STOCK MAY BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE FEDERAL SECURITIES LAWS. TO THE EXTENT SUCH EXEMPTIONS MAY APPLY, SUCH SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT.

         BECAUSE THE SHARES OF NEW COMMON STOCK ISSUED TO THE BACKSTOP GROUP AND MONSANTO MAY NOT BE EXEMPT FROM REGISTRATION PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE, MONSANTO, THE BACKSTOP GROUP AND SOLUTIA HAVE AGREED TO ENTER INTO A REGISTRATION RIGHTS AGREEMENT WHICH WILL PERMIT MONSANTO AND THE BACKSTOP GROUP TO REGISTER SHARES OF NEW COMMON STOCK THAT THEY RECEIVE UNDER THE AMENDED PLAN IN ACCORDANCE WITH THE TERMS THEREOF. THESE REGISTRATION RIGHTS AGREEMENTS ARE ATTACHED AS EXHIBITS TO THE AMENDED PLAN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY SIMILAR FEDERAL, STATE, LOCAL OR FOREIGN REGULATORY AGENCY, NOR HAS THE SEC OR ANY OTHER SUCH AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.

         SOLUTIA HAS SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, BUT THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AND WILL NOT BE AUDITED OR REVIEWED BY SOLUTIA'S INDEPENDENT AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE.

         SOLUTIA MAKES STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER THE FEDERAL SECURITIES LAWS. SOLUTIA CONSIDERS ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS, INCLUDING THE FOLLOWING, TO BE FORWARD-LOOKING STATEMENTS:

o    any future effects as a result of the               o   results of litigation;
     pendency of the Chapter 11 Cases;
                                                         o   plans and objectives of management for future
o    Solutia's expected future financial position,           operations;
     liquidity, results of operations, profitability
     and cash flows;                                     o   contractual obligations;

o    dividends;                                          o   off-balance sheet arrangements;

o    financing plans;                                    o   growth opportunities for existing products and
                                                             services;
o    competitive position;
                                                         o   price increases;
o    business strategy;
                                                         o   general market conditions;
o    budgets;
                                                         o   benefits from new technology; and
o    projected cost reductions;
                                                         o   effect of changes in accounting due to
o    projected and estimated liability costs,                recently issued accounting standards.
     including pension, retiree, tort and
     environmental costs and costs of
     environmental remediation;

         THESE STATEMENTS ARE NOT GUARANTEES OF SOLUTIA'S FUTURE PERFORMANCE. THESE STATEMENTS REPRESENT SOLUTIA'S ESTIMATES AND ASSUMPTIONS ONLY AS OF THE DATE SUCH STATEMENTS WERE MADE. THERE ARE RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE DEBTORS' ACTUAL PERFORMANCE OR ACHIEVEMENTS

TO BE MATERIALLY DIFFERENT FROM THOSE THEY MAY PROJECT AND SOLUTIA UNDERTAKES NO OBLIGATION TO UPDATE ANY SUCH STATEMENT. THESE RISKS, UNCERTAINTIES AND FACTORS INCLUDE:

o    Solutia's ability to demonstrate that the Global         o    price increases or shortages of raw materials
     Settlement, including the Monsanto Settlement                 and energy;
     Agreement and the Retiree Settlement Agreement, is
     reasonable pursuant to Bankruptcy Rule 9019 and other    o    disruption of operations;
     applicable bankruptcy law;
                                                              o    exposure to product liability and other
o    Solutia's ability to demonstrate that the                     litigation, environmental remediation obligations
     Chocolate Bayou Settlement is reasonable pursuant to          and other environmental liabilities;
     Bankruptcy Rule 9019 and other applicable bankruptcy
     law;                                                     o    lower prices for Solutia's products or a
                                                                   decline in Solutia's market share due to
o    Solutia's ability to develop, confirm and                     competition or price pressure by customers;
     consummate the Amended Plan;
                                                              o    ability to implement cost reduction
o    Solutia's ability to reduce its overall financial             initiatives in a timely manner;
     leverage;
                                                              o    ability to divest existing businesses;
o    the potential adverse impact of the Chapter 11
     Cases on Solutia's operations, management and            o    efficacy of new technology and facilities;
     employees, and the risks associated with operating
     businesses in the Chapter 11 Cases;                      o    limited access to capital resources;

o    the applicable Debtors' ability to comply with           o    changes in domestic and foreign laws and
     the terms of the DIP Credit Facility;                         regulations;

o    customer response to the Chapter 11 Cases;               o    general market conditions;

o    general economic, business and market conditions;        o    geopolitical instability;

o    currency fluctuations;                                   o    changes in pension and other post-retirement
                                                                   benefit plan assumptions; and
o    interest rate fluctuations;
                                                              o    the enactment of legislation increasing
                                                                   funding obligations to the Solutia Pension Plan.

                                     IV.
                        OVERVIEW OF SOLUTIA'S BUSINESS
                        ------------------------------

         Solutia, together with its wholly owned debtor subsidiaries and wholly owned non-debtor foreign subsidiaries, is a global organization that manufactures and sells chemical-based materials for industrial and consumer use. Solutia is a world leader in a number of markets. Solutia is currently organized in five business units:

     o Solutia's integrated Nylon business produces fibers, plastics and high-performance polymers for a variety of applications from carpet to automotive parts. Solutia's Nylon business is one of the world's few fully integrated producers of Nylon 6,6.

     o Solutia's Saflex business manufactures PVB, plastic interlayers that are used in laminated safety glass in automotive and architectural applications. Solutia is a leader in the laminated glass industry and is the world's largest manufacturer of PVB.

     o Solutia's recently acquired Flexsys business is a leading producer of chemicals for the rubber industry.

     o Solutia's CPFilms business is the world leader in custom-coated window films for aftermarket automotive and architectural applications, as well as other precision coating applications.

     o Solutia's Specialty Products business is comprised of a group of specialty industrial chemical products, including heat transfer fluids and aviation hydraulic fluids, used in a variety of industrial applications and a plastic products business focusing on entrance matting and automotive spray suppression flaps. Solutia is a world leader in many of the markets for these niche businesses.

A.       CORPORATE HISTORY AND EVENTS LEADING TO THE FILING OF THE CHAPTER 11
         --------------------------------------------------------------------
         CASES
         -----

         In 1997, Old Monsanto (referred to herein as Pharmacia) formed Solutia to hold and operate substantially all of the assets and liabilities of Old Monsanto's historical chemicals business, including the Legacy Liabilities, which related to contingent tort liabilities, environmental remediation, pension obligations and certain retiree medical and other benefits. Solutia was spun off to Old Monsanto's shareholders pursuant to the terms of a Distribution Agreement, dated September 1, 1997, between Solutia and Old Monsanto (the "Spinoff").

         From the Spinoff until 1999, Solutia was a profitable business. However, beginning in late 1999 and continuing through 2003, a general downturn in the economy, increasing raw material prices and excess capacity in the chemicals markets began to negatively impact Solutia's financial results. Despite cost cutting efforts, this negative trend continued. During this timeframe, the more than $100 million per year that Solutia was spending on account of the Legacy Liabilities transferred to it at the time of the Spinoff began imposing significant financial burdens on the Company. The terrorist attacks on September 11, 2001 compounded the financial burdens on Solutia. Because Solutia's raw materials are derivatives of crude oil, Solutia's costs for raw materials skyrocketed after September 11th. At the same time, demand for Solutia's end products (particularly nylon) plummeted in the economic downturn following September 11th. Moreover, as a result of negative publicity surrounding PCB-related litigation filed against Solutia and Monsanto in Anniston, Alabama, Solutia was unable to refinance its senior debt facility on favorable terms. Faced with the challenges presented by the Legacy Liabilities, the continuing economic downturn, high raw materials costs and unfavorable debt terms, Solutia took several actions in an attempt to improve its financial condition and mitigate the burdens imposed by the Legacy Liabilities, including reducing costs and headcount, seeking a reallocation of the risk related to Legacy Liabilities among Solutia, Pharmacia and Monsanto, settling the Anniston PCB cases and refinancing its Bank Credit Agreement. Despite these efforts to restructure its liabilities out of court, Solutia continued to face deteriorating liquidity and a substantial Legacy Liability burden. Accordingly, on December 17, 2003, Solutia commenced the Chapter 11 Cases.

                                      V.
                      EVENTS DURING THE CHAPTER 11 CASES
                      ----------------------------------

         As set forth in greater detail below, during the Chapter 11 Cases, Solutia has expended substantial effort to stabilize and improve its businesses. As part of these efforts, Solutia obtained various critical first-day orders to allow a smooth transition into bankruptcy, obtained favorable DIP financing, took actions to retain employees essential to a successful reorganization process, retained restructuring and other professionals and made significant management changes. In addition, Solutia developed and implemented a reorganization strategy to address the factors that led to its bankruptcy filing and to position Solutia to thrive upon emergence from bankruptcy. Solutia believed that these Chapter 11 Cases would allow Solutia to, among other things, reduce, eliminate or reallocate the Legacy Liabilities.

A.       STABILIZATION OF BUSINESS OPERATIONS
         ------------------------------------

         1. FIRST DAY RELIEF
            ----------------

         Through a careful review of their business operations and cash requirements, Solutia entered bankruptcy with minimal impact on their day-to-day business operations. Integral to this transition were certain "first day" orders entered by the Bankruptcy Court that provided, among other things, flexibility in cash management, the ability to use cash collateral and the ability to pay certain prepetition vendors. In addition, Solutia engaged in an extensive communication program with vendors and customers assuring them that the transition into bankruptcy would be smooth and there would be no interruption in the purchase or supply of goods by Solutia.

         On the Petition Date, Solutia sought and obtained several orders authorizing Solutia to pay various prepetition Claims. These orders were designed to ease the strain on Solutia's relationships with employees, vendors, customers and taxing authorities as a consequence of the commencement of the Chapter 11 Cases. Among other things, these orders authorized Solutia to: (a) honor customer prepayments for goods and services; (b) maintain business support programs; (c) make certain pass-through payments to customers received on the customers' behalf under certain arrangements; (d) honor customer and dealer Claims for prepetition refunds, rebates and adjustments, including adjustments to billing, product returns or exchanges, as well as promotional discounts and other credits; (e) maintain cash management systems; (f) use prepetition bank accounts, checks, and other business forms; (g) pay outstanding prepetition trust fund taxes; and (h) pay certain prepetition employee wage and benefit claims.

         Additionally, Solutia obtained authority to pay the prepetition Claims of certain vendors and service providers. Solutia's ability to pay the Claims of these vendors was critical to maintaining ongoing business operations due to the Solutia's inability to acquire essential replacement goods and services of the same quality, reliability, cost or availability from other sources.

         Finally, the Bankruptcy Court entered an interim order, which was made final on January 20, 2004, permitting Solutia to use cash collateral in accordance with an agreed budget.

         2. DIP FINANCING
            -------------

         A critical goal of Solutia's business stabilization efforts was to ensure that Solutia maintained sufficient liquidity to operate their businesses during the Chapter 11 Cases. Solutia addressed their initial liquidity needs by securing an interim debtor-in-possession financing package. On December 19, 2003, Solutia, Solutia Business Enterprises Inc. and each of Solutia's other Debtor subsidiaries entered into a Finance Agreement with Ableco Finance LLC, Wells Fargo Foothill, Inc., Congress Financial Corporation and the lenders from time to time party thereto (the "Interim DIP Facility"). The Interim DIP Facility provided up to $500 million in debtor-in-possession financing, which was secured by substantially all of Solutia's assets and from which Solutia made an initial borrowing of $75 million.

         After an orderly transition into bankruptcy that was facilitated by the procurement of the Interim DIP Facility and the other stabilization activities described above, Solutia solicited and received expressions of interest in providing final debtor-in-possession financing from a number of financial institutions. Competition among financial institutions allowed Solutia to obtain a final debtor-in-possession financing package with substantially better terms than those of the Interim DIP Facility. On January 16, 2004, pursuant to authorization from the Bankruptcy Court, Solutia entered into a $525 million Financing Agreement among Solutia and Solutia Business Enterprises Inc., as borrowers, all of the other Debtors, as guarantors, Citicorp USA, Inc., as administrative, collateral and documentation agent, and Citibank, N.A., as issuer (the "DIP Credit Facility"). The DIP Credit Facility was used by Solutia and its Debtor subsidiary Solutia Business Enterprises Inc. to retire their respective obligations under the Bank Credit Agreement and the Interim DIP Facility.

         The DIP Credit Facility, as amended, consists of: (a) a $975 million fully drawn term loan, and (b) a $250 million borrowing-based revolving credit facility, which includes a $150 million letter of credit subfacility. The net proceeds from the sale of the Solutia's Dequest(R) water treatment phosphonates business were used to pay-down the balance of the term loan. The maturity date of the DIP Credit Facility is March 31, 2008.

         3. EMPLOYEE RETENTION
            ------------------

         In connection with the restructuring process leading up to the Petition Date, Solutia significantly reduced its employee headcount, which increased job security concerns among remaining employees. The commencement of the Chapter 11 Cases exacerbated these concerns. As a result, Solutia implemented a number of programs including a key employee retention bonus plan designed to retain the services of employees integral to the successful functioning of Solutia's businesses. These programs were successful in influencing the vast majority of key employees to remain with Solutia after the Petition Date. The prolonged pendency of the Chapter 11 Cases has, however, significantly diminished the on-going effectiveness of the retention bonus plan and other programs.

         4. RETENTION OF RESTRUCTURING AND OTHER PROFESSIONALS
            --------------------------------------------------

         To assist Solutia in carrying out their duties as debtors in possession and to represent their interests in the Chapter 11 Cases, Solutia initially retained, as of the Petition Date, with authorization from the Bankruptcy Court, the law firm of Gibson, Dunn & Crutcher LLP ("Gibson Dunn") as lead restructuring attorneys for Solutia. On March 11, 2005, as a result of the death of one of Gibson Dunn's senior restructuring partners overseeing the Chapter 11 Cases and the departure of another Gibson Dunn senior partner to Kirkland & Ellis LLP ("K&E"), as well as in view of K&E's extensive bankruptcy expertise, Solutia obtained approval from the Bankruptcy Court to engage K&E to replace Gibson Dunn as their lead restructuring attorneys to represent them in all aspects of the Chapter 11 Cases. The costs associated with the transition of Solutia's representation from Gibson Dunn to K&E were fully covered by K&E. Additionally, with the Bankruptcy Court's approval, Solutia retained Rothschild Inc. ("Rothschild"), as financial advisors and investment bankers; Kroll Zolfo Cooper, LLC, as restructuring advisors and bankruptcy consultants; and Charles River Associates Inc., as special business consultants.

         In addition to these key professionals, Solutia has retained various other professionals to assist it in managing the Chapter 11 Cases, as follows: special litigation counsel; corporate counsel; conflicts counsel; accountants; tax service providers; corporate communication consultants; and a claims and noticing agent. Solutia also employs attorneys and other professionals to represent or assist it in a variety of situations arising in the ordinary course of Solutia's business in matters unrelated to the Chapter 11 Cases. Solutia has also retained, with the approval of the Bankruptcy Court, various experts to assist it in the estimation of alleged personal injury and property damage claims, alleged natural resource damages and other matters.

         In addition to paying the fees of their own advisors, Solutia is required to pay fees related to the Chapter 11 Cases incurred by various other constituencies. On January 6, 2004, the United States Trustee for the Southern District of New York appointed the Creditors' Committee in the Chapter 11 Cases to represent the interests of all general unsecured creditors of the Debtors. On February 20, 2004, the Bankruptcy Court authorized the appointment of the Retirees' Committee in the Chapter 11 Cases, pursuant to section 1114 of the Bankruptcy Code, to represent the interests of those retirees (and their covered dependents) whose retirement benefits were impacted by the Chapter 11 Cases. On March 24, 2004, the United States Trustee for the Southern District of New York appointed the Equity Committee in the Chapter 11 Cases, pursuant to sections 1102(a) and 1102(b) of the Bankruptcy Code, to represent the interests of all equity Holders of Solutia. The fees and costs incurred by the Creditors' Committee, the Retirees' Committee and the Equity Committee and their professional advisors, to the extent

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

approved by the Bankruptcy Court, are paid by Solutia. As of August 31, 2007, Solutia has paid approximately $198 million in legal and professional fees in connection with administering the Chapter 11 Cases. Of this amount, approximately $150 million was paid to professionals retained by Solutia in connection with the Chapter 11 Cases, and approximately $48 million was paid to the professional advisors of other constituencies in the Chapter 11 Cases, as approved by the Bankruptcy Court after proper notice and hearing.

         Three ad hoc committees of Creditors have been formed in the Chapter 11 Cases: (a) the Ad Hoc Trade Committee which, according to the First Amended Verified Statement of Brown Rudnick Berlack Israels LLP pursuant to Fed. R. Bankr. P. 2019(a) dated July 14, 2006, consists of seven Holders of an aggregate minimum amount of approximately $52 million in General Unsecured Claims; (b) the Ad Hoc Notes Committee which, according to the Preliminary Objection of the Ad Hoc Committee of Solutia Noteholders to Solutia's Motion for Approval of the Monsanto Settlement and Retiree Settlement, dated July 30, 2007, consists of members holding approximately $233.18 million, or approximately 51.82%, of the outstanding face amount of the 2027/2037 Notes; and (c) an ad hoc committee of Holders of the Senior Secured Notes (the "Secured Notes Committee") which according to the Verified Supplemental Statement of White & Case LLP Pursuant to Bankruptcy Rule 2019 dated June 16, 2006, consists of twelve Holders of an aggregate amount of approximately $156 million of the face amount of the Senior Secured Notes.

         Since the formation of the above-referenced committees, Solutia has kept these committees informed about Solutia's business operations. Additionally, when it has deemed appropriate, Solutia has sought the concurrence of the committees in connection with certain actions and transactions taken by Solutia outside of the ordinary course of business.

         The office of the United States Trustee reserves its right to object to any professional fees.

B.       NEW SENIOR MANAGEMENT TEAM
         --------------------------

         Shortly after Solutia filed for chapter 11 protection, Solutia's Board of Directors elected Mr. Jeffry N. Quinn to serve as the Company's President and Chief Executive Officer. Thereafter, Mr. Quinn effectuated a reorganization of Solutia's senior leadership team. Biographical information for Mr. Quinn and the other members of the senior management team is set forth below:

         JEFFRY N. QUINN is Solutia's President, Chief Executive Officer and Chairman of the Board. Prior to his election as the Company's President and CEO, Mr. Quinn had served as Solutia's Senior Vice President, General Counsel and Chief Restructuring Officer. Prior to joining Solutia in January 2003, Mr. Quinn spent 14 years in senior executive positions in the mining and petroleum refining industries, including service from 2000 through 2002 as Executive Vice President, Chief Administrative Officer and General Counsel of Premcor Inc., one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke

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

         and other petroleum products in the United States.(18) Mr. Quinn also served from 1989 to 2000 as an executive officer of Arch Coal Inc., one of the largest coal producers in the United States.

         JAMES M. SULLIVAN is Senior Vice President and Chief Financial Officer of Solutia. He was elected to this position in 2004. Mr. Sullivan is a long-time Solutia employee who became General Auditor of Solutia at the time of the Spinoff. He then served as Solutia's Director of Financial Reporting and Analysis, and from 1999 until 2004 he was Vice President and Controller.

         LUC DE TEMMERMAN is Senior Vice President and President, Performance Products of Solutia. Mr. De Temmerman is a long-time Solutia employee who had previously served as Vice President and General Manager, Performance Products from 2003 through 2004, Worldwide Commercial Director of Laminated Glazing Products and Services from 2001 through 2002, and Business Director, Saflex-Europe/Africa from 2000 through 2001. Mr. De Temmerman joined the Company in 1984 in Louvain La Neuve, Belgium.

         JONATHON P. WRIGHT, joined Solutia in early 2005 as Senior Vice President and President, Integrated Nylon. Mr. Wright previously served as a Vice President for Charles River Associates, an international economic and business consulting firm, from 2002 through 2005 where he worked extensively in the petrochemical, specialty chemical and related process industries. Prior to that, Mr. Wright was a Managing Director of Arthur D. Little's North American Strategy and Organizational Consulting business from 1997 through 2002. Prior to consulting, Mr. Wright was a Senior Manager of British Gas in various operating, commercial and strategic roles.

         KENT J. DAVIES joined Solutia in early 2006 as Senior Vice President and President, CPFilms. Mr. Davies had previously served as Senior Vice President, Marketing, R&D and Regulatory, for United Industries Corp., a global consumer products company, from 2002 through 2005. Prior to that, Mr. Davies served as General Manager, Global Medical Non-Wovens Business for Kimberly-Clark Corp.

         JAMES R. VOSS is Senior Vice President and President, Flexsys. He joined Solutia in early 2005 as Senior Vice President, Business Operations. Prior to joining Solutia, Mr. Voss served as Senior Vice President and Chief Administrative Officer of Premcor Inc. from 2000 through 2005. Prior to that, Mr. Voss served in various operational and human resources capacities with United Parcel Services.

         ROSEMARY L. KLEIN is Senior Vice President, Secretary & General Counsel of Solutia. She was elected to this position in 2004. Ms. Klein previously served as Vice President, Secretary and General Counsel, Corporate and External Affairs and Assistant General Counsel of Solutia from 2003 through 2004. Prior to joining Solutia, Ms. Klein served from 2000 through 2003 as Assistant General Counsel and Secretary at Premcor Inc. and in 2000 as the Assistant General Counsel and Secretary of Arch Coal, Inc.

--------
(18) Premcor Inc. was acquired by Valero Energy Corporation in 2005.

         ROBERT T. DEBOLT is Senior Vice President, Business Operations. Mr. DeBolt is a long-time Solutia employee who previously served as the Vice President of Strategy from 2005 to 2007 and as the Controller for the Nylon business from 2003 through 2004 and a Director, Manufacturing Accounting with responsibility over all of Solutia's manufacturing facilities. Mr. DeBolt joined the Company in 1982.

         HAL E. WALLACH, JR. joined Solutia as Senior Vice President of Human Resources in July 2007. For seven years, Mr. Wallach previously served as a principal and head of the St. Louis office of Mercer Human Resources Consulting, one of the world's largest human resources consulting firms. Prior to joining Mercer, Mr. Wallach held management positions with two other leading human resources consulting firms, Buck Consultants and Hewitt Inc.

         After the Debtors emerge from chapter 11, it is anticipated that all of the senior management team will continue to work for Solutia in their current capacities.

         In conjunction with these changes in senior management, a broader reorganization of Solutia's worldwide management and organizational structure was undertaken. This reorganization resulted in changes in management and other positions within the business segments, as well as general administrative functions, including elevation of the environmental, safety and health and strategic planning roles and promoting personnel within the organization into positions of greater responsibility.

C.       COMPOSITION OF NEW BOARD OF DIRECTORS
         -------------------------------------

         Under the Amended Plan, Reorganized Solutia's Board of Directors will be comprised of nine members, including: Jeffry N. Quinn, Solutia's chairman, president and chief executive officer; J. Patrick Mulcahy(19), a current director of Solutia; one director designated by each of Monsanto, the Creditors' Committee and the Ad Hoc Notes Committee; and four directors designated by a five-person search committee, subject to Monsanto's consent which shall not be unreasonably withheld, consisting of Mr. Quinn, two representatives from the Ad Hoc Notes Committee and one representative each from the Creditors' Committee and the Ad Hoc Trade Committee. Solutia has engaged the services of Spencer Stuart, a global search firm, to assist in the process of identifying and recommending highly qualified board candidates.

D.       REORGANIZATION STRATEGY
         -----------------------

         The senior leadership team developed and has been executing a reorganization strategy focused on four principal objectives in order to maximize the value of Solutia's Estates, address the factors that led to the bankruptcy filing and enable Solutia to thrive after emergence from bankruptcy. This reorganization strategy focuses on:

--------
(19) J. Patrick Mulcahy is Vice Chairman, Energizer Holdings, Inc., one of the world's largest manufacturers of primary batteries, flashlights and men's and women's wet-shave products. Mr. Mulcahy previously served as Chief Executive Officer of Energizer Holdings, Inc. from 2000 through 2005. Prior to that, Mr. Mulcahy served as Chairman and Chief Executive Officer, Eveready Battery Company Inc., a subsidiary of Ralston Purina Company, from 1987 through 2000.

     o managing Solutia's businesses to enhance financial and operating performance including the utilization of the unique powers of a chapter 11 debtor-in-possession;

     o making changes to Solutia's asset portfolio so that it consists of high-potential businesses that can consistently deliver returns in excess of their cost of capital;

     o   achieving a reallocation of the risk related to Legacy Liabilities;
         and

     o   establishing an appropriate capital structure.

         1. ENHANCING THE PERFORMANCE OF SOLUTIA'S BUSINESSES
            -------------------------------------------------

         Solutia has implemented numerous initiatives since the Petition Date to enhance its operational and financial performance. These actions are more fully described below.

            (a) New Corporate Culture

         Solutia has revitalized its internal culture, which has enabled the organization to confront underlying and recurring issues with decisive actions to restore profitability. This culture is focused on execution and results, rather than process. It emphasizes impatience with the status quo, rather than a fixation with historic practices. It is intended to drive step-change improvements, rather than evolutionary progress.

         Solutia has built this revitalized internal culture through numerous means. Leadership changes among the senior management team and managers throughout the Company have brought fresh perspectives and a passion for positive change. Compensation systems have been redesigned to be more performance-driven, with fewer entitlements and greater differentiation. Expectations are established through goal alignment throughout the organization, with greater accountability for delivering on those expectations. Leadership is engaging in a proactive, ongoing and in-depth program to ensure strategic plans are not just formulated but fully executed. In summary, these efforts are building a high-performing culture that is focused and motivated to achieve exceptional results.

            (b) Strategic Review of Solutia's Material Businesses

         Solutia's management engaged in comprehensive and systematic strategic reviews of its material businesses. These strategic reviews focused Solutia's efforts during the Chapter 11 Cases and provide the basis of Solutia's strategy going forward. Solutia is implementing these strategies and the execution of these efforts will form the basis for a successful reorganized Solutia upon emergence from bankruptcy.

            (c) Proactive Commercial Perspective

         A key element of Solutia's corporate strategy post-emergence is a significantly more proactive commercial approach, one that recognizes that the long-term success of its customers requires a strong and dependable supplier. This new commercial perspective strives for a true partnership and is not based on the premise that the suppliers subsidize investments in materials, technology or people. Solutia's commercial approach is to better manage with customers the


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

risk of movements in the oil and energy markets, in some cases via formula pricing, to ensure the value chain remains connected to key raw material and energy cost inputs. Solutia intends to ensure the long term success of its customers by pricing its products adequately to fund customer-driven technology and innovation resulting in a stream of highly innovative and unique products and services. Finally, Solutia is committed to retain and attract personnel of the highest quality by achieving a fair share of the value that is both created and delivered by the people of Solutia. This perspective and commercial approach was one of the reasons Solutia was able to generate an expanding gross margin in 2005 in comparison to 2004 and in 2006 in comparison to 2005. From 2004 to 2006, Solutia's raw material and energy costs increased substantially, by over $200 million. However, Solutia's disciplined commercial approach has allowed the Company to expand its operating margin despite the rising raw materials and energy costs. By comparison, in the two years leading up to the filing date, through 2004, Solutia was unsuccessful in passing through the raw material and energy costs increases via pricing actions, which was a key factor in its declining financial performance.

            (d) Cost Reduction and Efficiency Initiatives

         In May 2004, Solutia launched a series of cost reduction initiatives throughout the Company. At the plant level, these programs focused on actions such as asset management effectiveness to optimize manufacturing operations, maintenance savings, yield improvement and utilities optimization. Additionally, actions were taken to better control discretionary spending, particularly within the core corporate services functions (e.g., information technology, human resources, finance, legal, etc.). Finally, a focused effort was undertaken to achieve additional savings in the procurement of goods and services. These actions have helped to drive revenue growth and expansion of operating margins, and yielded approximately $65 million in savings in 2004. Solutia continues to monitor its costs and identify areas to improve the cost competitiveness of its businesses.

            (e) Operational Excellence Initiative

         In 2006, Solutia kicked off an operational excellence initiative, which is designed to better focus management's efforts to deliver sustainable improvement in its manufacturing and supply chain operations. The operational excellence initiative has already generated significant improvements in productivity, inventory management, cost competitiveness and customer service. Plant maintenance costs have been reduced by implementing operating systems better designed to increase maintenance availability and predictability. Increased overall output has been achieved by utilizing planning tools that better match output requirements with labor and machine hours expended. The operational excellence initiative has yielded significant cost savings and management believes additional benefits will be achieved as this initiative continues.

            (f) Headcount Reductions

         As of the Petition Date, Solutia had approximately 6,350 employees worldwide. Through various initiatives, including downsizing of its corporate office, shutdown or divestiture of various non-core businesses and involuntary reductions-in-force, Solutia has reduced its total number of worldwide employees as of December 31, 2006 to approximately 5,100. These headcount reductions resulted in significant company-wide cost savings and increased efficiency.

            (g) Changes to Employee and Retiree Benefit Programs

                (i) Changes in Active Employee Welfare Benefits

         Since the Petition Date, Solutia has improved its cost competitiveness by making significant changes to the welfare benefit programs it provides to its active U.S. non-union employees. These changes are similar to those provided to, and accepted in an amended collective-bargaining agreement by, Solutia's U.S. union-represented employees as discussed below. Specifically, Solutia increased the deductibles, co-payments and coinsurance amounts in its medical and dental programs, as well as increased the employee share of the cost to participate in these plans. Solutia also reduced the company-paid income replacement amount in the disability insurance program. These benefits changes are expected to result in savings of approximately $12 million per year.

                (ii) Actions Regarding the Forsberg Settlement

         Throughout the Chapter 11 Cases, and in accordance with the terms of the Retiree 1114 Order (as defined below), Solutia has continued to perform its financial and other obligations to its retirees under the terms of the Forsberg Settlement. As of the Petition Date, Solutia estimated that the cost of providing benefits to retirees in accordance with the terms of the Forsberg Settlement would be approximately $90 million per year with projected annual costs for pre-Spinoff retirees and their dependents and surviving spouses of approximately $55 to $60 million.

         In August 2004, Solutia sent a notice to its current employees notifying them of changes in Solutia's medical plans for active employees (the "2005 Active Plan"). In accordance with the terms of the Forsberg Settlement, the proposed changes to the 2005 Active Plan were to be applied to those retirees covered by the Forsberg Plan. In response to the notice concerning the 2005 Active Plan, the Retirees' Committee filed the Official Committee of Retirees' Motion to Compel Debtors to Comply With 11 U.S.C. Section 1114 (the "Retirees' 1114 Motion"). The Retirees' 1114 Motion claimed that Solutia's implementation of the 2005 Active Plan violated section 1114 of the Bankruptcy Code. Section 1114 of the Bankruptcy Code prohibits a debtor from modifying retiree benefits (as defined therein) without first obtaining (a) a court order authorizing the modifications or (b) the consent of the authorized representative of the recipients of the benefits. Solutia objected to the Retirees' 1114 Motion on the grounds, among others, that section 1114 approval was not necessary because the express terms of the post-employment medical and welfare benefit plans that applied to the retirees and the Forsberg Settlement permitted those modifications. After a hearing held before the Bankruptcy Court on September 28, 2004, the Bankruptcy Court entered an Order Compelling Debtor to Comply With 11 U.S.C. Section 1114 (the "Retiree 1114 Order"), which ordered that the establishment of the 2005 Active Plan could not in any way affect the amount of or entitlement to retirement benefits to be paid by Solutia to or for the Retirees, and further ordered that no retiree benefits, as they existed on January 1, 2004, could be modified by Solutia pending the Debtors' compliance with section 1114 of the Bankruptcy Code. Solutia filed a notice of its appeal of the Retiree 1114 Order, and Solutia's appeal remains pending before the United States District Court for the Southern District of New York (the "New York District Court"). This appeal will be stayed, and ultimately withdrawn, in connection with the Retiree Settlement Agreement described below.

         In July 2005, Solutia entered into an agreement with the Retirees' Committee to (a) resolve the Retirees' claims against Solutia's Estates and
(b) provide for modifications to the level of disability and retiree medical and life insurance benefits (referred to herein as "OPEB") paid to Retirees after the Effective Date (the "Retiree Settlement Agreement"). Among other things, the Retirees agreed that the termination and modification rights granted to Solutia under the Forsberg Settlement would be implemented. On November 27, 2006, the Bankruptcy Court approved a stipulation between Solutia and the Retirees' Committee recognizing that, consistent with the Forsberg Settlement, Solutia was authorized to terminate retiree welfare benefits for two classes of Medicare-eligible participants on January 1, 2007, and for those under age 65 in the two Retiree classes on later dates identified in the Forsberg Settlement.

                (iii) Changes in Qualified U.S. Pension Plan Benefits

         Solutia has made significant changes to its qualified U.S. Pension Plan to reduce costs and enhance the financial condition of such plan. Specifically, Solutia amended its U.S. qualified Pension Plan to cease future benefit accruals, effective July 1, 2004, for non-union participants and January 1, 2006 for union participants. The cessation of future benefit accruals saved Solutia approximately $40 million in annual pension expense and reduced overall pension funding requirements by approximately $110 million. During the Chapter 11 Cases, Solutia has made over $277 million in plan contributions with approximately $19 million in additional contributions to be made later this year. Total required contributions to the Pension Plan for 2008 through 2012 will be approximately $106 million. Solutia believes that its retention of the pension plan has been, and will continue to be, an effective tool for helping to retain long-term employees.

         Pursuant to the Amended Plan, the Debtors shall assume and continue the Pension Plan in accordance with its terms, satisfy the minimum funding standards pursuant to 26 U.S.C. Section 412 and 29 U.S.C. Section 1082, and administer the Pension Plan in accordance with its terms and the provisions of ERISA. Furthermore, nothing in the Amended Plan shall be construed as discharging, releasing or relieving the Debtors or the Debtors' successors, including the Reorganized Debtors, or any party, in any capacity, from any liability imposed under any law or regulatory provision with respect to the Pension Plan or the PBGC. The PBGC and the Pension Plan shall not be enjoined or precluded from seeking to enforce such liability as a result of any provision of the Amended Plan or the Confirmation Order. Notwithstanding any provision of the Amended Plan to the contrary, the Pension Plan shall be assumed and administered in accordance with ERISA and the Internal Revenue Code.

                (iv) Termination of Non-Qualified Pension Benefits

         Prior to the Petition Date, Solutia maintained the Solutia ERISA Parity Savings and Investment Plan, the Solutia ERISA Parity Pension Plan, the Solutia Supplemental Retirement Plan and the Solutia Deferred Compensation Plan, pursuant to Sections 3(36) and 4(b)(5) of ERISA (together, the "Nonqualified Plans") for the benefit of a select group of management employees. Benefits provided under the Nonqualified Plans are payable from the general assets of Solutia. Effective December 7, 2005, Solutia terminated the Nonqualified Plans, as permitted by the terms thereof.

                (v) Changes in Other Post-Employment Benefits for Active
                    Employees

         Solutia also enacted several changes to its other U.S. post employment benefits ("OPEB") for active employees. These changes, effective September 1, 2004 for non-union employees and January 1, 2006 for union employees, included changes to certain eligibility requirements for post employment medical benefits and the elimination or reduction of retiree life insurance benefits for future retirees. The changes resulted in an approximately $40 million reduction in liabilities in 2006. Upon emergence from Chapter 11, Solutia's OPEB liability will be reduced by approximately an additional $115 million pursuant to the Retiree Settlement Agreement and Amended Plan.

                (vi) Collective Bargaining Agreements with U.S. Union-
                     Represented Employees

         On September 1, 2005, Solutia reached new collective bargaining agreements with its union-represented employees. The new collective bargaining agreements cover pension and insurance benefits and made employee pension, health and welfare benefits consistent with those changes that Solutia had previously implemented for its active U.S. non-union employees. Specifically, the union employees agreed, effective January 1, 2006, (a) to freeze their pension plan, (b) to end post employment medical benefits for retirees and spouses on the earlier of the time such person attains age 65 or October 31, 2016 and (c) to participate in more cost-effective medical, dental and disability programs. These new collective bargaining agreements are expected to generate savings of approximately $8 to $10 million per year.

            (h) Changes in Compensation Philosophy and Annual Incentive Programs

         To improve performance, Solutia made a number of changes in its compensation programs in order to more closely tie the compensation of its executives and other employees to the performance of its businesses. During the Chapter 11 Cases, Solutia has implemented broad based annual incentive programs designed to foster its "pay-for-performance" philosophy. The annual incentive programs implemented post-petition have been structured to deliver a significant portion of annual overall compensation opportunity for executives in the form of a cash bonus contingent upon the achievement of key financial and operating objectives. For other employees, the programs have been structured such that as position and responsibility within the Company increases, an increasing portion of an employee's total compensation is tied to company performance.

            (i) Remediation Management of Legacy Environmental Liabilities

         As of the Petition Date, Solutia was managing active remediation projects at approximately 75 sites with an annual budget of approximately $40 million in the aggregate. Since commencing the Chapter 11 Cases, Solutia has had three goals with respect to the Legacy Environmental Liabilities: (a) to exercise and comply with its rights and obligations under applicable bankruptcy and environmental laws; (b) to ensure that key remediation projects continue to move forward with costs shifted to other parties to the extent possible; and (c) to achieve a reallocation of the Legacy Environmental Liabilities that will allow Solutia to emerge from Chapter 11 as a viable entity.

         Solutia's remediation group established a strong track record of effectively managing the Legacy Environmental Liabilities, developing cost-effective remediation approaches and accurately budgeting for future remediation costs. The remediation projects that resulted from the Legacy Environmental Liabilities have been managed by a centralized group of six experienced remediation managers employed by Solutia. Each of these remediation managers has excellent educational credentials (with science and/or engineering degrees and many with masters degrees in engineering or business) and has practiced in the environmental area for eighteen or more years. All but one of Solutia's current remediation managers were employed by Pharmacia prior to starting work at Solutia as part of the Spinoff.

         Solutia assigns specific Legacy Environmental Liability projects to each remediation manager. In most cases, these remediation managers have managed the same projects for many years. As a result, they are intimately familiar with all of their projects' issues and requirements. Generally, the remediation managers retain and oversee outside consultants and in-plant engineers who perform the needed day-to-day technical work.

         In the fourth quarter of each calendar year, the remediation managers prepare annual budgets and multi-year cost forecasts for each of the Retained Sites and Shared Sites (after the chapter 11 filing, the remediation managers ceased updating forecasts for the Legacy Sites, which are managed by Monsanto). The cash expenditures are reviewed by the remediation group and management at least quarterly throughout the year. Solutia's experience has shown that, while the actual cost of a particular project may from time to time vary significantly from its annual budget, the Solutia remediation group has had an excellent track record of managing the entire group of remediation projects at or below the total annual budget.

         In connection with its commencement of the Chapter 11 Cases, Solutia initiated contact with the Environmental Protection Agency ("EPA"), Pharmacia, Monsanto and other interested parties to inform them of Solutia's status and ensure continuation of critical remediation activity. As a result of Solutia's discussions with Monsanto, Pharmacia, the United States Department of Justice (the "DOJ"), other relevant government agencies, and other stakeholders, an interim arrangement (the "Interim Protocol") for the continued management of key remediation projects was reached among Solutia, Pharmacia and Monsanto. The Interim Protocol initially provided that Monsanto, as Pharmacia's attorney-in-fact, would perform and/or fund Solutia's remediation obligations arising under outstanding judicial and administrative orders at the portions of the Shared Sites (described below) of the Anniston PCB Site and the Sauget Area 1 and Area 2 Sites not owned or operated by Solutia, and that Solutia would perform and/or fund activities related to Solutia owned or operated portions of those sites or the related Anniston and W.G. Krummrich Plant Sites. Under the Interim Protocol, Solutia, at its cost, would provide its remediation managers to continue to manage the site, but Monsanto would assume all other costs. The Interim Protocol was designed to function "indefinitely," subject to Monsanto's right to withdraw upon 60 days' written notice to Solutia and the DOJ. The Interim Protocol has been in place and has functioned effectively since March 2004, and its principles have now been followed with respect to the remediation efforts at 15 other sites with Legacy Liabilities never owned or operated by Solutia. As of the date hereof, Monsanto has not provided Solutia with a notice of withdrawal. Due to these efforts, all environmental remediation projects being managed by Solutia prior to the Petition Date continue to move forward notwithstanding the pendency of the Chapter 11 Cases through management either by Solutia or Monsanto.

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

            (j) Executory Contracts and Unexpired Leases

         Since the Petition Date, Solutia has undertaken an extensive review of over 13,000 contracts that either Solutia entered into prior to the Petition Date or that were assigned to Solutia in connection with the Spinoff and the Distribution Agreement to determine whether there are benefits to Solutia in assuming or rejecting any Executory Contracts or Unexpired Leases. Thus far, Solutia has rejected 15 Executory Contracts, which realized over $179 million of gross savings for Solutia's Estates. In addition, as further discussed below, Solutia has utilized the chapter 11 contract assumption process to assume and obtain beneficial amendments to a number of its Executory Contracts and Unexpired Leases. Solutia was able to use this process to induce contract and lease counterparties to agree to reduce their cure claims in exchange for an early assumption of such contracts and leases by Solutia. This course of action resulted in significant savings for Solutia's Estates resulting from the reduced cure costs associated with such assumptions and, accordingly, a reduction in potential contract and lease rejection Claims against Solutia. In addition, the amendments to the assumed Executory Contracts and Unexpired Leases will enable Solutia and Reorganized Solutia to operate with greater efficiency in the future. The following examples illustrate the benefits Solutia has obtained through this assumption and rejection process:

     o Assumption of certain contracts with UCB and related entities and Surface Specialties, Inc. as part of a global settlement. The settlement improved Solutia's terms under the contracts as well as resulting in the waiver of over $40 million in Claims against Solutia's Estates.

     o Rejection of certain contracts with Calpine-related entities, effective June 1, 2004. These contracts were rejected in order for Solutia to avoid purchasing natural-gas generated steam and electricity from Calpine's Decatur facility, which, due to rising natural gas prices, had grown prohibitively expensive relative to Solutia's other steam and electricity alternatives. At the time of the rejection, Solutia estimated that annual benefits from these rejections would range from $14 million to $22 million, resulting in a net present value of $125 million in benefits over the life of the contracts. This benefit to Solutia has increased since June 2004 as a result of the continued rise in natural gas prices relative to alternative steam and power generation costs.

     o Assumption and amendment of an Information Technology Services Agreement with Electronic Data Systems Corporation ("EDS"). The amended agreement allows Solutia to save approximately 14% to 24% annually, eliminates unnecessary service requirements and provides Solutia with more flexibility with regard to terminating the agreement. In addition, EDS agreed to a 25% reduction in its cure Claim and that such Claim would be amortized and paid in 10 monthly installments.

     o Assumption and amendment of a nitrogen sales contract with AirLiquide Large Industries US LP. Assuming and amending this contract enables Solutia to acquire nitrogen at a reduced price and eliminates minimum purchasing obligations contained in the previous contract. The modifications will allow Solutia to save approximately $800,000 annually.

     o Assumption and amendment of a warehouse lease with Ashley Brownstone South LLC. This resulted in an extension of the term of the lease and a $540,000 reduction in rent payments due over the term of the lease.

     o Assumption and amendment of a specialty film and commodity film products supply agreement between CPFilms and Toray Plastics (America), Inc. ("TPA"). The amended agreement enables CPFilms to secure an increased supply of film products. In addition, the amended agreement clearly defines TPA's obligation to provide a variety of beneficial services to CPFilms not specifically set forth in the original agreement. TPA agreed to reduce its cure Claim by 10% and have such Claim paid in six monthly installments.

     o Assumption and assignment of a rail car lease with ACF Industries LLC to Monsanto, saving Solutia $112,500 in lease payments for the remainder of the lease.

     o Assumption and amendment of a service agreement between CPFilms and Virginia Gas Company, enabling CPFilms to reduce the cure amount associated with the assumption and improve its credit terms.

     o Assumption of certain software licenses with Microsoft Corporation enabling Solutia to transfer certain licenses in connection with the sale of Axio Research Corporation's assets, as described in Section V.D.2(f)(iii) of this Disclosure Statement.

     o Assumption and amendment of an office lease between Solutia and Pharmacia & Upjohn Inc.

     o Assumption and amendment of a certain ammonia supply agreement between Solutia and El Paso Merchant Energy-Petroleum Company.

     o Assumption and amendment of the hydrogen supply agreement and assumption of the CO2 agreement between Solutia and Linde Gas LLC.

     o Assumption and amendment of a certain agreement between Solutia and Saint Gobain Glass France SA, enabling Solutia to make a lump sum royalty payment in exchange for Solutia's perpetual rights to sell acoustic glazing products.

     o Assumption and amendment of certain agreements between Solutia and Western Nonwovens, Inc.

     o Assumption and amendment of propylene supply agreement between Solutia and Equistar Chemicals, LP.

     o Assumption and amendment of lease and operating agreements between Solutia and Huntsman Petrochemical Corporation.

         Solutia is continuing to review its Executory Contracts and Unexpired Leases to determine which, if any, of such contracts and leases should be assumed or rejected before the

Effective Date. Solutia has determined that they will assume the contracts set forth on Exhibit G annexed to the Amended Plan. The remainder of the contracts are either no longer executory within the meaning of section 365 of the Bankruptcy Code or will be rejected by Solutia pursuant to the Amended Plan.

         2. CHANGES TO THE ASSET PORTFOLIO
            ------------------------------

         Another element of Solutia's reorganization strategy has been to make changes to its asset portfolio while in bankruptcy to enhance the value of the Estate. This is consistent with Solutia's business strategy to build a portfolio of high-potential businesses that can consistently deliver returns in excess of their cost of capital. To implement this strategy, during the Chapter 11 Cases, Solutia has (a) made strategic investments in its core businesses; (b) exited certain unprofitable businesses and facilities; and (c) divested non-core assets, as further described below.

            (a) Acquisition of Akzo Nobel's Interest in the Flexsys joint venture

         Solutia recently acquired Akzo Nobel's interest in the 50/50 Flexsys joint venture between Solutia and Akzo Nobel for $213 million subject to debt assumption and certain purchase price adjustments (the "Flexsys Acquisition"). Flexsys, a leading producer of rubber chemicals, was originally formed in 1995 as a 50/50 joint venture between Akzo Nobel and Monsanto, with Monsanto's interest being transferred to Solutia as part of the Spinoff. The acquisition of Akzo Nobel's interest in Flexsys allows Solutia to fully integrate Flexsys into its portfolio of market leading businesses. Flexsys products play an important role in the manufacture of tires and other rubber products such as belts, hoses, seals and footwear. These chemicals help cure and protect rubber, impart desirable properties to cured rubber, increase durability and lengthen product life. The Flexsys business is currently headquartered in Brussels, Belgium with manufacturing facilities in Europe, North America, South America and Asia.

         See Section VIII.D of this Disclosure Statement for more information regarding the Flexsys business.

            (b) Changes in the Nylon Business

                (i) Closure of the Acrylic Fibers Business

         Solutia exited its acrylic fibers business in the second quarter of 2005. Solutia's decision to exit the acrylic fibers business was based on increased foreign competition and the resulting significant profitability decline in the sector. Acrylic fibers produced by Solutia were previously used in diverse personal products and industrial applications such as apparel, craft yarns, dental floss and conveyer belts. Historically, the acrylic fibers business accounted for approximately 6% of Solutia's consolidated revenues. As a result of this business initiative, Solutia's plant located in Decatur, Alabama ceased to operate its acrylic fiber line, but continues to produce chemical intermediaries for use in nylon products.

                (ii) Closure of the Pensacola Industrial Fiber Business

         In June 2005, Solutia closed the nylon industrial fiber business at its plant in Pensacola, Florida (the "Pensacola Tire Business"). Nylon industrial fibers manufactured by the Pensacola Tire Business were previously used in diverse applications such as tire reinforcement, automotive belts and hoses and other industrial products. As a result of the shutdown of the Pensacola Tire Business, Solutia announced that it would concentrate its production of nylon industrial fibers at its Greenwood, South Carolina plant. The nylon industrial fiber unit at the Greenwood, South Carolina plant utilizes newer technology than the Pensacola unit, enabling it to achieve lower costs and higher quality. Historically, the Pensacola Tire Business accounted for approximately 1% of Solutia's consolidated revenues.

                (iii) Conversion of the Pensacola Industrial Fiber Assets

         Following the shutdown of the Pensacola Industrial Fiber operations, Solutia began converting assets used in the Industrial Fiber business into assets that can be utilized to manufacture nylon resins and compounds. This is part of Solutia's overall strategy to convert historic industrial and carpet fiber assets to resin and compound production in order to participate in the higher value and growing plastics market for Nylon 6,6. The conversion is being implemented in phases. In 2006, Solutia converted CP lines 26 and 27 increasing its plastics capacity by approximately 90 million pounds. In 2007, Solutia converted CP lines 24 and 25, increasing its plastics capacity by approximately 90 million pounds. Solutia intends to convert CP lines 28 and 29 in the first quarter of 2008, increasing its plastic capacity by an additional approximately 150 million pounds. After this conversion, Solutia's plastic capacity will total approximately 700 million pounds.

                (iv) Improved Nylon Operational Reliability

         During the course of the Chapter 11 Cases, Solutia management has focused its efforts on improving plant infrastructure and operational reliability within its Nylon business. Solutia's primary focus has been on its Alvin, Texas (Chocolate Bayou) facility where, in 2000, Solutia had expanded the facility into the largest single-site acrylonitrile plant in the world. However, certain infrastructure and related maintenance processes to support the additional capacity had not been put in place and the plant incurred historically high costs associated with unplanned and extended downtime and other disruptions in raw material deliveries and product shipments. In early 2005 Solutia brought in a new site leadership team to analyze the issues impacting the facility and implement changes to ensure greater operational reliability. Since that time, processes have been put in place and critical investments have been completed which have resulted in improved product yields and the number of unplanned outages has been significantly reduced. Solutia is also implementing similar reliability measures at its other Nylon manufacturing facilities.

            (c) Changes in the Saflex Business

                (i) Acquisition of Vitro's interest in the Quimica Joint Venture

         On March 1, 2006, pursuant to a stock purchase agreement among Solutia, Vitro S.A. de C.V. ("Vitro") and Vitro Plan, S.A. de C.V. ("Vitro Plan"), a 100%-owned subsidiary of Vitro, Solutia acquired Vitro Plan's 51 percent stake in Quimica (originally formed in 1996 as a joint venture between Vitro, Vitro Plan and Monsanto) for approximately $20 million in cash, and became the sole owner of Quimica and its PVB interlayer plant located in Tlaxcala, Mexico. Solutia subsequently renamed Quimica: Solutia Tlaxcala, S.A. de C.V. Solutia believes that the worldwide market for laminated glass products will grow over the next five years, creating greater demand for PVB products. The acquisition increases Solutia's existing Saflex(R) PVB interlayer manufacturing capacity and provides new opportunities for low-cost expansions, thereby better positioning Solutia to capitalize on this growth. It also provides facilities in which Solutia will accelerate production of a new, higher margin acoustic PVB product. Since the acquisition Solutia has completed a significant engineering project at the Tlaxcala site to add this manufacturing capability. Pursuant to the stock purchase agreement, Solutia and Vitro also entered into supply agreements under which Solutia will provide Vitro and certain of its affiliates with 100% of their requirements for most Saflex(R) PVB products for up to five years.

                (ii) Construction of Saflex(R) Interlayer Plant in China

         A new Saflex(R) PVB interlayer plant in Suzhou, China. became operational in August 2007. The plant provides Solutia with improved access to the growing Chinese automotive industry, allowing reduced supply chain costs and greatly improved responsiveness in serving this region. The plant focuses on meeting the rapidly growing demands of the Chinese automotive glass market by manufacturing PVB interlayers for use in windshields. The plant is also well located geographically to supply other markets in Asia, improving Solutia's ability to meet rising customer needs for Solutia's Saflex(R) PVB interlayers across the broader Asia-Pacific region. It is expected that future projects will add additional capacity at the plant to meet market demands.

                (iii) Construction of Third Extrusion Line at Ghent

         In March 2007, Solutia began construction of a third extrusion line at its manufacturing facility in Ghent, Belgium. The new extrusion facility will be dedicated to the manufacturing of super wide (3.2m) architectural PVB sheet. The architectural market is in a state of rapid expansion and the European architectural market alone is expected to grow by 40 million square meters (Msm) over the next 10 years. The majority of this growth will be in super-wide product, and the new Ghent line will provide Solutia with the capability to meet this demand in a highly efficient, dedicated unit. The Ghent plant is well located geographically to serve the European markets and integrating this new extrusion line with the existing plant operations offers advantages in terms of shared infrastructure and fixed costs that will further improve the competitive position of the Saflex business.

            (d) Changes in the CPFilms Business

                (i) Installation of New CPFilms Metallizing Production Line

         In March 2005, Solutia completed the installation and successful startup of a new metallizing production line at its manufacturing facility in Martinsville, Virginia. The new metallizer, which joins three other metallizing lines already in place at the facility, significantly increases the existing metallizing business' capacity and versatility. In addition to producing solar control window films for commercial, automotive and consumer markets, other applications now supported by the new metallizing line include static-dissipative packaging, graphic arts, automotive badging and specialty labels.

                (ii) Installation of New CPFilms Dye Line

         In December 2005, Solutia completed the installation and successful start up of a new dyed film production line at its manufacturing facility in Martinsville, Virginia. The new dye line, which adds to the six lines already in place, significantly increased Solutia's existing dyed film capacity and versatility. The new dye line primarily focuses on higher speed and precise color control of films for the window film consumer market. The line was custom designed and built by Solutia and includes sophisticated control systems for maximum versatility and precision. Other applications for the line include graphic arts and theatrical lighting filters for film studio applications.

            (e) Changes in the Specialty Products Business

                (i) Expansion of Therminol(R) Production in China

         In September 2005, Solutia Therminol Co. Ltd. ("Therminol"), a non-Debtor joint venture between Solutia and Jiangsu Suhua Group Co., Ltd., in which Solutia holds a 60% ownership interest, opened a new Therminol(R) heat transfer fluid manufacturing facility in Suzhou, China. The new facility more than doubles the production capacity of the original manufacturing plant and will support China's rapidly growing market for heat transfer fluids. Since 1995, Therminol heat transfer fluids have become the most widely used high temperature synthetic heat transfer product in China.

                (ii) Divestiture of the Dequest(R) Business

         On March 31, 2007, Solutia sold its Dequest(R) water treatment phosphonates business to Thermphos Trading GmbH, a Swiss corporation ("Thermphos") for $67 million in cash, subject to a working capital adjustment. As part of the closing, affiliated companies of Solutia and Thermphos entered into a lease and operating agreement under which Solutia will continue to operate the Dequest production facility for Thermphos at Solutia's plant in Newport, Wales, U.K.

                (iii) Closure of the Queeny Plant

         Solutia relocated its Skydrol(R) and Skykleen(R) production lines from its Queeny plant in St. Louis, Missouri to a new state-of-the-art facility at its Anniston, Alabama plant. Production at the new plant began in August 2006. Skydrol(R) and Skykleen(R) products are used in the aviation industry for such applications as hydraulic fluids for commercial aircraft and environmentally friendly solvents for aviation maintenance. As a result of this move, operations at the Queeny plant have ceased and the plant has been shut down.

                (iv) Closure of the Chlorobenzene Business

         In mid-2004, Solutia closed its chlorobenzene business due to its unprofitable financial performance, which resulted principally from increased foreign competition. Chlorobenzene products manufactured by Solutia were previously used in diverse applications such as herbicides, rubber anti-oxidants and other industrial uses. Historically, the chlorobenzene business accounted for approximately 2% of Solutia's consolidated revenues.

                (v) Closure of Other Operations

         In addition to the closure of the businesses described above, Solutia also closed, in late 2003 and early 2004, its feed ingredients business at the Nitro, West Virginia facility and its L-Aspartic operations at the Queeny plant in St. Louis, Missouri. The decision to exit these businesses was precipitated by continued losses and Solutia's continued strategic evaluation of its businesses focusing on profitable, core businesses. Historically, these closed businesses together accounted for approximately 1% of Solutia's consolidated revenues.

            (f) Strategic Actions Regarding Non-Core Assets

         Since the Petition Date, Solutia has also analyzed its ownership and operation of certain other non-core assets. Actions taken with respect to these non-core assets are more fully described below.

                (i) Divestiture of the Pharmaceutical Services Business

         In August 2006, Solutia's 100% owned subsidiary, Solutia Europe S.A./N.V. ("SESA"), sold its pharmaceutical services business to Dishman Pharmaceuticals & Chemicals Ltd. ("Dishman") pursuant to a Stock and Asset Purchase Agreement under which Dishman purchased 100 percent of the stock of the pharmaceutical services business, as well as certain other assets used in the pharmaceutical services business, for $74.5 million, subject to certain purchase price adjustments. Dishman also assumed substantially all of the liabilities relating to the pharmaceutical services business, other than certain liabilities that arose prior to the closing of the transaction and liabilities under certain employment agreements.

                (ii) Divestiture of the Astaris Joint Venture

         In November 2005, Solutia and FMC Corporation ("FMC") each a 50% owner of Astaris LLC ("Astaris") a joint venture sold substantially all of Astaris' assets to Israel Chemicals Limited ("ICL") for $255 million in cash (subject to certain purchase price adjustments) and the assumption by ICL of certain related liabilities. In connection with the transaction, Solutia and FMC agreed to indemnify ICL for certain pre-closing liabilities relating to Astaris, including certain pre-closing environmental liabilities. The transaction resulted in gross proceeds to Solutia of approximately $95 million, of which approximately $13 million remains in escrow to pay off any potential indemnification claims. Subsequently, ICL provided notice of indemnity claims with regard to the escrow amount but Solutia disputes such claims.

                (iii) Divestiture of Axio Research Corporation

         In December 2004, with Bankruptcy Court approval, Solutia sold substantially all of the assets of Axio Research Corporation ("Axio"), a Debtor subsidiary of Solutia that provided clinical data services to help make the drug development process safer and more efficient, to Axio Research Acquisition Company, LLC, an entity owned by one of the former Axio shareholders, who sold the business to Solutia in May of 2002, for $200,000 plus additional consideration.

         3. REALLOCATION OF RISKS RELATED TO LEGACY LIABILITIES
            ---------------------------------------------------

         A primary element of Solutia's reorganization strategy was to achieve a reallocation of risks related to the significant tort, environmental and retiree Legacy Liabilities that it assumed as part of the Spinoff. To achieve a reallocation of risks related to these Legacy Liabilities, Solutia entered into arms-length negotiations with Monsanto, the Creditors' Committee and the Retirees' Committee, which resulted in the Monsanto Settlement Agreement and the Retiree Settlement Agreement.(20) The reallocation achieved by these settlements are described in more detail in Section VI.B of this Disclosure Statement.

         4. APPROPRIATE CAPITAL STRUCTURE AND CONVERSION OF DEBT
            ----------------------------------------------------

            (a) Capital Structure as of Petition Date

         As of the Petition Date, Solutia had, on a consolidated basis, over $1.2 billion in aggregate long-term indebtedness, consisting of secured and unsecured notes, a bank credit facility and a synthetic lease financing arrangement. Solutia's non-debtor subsidiary SESA had (euro)200 million of 10 percent Senior Secured Notes outstanding (the "Euro Notes").

         Upon filing for Chapter 11, Solutia entered into a $525 million DIP Credit Facility on January 16, 2004 which has since been amended five times during the Chapter 11 Cases. In general, the amendments modified, among other things, the mandatory prepayment terms and covenants regarding the disposition of assets and investments, certain notice provisions and the interest rate. The fifth amendment increased the DIP Credit Facility to $1.225 billion, consisting of a $975 million fully drawn term loan and a $250 million borrowing-based revolving credit facility, which includes a $150 million letter of credit subfacility. Of the $1.225 billion, $150 million was utilized to partially finance Solutia's acquisition of Akzo Nobel's interest in the 50/50 Flexsys joint venture between Solutia and Akzo Nobel. The net proceeds from the sale of the Solutia's Dequest(R) water treatment phosphonates business were used to pay-down the balance of the term loan. The DIP Credit Facility has a maturity date of March 31, 2008.

         In August 2006, SESA entered into a (euro)200 million Facility Agreement (the "Euro Facility Agreement") using the proceeds, among other things, to refinance the outstanding Euro Notes. The Euro Facility Agreement terminates on July 31, 2011 and is secured by substantially all of the assets of SESA and its subsidiaries.

         In conjunction with the Flexsys Acquisition, Flexsys entered into a $200 million Secured Facilities Agreement on April 27, 2007. This facility was used together with the $150 million intercompany loan from Solutia as described above to retire Flexsys' prior credit facility and complete the Flexsys Acquisition. The facility was subsequently upsized by an additional $25 million.

--------
(20) On July 10, 2007, Solutia filed the First Amended and Restated Retiree Settlement Agreement (Dkt. No. 4029).

            (b) Capital Structure upon Emergence; Exit Financing Facility

         Upon emergence from Chapter 11, Reorganized Solutia will have an improved balance sheet and more appropriate capital structure. Under the Amended Plan, a significant portion of Solutia's prepetition debt will be converted to equity. As of the Petition Date, Solutia had outstanding the following unsecured notes: (a) $300 million under the 2027 Notes and (b) $150 million under the 2037 Notes, which will be converted to equity.

         E. FINANCIAL PERFORMANCE DURING BANKRUPTCY
            ---------------------------------------

         Solutia, including its non-Debtor subsidiaries, reported, on a consolidated basis for the eight months ended August 31, 2007 and the fiscal years ended December 31, 2006 and 2005, net income of $62 million, $2 million and $8 million, respectively, and for the fiscal year ended December 31, 2004, a net loss of $320 million. This compares to net losses for the fiscal years ended December 31, 2003 and 2002, the two years leading up to Solutia's bankruptcy filing, of approximately $975 million and $144 million, respectively. Net sales for the eight months ended August 31, 2007 and the fiscal years ended December 31, 2006, 2005 and 2004 were approximately $2.3 billion, $2.8 billion, $2.6 billion and $2.5 billion, respectively, while net sales for the fiscal years ended December 31, 2003 and 2002 were approximately $2.3 billion and $2.1 billion, respectively. At June 30, 2007, Solutia reported, on a consolidated basis, approximately $2.6 billion in total assets and approximately $4.0 billion in total liabilities, including approximately $1.8 billion of liabilities subject to compromise.

         Certain events preceding the filing date, as well as management's reorganization strategy and execution against the four principal objectives outlined in Section V.D of this Disclosure Statement, have created a significant number of non-recurring or non-operational accounting events, which significantly affect comparability of Solutia's financial performance for the eight months ended August 31, 2007 and the fiscal years ended December 31, 2006, 2005 and 2004. Excluding these impacts, as well as the significant cost of the reorganization process itself, Solutia would have reported EBITDAR, which is earnings before interest, taxes, depreciation, amortization and reorganization items, for the eight months ended August 31, 2007 and the fiscal years ended December 31, 2006, 2005 and 2004 of $230 million, $247 million, $212 million and $122 million, respectively. The identification of the items to reconcile these non-GAAP earnings to GAAP measures is located at Exhibit F to this Disclosure Statement.

                                     VI.
         THE GLOBAL SETTLEMENT AND REALLOCATION OF LEGACY LIABILITIES
         ------------------------------------------------------------

         On May 16, 2007, Solutia filed its First Amended Plan of Reorganization with the support of the Creditors' Committee, the Retiree Committee, the Ad Hoc Trade Committee, Monsanto and Pharmacia. The First Amended Plan included a comprehensive reallocation of the Legacy Liabilities that has remained unchanged from Solutia's original Plan of Reorganization filed February 14, 2006 and provided for distributions of New Common Stock to Monsanto, the Retirees, General Unsecured Creditors and Noteholders. The Equity Committee and the Ad Hoc Notes Committee opposed the First Amended Plan and subsequent proposed plans which were filed with and/or submitted to the Bankruptcy Court between May 16, 2007 and August 10, 2007. These constituents opposed the proposed plans inter alia
                                                               ----- ----
because, among other things:

     o in the view of the Equity Committee and the Ad Hoc Notes Committee, among other issues, the terms of the settlement between Solutia and Monsanto provided Monsanto with too great of a recovery in exchange for Monsanto's agreement to take financial responsibility for limited Legacy Liabilities;

     o the Ad Hoc Notes Committee did not believe that the 2027/2037 Notes recovery under the plans of reorganization reflected a fair settlement of the Prepetition Indenture Trustee Adversary Proceeding; and

     o the Equity Committee and the Ad Hoc Notes Committee disputed the valuation of Reorganized Solutia.

         After several months of negotiations among the parties, representatives of Solutia, Monsanto, the Creditors' Committee, the Ad Hoc Trade Committee, the Ad Hoc Notes Committee and the Equity Committee convened in St. Louis, Missouri on August 14, 2007. As a result of the negotiations, the constituencies agreed to modify the form of the First Amended Plan of Reorganization and to support the Global Settlement and the Amended Plan, which is based on its terms.

         The Global Settlement is comprised of four material elements: (a) settlement of all remaining outstanding litigation among the settling parties;
(b) reallocation of the Legacy Liabilities as between Reorganized Solutia and Monsanto; (c) modifications to certain Commercial and Operating Agreements; and (d) the Distributions on account of Claims and Equity Interests as set forth in the Amended Plan and described in this Disclosure Statement.

         The Global Settlement is the product of several years of arduous arms-length negotiation and achieves the overriding goals of Solutia's reorganization: the permanent reallocation of significant Legacy Liabilities and a consensual plan of reorganization. The Monsanto Settlement Agreement, the Retiree Settlement Agreement and the Global Settlement, of which the Monsanto Settlement Agreement and Retiree Settlement Agreement are an integral part, are supported by all of Solutia's primary stakeholders for good reason, as they will bring an end to contentious litigation and confirmation proceedings and pave the way for Solutia's emergence from these Chapter 11 Cases. The parties to the Global Settlement believe that when measured against the deferential standard for the approval of settlements required by Bankruptcy Rule 9019 and the strong public policy favoring settlements, it is clear that the Global Settlement should be approved.

A.       LITIGATION SETTLEMENTS
         ----------------------

         1. THE PREPETITION INDENTURE TRUSTEE ADVERSARY PROCEEDING
            ------------------------------------------------------

         On May 27, 2005, JP Morgan as the predecessor to the Prepetition Indenture Trustee under the Prepetition Indenture, filed the Prepetition Indenture Trustee Adversary Proceeding,(21) seeking declaratory judgment that the 2027/2037 Notes are entitled to valid and perfected security interests in certain of Solutia's assets, and seeking adequate protection pursuant to section 363 of the Bankruptcy Code, on the grounds that Solutia's release of such liens and security interests prior to the Petition Date was improper or ineffective under the Prepetition Indenture and applicable law.

         Trial of the Prepetition Indenture Trustee Adversary Proceeding commenced on May 23, 2006 and concluded on July 10, 2006. On May 1, 2007, the Bankruptcy Court ruled in favor of Solutia holding that the Noteholders do not have, and are not entitled to, a lien on any of the Debtors' assets. The Bankruptcy Court also found that the 2027/2037 Notes were properly de-securitized under the express terms of the Prepetition Indenture. Thereafter, on May 17, 2007, the Bankruptcy Court entered the final judgment (the "Final Judgment") in the Prepetition Indenture Trustee Adversary Proceeding.

         Before the Bankruptcy Court's decision, Wilmington Trust was substituted as the plaintiff in the Prepetition Indenture Trustee Adversary Proceeding. On May 29, 2007, Wilmington Trust filed a timely notice of appeal of the Final Judgment. On the same date, the Ad Hoc Notes Committee, which previously had intervened in the Prepetition Indenture Trustee Adversary Proceeding, also filed a timely notice of appeal of the Final Judgment.

         Under the Global Settlement, the Prepetition Indenture Trustee, the Ad Hoc Notes Committee and individual Noteholders controlling more than $300.1 million in principal amount of the 2027/2037 Notes have agreed to seek a stay of the appeals of the Final Judgment in the Prepetition Indenture Trustee Adversary Proceeding and to withdraw those appeals with prejudice on the Effective Date in consideration for the Noteholders' treatment under the Amended Plan.

         2. EQUITY COMMITTEE ADVERSARY PROCEEDING AGAINST MONSANTO AND
            ----------------------------------------------------------
            PHARMACIA
            ---------

         On March 7, 2005, the Equity Committee commenced the Equity Committee Adversary Proceeding by filing a complaint against Monsanto and Pharmacia (the "Equity Committee Complaint"). The Equity Committee Complaint seeks the disallowance of the claims filed by Monsanto and Pharmacia against Solutia's bankruptcy Estates and a reallocation of substantial amounts of the Legacy Liabilities from Solutia's balance sheet to that of Monsanto and Pharmacia, based on alleged wrongful and inequitable conduct by Monsanto and Pharmacia. In particular, the Equity Committee Complaint alleges that as part of the Spinoff, Pharmacia forced

--------
(21) The Wilmington Trust Company ("Wilmington Trust") has replaced JPMorgan as the Prepetition Indenture Trustee. On March 12, 2007, the Bankruptcy Court entered a Stipulation and Order substituting Wilmington Trust as plaintiff in the Prepetition Indenture Trustee Adversary Proceeding.

Solutia to assume excessive liabilities and insufficient assets such that Solutia was undercapitalized and destined to fail from its inception.

         The Ad Hoc Notes Committee, the Ad Hoc Trade Committee, Solutia and the Creditors Committee have intervened in the Equity Committee Adversary Proceeding.

         In August 2006, Solutia filed a motion to stay the Equity Committee Adversary Proceeding, alleging that the Equity Committee lacked proper standing to pursue the claims in the Equity Committee Adversary Proceeding on behalf of Solutia. In September 2006, the Bankruptcy Court ruled that the Equity Committee did not have standing to pursue claims on behalf of Solutia because Solutia had already pursued claims against Monsanto and Pharmacia and entered into a settlement agreement with respect to those claims. However, the Bankruptcy Court also ruled that the Equity Committee did have standing under section 502 of the Bankruptcy Code to pursue its own objections to the claims of Monsanto and Pharmacia.

         Under the Global Settlement, the Equity Committee has agreed to stay the Equity Committee Adversary Proceeding and withdraw it with prejudice on the Effective Date, in consideration for Equity Holders' treatment under the Amended Plan.

         3. LITIGATION AMONG PHARMACIA, MONSANTO AND SOLUTIA
            ------------------------------------------------

         Since the Petition Date, Solutia, Pharmacia and Monsanto have engaged in a variety of proceedings regarding their respective rights and obligations under the Distribution Agreement, and with respect to the Legacy Liabilities. Under the Global Settlement, and as specifically set forth in the Monsanto Settlement Agreement and the Amended Plan, on the Effective Date, each of these Settled Adversary Proceedings between Solutia, Pharmacia and Monsanto, including the distribution agreement rejection motion, the benefits adversary, the indemnity adversary, and disputes concerning Monsanto and Pharmacia's proofs of claim, and all avoidance actions filed against Monsanto and Pharmacia, will be dismissed with prejudice in exchange for Monsanto and Pharmacia's treatment under the Amended Plan.

         4. THE RETIREES ADVERSARY PROCEEDING
            ---------------------------------

         In May 2004, the Retirees' Committee commenced an adversary proceeding seeking (a) a declaratory judgment that Pharmacia and Monsanto are liable for the Retirees' benefit claims in the event Solutia obtains relief pursuant to Bankruptcy Code section 1114 and (b) that Pharmacia's and Monsanto's claims for indemnity related to Retiree Claims should be equitably subordinated (the "Retiree Adversary Proceeding"). Both Pharmacia and Monsanto opposed the litigation. The Retiree Adversary Proceeding is subject to a standstill agreement and will be deemed to be withdrawn with prejudice pursuant to the terms of Retiree Settlement Agreement.

         5. THE EPA ADVERSARY PROCEEDING
            ----------------------------

         In February 2004, Solutia commenced an adversary proceeding against the United States of America, acting on behalf of the EPA, seeking a declaratory judgment that the remediation obligations pursuant to the Anniston Consent Decree are claims subject to discharge pursuant to section 101(5) of the Bankruptcy Code and the automatic stay pursuant to section 362 of the Bankruptcy Code (the "EPA Adversary"). Solutia also sought the same relief with respect to

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

other sites not owned by Solutia. As a result of a motion for partial summary judgment on these issues related to Anniston, Solutia and the EPA entered into a stipulation on April 30, 2004 (the "EPA Stipulation"), which provided that certain of Solutia's obligations under the Anniston Consent Decree were subject to the automatic stay pursuant to section 362 of the Bankruptcy Code and that the EPA could prosecute the amounts of such obligations in the United States District Court for the Northern District of Alabama. All of the issues in the EPA Adversary will be resolved pursuant to the Amended Plan as a result of Solutia's assumption of its obligations pursuant to the Anniston Consent Decree under the Amended Plan.

B.       REALLOCATION OF THE LEGACY LIABILITIES
         --------------------------------------

         The reallocation of the risk related to the Legacy Liabilities will be accomplished pursuant to the Monsanto Settlement Agreement, the Retiree Settlement Agreement and the Amended Plan, which together are a single integrated agreement. The reallocation of the risk related to the Legacy Liabilities does not eliminate Solutia's responsibility for all of the Legacy Liabilities. Specifically, Solutia will be responsible for the Environmental Liability Costs with respect to the Retained Sites, its share of the Environmental Liability Costs with respect to the Shared Sites and the remaining OPEB liabilities, if any, with respect to the legacy Retiree Liabilities after the Retiree Trust is exhausted. After accounting for cost reductions realized by Solutia as a result of the Retiree Settlement Agreement and the funding of the Retiree Trust, as of the Effective Date, on a net present value basis, Solutia projects that its continuing liability for post-employment medical and other benefits to its Retirees will be approximately $137 million, comprised of liabilities related to post-spin Retirees. While Solutia will retain certain Legacy Liabilities, Solutia will receive a discharge with respect to the Legacy Site Claims and Monsanto will be financially responsible, as between itself and Solutia, for the Legacy Tort Claims, the Legacy Site Claims and its portion of the Shared Site Claims. Monsanto will indemnify Solutia for those Claims. Solutia believes that the reallocation of the risks related to the Legacy Liabilities achieved by these agreements is necessary for the Company to emerge from chapter 11 as a viable entity.

         1. LEGACY OPEB LIABILITIES
            -----------------------

            (a) Modification of Benefits Provided to Existing Retirees

         Solutia, along with Monsanto, Pharmacia and the Creditors' Committee, reached a settlement with the Retirees' Committee, regarding modifications to the level of disability and retiree medical and life insurance benefits (referred to herein as "Legacy OPEB Liabilities") to be paid to the Retirees after the Effective Date. The Retiree Settlement Agreement is annexed to the Amended Plan as Exhibit B. Key terms of the Retiree Settlement Agreement include:

                o   Creation of the Retiree Trust. On the Effective Date,
                    -----------------------------
                    Solutia will contribute $175 million in cash proceeds from the Rights Offering to the Retiree Trust, which is intended to qualify as a "voluntary employees' beneficiary association" under Section 501(c)(9) of the IRC and Monsanto and Pharmacia are not required to contribute to the Retiree Trust. These funds will be used solely to reimburse Solutia for costs associated with the payment of benefits for pre-spin Retirees. The Retiree Trust provides continuing and substantial

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

                    protections for continued payments of retirees' benefits. The Amended Plan shall not be effective unless the Retiree Trust is fully funded.

                o   Modification to Medical Benefits. Reorganized Solutia can
                    --------------------------------
                    limit the amount it pays each year for retiree medical expenses, change deductibles and prescription drug co-payments and cap the amount of benefits paid to individual retirees after the age of 65. In addition, Retiree representatives will maintain certain monitoring rights with respect to the Retiree Trust and 2007 Retiree Welfare Benefit Plan.

                o   Modification to Life Insurance Benefits. Life insurance
                    ---------------------------------------
                    benefits have been capped for employees who retired before December 31, 2001 and eliminated for those who retired after that date.

                o   Retiree Claim. The Retirees, as a class, will receive an
                    -------------
                    allowed, non-priority unsecured claim in the aggregate amount of $35 million, which is based on the value of agreed-upon reductions to benefits that Solutia could not have unilaterally imposed on the Retirees. The recovery on account of the Retiree Claim will be contributed to the Retiree Trust. The funds from the Retiree Trust will be used solely to reimburse Reorganized Solutia for costs associated with the payment of benefits for pre-spin Retirees.

                o   Retiree Release. The Retirees have agreed to release
                    ---------------
                    Solutia, Monsanto and Pharmacia, any employee benefit plans of Monsanto or Pharmacia and their respective officers, directors, employees, affiliates, successors, assigns, representatives, agents, advisors and professionals from all claims related to "retiree benefits" (as defined in section 1114(a) of the Bankruptcy
                    Code). This release protects Monsanto and Pharmacia from risk that any portion of the Retiree liabilities could be asserted directly against them. Monsanto and Pharmacia are not making any direct contribution to the Retiree Settlement.

         The agreed modifications to the Retirees' OPEB benefits set forth in the Retiree Settlement Agreement will result in a significant savings to Reorganized Solutia, estimated at approximately $110 million in value, while preserving vital medical, health and life insurance benefits for Retirees. In addition, the Retirees' benefits will be further protected by the Retiree Trust, which will be funded with $175 million from the Rights Offering.

         2. LEGACY ENVIRONMENTAL LIABILITIES
            --------------------------------

         Pursuant to the Monsanto Settlement Agreement, the sites giving rise to the Legacy Environmental Liabilities generally fall into the following categories (described in further detail below):

     o   Retained Sites: Sites owned and/or operated by Pharmacia prior to,
         --------------
         and by Solutia following, the Spinoff, and certain related off-site contamination, and non-owned sites to which Solutia sent waste at any time after the Spinoff (the "Retained Sites").

     o   Legacy Sites: Sites owned by Pharmacia but never owned or operated
         ------------
         by Solutia, and certain related off-site contamination, and disposal locations used, but not owned, by Pharmacia prior to the Spinoff to which Solutia never sent waste (the "Legacy Sites").

     o   Shared Sites: Sites never owned or operated by Solutia (with minor
         ------------
         exceptions) (the "Shared Sites"), but which have been affected by historical contamination from the Anniston Plant or the W.G. Krummrich Plant (Sauget).

     o   Certain Waste Sites: Sites which are not categorized as Retained
         -------------------
         Sites, Legacy Sites or Shared Sites and were never owned or operated by either Pharmacia or Solutia but to which both (i) Solutia and
         (ii) Pharmacia (during the period prior to the Spinoff) sent waste giving rise to CERCLA (or any state law equivalent) liability which qualify as both a Retained Site and a Legacy Site.

         Another potentially significant source of potential Legacy Environmental Liabilities, which relates to each of the four categories of sites, are claims associated with natural resource damages ("NRD") pursuant to
Section 107(a)(4)(C) of CERCLA or equivalent state or local laws. NRD Claims are discussed separately below.

            (a) Retained Sites (Solutia-Owned or Operated Sites)

         Retained Sites consist primarily of facilities and properties Solutia has owned or operated following the Spinoff and certain related off-site contamination.(22) This includes (i) facilities owned and/or operated post Spinoff,(23) as well as former plants and landfills closed prior to the Spinoff, for which fee simple title was transferred to Solutia under the Distribution Agreement, and migration of contamination from such sites, (ii) certain other contaminated property that is contiguous or proximate to properties owned or operated by Pharmacia prior to the Spinoff, and migration of contamination from such sites and (iii) sites to which Solutia sent waste after the Spinoff. The Retained Sites are listed on Exhibit A to the Monsanto Settlement Agreement.

         Solutia's environmental remediation obligations at the Retained Sites are not "claims," as defined by section 101(5) of the Bankruptcy Code, but rather continuing obligations of Solutia that are unaffected by the Chapter 11 Cases. Consistent with this status, the proofs of Claim filed by the United States of America (on behalf of the EPA) against Solutia and by other state governments set forth that, with respect to remediation obligations at owned and operated sites, such Claims are "filed in a protective manner." Accordingly, Solutia expects that no Allowed Claim (and no distribution thereon) will result from the United States' or other governmental entity's proofs of Claim filed with respect to such obligations.

         Solutia currently projects that it will incur remediation costs for the Retained Sites in the aggregate amount of approximately $78 million over the next five years. Although this projection only includes costs through 2012, remediation work will continue on Retained Sites

--------
(22) As of the date hereof, Monsanto has not spent any amounts on the Retained Sites.

(23) Such facilities include, without limitation, the Idaho phosphate mining and processing facilities of P4 Production, L.L.C. operated by Solutia after the Spinoff until May 31, 2000.

under the federal Resource Conservation and Recovery Act ("RCRA") program and related state programs for several years. While the EPA has not yet determined final remediation measures for many of these sites, Solutia projects that for the Retained Sites, the highest annual expenditures will occur during the 2007-2012 period, with an average annual cost of $17 million. Beyond 2012, Solutia expects that annual remediation costs will begin gradually declining from $17 million a year as the amount of remedial work declines and is replaced by the operation of treatment systems and maintenance activities. Pursuant to the Amended Plan and the Monsanto Settlement Agreement, Solutia will continue to be responsible for the environmental liabilities at the Retained Sites.

            (b) Legacy Sites (Never Owned or Operated by Solutia)

         Legacy Sites consist primarily of sites that Solutia has never owned or operated or to which it never sent waste, with minor exceptions. In general, the Legacy Sites are one of three types: (i) former Pharmacia facilities that were sold or otherwise conveyed to other parties prior to the Spinoff, (ii) waste disposal sites never owned or operated by Pharmacia but to which Pharmacia sent waste prior to the Spinoff and (iii) property to which contamination migrated from one of the foregoing facilities or sites. At the time of the Petition Date, pursuant to the Distribution Agreement, Solutia was managing more than 50 Legacy Sites with active remediation. There also may be additional not-yet-identified Legacy Sites that were owned or operated or used for disposal by Pharmacia or one of the predecessor companies it acquired. The Legacy Sites are listed on Exhibit B to the Monsanto Settlement Agreement.

         Solutia ceased handling and paying Legacy Site obligations upon the commencement of the Chapter 11 Cases. As discussed above, Pharmacia remains directly liable at these sites due to its activities prior to the Spinoff, and Monsanto remains contractually liable to Pharmacia under the Separation Agreement in the event Solutia fails to satisfy the liabilities for these sites. Solutia has, for the most part, transferred remedial work or payment obligations at these sites to Monsanto, which, consistent with the Interim Protocol, has agreed to undertake this work or payment obligation acting as Pharmacia's agent. In most such instances where there are work obligations, acting in that capacity, Monsanto has requested, and Solutia has permitted, Solutia's remediation managers to continue managing the work on Monsanto's behalf and Monsanto has paid all costs except for Solutia's remediation managers' salaries and benefits. Solutia is aware of no Legacy Sites at which cleanup work formerly being performed or managed by Solutia is going untended as a result of Solutia's filing of the Chapter 11 Cases. The costs incurred by Monsanto as a result of Solutia's cessation of performance of its Distribution Agreement obligations with respect to these sites, both during the Chapter 11 Cases and following the Effective Date, represent a portion of the Monsanto Claim.

         Based on very rough estimates prepared prior to the Petition Date, Solutia believes the cost of the long term remedial obligations at these sites is over $100 million. As discussed in Section VI.B.2(g) herein, pursuant to the Amended Plan and the Monsanto Settlement Agreement, Monsanto will take responsibility, as between itself and Reorganized Solutia, for the Legacy Environmental Liabilities related to the Legacy Sites. In light of the significant unknown and contingent liabilities associated with the Legacy Sites, Monsanto's agreement to undertake responsibility for such sites will be of considerable value in reducing the burden of Legacy Environmental Liabilities for Solutia upon emergence from bankruptcy.

            (c) Shared Site Areas (Anniston and Sauget)

         Shared Site Areas consist of the off-site areas adjacent to or near two of the Retained Sites, the Anniston, Alabama Plant and the W.G. Krummrich Plant in Sauget, Illinois. These Shared Sites are not owned by Solutia (with the exception of "Site R" a narrow strip of property in Site Q, and the Containment Cell (in Cahokia and Sauget, Illinois), as well as the Central Staging and Soil Management Area (the Miller Property) and the South Staging and Soil Management Area (both in Anniston, Alabama). The Shared Sites are listed on Exhibit C to the Monsanto Settlement Agreement.

         During the Chapter 11 Cases, Solutia has ceased funding remediation efforts at the Shared Sites not owned by Solutia. Pursuant to the Interim Protocol, Monsanto has (as Pharmacia's agent) undertaken the work Solutia was performing at these Shared Sites not owned by Solutia prior to the Petition Date. As with several of the Legacy Sites, Solutia's remediation managers are managing this work for Monsanto. Monsanto, acting as Pharmacia's agent, currently bears all costs, as between itself and Solutia, for the non-Solutia owned Shared Sites, except for the salaries and benefits of Solutia's remediation managers.

         The costs incurred by Monsanto as a result of Solutia's cessation of performance of its obligations under the Distribution Agreement with respect to the Shared Sites represent a portion of the Monsanto Claim.

         Solutia currently projects aggregate remediation costs with respect to Shared Sites to be approximately $91 million over the next five years. Such costs will be shared between Solutia and Monsanto pursuant to the arrangement discussed in Section VI.B.2(g) herein. Significant additional costs will be required with respect to the Shared Sites after 2012. Although the EPA has not yet determined final remedies for these sites, Solutia estimates that the highest annual expenditures after the 2007-2012 period will occur during the five-year period immediately following 2012. During that period, major remediation work at both the Sauget and Anniston Shared Sites is expected to be required and costs are projected to be consistently about $23 million a year. Thereafter, remedial work will continue for some time, but annual costs should begin to decline as the amount of remedial work lessens and only operation of treatment systems and maintenance activities remain.

            (d) Certain Waste Sites

         Pursuant to the Monsanto Settlement Agreement, the responsibility for environmental liabilities applicable to Solutia, Pharmacia and Monsanto at a Certain Waste Site will be allocated among Solutia and Monsanto according to the volume and toxicity of waste sent by Solutia, on the one hand, and Pharmacia, on the other hand, to such Certain Waste Site or by such other reasonable measures to which the Parties may agree consistent with customary allocation principles.

            (e) Natural Resource Damages at Anniston and Sauget

         The Legacy Environmental Liabilities also include potential liability for the NRDs resulting from Pharmacia's operations prior to the Spinoff. CERCLA, the federal "superfund" law, creates a separate category of liability for "damages for injury to, destruction of, or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss." See 42 U.S.C. Section 9607(a)(4)(C). In general, NRDs represent the residual damage to natural resources after cleanup is complete, as well as certain measures of damage prior to cleanup.

         Proofs of Claim filed by the federal and state trustees for natural resources (the "Natural Resource Trustees") facially assert NRD Claims of between $366 million and $604 million for the Anniston off-site areas (i.e., the Anniston Shared Site) and approximately $32 million for the Sauget off-site areas (i.e., the Sauget Shared Site). Solutia believes these Claims are aimed primarily at preserving the Natural Resource Trustees' rights and are not the result of any NRD assessment having been completed by the Natural Resource Trustees. Typically, NRD amounts are not assessed until final site cleanup measures are known. Given Solutia's desire to emerge from the Chapter 11 Cases with as much certainty as possible regarding its future liabilities and the extensive data currently available as a result of the environmental investigations that have already been performed at the Anniston and the W.G. Krummrich Plants and related off-site areas, Solutia developed estimates of the range of its NRD liability at the Anniston and Sauget sites. The Natural Resource Trustees do not necessarily agree with Solutia's characterization of their claims as set forth in this paragraph.

         Solutia has retained two experts, Dr. David Ludwig and Dr. William Desvousges, to prepare NRD estimates. Dr. Ludwig of Blasland, Bouck and Lee, Inc. ("BBL") is an expert in the assessment of ecological damages. Dr. Desvousges, formerly of Triangle Research Associates, an affiliate of BBL, is an economist with recognized expertise in determining lost natural resource human use values, such as lost fishing or other recreational uses caused by environmental contamination. Dr. Desvousges' and Dr. Ludwig's analyses performed to date of the Anniston and Sauget NRD Claims conclude that the potential NRD liability at Anniston and Sauget is in the range of $14.2 million to $51.3 million. The Natural Resource Trustees dispute these estimates. The NRD Claims asserted in the Chapter 11 Cases will be unimpaired under the Amended Plan, and will be treated as Shared Site liabilities under the Monsanto Settlement Agreement. Accordingly, Monsanto has agreed, solely as between itself and Solutia, to contribute funds towards such liabilities consistent with the terms of the Monsanto Settlement Agreement as they relate to the Shared Sites.

            (f) Miscellaneous Prepetition Environmental Claims

         A variety of parties have filed proofs of claim for miscellaneous costs that may qualify as prepetition environmental Claims. To the extent such Claims constitute Allowed Claims, they will be treated as General Unsecured Claims pursuant to the Amended Plan.

            (g) The Terms of the Monsanto Settlement Agreement

         In accordance with the terms of the Monsanto Settlement Agreement, Monsanto agrees to take responsibility, as between itself and Reorganized Solutia only, for a significant portion of the Legacy Environmental Liabilities, including Monsanto's agreement to be responsible for all Legacy Environmental Claims related to future cleanup at the Legacy Sites and to share a portion of the Legacy Environmental Claims related to future cleanup responsibility at the Shared Sites. The sharing by Monsanto and Solutia of Legacy Environmental Claims related to future cleanup responsibility at the Shared Sites is in accordance with the following formula, which is based upon agreed estimates of potential remediation costs:

     o The first $50 million in Environmental Liabilities, less postpetition amounts expended by Monsanto during the pendency of the Chapter 11 Cases with respect to Shared Sites, will be paid by Monsanto;

     o Monsanto will receive an administrative expense claim for any amounts it expends in excess of $50 million during the Chapter 11 Cases(24);

     o The next $50 million will be paid by proceeds from the Rights Offering which will be directly contributed to Funding Co;

     o   The next $325 million will be paid by Reorganized Solutia;

     o Any costs in excess of the foregoing, which amounts are believed to represent a "reasonable worst case" remediation estimate (excluding future operation and maintenance costs), will be shared equally by Reorganized Solutia and Monsanto;

     o Reorganized Solutia's payments in connection with the Shared Sites in any calendar year will be capped at $30 million, with Reorganized Solutia having the option to defer amounts over $30 million and having such amounts be borne in the interim by Monsanto, but subject to Reorganized Solutia's agreement to repay such deferred amounts and a $25 million limit on the amount of credit that may be outstanding at any time (thus Solutia will again be obligated to pay amounts over $55 million).

         3. LEGACY TORT LIABILITIES
            -----------------------

         Pursuant to the Monsanto Settlement Agreement and the Amended Plan, Monsanto will take financial responsibility, as between itself and Reorganized Solutia only, for all Legacy Tort Claims. In broad terms, the Legacy Tort Claims relate to property damage, personal injury, products liability or premises liability or other damages arising out of or related to exposure to asbestos, PCB, dioxin, benzene, vinyl chloride, silica, butadiene, pentachlorophenol, styrene tars and other chemicals manufactured before the Spinoff. Solutia never manufactured, sold or used any of these materials, except for small, controlled amounts of asbestos insulation still in limited use at some of its plants.

         Additionally, pursuant to the terms of the Monsanto Settlement Agreement, Monsanto has agreed to be financially responsible, as between itself and Solutia only, for the payment of all Legacy Tort Claims. Accordingly, these Legacy Tort Claims also will be unaffected by Solutia's Chapter 11 Cases and Monsanto will be financially responsible for resolving them in the ordinary course of business.

--------
(24) As of March 31, 2007 Monsanto has spent $64.2 milion at these sites. Solutia projects that Monsanto will have spent $77.1 million through December 31, 2007 at these sites.

         Finally, in the event that Monsanto fails to take financial responsibility for the Legacy Tort Claims as it is contractually obligated to do, Pharmacia will bear financial responsibility for the Legacy Tort Claims.

         Solutia will remain liable and financially responsible for Solutia Tort Claims, i.e., Tort Claims that do not constitute Legacy Tort Claims. The Solutia Tort Claims are claims for exposure to chemicals or other substances (other than remediation efforts and continued activities as described above). Notably, Solutia Tort Claims are claims for which neither Monsanto nor Pharmacia have or would have liability. Solutia Tort Claims will be unaffected by Solutia's Chapter 11 Cases and will be resolved by Solutia in the ordinary course of business as if Solutia's Chapter 11 Cases had never been commenced.

         More than 8,500 Legacy Tort Claims related to the Legacy Tort Liabilities were filed against Solutia in the Chapter 11 Cases. In addition, hundreds of other individuals have commenced actions directly against Pharmacia and/or Monsanto. Legacy Tort Claims, as defined in the Amended Plan, and for which Monsanto will be financially responsible under the terms of the Amended Plan include any such claims of these individuals against Solutia to the extent the claims of such individuals fit within the definition of "claim" under section 101(5) of the Bankruptcy Code, whether or not a proof of claim has been filed against Solutia by such individuals.

         The overwhelming majority of claimants filing Legacy Tort Claims have provided only minimal information concerning their claims, and hundreds have provided no information whatsoever. Despite the absence of meaningful information submitted by these claimants, a manual review of the Proofs of Claim has permitted Solutia to divide these Claims into the following six categories (reflecting the respective number of proofs of claim filed with respect to each category): Asbestos (3,668); Dioxin (2,775); PCB (768); Silica
(277); Other (multiple chemical exposure) (411); and Unspecified (571).

         As a result of the filing of the Chapter 11 Cases, Solutia transferred the defense of and responsibility for all litigation associated with Legacy Tort Claims to Monsanto, and Monsanto has taken responsibility, as between itself and Solutia, for the management of these litigations, including the payment of judgments, settlements, defense costs, and other administrative costs. Monsanto's expenditures with respect to Legacy Tort Claims, both during the Chapter 11 Cases and following the Effective Date (in connection with Monsanto's agreement to take financial responsibility for Legacy Tort Claims under the Amended Plan), form a portion of the Monsanto Claim.

            (a) Overview of Legacy Tort Claims For Which Monsanto Has Agreed to
                Take Financial Responsibility

                (i) Premises-Based Asbestos Claims

         Like a great number of other companies that used high-temperature manufacturing processes, Pharmacia used asbestos insulating materials in piping and other equipment at its chemical plants. Under the Distribution Agreement, Solutia has potential premises asbestos exposure arising principally from four facilities: Chocolate Bayou, Texas; Nitro, West Virginia;

Texas City, Texas; and W.G. Krummrich in Sauget, Illinois. Asbestos claimants have also asserted a smaller number of Claims arising from other locations.

         Solutia has been named as a defendant (along with Monsanto, Pharmacia, and numerous other premises owners) in actions brought by employees of contractors who allege that they were exposed to asbestos at Pharmacia's facilities, at which Solutia took over operations long after the use of asbestos was discontinued, and the facilities of those other owners. In the vast majority of these cases, discovery is necessary to determine whether the claimants actually worked on-site at any facility for which Solutia has potential liability, the extent of that work, and the potential for exposure to friable asbestos-containing materials.

         In addition to the nearly 3,700 asbestos-related Claims that have been filed in the Chapter 11 Cases, there are more than 520 different asbestos-related lawsuits, involving an estimated 3,500 to 4,500 different plaintiffs, that have been filed against Pharmacia or Monsanto, for which Solutia may have indemnification exposure pursuant to the Distribution Agreement.

         As of the Petition Date, 12,000 plaintiffs had brought asbestos-related lawsuits that implicated Solutia's indemnity obligations under the Distribution Agreement, but only 3,700 Proofs of Claim asserting Legacy Tort Claims have been filed in the Chapter 11 Cases. Most of the proof of Claim forms that have been submitted are brought on behalf of individual Claimants. A few Claim forms appear to seek to include a large number of Claimants. Thus, while 3,700 proof of Claim forms have been filed in the Chapter 11 Cases, the actual number of Claims (measured on a per-person basis) is likely higher, and may exceed 12,000 Claims.

         Pursuant to the Monsanto Settlement Agreement and the Amended Plan, Monsanto has agreed to take financial responsibility, as between itself and Reorganized Solutia only, for all Legacy Tort Claims, and its expenditures in this regard, both during the Chapter 11 Cases and following the Effective Date, form a portion of the Monsanto Claim.

                (ii) Dioxin Claims

         By number, the second largest category of Legacy Tort Claims asserted in the Chapter 11 Cases relates to alleged dioxin contamination arising from the operation of the Nitro Plant. Beginning in 1948, Pharmacia began manufacturing an herbicide (2,4,5-trichlorophenoxyacetic acid, or 2,4,5-T) at the Nitro Plant. The process used to manufacture 2,4,5-T resulted in the formation of a waste byproduct called 2,3,7,8-tetrachlorodibenzoparadioxin ("2,3,7,8-TCDD" or "2,3,7,8-dioxin"). Pharmacia discontinued the manufacture of 2,4,5-T and thus eliminated the formation of 2,3,7,8-dioxin in 1969. Solutia never manufactured 2,4,5-T.

         Approximately 2,300 current and former residents (the "Nitro Tort Plaintiffs") from several communities surrounding the former chemical facility located at 1 Monsanto Road in Nitro, West Virginia (the "Nitro Plant") have filed proofs of claim in the Chapter 11 Cases asserting claims against Solutia for property damage, personal injuries and medical monitoring arising from alleged exposure to dioxin. In addition to the claims filed against Solutia, two separate lawsuits are pending in Putnam County, West Virginia, against Pharmacia and Monsanto. These suits similarly allege injuries suffered from exposure to dioxin produced at the

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Nitro Plant. Counsel to the Nitro Tort Plaintiffs has provided to Solutia's counsel the following definition of these claims:

                  "Nitro Tort Claims" mean claims for personal injury, including medical monitoring, and property damage relating to alleged exposure to contamination from dioxins or dioxin-like compounds, including chlorinated dibenzo furans and dioxin-like PCBs, in any quantity, in and/or on any media, including but not limited to, ground water, ground water contaminants, soil, sediment, ash, building structures, fish, and any other thing in the environment arising from or related to any ownership and/or operation of the Nitro Plant, or any other sites or landfills where dioxin or dioxin-like compounds were disposed of, burned, or otherwise affected by operations at the Nitro Plant, including without limitation, the Armour Creek Landfill, the Fike/Artel Superfund Site, the Heizer Creek Landfill, the Manila Creek Landfill, the South Charleston Landfill, the Poca Drum Dump, the Poca Strip Mines, the Beech Hill site, and the Nitro City Dump. In addition, Nitro Tort Claims include the claims asserted in the lawsuit filed in Putnam County Circuit Court, West Virginia, captioned, Virdie Allen, et. al. v. Monsanto Company, et. al., Civil Action No. 04-C-065 and in the lawsuit filed in Putnam County Circuit Court, West Virginia, captioned, Robert Carter, et al. v. Monsanto Company, et. al., Civil Action No. 00-C-300. "Nitro Tort Claims" shall include all of the aforementioned claims regardless of whether (i) any of the Debtors is, was or will be named as a defendant in any action commenced by or on behalf of the Holder of such claim, or (ii) the Holder of such claim has filed a proof of claim in the chapter 11 cases.

         Based on historical knowledge of the environmental remediation and legacy chemicals manufactured at sites currently owned or operated by Solutia, and its review of the approximately 8,500 claims filed in the Chapter 11 Cases that appear to be based on alleged prepetition exposure to chemicals, including dioxin, asbestos and PCBs, arising from Old Monsanto's conduct, Solutia believes that all of such claims (including the Nitro Tort Claims) constitute Legacy Tort Claims. Monsanto, which has not reviewed each of the approximately 8,500 Tort Claims, has not opined on this issue. Rather, Monsanto agrees that it will be financially responsible for all Tort Claims that constitute Legacy Tort Claims. Tort Claims would not be impacted by these Chapter 11 Cases and would pass through these cases unaffected. In addition, Tort Claims would be resolved in the ordinary course of business pursuant to applicable state and/or federal law. Accordingly, the Holders of Tort Claims would retain rights to initiate, or to continue pursuit of, causes of action and claims against either Monsanto or Solutia regardless of whether (i) any of the Debtors is, was or will be named as a defendant in any action commenced by or on behalf of the Holder of such claim, or (ii) the Holder of such claim has filed a proof of claim in the Chapter 11 Cases.

         In addition, at the time of the Spinoff, Solutia assumed liability for Chemicals (as defined in the Distribution Agreement) produced by Monsanto. Solutia never assumed any liability in connection with Monsanto's portfolio of defoliants, including defoliants such as Roundup(R) and Agent Orange, or its Agricultural (as defined in the Distribution Agreement) business. Under the terms of the Distribution Agreement, Monsanto indemnified Solutia for any losses incurred in connection with the Agricultural business (notably, Monsanto's indemnification obligations in this regard will continue under the express terms of the Monsanto Settlement Agreement). Accordingly, Agricultural Liabilities (as defined in Section 1.01 of the Monsanto Settlement Agreement) have never been included in, nor are they the subject of, these Chapter 11 Cases. For the avoidance of doubt, no party will be enjoined under the Amended Plan from pursuing any and all claims relating to Agricultural Liabilities against Monsanto and Pharmacia.

         Based on Solutia's investigation and diligence regarding the claims of the Nitro Tort Plaintiffs, Solutia believes that the Nitro Tort Claims constitute Legacy Tort Claims for which Monsanto will take financial responsibility pursuant to the terms of the Monsanto Settlement. Monsanto has not expressed a view as to whether it agrees or disagrees with the Debtors' conclusion on this issue. Solutia, based on its review of the allegations made by the Nitro Tort Claimants, its historical knowledge of the Nitro site and the definition of Legacy Tort Claim, believes that the Nitro Tort Claims constitute Legacy Tort Claims.

                (iii) PCB Claims

         Historically, Solutia has faced a significant number of Claims alleging PCB exposure or contamination seeking damages for personal injury and property damage. Pharmacia manufactured and sold PCBs to a number of large industrial customers. Pharmacia discontinued the manufacture and sale of PCBs in 1971 at the Anniston Plant and 1977 at the W.G. Krummrich Plant.

         Solutia's largest prepetition exposure associated with PCB Claims occurred in connection with litigation concerning the Anniston Plant. Collectively, that litigation involved the Claims of more than 18,200 plaintiffs who sought compensatory and punitive damages for exposure to PCBs. The plaintiffs asserted personal injury, medical monitoring, property damage and emotional distress (the "Anniston PCB Cases").

         Pursuant to the Anniston Global Settlement Agreement, Solutia's total responsibility with respect to the Anniston PCB Cases was capped at ten annual $5 million payments, totaling $50 million in the aggregate. During the Chapter 11 Cases, Solutia has made 3 of these payments. Solutia will continue to be obligated to make these payments following the Effective Date. Monsanto and its insurers paid $550 million in cash, in exchange for an agreement which included an obligation by Solutia to deliver to Monsanto certain warrants to acquire Solutia common stock. Monsanto alleged that Solutia breached their agreement by failing to deliver the warrants, and Solutia's alleged default under this agreement constitutes a portion of the Monsanto Claim.

         Many of the PCB Legacy Tort Claims filed in the Chapter 11 Cases were brought by residents near the Anniston Plant. The remaining PCB Claims were brought by other individuals located elsewhere, who seek compensation for physical injuries and property damage.

         In addition to the 768 PCB Legacy Tort Claims filed in the Chapter 11 Cases, several lawsuits recently have been filed against Monsanto and/or Pharmacia relating to PCB exposure including the GE litigation described in Exhibit H.

         Estimation of the PCB Legacy Tort Claims that have been filed in the Chapter 11 Cases (or otherwise asserted) would have posed several challenges. For example, because of the lack of information submitted with a PCB Legacy Tort Claim, it is difficult to determine how many of these Claims are brought by multiple Claimants. Additionally, there is uncertainty as to the value of each Claim based on historical data. The historical average valuation for PCB-related Claims before the Anniston Global Settlement Agreement was entered into is lower than the average value for PCB Claims settled in the Anniston cases. Monsanto's agreement to take financial responsibility for Legacy Tort Claims under the Amended Plan alleviates the difficulties, and risks, attendant to any attempt formally to estimate these claims as part of the Amended Plan process.

                (iv) Silica

         A handful of silica Legacy Tort Claims have been filed in the Chapter 11 Cases. Typically brought by asbestos-plaintiffs' counsel, the silica Legacy Tort Claims follow a similar pattern to the asbestos Legacy Tort Claims. Specifically, these claimants assert that they may have been exposed to silica used by Pharmacia, but also assert that potential liability may be found at dozens of other potential defendants' operations. Silica Claims typically have been resolved through voluntary dismissals by plaintiffs (when they acknowledge that they do not have evidence relating to Pharmacia or Solutia) or settled for the nuisance value of individual Claims.

         Pursuant to the Amended Plan and Monsanto Settlement Agreement, Monsanto has agreed to take financial responsibility, as between itself and Reorganized Solutia only, for silica-related Legacy Tort Claims.

                (v) Para-Aminobiophenyl (PAB)

         Solutia currently funds a medical monitoring program for 110 former employees who were exposed to para-aminobiphenyl (PAB) prior to the Spinoff. Pursuant to the Amended Plan, Solutia will continue to bear financial responsibility for the PAB Surveillance Program, which currently costs Solutia approximately $100,000 per year. Solutia expects that these costs will decrease over time. Solutia has set aside a reserve for this program of approximately $486,000. The program is not a Legacy Tort Liability for which Monsanto will take financial responsibility. However, to the extent there is any Legacy Tort Liability related to exposure to PAB, Monsanto will be financially responsible for this liability.

                (vi) Other Claims/Unspecified Claims

         The remaining Legacy Tort Claims asserted against Solutia are composed of two general categories: (i) unique Claims relating to discrete chemical exposure or (ii) Claims that lack any specificity to determine the nature of the alleged harm. For example, Solutia has identified six Claims that assert that the claimants were exposed to benzene, which is a common industrial solvent and a component in gasoline. One claimant asserts exposure to vinyl chloride.

Monsanto has agreed to take financial responsibility, as between itself and Solutia only, for such Legacy Tort Claims as part of the Amended Plan and the Monsanto Settlement Agreement.

         4. LEGACY PENSION LIABILITIES
            --------------------------

         Solutia realized cost savings of its pension liabilities by freezing the pension plan as described in Section V.D.1 hereof. Solutia intends to retain responsibility for the Legacy Pension Liabilities after emergence from the Chapter 11 Cases as it believes the qualified pension plan is an effective tool for helping to retain long-term employees.

C.       MODIFICATION OF KEY COMMERCIAL AND OPERATING AGREEMENTS BY THE
         --------------------------------------------------------------
         MONSANTO SETTLEMENT AGREEMENT
         -----------------------------

         The Global Settlement also provides for the modification of the Master Operating Agreement (the "MOA") between Monsanto and Solutia that governs the commercial relationship between Monsanto and Solutia at the following sites in the following ways:

-----------------------------------------------------------------------------------------------------------------------------------
LOCATION         OPERATIONS AND          GUEST          HOST            INITIAL TERM                 CHANGES UNDER MONSANTO
                 DESCRIPTION OF                                                                      SETTLEMENT
                 SERVICES
-----------------------------------------------------------------------------------------------------------------------------------
Antwerp,         Solutia leases          Solutia        Monsanto        The initial term is 20       "Initial term" extended to
Belgium          property and Monsanto                                  years (i.e., ends            9/1/2020, subject to retained
                 operates Solutia's                                     9/1/2017) and the term       termination rights.
                 Butvar (Saflex resin)                                  continues indefinitely
                 unit                                                   thereafter, subject to
                                                                        termination by either
                                                                        party on 24 months'
                                                                        notice.
-----------------------------------------------------------------------------------------------------------------------------------
Sao Jose Dos     Solutia leases          Solutia        Monsanto        The initial term is 20       "Initial term" extended to
Campos, Brazil   property and Monsanto                                  years (i.e., ends            9/1/2020, subject to retained
                 operates Solutia's                                     9/1/2017) and the term       termination rights.
                 Saflex sheet and                                       continues indefinitely
                 Therminol units                                        thereafter, subject to
                                                                        termination by either
                                                                        party on 24 months'
                                                                        notice.
-----------------------------------------------------------------------------------------------------------------------------------

                                      61


-----------------------------------------------------------------------------------------------------------------------------------
LOCATION         OPERATIONS AND          GUEST          HOST            INITIAL TERM                 CHANGES UNDER MONSANTO
                 DESCRIPTION OF                                                                      SETTLEMENT
                 SERVICES
-----------------------------------------------------------------------------------------------------------------------------------
Chocolate        Monsanto leases         Monsanto       Solutia         The initial term is 20       Monsanto's obligations at exit
Bayou,           property and Solutia                                   years (i.e., ends            are clarified and redefined.
Texas(25)        operates Monsanto's                                    9/1/2017) and the term
                 DSIDA unit                                             continues indefinitely       Monsanto will exit the
                                                                        thereafter, subject to       Chocolate Bayou site within
                                                                        termination by either        the next five years.
                                                                        party on 24 months'          Term expires automatically
                                                                        notice.                      on 12/31/2012.

                                                                        Mandatory dismantling of     Monsanto will have the
                                                                        DSIDA facility following     option to exit the site with
                                                                        termination.                 12 months' notice, effective
                                                                                                     no sooner than 12/31/09,
                                                                                                     subject to fixed monetary
                                                                                                     exit obligations that decline
                                                                                                     annually.

                                                                                                     HCN/HMTA/Formalin supply
                                                                                                     agreements must be terminated
                                                                                                     concurrently with MOA-Chocolate
                                                                                                     Bayou.
-----------------------------------------------------------------------------------------------------------------------------------


There are several raw material supply agreements between Monsanto and Solutia at Solutia's Alvin, Texas (Chocolate Bayou) site. Under the three supply agreements described below, Solutia provides Monsanto's requirements for raw materials used in Monsanto's DSIDA production. Each of these agreements contains pricing terms that are based upon Solutia's cost of production.

--------
(25) Monsanto and Solutia have reached an agreement in principal concerning the terms of a settlement agreement, governing Monsanto's continued utilization of, and eventual exit from, Solutia's facilities located in Alvin, Texas (the "Chocolate Bayou Settlement"). Solutia will seek Bankruptcy Court approval of the Chocolate Bayou Settlement pursuant to Bankruptcy Rule 9019 once this agreement has been fully documented to the satisfaction of both parties. The terms of any final agreement with respect to the Chocolate Bayou Settlement may differ materially from the terms described herein. The projections attached as Exhibit C to this Disclosure Statement assume, among other things, that the Chocolate Bayou Settlement will be "cost-neutral" as described in Section VI.C.1 hereof.

-----------------------------------------------------------------------------------------------------------------------------------
SUPPLY              TERM                                                     CHANGES UNDER MONSANTO SETTLEMENT(26)
AGREEMENT
-----------------------------------------------------------------------------------------------------------------------------------
HMTA                Initial term ends on 8/31/2007, but agreement            Monsanto will exit the Chocolate Bayou site within
                    continues indefinitely thereafter unless either party    the next five years. The HMTA supply agreement is
                    has given at least two years' prior written notice of    coterminous with the MOA-Chocolate Bayou,
                    termination.                                             as amended above.

                    Monsanto may terminate the agreement at any time upon    Establishes a take-or-pay minimum purchase commitment
                    12 months prior written notice if it ceases to use       that decreases over the term of the agreement.
                    HMTA in the production of DSIDA at the Chocolate Bayou
                    facility.
-----------------------------------------------------------------------------------------------------------------------------------
Formalin            Initial term ends on 2/28/2007, but agreement            Monsanto will exit the Chocolate Bayou site within
                    continues indefinitely thereafter unless either party    the next five years. The Formalin supply agreement
                    has given at least two years' prior written notice of    is coterminous with the MOA-Chocolate Bayou,
                    termination.                                             as amended above.
-----------------------------------------------------------------------------------------------------------------------------------
HCN                 Initial term ends on 8/31/2007, but agreement            Monsanto will exit the Chocolate Bayou site within
                    continues indefinitely thereafter unless either party    the next five years. The HCN supply agreement is
                    has given at least two years' prior written notice of    coterminous with the MOA-Chocolate Bayou, as
                    termination.                                             amended above.
-----------------------------------------------------------------------------------------------------------------------------------

         1. CHOCOLATE BAYOU SUPPLY AGREEMENTS(27)
            -------------------------------------

         It is a condition precedent to the Effective Date of the Amended Plan that the Chocolate Bayou Settlement be approved by the Bankruptcy Court. The Chocolate Bayou Settlement is expected to be "cost-neutral" in that Solutia does not expect that the terms of the agreement will materially alter Solutia's current or projected earnings and cash flow from the businesses that it operates at the Chocolate Bayou facility. The relationship between Monsanto and Solutia at Chocolate Bayou is governed by an operating agreement pursuant to which Solutia provides manufacturing services for Monsanto's disodium iminodiacetic acid ("DSIDA") facility and three agreements for supply of raw materials to the DSIDA facility. DSIDA is an intermediate for Roundup(R) herbicide. Solutia expects that the Chocolate Bayou Settlement will result in an amendment to the three supply agreements extending the base terms of these agreements (which are evergreen) by 5 years beginning on January 1, 2008, such that, unless otherwise terminated, the agreements will terminate on December 31, 2012. Other key terms that Solutia expects the Chocolate Bayou Settlement to contain include (i) fixed take-or-pay volume commitments for the three supply agreements with formula pricing consistent with the parties' current practices and (ii) an option for Monsanto to exit the Chocolate Bayou facility with 12 months' notice delivered no earlier than January 1, 2009. Under these proposed terms, if Monsanto exits the Chocolate Bayou facility prior to the end of the proposed 5 year term, Monsanto will be expected to make certain agreed payments and remediate any environmental liabilities related to the DSIDA facility and, subject to certain limitations, Solutia will assume ownership of Monsanto's DSIDA assets upon Monsanto's exit from the facility.

--------
(26) See note 25.

(27) See note 25.

         2. HMD SUPPLY AGREEMENT
            --------------------

         Solutia also sells HMD to Monsanto pursuant to a supply agreement. Monsanto uses HMD as a raw material to produce herbicides. The HMD supply agreement requires Monsanto to purchase all of its requirements of HMD for its Muscatine facility from Solutia. Therefore, the agreement provides Solutia with a stable, long-term customer for its HMD production. The HMD supply agreement has an initial term of 10 years from September 1, 1997, to continue indefinitely thereafter until either party gives at least one year prior written notice of termination.

D.       DISTRIBUTIONS ON ACCOUNT OF CLAIMS AND COMMON STOCK IN SOLUTIA
         --------------------------------------------------------------

         The Distributions provided to creditors and common stockholders are described in detail in the following Section VII of this Disclosure Statement.

                                     VII.
                CLAIMS AND EQUITY INTERESTS AND THEIR TREATMENT
                -----------------------------------------------

A.       ASSERTED AND SCHEDULED CLAIMS
         -----------------------------

         Over 14,800 proofs of claim were filed against the Debtors in the Chapter 11 Cases. In addition, the Debtors listed approximately 2,500 Claims in their Schedules. These Claims asserted amounts of over $28 billion in the aggregate. The Claims are categorized into classes based upon the similarity or dissimilarity of Claims (with similarly situated Claims in the same class) as prescribed by the Bankruptcy Code.

         Distributions under the Amended Plan will be made only to Holders of Allowed Claims and certain Holders of common stock in Solutia. As more fully described in Article VII of the Amended Plan, Holders of Disputed Claims will receive no distributions unless and until their Claims become Allowed. Accordingly, a condition to the Effective Date is that Solutia establish a Disputed General Unsecured Claims Reserve.

         The Disputed General Unsecured Claims Reserve cannot be established, and initial Distributions to Holders of Allowed General Unsecured Claims and 2027/2037 Notes Claims cannot be made until all relevant unliquidated and disputed claims are estimated or fixed for Distribution purposes. Currently, there are 15 unliquidated Claims which are classified as General Unsecured Claims. This number excludes Claims that Solutia believes are Tort Claims, Legacy Site Claims, Retiree Claims or Claims in other Classes that are not subject to the Disputed General Unsecured Claims Reserve. Solutia intends to resolve these unliquidated General Unsecured Claims in advance of the Effective Date either consensually, through estimation pursuant to section 502(c) of the Bankruptcy Code, or through claims objections. In addition to the aforementioned unliquidated General Unsecured Claims, there are 62 General Unsecured Claims in the asserted amount of approximately $634.17 million which Solutia opposes for various reasons. This number excludes Claims that Solutia believes are Tort Claims, Legacy Site Claims, Retiree Claims or Claims in other Classes not subject to the Disputed Claims Reserve. While Solutia is in the process of attempting to resolve each of these Claims, Solutia projects that if the Effective Date occurs on December 31, 2007, the amount it would need to reserve for these Claims is approximately $40.46 million, comprised of approximately $20 million on account of Unliquidated Claims and approximately $20 million for other disputed General Unsecured Claims. This estimate does not include the additional General Unsecured Claims related to the Dickerson Plaintiffs or the Senior Secured Notes, if any (as discussed below).

         Pursuant to the terms of the Amended Plan, except for Claims that are
(a) expressly exempted from the discharge provisions of the Bankruptcy Code, or (b) specifically identified as being Reinstated, all Claims that arose prior to the confirmation of the Amended Plan will be discharged.

         1. UNIMPAIRED CLASSES
            ------------------

         Claims in Classes 1, 2, 4, 6, 7, 8, 9 and 10 will be paid in Cash in full on the Effective Date, will be Reinstated or will otherwise not be impaired by the terms of the Amended Plan. Holders of Claims in these Classes are deemed to accept the Amended Plan. Additionally, Claims in Class 16 will receive a Distribution under the Amended Plan and the Holders of such Claims are deemed to accept the Amended Plan. Claims in Class 17 will not receive a Distribution and the Holders thereof are deemed to accept the Amended Plan.

         2. IMPAIRED CLASSES
            ----------------

         Claims and Equity Interests in Classes 3, 5, 11, 12, 13, 14, 15, 19 and 20 are deemed to be impaired by the terms of the Amended Plan and are entitled to vote on the Amended Plan. Claims in Class 3 will be satisfied as determined by the Bankruptcy Court (whether secured or unsecured) on the Effective Date, but are deemed impaired for voting purposes. Claims in Class 5 will be paid in Cash in full on the Effective Date, but are deemed impaired for voting purposes. Claims in Classes 11, 12, 13, 14, 15 and 19 will receive Distributions of shares of New Common Stock or other Distributions under the terms of the Amended Plan. Eligible Holders of common stock in Solutia in Class 20 will receive Distributions of shares of New Common Stock, Warrants, Equity Purchase Rights and/or Claim Transfer Rights under the terms of the Amended Plan.

         A brief description of the Claims and Equity Interests in each of Classes 3, 5, 11, 12, 13, 14, 15, 19 and 20, the estimated aggregate amount of each and the Distributions that Solutia projects Holders of Claims and Equity Interests in each Class will receive under the Amended Plan are set forth below. These projected Distributions are based on certain assumptions: (u) a midpoint implied equity value of approximately $1.2 billion; (v) a General Unsecured Claims pool of $342 million -- the midpoint of the estimated range for the ultimate aggregate amount of Allowed General Unsecured Claims; (w) an exercise price in the Rights Offering at a discount of 33.33% to Solutia's implied midpoint equity valuation; (x) full subscription to the Rights Offering by participating parties; (y) full subscription to the Backstop Pool by the Backstop Group; and (z) that all recoveries are calculated net of the cost to acquire Rights. As described in Section VII.B hereof, percentage recoveries may be reduced if currently Disputed Claims are not resolved in accordance with Solutia's expectations or others of these assumptions prove inaccurate.

         (a) CLASS 3 - SENIOR SECURED NOTE CLAIMS

         Summary of Claims. As of the Petition Date, Solutia had outstanding
         -----------------
approximately $223 million in face amount of Senior Secured Notes issued pursuant to the 2009 Indenture (as defined herein). The face amount of the Senior Secured Notes includes unamortized original issue discount (the "OID") of $41.3 million. On November 18, 2004, the Senior Secured Notes Trustee acting on behalf of the Holders of the Senior Secured Notes, filed a proof of claim, asserting that the entire face amount of the Senior Secured Notes, including the OID and all interest due or owing under the Senior Secured Notes, should be treated as a secured claim. On June 22, 2007, Solutia objected to this proof of claim. Solutia's objection seeks to reduce and allow the Senior Secured Notes Trustee's claim to approximately $209.9 million as of the Effective Date, which consists of (a) $181.7 million principal funded on account of the Senior Secured Notes at their issuance and (b) amortized OID of $28.2 million (assuming an Effective Date of December 31, 2007). After Solutia objected to claim number 6210, the Senior Secured Notes Trustee asserted that it should be permitted to pursue additional Claims for: (a) 101% of the face amount of the Senior Secured Notes as a result of a "change of control" which would allegedly occur under the Amended Plan when Solutia emerges from chapter 11; and (b) up to $50 million in damages allegedly arising from the interruption of the Holders of the Senior Secured Notes' (the "Senior Secured Noteholders") expectation of an uninterrupted payment stream under the Senior Secured Notes (the "Additional Claims"). Solutia does not believe that the Senior Secured Notes Trustee's Additional Claims have merit. For a more detailed description of the proceedings see Section VIII.G.2 of this Disclosure Statement.

         Treatment Under the Amended Plan. The Amended Plan provides that the
         --------------------------------
Allowed Secured amount of the Senior Secured Note Claims as determined by Final Order will be paid in Cash in full. The Amended Plan also provides that any unsecured claims asserted by the Senior Secured Notes Trustee that are Allowed by Final Order will, at Solutia's option, either be paid in Cash in full (as a result of secured guarantees issued by certain of Solutia's subsidiaries in favor of the Senior Secured Notes Trustee) or will receive a pro rata distribution of New Common Stock as if these Allowed unsecured claims were General Unsecured Claims. To the extent that a pro rata distribution of New Common Stock to the Senior Secured Noteholders would result in a deficiency on account of the Senior Secured Noteholders' Allowed unsecured claims, this deficiency will be paid in Cash in full. In addition, if Solutia opts to distribute New Common Stock to the Holders of the Senior Secured Notes, the value of such New Common Stock will need to be determined by the Bankruptcy Court.

         (b) CLASS 5 - CPFILMS CLAIMS

         Summary of Claim. Claims in Class 5 are all Claims, other than
         ----------------
intercompany Claims and Legacy Claims, scheduled by or filed against CPFilms, a debtor subsidiary of Solutia. Solutia estimates that the total amount of Allowed CPFilms Claims, will be approximately $8.4 million. This, however, does not include a deficiency claim, if any, that may be asserted by the Senior Secured Notes Trustee.

         Treatment Under the Amended Plan. The CPFilms Claims will be paid in
         --------------------------------
Cash in full plus simple interest at a rate of 8% per annum, which interest shall accrue from the Petition Date through the Effective Date.

         (c) CLASS 11 - MONSANTO CLAIM

         Summary of Claim. On November 29, 2004, Monsanto filed a proof of
         ----------------
claim asserting liquidated, contingent, unliquidated, unsecured, non-priority Claims against Solutia. On June 29, 2007, Monsanto filed an amended claim (the "Monsanto Claim") with the Bankruptcy Court.

         The Monsanto Claim includes, among other things, claims for (A) amounts that Monsanto has spent on Solutia's behalf since the Petition Date for: (x) environmental remediation at the Legacy Sites and the Shared Sites -- Monsanto has spent $65.9 million through May 31, 2007 and Solutia projects that Monsanto will have spent $77.1 million, as of December 31, 2007; and (y) the management and defense of Tort Claims and prosecution of claims against third parties potentially responsible for certain environmental remediation obligations-- $153.9 million, as of May 31, 2007, (B) contract amounts related to Solutia's prepetition purchase of PCL3 from Monsanto, and (C) amounts that Monsanto estimates that it will spend in the future in connection with its continued management of Environmental Liabilities and Legacy Tort Claims as required by the terms of the Monsanto Settlement Agreement -- $179 million.(28)

         Monsanto Contribution. As part of the Monsanto Settlement Agreement,
         ---------------------
Monsanto has agreed to make the following contributions (collectively, the "Monsanto Contribution"):

            o   extend the term of the Master Operating Agreement;

            o replace the Distribution Agreement with the Monsanto Settlement Agreement;

            o settle the litigation related to Solutia's Anniston, Alabama plant;

            o take financial responsibility, as between itself and Solutia only, for all Legacy Tort Claims from Solutia's General Unsecured Claims pool;

            o waive the right to file surrogate claims on behalf of legacy claimants;

            o waive the various indemnity claims related to Legacy Liabilities for which Monsanto has agreed to take financial responsibility;

            o provide Reorganized Solutia with the ability to cap its liability in any calendar year at $30 million with respect to Shared Sites;(29)

            o enter into the Chocolate Bayou Settlement and amend and assume the Commercial and Operating Agreements subject to the terms thereof; and

--------
(28) Monsanto expects to spend $179 million in connection with future legacy tort and legacy environmental liabilities. The estimated future tort liability component is based on historical settlement and judgment costs and past attorney's fees related to such actions. The estimated future environmental liability component is based on the amount Monsanto expects to spend on Legacy Site environmental remediation (discounted to present value at a rate of 3.5%).

(29) Subject to the terms of the Monsanto Settlement Agreement, Monsanto agreed to bear, and to allow Reorganized Solutia to defer, up to $25 million of certain expenses in excess of $30 million annually that are payable by Reorganized Solutia with respect to such sites, subject to Reorganized Solutia's agreement to repay such deferred amounts over two years.

            o resolve all litigation and potential litigation related to the Distribution Agreement, the classification of Monsanto's Claim and other matters, between Solutia and Monsanto.

         Treatment Under the Amended Plan. In consideration for the Monsanto
         --------------------------------
Contribution and the release of the Monsanto Claim, under the terms of the Amended Plan, Monsanto will receive $175 million in Cash from the Debtors on the Effective Date. However, to the extent that the proceeds received by the Debtors from the sale of up to 17% of New Common Stock pursuant to the Equity Purchase are less than $175 million, Monsanto will receive, from the Debtors, on the Effective Date: (A) an amount of Cash equal to the aggregate Cash proceeds received by the Debtors from the Equity Purchase; and (B) a number of shares of New Common Stock equal to the difference between (i) 17% of New Common Stock and (ii) the number of shares of New Common Stock issued to Eligible Shareholders pursuant to the Equity Purchase.

         The New Common Stock distributed to Monsanto, if any, will not be subject to dilution on account of the Rights Offering. Additionally, pursuant to the terms of the Registration Rights Agreement, Solutia has agreed to register any shares of New Common Stock that are Distributed to Monsanto under the Amended Plan for resale on a Form S-3. Solutia also has agreed to use commercially reasonable efforts to have this Form S-3 declared effective by the SEC on or after Solutia's emergence from bankruptcy.

         Under the terms of the Monsanto Settlement Agreement and the Amended Plan, Monsanto also will receive: (A) an Allowed Administrative Expense Claim for all amounts that it has spent on (x) the Retained Sites and (y) Environmental Liabilities in excess of $50 million at the Shared Sites;(30)
(31) (B) the payment of reasonable fees and expenses of Monsanto's professionals for work related to the Chapter 11 Cases, capped at the aggregate fees (as approved

--------
(30) Monsanto's administrative expense claim includes claims for Environmental Liabilities (as defined in the Monsanto Settlement Agreement) at the Shared Sites. Environmental Liabilities include, among other things, amounts that Monsanto has spent for environmental remediation and fees and expenses related to contribution actions against potential responsible parties in connection with the Shared Sites. Based on information received from Monsanto, the Environmental Liabilities at the Shared Sites, as of May 31, 2007, equal $65.9 million (of which $46.3 million is for environmental remediation). Pursuant to the Monsanto Settlement Agreement, any amounts recovered by Monsanto, with respect to the Shared Sites, through its contribution actions against potentially responsible third-parties are allocated 33.3% to Monsanto and 66.6% to Solutia. See Section 3.04(d) of the Monsanto Settlement Agreement.

(31) Since the Petition Date, Monsanto has incurred approximately $1.6 million per month in Environmental Liabilities related to the Shared Sites. By way of example, if the Effective Date occurs on December 31, 2007, Solutia estimates that the Administrative Claim would equal approximately $27.1 million. Solutia believes that this monthly cost will continue relatively unchanged through the Effective Date. Specifically, Monsanto's costs at the Shared Sites consists primarily of the following:o (i) at Anniston, the primary work has been conducting residential cleanups as non-time critical removal work. Other work at Anniston includes cleaning up and installing a liner in the 11th Street Ditch, developing work plans and conducting investigation for the RI/FS, implementing the conservation corridor, making payments to the Anniston Education Foundation, and making payments of EPA past and ongoing oversight costs; and (ii) at Sauget, Monsanto completed the slurry wall for the interim groundwater remedy for Sauget Area II, conducted additional investigation and study for the RI/FS for Sauget Area II (in conjunction with the Sauget Area II PRP Group), removed additional contaminated materials from Dead Creek and conducted additional investigation and studies for the Sauget Area I RI/FS.

by the Bankruptcy Court) of the Creditors' Committee's professionals;(32) and
(C) subject to taking financial responsibility for liability relating to legacy tort and environmental claims, releases and injunctions against claims relating to Solutia or Legacy Liabilities retained by Solutia.

         (d) CLASS 12 - 2027/2037 NOTES CLAIMS

         Summary of Claims. Claims in Class 12 arise from two series of
         -----------------
unsecured notes issued by Solutia -- the 2027/2037 Notes. Collectively, the face amount of the 2027/2037 Notes, including accrued but unpaid interest as of the Petition Date, is approximately $455.4 million.

         Classification. Pursuant to the terms of the Global Settlement, the
         --------------
Noteholders' Claims are being separately classified from the General Unsecured Claims.

         Treatment under the Amended Plan. Holders of Allowed Noteholder
         --------------------------------
Claims in Class 12 will receive their Pro Rata share, inclusive of Allowed General Unsecured Claims and the Allowed unsecured amount of the Senior Secured Note Claims, if any, of the Stock Pool, consisting of 46.6% of the New Common Stock. In addition, each Holder of a Noteholder Claim shall receive its Pro Rata share of an additional 2% of the New Common Stock. Each Holder of a Noteholder Claim that is an Eligible Holder also shall be entitled to participate in the Rights Offering pursuant to the terms of the Rights Offering Procedures. Holders of Allowed Noteholder Claims in Class 12 that do not participate in the Rights Offering will receive a recovery of approximately 75.0%. Holders of Allowed Noteholder Claims in Class 12 that do participate in the Rights Offering will receive a recovery of approximately 88.4%.(33) Distributions to Holders of Allowed Noteholder Claims will be reduced on account of the Prepetition Indenture Charging Lien because the fees and expenses of the Prepetition Indenture Trustee will not be paid in full by the Debtors.(34)

         Pursuant to the Global Settlement and the Amended Plan, on the Effective Date, Solutia will pay $8 million in the aggregate of the professionals' fees and documented out of pocket expenses of the Prepetition Indenture Trustee and the Ad Hoc Notes Committee incurred on or prior to August 14, 2007, and reasonable hourly and monthly fees and expenses of certain of the Noteholders' professionals incurred thereafter, as described in
Section V.B.13 of the Amended Plan.

         Distributions to the Noteholders may be delayed in part until the Prepetition Indenture Trustee has liquidated sufficient New Common Stock from the Class 12 Distribution to fully satisfy the Prepetition Indenture Trustee Charging Lien.

--------
(32) The professionals for the Creditors' Committee have incurred approximately $19 million in fees and expenses as of August 31, 2007.

(33) For a discussion regarding risks to the percentage recovery of the Allowed amounts of unsecured claims, see Section VII.B of the Disclosure Statement.

(34) Any reduction in Distributions on account of the Prepetition Indenture Charging Lien shall not impact the Pro Rata recovery of Holders of Allowed General Unsecured Claims from the Stock Pool.

         (e) CLASS 13 - GENERAL UNSECURED CLAIMS

         Summary of Claims. Claims in Class 13 are unsecured claims, including
         -----------------
trade claims, asserted against Solutia during the Chapter 11 Cases that are not separately categorized under the Amended Plan. The Debtors estimate that the total amount of Allowed General Unsecured Claims will range between $317 million and $367 million.

         Treatment Under the Amended Plan. The Amended Plan provides that the
         --------------------------------
Holders of Allowed General Unsecured Claims will receive (i) their Pro Rata share, inclusive of Allowed Noteholder Claims and the Allowed unsecured amount of the Senior Secured Note Claims, if any, of the Stock Pool, consisting of 46.6% of the New Common Stock and (ii) the right to participate in the Rights Offering. Holders of Allowed General Unsecured Claims in Class 13 that do not participate in the Rights Offering will receive a recovery of approximately 69.8%. Holders of Allowed General Unsecured Claims in Class 13 that do participate in the Rights Offering will receive a recovery of approximately 83.1%.(35) In addition, as described in detail in Section VII.C.3 hereof, each Holder of an Allowed General Unsecured Claim of less than $100,000 but more than $2,500 is entitled to elect to sell its Claim for Cash in an amount equal to 52.35% of the Allowed amount of such General Unsecured Claim to Eligible Claim Transfer Shareholders pursuant to the Claim Transfer Option.(36)

         Pursuant to the Global Settlement and the Amended Plan, on the Effective Date Solutia will pay the reasonable fees and documented out of pocket expenses of counsel to the Ad Hoc Trade Committee as described in
Section V.B.13 of the Amended Plan.

         (f) CLASS 14 - RETIREE CLAIM

         Summary of Claim. The Retiree Claim is an Allowed, non-priority
         ----------------
unsecured Claim in the aggregate amount of $35 million that the Retirees, as a class, will receive under the terms of the Retiree Settlement Agreement and the Amended Plan. All individual Claims filed against Solutia by Retirees on account of reductions in their OPEB benefits as a result of Solutia's Chapter 11 Cases will be disallowed and expunged on the Effective Date as duplicative of the Retiree Claim.

         Treatment Under the Amended Plan. The Retirees will receive their
         --------------------------------
future post-employment healthcare, medical and life insurance benefits as modified by the Retiree Settlement Agreement. On the Effective Date, Solutia will contribute $175 million in cash proceeds from the Rights Offering to the Retiree Trust, which funds will be used solely to reimburse Solutia for costs associated with the payment of benefits for pre-spin Retirees. In addition, the Retirees, as a class, will receive an Allowed, non-priority unsecured Claim in the aggregate amount of $35 million, which amount is based on the value of agreed-upon reductions

--------
(35) For a discussion regarding risks to the percentage recovery of the Allowed amounts of unsecured claims, see Section VII.B of the Disclosure Statement.

(36) The estimated recoveries above assume that Eligible Claim Transfer Holders do not make their Claims available for purchase by the Eligible Claim Transfer Shareholders pursuant to the Claim Transfer Option.

to benefits that Solutia could not have unilaterally imposed on the Retirees.(37) The recovery on account of the Retiree Claim will be contributed to the Retiree Trust to secure the payment of benefits for both pre- and post-spin Retirees. In accordance with the terms of the Retiree Settlement Agreement, the Retirees, as a class, will receive the number of shares of New Common Stock required to be contributed to a trust established for the benefit of the Retirees pursuant to the terms of the Retiree Settlement Agreement, resulting in a recovery of 69.8%, which is comparable with the implied value afforded other Holders of unsecured claims after excluding the value associated with the right to acquire additional New Common Stock through the Rights Offering and without considering the value to be received through the Retiree Trust in the form of future retiree medical, life and disability benefits. The recovery on account of the Retiree Claim will be contributed to the Retiree Trust to enhance its ability to maintain benefit payments for both pre- and post-spin Retirees and does not account for potential variations to General Unsecured Creditor recoveries based on whether Solutia's General Unsecured Claims estimate proves to be correct.

        (g) CLASS 15 - PHARMACIA CLAIMS

         Claims in Class 15 include all claims asserted by Pharmacia. Under the terms of the Amended Plan, on account of its Claims, Pharmacia will receive the limited indemnities and releases described in this Disclosure Statement.

         (h) CLASS 19 - SECURITY CLAIMS

         Treatment Under the Amended Plan. Holders of Security Claims will
         --------------------------------
receive their Pro Rata share of Distributions provided to Holders of Equity Interests in Solutia in Class 20.

         (i) CLASS 20 - EQUITY INTERESTS IN SOLUTIA

         Summary of Interests. As of February 28, 2007, there were 104,459,578
         --------------------
shares of common stock in Solutia issued and outstanding.(38)

         Treatment Under the Amended Plan. Holders of common stock and Equity
         --------------------------------
Interests in Solutia that have been converted into common stock will receive their Pro Rata share of:

     o   1% of New Common Stock, provided that such Holder owns at least 175
                                 --------
         shares of common stock in Solutia (which would entitle the Holder to receive one whole share of New Common Stock);

     o Warrants, with a term of five (5) years from the Effective Date, to purchase 7.5% of the New Common Stock at a strike price of $29.70, provided that such Holder owns at least
         --------

--------
(37) The Retiree Claim and all rights and obligations associated therewith, including voting rights, will be held and managed by the Retirees' Committee as the authorized representative for the Retirees.

(38) Solely for purposes of tabulating votes to accept or reject the Amended Plan in accordance with section 1126(d) of the Bankruptcy Code, each share of common stock in Solutia Inc. will be deemed to have a value of $0.01.

         24 shares of common stock in Solutia (which would entitle the Holder to receive a Warrant to purchase one share of New Common Stock);

     o Equity Purchase Rights to purchase up to 17% of the New Common Stock, including a right of oversubscription, for $175 million pursuant to the Equity Purchase Procedures, provided that such
                                                     --------
         Holder owns at least 11 shares of common stock in Solutia (an "Eligible Shareholder") (which would entitle the Holder to receive an Equity Purchase Right to acquire one share of New Common Stock); and

     o Claim Transfer Rights to purchase, subject to the election of Eligible Claim Transfer Holders, Allowed General Unsecured Claims allowed in an amount of less than $100,000 but more than $2,500 (including the right of such General Unsecured Claims to participate in the Rights Offering) for Cash in an amount equal to 52.35% of the Allowed amount of such General Unsecured Claims, provided that such
                                                          --------
         Holder owns at least 107 shares of common stock in Solutia (an "Eligible Claim Transfer Shareholder") (which would entitle the Holder to receive Claim Transfer Rights and thereby participate in the Rights Offering if the Holder becomes an Eligible Holder pursuant to the Rights Offering Procedures).

         The Warrants, Equity Purchase Rights and Claim Transfer Rights are described in detail in Section VII.C hereof.

         Record Dates. The Distributions to Holders of common stock and Equity
         ------------
Interests in Solutia that have been converted into common stock described above will only be made to Holders of record as follows:

     o The Claims Transfer will be available to Holders of record on the Voting Record Date, the Voting Record Date is [__] [__], 2007.

     o The Equity Purchase will be available to Holders of record on the Equity Purchase Record Date (as defined in the Equity Purchase procedures).

     o Warrants and the 1% of New Common Stock will be distributed to Holders of record on the Distribution Record Date, which is defined in the Amended Plan as the date that is 5 business days after the Confirmation Date.

         On the Effective Date, all existing common stock of, and existing warrants and options to purchase common stock, in Solutia will be cancelled.

         3. CLASS DEEMED TO REJECT THE AMENDED PLAN
            ---------------------------------------

         Holders of Claims in Class 18 will not receive any Distribution under the Amended Plan and are deemed to reject the Amended Plan.

B.       RECOVERIES TO UNSECURED CREDITORS, NOTEHOLDERS AND EQUITY MAY BE
         ----------------------------------------------------------------
         DILUTED
         -------

         Under the terms of the Amended Plan, Solutia estimates that General Unsecured Creditors will ultimately recover 69.8% of the allowed amounts of their Claims on a pre-Rights Offering basis and 83.1% on a post-Rights Offering basis. Under the terms of the Amended Plan, Solutia estimates that the Noteholders will ultimately recover 75.0% of the allowed amounts of their Claims on a pre-Rights Offering basis and 88.4% on a post-Rights Offering basis. These projected recoveries are based on several assumptions as noted herein, including assumptions concerning the final aggregate Allowed amount of General Unsecured Claims. All Claims have not been finally resolved. General Unsecured Creditor and Noteholder recoveries will be materially reduced if currently disputed Claims are not resolved in accordance with Solutia's expectations, including, among others:

o   Dickerson Claim: In determining the range of General Unsecured Claims,
    ---------------
    Solutia estimated the Dickerson Claim, which was asserted for $290 million, at $0. Solutia has objected to the Dickerson Claim, asserting, among other things, that it should be subordinated pursuant to section 510(b) of the Bankruptcy Code. Dickerson has disputed Solutia's assertion. If the Dickerson Claim were ultimately allowed in the amount of $290 million as a General Unsecured Claim, recoveries received by unsecured creditors would be significantly reduced. Specifically, if the General Unsecured Claims pool were to increase by $290 million, then the estimated percentage recovery for General Unsecured Creditors would be reduced from 83.1% to 61.5% (on a post-Rights Offering basis). The estimated percentage recovery for Noteholders also would be reduced, from 88.4% to 66.8% (on a post-Rights Offering basis).

    o Solutia believes that the Dickerson Claim May be Overstated. Based on ----------------------------------------------------------- a review of the facts and law, Solutia believes that the Dickerson plaintiffs' measure of damages is excessive, and that the appropriate measure of damages, if any, should be much less than $290 million. Dickerson's calculation of damages is based on losses attributed to the SIP Plan's fund containing Solutia Stock from December 31, 1997 to the Petition Date. This time period assumes that the investment in Solutia's stock was imprudent from Solutia's inception. Based on the fact that Solutia reported positive income before taxes, net income, and EBITDA in 1997, 1998, 1999 and 2000, and the fact that Solutia did not begin to experience the difficulties with the Anniston PCB litigation and the refinancing of its credit facilities until 2002, Solutia believes that this assumption is unreasonable. The Dickerson Plaintiffs disagree with the foregoing analysis and believe that the are entitled to a General Unsecured Claim of $290 million. For a more complete discussion of the Dickerson Claim, see Section IX.B.2 hereof.

    o   The Dickerson Plaintiffs May be Entitled to Share in Any Recovery
        -----------------------------------------------------------------
        Provided to Holders of Equity Interests. As previously described,
        ---------------------------------------
        Solutia has moved to subordinate the Dickerson Claim pursuant to section 510(b) of the Bankruptcy Code. The Dickerson Plaintiffs dispute this, maintaining that their claim should be classified as partially insured (Class 7) and, to the extent not insured, a General Unsecured Claim. The Dickerson Plaintiffs believe that if Solutia is successful in subordinating the Dickerson Claim pursuant to section 510(b) of the Bankruptcy Code their subordinated claim would have the same priority as Holders of Equity Interests under Section 510(b). Therefore, to the extent allowed and if subordinated, the Dickerson Plaintiffs believe that their subordinated claim would share pro rata with eligible Holders of Equity Interests in the Distribution of New Common Stock, the Warrants, the Equity Purchase Rights, and the Claim Transfer Rights, which will be distributed to Class 20 pursuant to the Amended Plan. This contention is subject to dispute by Solutia and/or the Equity Committee. Solutia will consult with the parties to the Global Settlement prior to entering into a settlement with the Dickerson Plaintiffs. Depending upon the extent to which the Dickerson Claim is allowed, if at all, and subordinated, if at all, such claim could significantly dilute the Distribution to Holders of Equity Interests under the Amended Plan. The Dickerson Plaintiffs have reserved their rights with respect to the classification and treatment of their claims in connection with confirmation of the Amended Plan or otherwise.

o   Additional Claims of the Senior Secured Notes: The Senior Secured Notes
    ---------------------------------------------
    Trustee has asserted Additional Claims for, among other things, (a) 101% of the aggregate principal amount of the Senior Secured Notes as a result of (a) "change of control" provision in the Indenture and (b) up to $50 million damages allegedly arising from the cessation after the Effective Date of the Senior Secured Notes' payment stream. Solutia and the Creditors' Committee believe that the positions of the Senior Secured Notes Trustee respecting the Additional Claims are without merit. If, however, the Senior Secured Notes Additional Claims are allowed as General Unsecured Claims in the amount of $50 million, then the estimated percentage recovery for General Unsecured Creditors would be reduced from 69.8% to 65.8% on a pre-Rights Offering basis and 83.1% to 78.4% on a post-Rights Offering basis. The estimated percentage recovery for Noteholders also would be reduced, from 75.0% to 71.1% on a pre-Rights Offering basis and 88.4% to 83.6% on a post-Rights Offering basis. If the Senior Secured Notes Additional Claims are allowed as Secured Claims in an amount up to $50 million, then Solutia may need to increase its borrowings under the Exit Facility, which would reduce the implied equity value of Reorganized Solutia on a dollar-to-dollar basis.

o    Dickerson Claim and Senior Secured Notes Additional Claims: If both the
     ----------------------------------------------------------
     Dickerson Claim and Senior Secured Notes Additional Claims are allowed as General Unsecured Claims at their full amounts, then the estimated percentage recovery for General Unsecured Creditors would be reduced from 69.8% to 49.6% on a pre-Rights Offering basis and 83.1% to 58.9% on a post-Rights Offering basis. The estimated percentage recovery for Noteholders also would be reduced, from 75.0% to 54.8% on a pre-Rights Offering basis and 88.4% to 64.1% on a post-Rights Offering basis.

o   Unliquidated Claims: There are 17 Disputed Claims asserted with an
    -------------------
    unliquidated amount. This number excludes unliquidated Tort Claims and Environmental Liability Claims, which (if reclassified by the Bankruptcy Court) will not impact Distributions to unsecured creditors. Based on a review of these unliquidated claims and an investigation of the facts, if any, asserted in the related proofs of claim, Solutia's estimate of the aggregate Allowed Amount of General Unsecured Claims, as described elsewhere in this Disclosure Statement, and used to calculate estimated recoveries assumes that these claims will ultimately be liquidated for $20 million in aggregate. The ultimate allowed amount of these claims cannot be determined with certainty at this time and General Unsecured Creditors' and Noteholders' recoveries could be materially reduced if Solutia's assumption proves to be inaccurate.(39)

C.       OFFERINGS UNDER THE AMENDED PLAN
         --------------------------------

         1. THE RIGHTS OFFERING
            -------------------

         The Holders of Noteholder Claims and General Unsecured Claims whose General Unsecured Claims are undisputed or have been allowed for voting purposes (including Eligible Claim Transfer Shareholders to the extent that these shareholders exercise their Claim Transfer Rights and are treated as Holders of General Unsecured Claims as described below) will be entitled to participate in the Rights Offering pursuant to the terms of the Rights Offering Procedures. The Rights Offering will be backstopped by the Backstop Group, which is comprised of certain members of the Ad Hoc Notes Committee and the Ad Hoc Trade Committee. It is a condition precedent to the occurrence of the Effective Date that the Rights Offering is fully funded.

            (a) Terms of the Rights Offering

         Through the Rights Offering, Solutia intends to raise $250 million in new equity capital through the proposed sale of (1) 15,936,703 shares of New Common Stock available to participating General Unsecured Creditors and Noteholders, on a Pro Rata basis, at an exercise price of $13.33, (which exercise price reflects a 33.33% discount to the $20 per share value of New Common Stock under the Amended Plan) and (2) 2,812,359 shares of New Common Stock offered to the Backstop Group at an exercise price of $13.33 (in addition to any shares of New Common Stock purchased pursuant to the backstop commitment). If any of the Eligible Holders do not subscribe for all their Pro Rata allocation of the shares of New Common Stock for which they are entitled to subscribe, other Eligible Holders may elect to subscribe for such shares. If the total number of shares subscribed for pursuant to this oversubscription option exceeds the number of shares being offered, then the number of shares that an oversubscribing creditor will be permitted to purchase will be reduced on a Pro Rata basis based on the Allowed amount of such Creditor's claim. If there are any unsubscribed shares of New Common Stock, the Backstop Group has agreed to purchase these shares. Subject to Bankruptcy Court approval, in exchange for its agreement to backstop the Rights Offering, the Backstop Group will receive a fee of $6.25 million and the right to purchase the 2,812,359 shares of New Common Stock, as described above(40).

         In accordance with the Rights Offering Procedures, on October 5, 2007, Solutia filed a registration statement on a Form S-1 with the SEC seeking the registration of the shares of New

--------
(39) Solutia is working with the creditors asserting these Claims to resolve them. In the event that these Claims are not resolved promptly, Solutia will (a) file a motion to have these claims estimated pursuant to section 502(c) of the Bankruptcy Code for the purpose of establishing the Disputed General Unsecured Claims Reserve or (b) file objections to these Claims.

(40) If the Backstop Group does not exercise its right to purchase these shares they will be available to all participants in the Rights Offering.

Common Stock to be issued pursuant to the Rights Offering. Solutia will withdraw the registration statement if the registration statement has not been declared effective by the 75th day after it was filed; provided, however, that
                                                       --------  -------
this deadline may be extended by the mutual consent of the parties to the Global Settlement (which consent will not be unreasonably withheld) if, in Solutia's business judgment, Solutia believes that the registration statement is likely to be declared effective within a reasonable period of time after this deadline passes; provided further, however, if, in Solutia's business
                      -------- -------  -------
judgment, Solutia believes that there will be an unreasonably lengthy delay in the registration statement being declared effective then Solutia may withdraw the registration statement at any time with the consent of the parties to the Global Settlement (which consent will not be unreasonably withheld). In the event, that the registration statement is withdrawn for any reason, in accordance with, and subject to, all applicable securities laws, rules and regulations, Solutia intends to distribute the shares of New Common Stock to be issued pursuant to the Rights Offering through a public offering that is exempt from registration pursuant to section 1145 of the Bankruptcy Code.

            (b) Terms of the Backstop Commitment Agreement

         The Rights Offering will be backstopped by the Backstop Group. In exchange for the Rights Offering backstop, Solutia will, subject to Bankruptcy Court approval, pay a $6.25 million backstop fee to the Backstop Group. Also in exchange for commitment, the Backstop Group also will be entitled to subscribe for and to exercise up to 15% of the Rights, i.e., 2,812,359 shares
                                                       ----
(the "Backstop Pool").(41) Accordingly, the Eligible Holders will be entitled to subscribe for 15,936,703 shares, plus any amount of the Backstop Pool for which the Backstop Group does not elect to subscribe, up to a maximum of 18,749,062 shares.

         Pursuant to the Backstop Commitment Agreement, Solutia has agreed to register for resale any shares of New Common Stock that are Distributed to the Backstop Group, in their capacity as such, on a Form S-3. Solutia has agreed to use commercially reasonable efforts to have this Form S-3 declared effective by the SEC on or after the Effective Date.

         Solutia intends to file a motion seeking approval of the Backstop Commitment Agreement.

         2. THE EQUITY PURCHASE
            -------------------

         Eligible Shareholders will be entitled to purchase, on a Pro Rata basis, 10,157,500 shares of New Common Stock at an exercise price of $17.23. If any of the Eligible Shareholders do not subscribe for all of their Pro Rata allocation of the shares of New Common Stock for which they are entitled to subscribe, other stockholders may elect to subscribe for such shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing Eligible Shareholders will be permitted to purchase will be reduced on a Pro Rata basis. In accordance with the Global

--------
(41) Additionally, because the members of the Backstop Group are Holders of General Unsecured Claims or 2027/2037 Notes, the members of the Backstop Group also are entitled to participate in the Rights Offering on a pro rata basis as Eligible Holders.

Settlement, the proceeds from the Equity Purchase, which are expected to be up to $175 million, will be paid to Solutia and distributed to Monsanto on the Effective Date.

         On October 5, 2007, Solutia filed a registration statement on a Form S-1 with the SEC seeking the registration of the shares of New Common Stock to be issued pursuant to the Equity Purchase. Solutia will withdraw the registration statement if the registration statement has not been declared effective by the 75th day after it was filed; provided, however, that this
                                              --------  -------
deadline may be extended by the mutual consent of the parties to the Global Settlement (which consent will not be unreasonably withheld) if, in Solutia's business judgment, Solutia believes that the registration statement is likely to be declared effective within a reasonable period of time after this deadline passes; provided further, however, if, in Solutia's business
                 -------- -------  -------
judgment, Solutia believes that there will be an unreasonably lengthy delay in the registration statement being declared effective then Solutia may withdraw the registration statement at any time with the consent of the parties to the Global Settlement (which consent will not be unreasonably withheld). In the event that the registration statement is withdrawn for any reason, in accordance with, and subject to, all applicable securities laws, rules and regulations, Solutia will distribute the shares of New Common Stock to be issued pursuant to the Equity Purchase through a public offering that is exempt from registration pursuant to section 1145 of the Bankruptcy Code and one or more private offerings that are exempt from registration under section 4(2) of the Securities Act or other applicable registration exemptions for private offerings. Such offerings may be limited in size and/or participation in such offerings may be limited to Qualified Institutional Buyers such that not all shareholders may be able to participate on a Pro Rata basis.

            (a) Resale of Certain Securities

         Solutia intends to file a registration statement on Form S-3 for any shares of New Common Stock to be sold to the Backstop Group through the Rights Offering, such that the Backstop Group will be able to trade the shares of New Common Stock freely when such related registration statement becomes effective. In addition, the registration statement on Form S-3 will also register shares of New Common Stock for resale if any New Common Stock is distributed to Monsanto, if the Equity Purchase Offering is not fully subscribed.

         3. THE CLAIM TRANSFER OPTION
            -------------------------

            (a) Eligible Claim Transfer Holder's Option to Sell

         Pursuant to the terms of the Claim Transfer Procedures, Holders of Allowed General Unsecured Claims allowed in an amount of less than $100,000, but greater than $2,500 ("Eligible Claim Transfer Holders") have the option to sell their Allowed General Unsecured Claims for a Cash payment equal to 52.35% of the Allowed amount of such Claims (the "Claim Transfer Option"). To exercise this Claim Transfer Option, Eligible Claim Transfer Holders must indicate their desire to participate in the Claim Transfer in the appropriate space on their Ballot, which must be received by the Subscription Agent on or before the Voting Deadline.

         Each participating Eligible Claim Transfer Holder may only exercise the Claim Transfer Option for the entire Allowed amount of its Claim and may not offer only a part of its Claim for sale.

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

         Eligible Claim Transfer Holders who exercise this Claim Transfer Option and receive a Cash payment in exchange for their Claim will receive no other Distribution on account of such Claim under the Amended Plan. In addition, if Eligible Claims Transfer Shareholders do not in the aggregate, elect to purchase the full amount of Allowed General Unsecured Claims offered for sale, the Claim Transfer Option will be cancelled and each participating Claim Transfer Holder's Distribution will remain what they would have received if the Claim Transfer Option did not exist.

            (b) Eligible Claim Transfer Shareholder's Right to Purchase

         Pursuant to the Claim Transfer Procedures, Eligible Claim Transfer Shareholders will receive Claim Transfer Rights to purchase Allowed General Unsecured Claims of less than $100,000 but more than $2,500 for Cash in an amount equal to 52.35% of the Allowed amount of such General Unsecured Claims. Eligible Claim Transfer Shareholders who exercise their Claim Transfer Rights to purchase such Allowed General Unsecured Claims will also purchase rights attendant to such Allowed General Unsecured Claims, including the right to participate in the Rights Offering.

         To exercise their Claim Transfer Rights, Eligible Claim Transfer Shareholders must indicate their desire to participate in the Claim Transfer on the Equity Claim Purchase and Right Exercise Form, which must be received by the Subscription Agent on or before the Voting Deadline. On this form, Eligible Claim Transfer Shareholders must indicate the amount of such Claims that they would like to purchase (which amount must be more than $2,500). Additionally, Eligible Claim Transfer Shareholders must indicate whether they would like to participate in the Rights Offering with respect to the Allowed General Unsecured Claims they are electing to purchase.

         Participation by Eligible Claim Transfer Shareholders in the Claim Transfer is, however, subject to Eligible Claim Transfer Holders making their Claims available for purchase. Therefore, depending on the total number of such Claims made available for purchase, the amount of Allowed General Unsecured Claims allocated to each subscribing Eligible Claim Transfer Shareholder may be less than the amount indicated on the subscription form. In addition, if Eligible Claims Transfer Shareholders do not in the aggregate, elect to purchase the full amount of Allowed General Unsecured Claims offered for sale, the Claim Transfer Option will be cancelled. For additional information regarding the Claim Transfer, please consult the Claim Transfer Procedures, attached as Exhibit L to the Amended Plan.

         4. THE WARRANTS
            ------------

         Pursuant to the terms of the Warrant Agreement, Holders of at least 24 shares of common stock in Solutia will receive their Pro Rata share of warrants with a term of five years to purchase up to 7.5% of the New Common Stock at a strike price of $29.70. The Warrant Agreement provides the Warrant Holders with certain protections and conditions, and is attached as Exhibit N to the Amended Plan.

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                                    VIII.
                              REORGANIZED SOLUTIA
                              -------------------

A.       BUSINESS OVERVIEW
         -----------------

         Solutia, together with its wholly owned debtor subsidiaries and wholly owned non-debtor foreign subsidiaries ("Reorganized Solutia"), will emerge from these Chapter 11 Cases as a global organization with a strong portfolio of businesses, many of which have industry-leading positions within their markets. Reorganized Solutia will function as a single integrated operating company with a foundation comprised of five significant business lines--Nylon, Saflex, Flexsys, CPFilms and Specialty Products--each of which provides materials principally to the transportation, construction and manufacturing industries.

         Solutia's global headquarters is located in St. Louis, Missouri. Solutia also has corporate offices in Belgium, Brazil and Singapore. Solutia and its subsidiaries operate 27 manufacturing sites, eleven technical centers and over 30 sales offices around the world. Upon the closing of Flexsys on May 1, 2007, Solutia's global workforce was comprised of approximately 5,800 employees. Approximately 200 employees served in various corporate headquarters functions or in corporate functions not specifically related to any single business. The remaining 5,600 employees were employed in one of Solutia's five primary businesses. Approximately 4,100 employees were based in the United States, with the remaining employees spread across Solutia's facilities throughout the rest of the world.

B.       THE NYLON BUSINESS
         ------------------

         The Nylon business consists of nylon fiber, plastics and intermediate chemical products used in construction, automotive, consumer and industrial applications. The Nylon business is the second largest Nylon 6,6 manufacturer in North America and the largest of Reorganized Solutia's businesses. The overall market for Nylon 6,6 continues to grow worldwide and, while this product is mature, its use has expanded to applications where its characteristics provide the greatest value to customers.

         For 2006, the Nylon business generated approximately $1.7 billion in net sales, accounting for approximately 62% of Solutia's total net sales. The Nylon business which had approximately 2,200 employees as of December 31, 2006, operates facilities in Alvin, Texas (Chocolate Bayou), Decatur, Alabama, Foley, Alabama, Greenwood, South Carolina and Pensacola, Florida. Sales outside the domestic United States are increasing with about 31% of consolidated net sales in 2006 into markets outside the United States, compared with 20% in 2005.

         The Nylon business comprises an integrated family of nylon products, as follows:

     o Solutia's Vydyne(R) nylon molding resins, Ascend(R) nylon polymers and nylon industrial fibers, which are sold into the automotive, engineered thermoplastic, apparel, textile, commercial and industrial markets in products such as knit clothing, dental floss, tires, airbags, molded automotive parts, conveyor belts, cooking bags, food packaging and camping gear.

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     o   Solutia's nylon carpet staple and nylon bulk continuous filament which are sold under the Wear-Dated(R) brand for residential carpet and the Ultron(R) brand for commercial carpet, as well as under private labels for the residential, commercial and industrial markets.

     o Solutia's chemical intermediates, including adipic acid, hexamethylenediamine and acrylonitrile are used internally as feedstock for fiber and resins production and are also sold on the merchant market for use in nylon and acrylic fiber, nylon and ABS plastic, synthetic resins, synthetic lubricants, paper chemicals and plasticizers.

         Solutia holds a complete set of fully integrated processes and a highly flexible set of assets in the Nylon business. Importantly, there is a growth market in Nylon for engineering thermoplastics in which Solutia can compete. Management's strategic review of the Nylon business confirmed that Nylon 6,6 remains a high-performance, cost-effective polymer providing Solutia's customers superior performance in the areas of chemical, abrasion and heat resistance and processability in a variety of end-use applications. As one of the world's few fully integrated suppliers, Solutia's Nylon business is well positioned to create and sustain a highly competitive cost position.

         Managing the Nylon business, historically the most volatile of Solutia's businesses, will require management to further improve Solutia's cost position and continue to reduce its exposure to volatile raw material and energy price risks. Solutia's management believes that by altering the way in which Reorganized Solutia operates its assets, and through selected investments in reliability, significant improvements to Solutia's cost position are possible. Solutia has addressed perceived weaknesses in its cost structure by focusing its resources on improving the operating efficiency and reliability of its plants. To date, process technology improvements in the Nylon intermediates areas have been implemented which materially improve the quality, cost and reliability of these operations. Solutia also has restarted its phenol to ketone alcohol assets which provide additional improvements to cost, and importantly also provide improved reliability in its Nylon business. In order to address Solutia's exposure to the volatility of natural gas and oil prices, Solutia is focused on implementing a number of projects which will significantly change the energy profile of its operations. Solutia expects that by 2008, it will reduce its exposure to natural gas and fuel oil prices and build up a corresponding increase in reliance on energy provided by coal, nuclear and other fuels at its operating sites. In addition, restructuring commercial contracts with emphasis on conversion margins while passing along input prices via formulas will be another way in which price risk may be mitigated.

         Reorganized Solutia intends to focus its Nylon business on the growing markets in nylon plastics, chemicals and fibers. Given Solutia's already flexible and integrated set of Nylon assets and through additional low cost investments, Solutia intends to become a more balanced player in all three Nylon markets (reducing its emphasis on North American fiber markets). Solutia intends to continue investing in low cost fiber to plastic asset conversions in order to increase its supply and participation in the global plastics market, particularly focusing its participation in the fast growing China region. As a consequence of these conversions, Solutia's exposure to commodity staple fiber markets will be reduced. Nylon intermediate chemicals (for both nylon and non nylon applications) will continue to play an important role as will a smaller more focused fiber business. Solutia, while historically a large Nylon staple fiber supplier to the North

American carpet market will now focus on participating in the growing BCF portion of the carpet market as well as supplying staple into branded segments where it remains highly valued.

         Reorganized Solutia intends to use the significant cash flow generating ability of the Nylon business to fund growth opportunities in Nylon, such as the fast growing markets for nylon engineering thermoplastics, in addition to growth opportunities in the Saflex, CPFilms and specialty chemicals sets of businesses. New commercial agreements and operating improvements, combined with a more strategic, action-oriented approach to the marketplace, lead management to conclude that Nylon will play an important part of Reorganized Solutia.

C.       THE SAFLEX BUSINESS
         -------------------

         The Saflex business is the world's largest producer of PVB sheet, a plastic interlayer used in the manufacture of laminated glass for automotive and architectural applications. Besides PVB sheet, which is mostly marketed under the Saflex(R) brand, specialty intermediate PVB resin products sold under the Butvar(R) brand, optical grade PVB resin and plasticizer are marketed and sold worldwide. Saflex is a growing business and is positioned to be the fastest growing segment of Solutia's post-emergence business portfolio.

         The Saflex business generated approximately $663 million of net sales in 2006, accounting for approximately 23% of Solutia's total net sales. The Saflex business which had approximately 1,200 employees as of December 31, 2006, operates facilities in Antwerp, Belgium, Ghent, Belgium, Newport, Wales (U.K.), Puebla, Mexico, Sao Jose dos Campos, Brazil, Singapore, Springfield, Massachusetts and Trenton, Michigan. The Saflex business is particularly dependent on international operations with 77% of consolidated net sales in 2006 into markets outside the United States, with the European market the most significant market region globally.

         Growth in the Saflex business will be driven by market growth and the introduction of new PVB products. Solutia anticipates that over 75% of global demand growth will be in Europe and Asia and nearly half of the demand growth will be in the architectural market.

         Solutia's research and development programs in the Saflex business emphasize the development and commercialization of specialty products for the window glazing and specialty materials markets, such as a new acoustic safety interlayer for automotive windshields and bilayer products for automotive sunroofs. Research programs also focus on new process development for the manufacture of PVB resin and PVB sheet products, positioning Saflex as the low-cost high-quality producer of the industry.

         Solutia's focused technology investments during the Chapter 11 Cases in new and enhanced products has positioned Saflex to deliver benefits to consumers in important areas such as storm and hurricane protection, thermal/solar benefits, acoustics, colors and other aesthetics in addition to the safety and security role that laminated glass has played historically. The market for PVB is very attractive as demand for flat glass has outperformed global gross domestic product for many years, while demand for laminated glass has outpaced the growth in flat glass. Demand for laminated glass continues to grow globally with exceptionally strong growth foreseen in Europe and Asia over the next five years.

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

         Saflex will generate profitable new revenues resulting from additional investments in plant and equipment initiated during the Chapter 11 Cases and aimed at serving the rapidly emerging Asian and European automotive and architectural markets as well as delivering the capability enhancements needed to supply newly developed products to the market. Expansions of Solutia's laminated glass interlayer production capacity and capability in China and construction of a third extrusion line at Solutia's Ghent facility will significantly enhance Solutia's manufacturing presence in the growth markets of Asia and Europe in automotive and architectural applications. Solutia's acquisition of PVB capacity in Puebla, Mexico and its subsequent improvements to this capacity provides lower overall systems cost and unlimited access to the expanding market for laminated glass in Mexico. The investments, coupled with Solutia's already substantial positions in North America and Europe, lead management to believe that Solutia can create cost-advantaged positions in every major world area while ensuring that it meets the growing demand for laminated glass around the world.

         Management believes that sustained investment in market development, technology and new capacity throughout the restructuring period has positioned the Saflex business for rapid, profitable growth following emergence.

D.       THE FLEXSYS BUSINESS
         --------------------

         The newest piece of Solutia's post emergence portfolio is Flexsys, a global leader in high quality chemicals for the rubber industry. These chemicals help cure and protect rubber, impart desirable properties to cured rubber, increase durability, and lengthen product life. Flexsys products play an important role in the manufacture of tires and other rubber products such as belts, hoses, seals and footwear.

         For 2006, the Flexsys business generated approximately $606 million in net sales. Flexsys employs more than 600 people and its headquarters are in Brussels, Belgium. Flexsys products are manufactured at 15 facilities worldwide: eight in Europe, three in North America, two in South America and two in Asia. Flexsys has 8 offices and a sales force of approximately 20 employees plus a worldwide network of agents and distributors.

         Flexsys manufactures more than 50 different products which are classified into two main product groups: vulcanizing agents, principally insoluble sulphur, and rubber chemicals. Insoluble sulphur is a key vulcanizing agent manufactured predominantly for the tire industry. Flexsys is the world's leading supplier of insoluble sulphur marketed under the trade name of Crystex(R). Flexsys has three product groups within rubber chemicals: anti-degradants; accelerators; and other rubber chemicals.

         Flexsys has been enhancing profitability by focusing its portfolio on products that demonstrate a competitive advantage, investing in new low-cost world scale manufacturing facilities, and introducing new low cost technologies to the rubber chemicals market. It has capitalized on its historic technology leadership position, strong commercial relationships with industry leading customers and global manufacturing and distribution network to maintain and grow its business.

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

         Solutia expects to take advantage of administrative and commercial synergies between Solutia and Flexsys, which has operated as a standalone company since 1995. Moreover, Solutia believes that it is uniquely qualified to restructure Flexsys and capture the benefits of any resulting operational and financial improvement. Like Solutia, Flexsys is a global specialty chemicals business that specializes in the "know how" of manufacturing market-leading products. In addition, Solutia's management is conducting a comprehensive and systematic strategic review of the Flexsys business similar to the strategic reviews carried out on Solutia's other material businesses during the Chapter 11 Cases. This strategic review will help focus management on integration and on the overall strategy related to this business going forward.

E.       THE CPFILMS BUSINESS
         --------------------

         CPFilms is another fast growing films business in Solutia which, like Saflex, adds functionality to glass. As the world's leading producer of high quality branded aftermarket window films, CPFilms will continue to focus on growing primary demand for window films both in the United States and globally. Solutia's CPFilms business manufactures and sells special custom coated window films under the brands Llumar(R), the world's best-selling brand of window film, Vista(R), a high performance line of products recognized by the design community as a leader in residential and commercial buildings, Gila(R), the leading brand of solar window film for the do-it-yourself retail market, and Formula One(R) high performance automotive films. CPFilms also manufactures various films for use in tapes, automotive badging, optical and colored filters, shades, packaging, computer touch screens, electroluminescent displays, and cathode ray tube and flat panel monitors.

         For 2006, the CPFilms business generated approximately $214 million of net sales, accounting for approximately 7% of Solutia's total net sales. The CPFilms business which had approximately 700 employees as of December 31, 2006, operates facilities in Martinsville, Virginia, Canoga Park, California, and Runcorn, U.K. During 2006, Solutia relocated the CPFilms' business team leads from Martinsville, Virginia to Solutia's corporate headquarters in St. Louis, Missouri. This move gives CPFilms management greater access to Solutia's senior executive management team and to other global resources. The CPFilms business is largely domestic but increasingly focused on sales from international operations with about 37% of consolidated net sales in 2006 into markets outside the United States.

         CPFilms has been growing at a rate of more than 6% annually. CPFilms operates in a market where brands, product performance and innovation, quality and customer service support premium pricing. Growth is driven by the development of innovative solutions to meet consumer demand for safety and security, energy efficiency and decorative qualities in both automotive and architectural after-market window glazing applications and through the continued global expansion of branded products. To help create and support this growth, new investments in technology, marketing and plant and equipment have been made in the CPFilms business.

         Relatively low market penetration in many expanding global economies and a relatively high utility and demand for the products' performance qualities, suggest a substantial growth opportunity for the category and for CPFilms as the global market leader. Reorganized Solutia will focus on driving product awareness in more developed markets as well as developing new

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

markets around the world where the benefits of solar, control, energy efficiency, safety, security and aesthetics, are increasingly valued. Reorganized Solutia intends to place strategic emphasis on reinforcing and building CPFilms' already strong position in the branded aftermarket window films segment. Additionally, CPFilms will focus on restructuring its product distribution channels, with particular emphasis on its domestic distribution, where it believes greater efficiencies and additional cost savings can be achieved.

F.       THE SPECIALTY PRODUCTS BUSINESS
         -------------------------------

         The Specialty Products business represents a unique set of niche businesses serving a diverse set of markets and end-users in the aerospace, manufacturing and industrial markets. These businesses are well-positioned and, in many cases, are world leaders, and historically have generated cash flows beyond that required to fund their continued growth. Solutia has strengthened these leading positions during the Chapter 11 Cases by continuing to invest in technology and customer service, and also through significant investments in new plant and equipment. The Specialty Products businesses, collectively, generated approximately $265 million of net sales in 2006, accounting for approximately 9% of Solutia's total net sales.

         As of December 31, 2006, approximately 800 people were employed in the Specialty Products business. Plastic products are manufactured in Ghent, Belgium and St. Louis, Missouri. Technical products are manufactured in Newport, Wales (U.K.). Heat transfer fluids are manufactured in Anniston, Alabama, Alvin, Texas (Chocolate, Bayou), Newport, Wales (U.K.) and Sao Jose dos Campos, Brazil. Aviation Fluids are manufactured in Anniston, Alabama. The Specialty Products businesses are particularly dependent on international operations with approximately 75% of consolidated net sales in 2006 into markets outside the United States.

         The principal product lines of the Specialty Products business are as follows:

     o PLASTIC PRODUCTS - a variety of products including entrance matting and automotive spray suppression flaps sold under the brands Astroturf(R), CLEAN Machine(R) and Clearpass(R).

     o HEAT TRANSFER FLUIDS - Therminol(R) heat transfer fluids used for indirect heating or cooling of chemical processes in various types of industrial equipment and in solar energy power systems. The fluids provide enhanced pumping characteristics, because they remain thermally stable at high and low temperatures. Therminol(R) fluids are leading products in the worldwide high temperature liquid phase market.

     o AVIATION FLUIDS - Skydrol(R) brand aviation hydraulic fluids and Skykleen(R) brand of aviation solvents supplied across the aviation industry. The Skydrol(R) line includes fire-resistant hydraulic fluids, which are used in more than half of the world's commercial aircraft.

         Solutia competes in the plastic products business under various brand names including Astroturf(R), Clean Machine(R) and Clearpass(R), and by using continuous injection molding technologies to manufacture and market worldwide spray suppression mats for heavy trucking and premium-priced, high-performance entry matting, together with a range of other plastic products for use in the pet, poultry and sound suppression markets. Growth in these businesses

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

will be primarily driven by new legislation regulating spray suppression systems for heavy trucking and product innovations that capitalize on continuous injection molding technology.

         Solutia competes in the heat transfer fluid business by providing engineering solutions for high temperature heat transfer applications. Sales are typically made to engineering companies who design and build chemical and plastics manufacturing facilities, with continuing sales to the operators of facilities designed for use with Solutia's heat transfer fluids such as synthetic fiber manufacturing, oil and gas processing, pharmaceutical manufacturing, barge and terminal heating and solar energy power systems. Growth is dependent on new product development and the rate of worldwide new factory construction.

         Solutia competes in the aviation fluid business by servicing technical needs of and selling products to airframe manufacturers and companies operating and/or servicing passenger or cargo airplane fleets. Growth is driven by increases in worldwide miles flown by passenger and cargo airline fleets.

         Reorganized Solutia intends to identify and exploit opportunities to reinforce and renew its industry leading positions within the Specialty Products business.

G.       CAPITAL OBLIGATIONS TO BE SATISFIED OR COMPROMISED UPON EMERGENCE
         -----------------------------------------------------------------

         As of the Petition Date, Solutia reported, on a consolidated basis, approximately $1.2 billion in aggregate long-term indebtedness, primarily consisting of secured and unsecured notes, a bank credit facility and a synthetic lease financing arrangement. As set forth in the following table, Solutia plans to satisfy this indebtedness including indebtedness incurred under the DIP Credit Facility, the Senior Secured Notes, the Euro Facility Agreement and the Flexsys Secured Facilities Agreement from the proceeds of the Exit Financing Facility and other sources, as described in greater detail below.

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

----------------------------------------------------------------------------------------------------------------------------
                       ANTICIPATED SOURCES AND USES OF CASH AT EMERGENCE ($ AMOUNT IN MILLIONS)(42)
----------------------------------------------------------------------------------------------------------------------------
SOURCES:                                                       USES:
----------------------------------------------------------------------------------------------------------------------------
(1) Surplus Cash(43)                                  147      DIP (Drawn)                                           922(44)
----------------------------------------------------------------------------------------------------------------------------
(2) Exit Revolver(45)                                  63      Flexsys Term/Revolver(46)                             166
----------------------------------------------------------------------------------------------------------------------------
Exit Term Loan B - USD Tranche                        600      Senior Secured Notes(47)                              223
----------------------------------------------------------------------------------------------------------------------------
Exit Term Loan B - Euro Tranche                       600      Pension Funding                                        73
----------------------------------------------------------------------------------------------------------------------------
Exit Unsecured Bonds                                  400      Euro Loan                                             217
----------------------------------------------------------------------------------------------------------------------------
Maryville Note                                         20      Other cash outflows to facilitate                     179
                                                               emergence (Advisor fees, cure payments,
                                                               etc)
----------------------------------------------------------------------------------------------------------------------------
Rights Offering Proceeds                              250      Maryville Note                                         20
----------------------------------------------------------------------------------------------------------------------------
                                                               Retiree Trust                                         175
----------------------------------------------------------------------------------------------------------------------------
                                                               Funding Co                                             75
----------------------------------------------------------------------------------------------------------------------------
                                                               Minimum Cash Balance                                   30
----------------------------------------------------------------------------------------------------------------------------
TOTAL SOURCES                                      $2,080      TOTAL USES                                         $2,080
----------------------------------------------------------------------------------------------------------------------------

         1. DIP CREDIT FACILITY & PREPETITION SECURED BANK DEBT
            ---------------------------------------------------

         The DIP Credit Facility served to replace Solutia's prepetition revolving credit facility. On October 8, 2003, the Borrowers entered into the Bank Credit Agreement with Ableco Finance LLC, a unit of Cerberus Capital Management, L.P. and other syndicate lenders, including Wells Fargo Foothill, Inc. and Congress Financial Corporation. The Bank Credit Agreement provided for a three-year, $350 million revolving credit facility guaranteed by the Guarantors, and was secured by liens consisting of certain of the Borrowers' and Guarantors' working capital assets and real property, facilities and equipment. The funds borrowed under the Bank Credit

--------
(42) Assumes emergence occurs on December 31, 2007.

(43) Cash balance reduced to $30 million at emergence with no restrictions.

(44) Pursuant to the Fifth Amendment, which was approved by the Bankruptcy Court on January 25, 2007, the DIP Credit Facility consists of (a) a $975 million fully drawn term loan and (b) a $250 million borrowing base revolving credit facility. The net proceeds of the sale of Dequest(R) water treatment phosphonates business were used to pay-down the term loan portion of the DIP Credit Facility.

(45) Total Revolver $400 million: after letter of credits drawings pro forma liquidity on December 31, 2007 would be approximately $299 million.

(46) As described above, of the $1.225 billion DIP Credit Facility, $150 million was utilized to partially finance Solutia's acquisition of Akzo Nobel's interest in the 50/50 Flexsys joint venture between Akzo Nobel and Solutia.

(47) The Allowed amount of the Senior Secured Note Claims is subject to a determination of the Senior Secured Noteholders' rights under applicable law. Solutia and the Creditors' Committee believe that the Allowed amount of the Senior Secured Notes Claim is $209.9 million. However, the Senior Secured Notes Trustee has asserted that its claims on behalf of the Senior Secured Noteholders exceeds this amount. As described in Section VIII.G.2 of this Disclosure Statement, on the Effective Date or on the date that the Allowed amount of the Senior Secured Notes Claims is determined pursuant to a Final Order, whichever is later, Solutia will satisfy the Allowed Senior Secured Note Claims as determined by the Bankruptcy Court (whether secured or unsecured).

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

Agreement were used to refinance and retire Solutia's then-existing bank credit facility, for general working capital purposes and to pay fees and expenses related to the Bank Credit Agreement. On December 19, 2003, Solutia, Solutia Business Enterprises Inc. and each of Solutia's other Debtor subsidiaries obtained the Interim DIP Facility. The Interim DIP Facility provided up to $500 million in debtor-in-possession financing, which was secured by substantially all of Solutia's assets and from which Solutia made an initial borrowing of $75 million. The Interim DIP Facility was subsequently replaced by the DIP Credit Facility which was used to retire the Borrowers' obligations pursuant to the Bank Credit Agreement.

         On January 16, 2004, pursuant to authorization from the Bankruptcy Court, Solutia entered into the $525 million DIP Credit Facility. The DIP Credit Facility was used by Solutia and its Debtor subsidiary Solutia Business Enterprises Inc. to retire their respective obligations under the Bank Credit Agreement and the Interim DIP Facility.

         The DIP Credit Facility has subsequently been amended five times. The various amendments to the DIP Credit Facility modified, among other things, the mandatory prepayment terms and covenants regarding disposition of assets and investments, certain notice provisions, the interest rate, the refinancing of the Euro Notes and the term of the final maturity date from December 19, 2005 to March 31, 2008. See Section V.A.2 of this Disclosure Statement for further details on amendments to the DIP Credit Facility.

         The DIP Credit Facility, as amended, consists of: (a) a $975 million fully drawn term loan and (b) a $250 million borrowing-based revolving credit facility, which includes a $150 million letter of credit subfacility. Of the $1.225 billion facility, $150 million was utilized to partially finance Solutia's acquisition of Akzo Nobel's interest in the 50/50 Flexsys joint venture between Solutia and Akzo Nobel. The net proceeds from the sale of the Solutia Dequest(R) water treatment phosphonates business were used to pay-down the balance of the term loan.

         2. SENIOR SECURED NOTES
            --------------------

         As of the Petition Date, Solutia had outstanding approximately $223 million face amount (including an unamortized OID of $41.3 million as of the Petition Date) of Senior Secured Notes issued pursuant to that certain indenture between SOI Funding Corporation and HSBC Bank USA, as indenture trustee, dated July 9, 2002, which was subsequently amended by a supplemental indenture among Solutia, SOI Funding Corporation and certain of Solutia's subsidiary guarantors as defined therein, and HSBC Bank USA, dated July 25, 2002 (together, the "2009 Indenture"). By agreement dated January 16, 2004, The Bank of New York replaced HSBC Bank USA as indenture trustee for the Senior Secured Notes. The Senior Secured Notes are secured by liens on Solutia's accounts receivable, inventory, capital stock of certain Debtor subsidiaries, capital stock of certain subsidiary guarantors, certain intercompany loans, intellectual property and certain joint venture interests. In connection with the order approving the DIP Credit Facility, the Senior Secured Notes Trustee was granted, for the benefit of the Senior Secured Noteholders, superpriority administrative expense claims and junior replacement liens in the 2009 Post-Petition Collateral (as described in the DIP Credit Facility).

         On June 22, 2007, Solutia objected to the proof of claim filed by the Senior Secured Notes Trustee in the aggregate amount of $223 million. Solutia's objection seeks to reduce and allow the Senior Secured Notes Trustee's claim to $209.9 million as of the Effective Date, which consists of
(a) $181.7 million funded on account of the Senior Secured Notes at their issuance and (b) amortized OID of $28.2 million through an assumed Effective
Date of December 31, 2007. Solutia expects to pay the Allowed amount of the Senior Secured Note Claims with a portion of the proceeds from the Exit Facility. Distribution to the Senior Secured Noteholders will be made through the Senior Secured Notes Trustee and will be subject to the Senior Secured Notes Trustee's charging lien.

            (a) Additional Claims

         In addition to its proof of claim for $223 million, the Senior Secured Notes Trustee also alleges that it is entitled to assert the Additional Claims, including (i) 101% of the aggregate principal amount of the Senior Secured Notes as a result of a "Change of Control" allegedly occurring under the Amended Plan, and (ii) up to $50 million in damages allegedly arising from the interruption of the Noteholders' expectation of an uninterrupted payment stream under the Senior Secured Notes. Neither of these Claims is specifically identified in the Notes Trustees' proof of claim, which was filed as a secured claim.

         Solutia believes that the Senior Secured Notes Trustee is required to seek leave from the Bankruptcy Court to amend proof of claim number 6210 now that this claim is the subject of a pending claim objection. See In re Argus Group 1700, Inc., 206 B.R. 737, 748 (Bankr. E.D. Pa. 1996); In re Drexel
Burnham Lambert Group, Inc., 159 B.R. 420, 425 (Bankr. S.D.N.Y. 1993). Solutia and the Creditors' Committee have opposed both of these Additional Claims in subsequently filed briefs in support of Solutia's objection to the Senior Secured Notes Trustee's Claim.

            (b) Impairment

         The Holders of Senior Secured Notes Claims are impaired under the Amended Plan and the Holders of Senior Secured Note Claims are entitled to vote to accept or reject the Amended Plan. For voting purposes only, the Holders of the Senior Secured Notes will be entitled to vote the full face amount of their proof of claim, or $223 million.

         The Senior Secured Notes Trustee also has asserted that Holders of Senior Secured Notes are entitled to vote contingent guarantee claims against certain of Solutia's subsidiaries. However, it is not necessary for the Holders of the Senior Secured Notes Claims to vote at the subsidiary guarantor level, because these guarantee claims are contingent and unliquidated and will remain so because any deficiency resulting from a Pro Rata distribution of New Common Stock to the Senior Secured Noteholders will be paid in Cash in full.

            (c) Cramdown

         To the extent that the Holders of the Senior Secured Note Claims vote to reject the Amended Plan, Solutia nevertheless believes that it can still proceed to confirm the terms of the Amended Plan pursuant to the "cram down" provisions of section 1129(b) of the Bankruptcy Code. See Section XII.C.5 hereof. This section of the Bankruptcy Code requires, among other things, that Solutia provide the Holders of the Senior Secured Note Claims with the "indubitable equivalent" of such claims. A cash payment in the Allowed amount of the Senior Secured Note Claims is the indubitable equivalent of such claims. See In re Temple Zion, 125 B.R. 910

(Bankr. E.D. Pa 1991) (holding that cash payment of the allowed amount of a claim is the indubitable equivalent).

            (d) Senior Secured Notes Trustee's Position

         On November 29, 2004, the Senior Secured Notes Trustee filed a proof of claim (the "Claim") on behalf of itself and the Senior Secured Noteholders asserting a secured claim for, among other things, $223 million in principal amount of, and all interest payable through and including the maturity date of, the Senior Secured Notes. Pursuant to the Final Order (I) Approving Use of Cash Collateral, (II) Authorizing Debtors to Incur Post-Petition Secured Indebtedness, and (III) Granting Security Interests and Superpriority Claims Pursuant to sections 105(a), 361, 363, 364(c), 364(d) and 364(e) of the Bankruptcy Code and Bankruptcy Rules 2002, 4001 and 9014, dated January 16, 2004 (the "Cash Collateral Order"), the Debtors are obligated to pay "all of [the Senior Secured Notes Trustee's] incurred fees, costs and other charges and expenses upon monthly submission of invoices to the Debtors."

         On June 22, 2007, the Debtors filed an objection to the Claim (the "Objection"). The Senior Secured Notes Trustee believes the Objection to the Claim is entirely without merit. The Senior Secured Notes Trustee has opposed, and will continue to oppose vigorously, the Objection to the Claim and is currently engaged in litigation with the Debtors with respect to the Objection. Among other things, the Senior Secured Notes Trustee contends that because the Senior Secured Notes are oversecured, there is no authority to support the Debtors' proposition that the Bankruptcy Court can disallow the Senior Secured Notes Trustee's Claim for principal in the amount of $223 million and interest payable through and including the maturity date of the Senior Secured Notes to the extent of any "unamortized OID" as of the Effective Date. The Senior Secured Notes Trustee asserts that the authorities relied upon by the Debtors are applicable to unsecured claims, not oversecured claims. Those authorities, which address unsecured notes issued with OID, rest on section 502(b)(2) of the Bankruptcy Code, which disallows unsecured claims to the extent that such claims are for unmatured interest. The Senior Secured Notes Trustee believes that relevant legislative history reflects a Congressional policy to disallow interest on unsecured claims in bankruptcy to the extent such interest is unmatured as of the date of the filing of the petition and the debtor is insolvent. In dealing with secured claims and by adopting sections 361 ("Adequate protection") and 506 ("Determination of secured status") of the Bankruptcy Code, however, the Senior Secured Notes Trustee believes that Congress enacted into law federal bankruptcy policy that oversecured creditors are entitled to the benefit of their bargain. See S. Rep. No. 95-989, 95th Cong., 2d Sess. 49, 53 (1978) ("[Section 361], and the
concept of adequate protection, is based as much on policy grounds as on constitutional grounds. Secured creditors should not be deprived of the benefit of their bargain.").

         The Senior Secured Notes Trustee also believes that recharacterizing a portion of the Senior Secured Notes Trustee's Claim as OID would be inconsistent with (i) the 2009 Indenture, (ii) governing New York contract law principles and (iii) the expectations of the parties in entering into the financing arrangement. If the Court does recharacterize a portion of the Claim, however, it is the Senior Secured Notes Trustee's position that such recharacterization would merely increase the damage claim described below. The Senior Secured Notes Trustee also believes that it would be inappropriate for the Bankruptcy Court to recharacterize a portion of the

Claim as OID or otherwise deprive the Senior Secured Noteholders of their contractual rights to full payment of the $223 million in principal and additional interest through the maturity date on account of the Senior Secured Notes because the Senior Secured Noteholders are oversecured creditors and many of the Subsidiary Guarantors (defined below) are solvent debtors. In any event, in addition to the legal issues described above, the Senior Secured Notes Trustee intends to challenge vigorously all factual issues relevant to the OID determination, including the appropriate valuation of the warrants issued in conjunction with the Senior Secured Notes.

         Additionally, the Senior Secured Notes Trustee believes that because the Debtors propose to pay the Senior Secured Notes on the Effective Date and, in the Senior Secured Notes Trustee's opinion, contrary to the schedule of payments contemplated by the express terms of the Senior Secured Notes and the Senior Secured Notes Indenture, the Senior Secured Notes Trustee believes that Solutia's only option to satisfy the Senior Secured Notes prior to the originally stated maturity without breaching the Senior Secured Notes Indenture is to defease the Senior Secured Notes pursuant to Article IX of the 2009 Indenture. If Solutia does not defease the Senior Secured Notes, the Senior Secured Notes Trustee believes that any prepayment is in breach of the Senior Secured Notes and the 2009 Indenture and entitles the Senior Secured Notes Trustee and/or the Senior Secured Noteholders to damages for breach of what the Senior Secured Notes Trustee asserts are the "no-call" provisions of the 2009 Indenture including, without limitation, Section 4.01 thereof. See In re Calpine Corp., 365 B.R. 392 (Bankr. S.D.N.Y. Mar. 5, 2007), appeal docketed, Case No. 1:07-cv-03088 (GBD) (S.D.N.Y. Apr. 17, 2007) (holding that interruption of a lender's expectation of an uninterrupted payment stream gives rise to a claim for damages arising from the borrower's breach of contract even where the agreement at issue does not provide a premium or liquidated damages for prepayment). Furthermore, the Senior Secured Notes Trustee believes that the cases cited by the Debtors for the proposition that the Senior Secured Notes Trustee is entitled to only interest that has matured as of the Effective Date of the Amended Plan are distinguishable because none involve non-callable notes, and thus, do not preclude the Court from awarding the Senior Secured Notes Trustee damages for breach of the no-call provision.

         Further, under the Amended Plan, the Senior Secured Notes Trustee asserts that a "Change of Control" (as defined in the 2009 Indenture) will occur on the Effective Date entitling each Senior Secured Noteholder, at its option, to require Solutia to repurchase all or part of such noteholders' Senior Secured Notes at an offer price in cash equal to 101% the aggregate principal amount (based upon the $223 million principal amount set forth in the Senior Secured Notes) of such Holder's Senior Secured Notes plus accrued and unpaid interest, if any, thereof to the date of purchase. The Senior Secured Notes Trustee believes that this is the minimum amount Solutia would be required to pay Senior Secured Noteholders pursuant to the Amended Plan.

         Contrary to what the Debtors have suggested, the Senior Secured Notes Trustee believes that the Senior Secured Notes Trustee's proof of claim is sufficient on its face to assert claims for amounts due in the event of a Change of Control and for damages for breach of the no-call provision, both of which are non-duplicative of the Claims for interest under the Senior Secured Notes through maturity. However, if the Bankruptcy Court deems amendment necessary, the Senior Secured Notes Trustee believes that grounds for leave to amend the proof of claim exist, and thus, the liberal standards for amendment prescribed by the controlling law in the Second Circuit would be satisfied here.

         In addition, pursuant to the guarantees executed by CPFilms Inc., Monchem, Inc., Monchem International, Inc., Solutia Systems, Inc., Solutia Business Enterprises, Inc., and Solutia Investments, LLC (collectively, the "Subsidiary Guarantors"), each of the Subsidiary Guarantors "jointly and severally unconditionally guarantees the due and punctual payment of the principal of, and premium, if any, and interest on the [Senior Secured Notes], when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of [Solutia] to the
Noteholders or the Trustee . . . ." Based on the guarantees, as set forth in the Senior Secured Notes Trustee's Claim, the Senior Secured Note Trustee and the Senior Secured Noteholders, as applicable, believe they have enforceable claims against the Subsidiary Guarantors. The Amended Plan provides that any and all such claims against the Subsidiary Guarantors (whether secured or unsecured) will be paid in full in Cash by Solutia on the Effective Date to the extent Allowed. Based upon such treatment under the Amended Plan, the Debtors have not provided for voting by the Senior Secured Noteholders on any Plan treatment in respect of the Subsidiary Guarantors.

         Pursuant to the Amended Plan, any unsecured claims asserted by the Senior Secured Notes Trustee that are allowed may entitle Holders of the Senior Secured Notes to receive a pro rata distribution of New Common Stock. If Solutia opts to distribute New Common Stock to Holders of Senior Secured Notes, the Senior Secured Notes Trustee will not necessarily accept the Debtors' valuation of the New Common Stock and informs Solutia that it intends to challenge such valuation to the extent the Senior Secured Notes Trustee believes it does not accurately reflect the fair market value of such New Common Stock as of the Effective Date.

            (e) Recent Developments

         On October 10, 2007 counsel for Solutia, the Creditors' Committee and the Senior Secured Notes Trustee executed a stipulation setting forth the legal issues to be decided by the Bankruptcy Court in connection with Solutia's objection to the Senior Secured Notes Trustee's proof of claim and an agreed briefing schedule. In accordance with this schedule, initial briefing was filed on September 21, 2007, responses were filed on October 10, 2007 and a hearing with respect to those issues has been set for October 26, 2007.

         3. RETIREE TRUST
            -------------

         As described in more detail in the Retiree Settlement Agreement, on the Effective Date Reorganized Solutia will contribute $175 million in cash proceeds from the Rights Offering to the Retiree Trust intended to qualify as a "voluntary employees' beneficiary association" under section 501(c)(9) of the Internal Revenue Code. The Cash contributed to the Retiree Trust will be used to reimburse Reorganized Solutia for costs associated with providing OPEB to Pre-Spin Retirees in accordance with the terms of the Retiree Settlement Agreement. Moreover, as a class, the Retirees will receive an Allowed, non-priority unsecured claim in the amount of $35 million, based on the value of agreed upon reductions to Retiree benefits that Solutia could not unilaterally impose on the Retirees. The recovery on account of the Retiree Claim will be contributed to the Retiree Trust.

         4. FUNDING CO
            ----------

         On the Effective Date, Reorganized Solutia will establish a special purpose, tax-efficient, bankruptcy remote limited liability company subsidiary funded with the $75 million in proceeds from the Rights Offering remaining after the creation and funding of the Retiree Trust. In accordance with the terms of the Monsanto Settlement Agreement: (a) $50 million will be available to pay for Environmental Liabilities in connection with the Shared Sites; and
(b) $25 million will be available to offset Reorganized Solutia's continuing Legacy environmental, OPEB, or other Legacy Liability obligations.

         5. HEADQUARTERS FINANCING
            ----------------------

         On August 26, 1999, Solutia entered into a synthetic lease financing arrangement for the construction of its principal headquarters located at 575 Maryville Centre Drive, St. Louis, Missouri (the "Headquarters Financing"). Pursuant to the terms of the Headquarters Financing and a related trust agreement, dated as of February 23, 1999 (as subsequently amended as of August 1, 1999), Solutia, in its capacity as a lessee, and United Missouri Bank & Trust, N.A., as a lessor and mortgage certificate trustee, issued mortgage trust certificates to various purchasers. The trust certificates were issued to obtain financing to purchase the headquarters property and pay certain transaction costs in connection with the Headquarters Financing. As of the Petition Date, Solutia had $43.3 million principal amount of outstanding senior secured mortgage trust certificates, which have a composite interest rate of 7.19% and maturity date of August 25, 2007. The lenders filed two Proofs of Claim with respect to the Headquarters Financing. A Proof of Claim was filed that asserted a Secured Claim of $43 million plus accruing interest and fees for the outstanding amounts owing by Solutia under the Headquarters Financing and a Proof of Claim was filed in an identical amount based on Solutia's guarantee of the Headquarters Financing. On June 20, 2007, Solutia and the lenders entered into an agreement, subject to Bankruptcy Court approval, resolving the lenders' claims in exchange for a new secured note and an Allowed General Unsecured Claim in amounts agreed upon by the parties. Specifically, the lenders will have an Allowed Secured Claim in the amount of $20 million and an Allowed General Unsecured Claim in the amount of $27.1 million. On July 27, 2007, the Bankruptcy Court entered its order approving the agreement.

         6. EURO NOTES
            ----------

         In August, 2006, Solutia's indirect 100% owned subsidiary Solutia Services International S.C.A./Comm. V.A. ("SSI"), a subsidiary of SESA, closed on a (euro)200 million Facility Agreement (the "Euro Facility Agreement") guaranteed by SESA and CPFilms Vertriebs GmbH, a subsidiary of SESA. SESA used the proceeds of the Euro Facility Agreement to refinance all of the Euro Notes on August 1, 2006 at a prepayment premium of 3%, as required pursuant to the Euro Notes, for a total redemption amount of approximately (euro)215 million, including accrued interest.

         The Euro Facility Agreement has a five-year term, with a termination date of July 31, 2011. The Euro Facility Agreement originally consisted of a
(euro)160 million term loan and a (euro)40 million term loan. The (euro)40 million term loan was repaid from the proceeds of the sale of Solutia's pharmaceutical services business and therefore only the (euro)160 million term loan remains outstanding. The Euro Facility Agreement contains certain financial covenants relating to the performance of SESA and its subsidiaries as well as other customary terms and conditions.

         Solutia retains the option to repay the Euro Facility Agreement in full as of the Effective Date from the proceeds of the Exit Financing Facility, as further described in Section VIII.H.2 of this Disclosure Statement.

         7. FLEXSYS FINANCING
            -----------------

         In conjunction with the Flexsys Acquisition, Flexsys entered into a $200 million Secured Facilities Agreement on April 27, 2007. This facility was used together with a $150 million intercompany loan from Solutia to retire Flexsys' existing credit facility and complete the Flexsys Acquisition. The facility was subsequently upsized by an additional $25 million. Flexsys retains the option to repay this facility as of the Effective Date from the proceeds of the Exit Financing Facility as described in Section VIII.H.2 of the Disclosure Statement.

         8. 2027/2037 NOTES
            ---------------

         As of the Petition Date, Solutia had outstanding $300 million in 2027 Notes and $150 million in 2037 Notes issued pursuant to the Prepetition Indenture. Pursuant to the Amended Plan, the Holders of the 2027/2037 Notes will receive shares of New Common Stock in Reorganized Solutia and the right to participate in the Rights Offering in exchange for their notes. To the extent that the fees and expenses of the Prepetition Indenture Trustee are not otherwise paid by the Debtors, they shall be paid in full pursuant to the Prepetition Indenture Charging Lien on the Effective Date from the Distributions to Noteholders under the Amended Plan and prior to any Pro Rata Distribution to the Noteholders. Accordingly, the ultimate recovery by the Noteholders may be reduced on account of the Prepetition Indenture Charging Lien.

         9. TRADE CLAIMS AND OTHER UNSECURED OBLIGATIONS
            --------------------------------------------

         Prior to the Petition Date, Solutia incurred debt with several Creditors in the ordinary course of its business. The Claims related to these obligations are more fully described in Exhibit A to this Disclosure Statement. Pursuant to the Amended Plan, the Holders of Trade Claims and other Unsecured Obligations will receive shares of New Common Stock in Reorganized Solutia and the right to participate in the Rights Offering in exchange for their Claims.

         10. COMMON STOCK AND COMMON STOCK DERIVATIVES
             -----------------------------------------

         Prior to the Petition Date, Solutia's common stock traded on the New York Stock Exchange (the "NYSE") under the ticker symbol "SOI." As a result of Solutia's bankruptcy filing, the NYSE suspended trading in Solutia's common stock on December 17, 2003 and, on February 27, 2004, delisted the securities from the exchange. Following suspension of trading on the NYSE, Solutia's common stock has been quoted on the OTC Bulletin Board and on the Pink Sheets Electronic Quotation Service maintained by The Pink Sheets LLC under the ticker symbol "SOLUQ.OB."

         As of September 30, 2007, Solutia had 104,459,578 shares of common stock issued and outstanding, and had no preferred shares issued or outstanding; in addition, as of September 30, 2007, Solutia had 5,048,428 stock options outstanding.

         Pursuant to the Amended Plan, eligible Holders of Equity Interests will receive their Pro Rata share of: (a) 1% of New Common Stock; (b) Warrants; (c) Equity Purchase Rights; and/or (d) Claim Transfer Rights. Solutia believes that the value of the Warrants is approximately $18 million based on a Black-Scholes valuation assuming 30% volatility. Solutia believes that the value of the Equity Purchase Rights is approximately $28.2 million. Solutia believes that the value of the Claim Transfer Rights is approximately $4.9 million.(48) On the Effective Date, all existing common stock of, and existing warrants and options to purchase common stock in Solutia will be cancelled.

             (a) Trading Restrictions to Preserve Solutia's Net Operating Loss
                 Income Attributes

         To preserve Solutia's NOLs (as defined herein), on February 21, 2006, the Bankruptcy Court entered an Order ("the "NOL Order"), which, among other things, requires: (a) certain beneficial owners of at least 4,700,681 shares (representing approximately 4.5% of all issued and outstanding shares) of Solutia's equity securities (a "Substantial Owner") to notify Solutia and the Bankruptcy Court that they are Substantial Owners; (b) Substantial Owners to file a notice with Solutia and the Bankruptcy Court before any acquisition or disposition of Solutia equity securities or options to acquire or dispose of Solutia equity securities; and (c) any other person or entity to file a notice with Solutia and the Bankruptcy Court before any acquisition of Solutia

--------
(48) These values are based on the same assumptions set forth in Section II.B. herein. Moreover, the estimated value of the Claim Transfer Right is based on an assumption concerning the number of Eligible Claim Holders electing to transfer their claims. If no holders or a small number of holders make the election, then the value of the Claim Transfer Right could be zero.

equity securities, or option to acquire Solutia equity securities, that would make such person or entity a Substantial Owner. The NOL Order allows Solutia to object in the Bankruptcy Court to any such transactions, within thirty days of receipt of notice of such transactions, if the transaction poses a material risk of adversely affecting Solutia's ability to utilize the NOLs or other tax attributes. Any acquisition or disposition to which Solutia objects would not become effective unless and until approved by an order the Bankruptcy Court.

         Under the NOL Order, any purchase, sale or other transfer of Solutia equity securities in violation of the restrictions in the NOL Order would be void ab initio as an act in violation of the NOL Order and would therefore confer no rights on the proposed transferee.

         Based on public filings as of February 23, 2007, Solutia believes the following persons or entities beneficially own 5% or more of the outstanding common stock of Solutia:

---------------------------------------------------------------------------------------------
 HOLDER OF EQUITY INTERESTS               SHARES BENEFICIALLY OWNED       PERCENT OF CLASS
---------------------------------------------------------------------------------------------
Ardsley Advisory Partners(49)                     7,303,500                    6.99%
---------------------------------------------------------------------------------------------

H.       REORGANIZED SOLUTIA'S STRUCTURE
         -------------------------------

         1. NEW COMMON STOCK
            ----------------

         Following Solutia's emergence from bankruptcy, the capital stock of Reorganized Solutia is expected to be listed on the New York Stock Exchange.

         2. EXIT FINANCING FACILITY
            -----------------------

         Solutia will seek an Exit Financing Facility of up to $2.0 billion (including undrawn availability on the revolving loan) to replace all of its existing secured debt obligations, satisfy various bankruptcy related costs, and provide adequate liquidity for on-going operations. The Exit Financing Facility is expected to include some combination of institutional term loans, a revolving loan, a letter of credit facility, high yield bonds or second lien loans, depending on many factors, including the strength of the capital markets. Solutia has not yet selected a lead exit facility lender but has received numerous indications of interest.

--------
(49) Including the following affiliates of Ardsley Advisory Partners: Ardsley Partners I, Philip J. Hempelman, Ardsley Offshore Fund Ltd., Ardsley Partners Fund II, L.P. and Ardsley Partners Institutional Fund, L.P.

                                     IX.
                         SUMMARY OF LEGAL PROCEEDINGS
                         ----------------------------

         Because of the size and nature of Solutia's businesses, Solutia is party to numerous legal proceedings. Most of these legal proceedings have arisen in the ordinary course of Solutia's business and involve claims for money damages. Whether these claims are or will be liquidated or resolved in the Bankruptcy Court or in some other jurisdiction depends upon the nature of the claims and the debt arising therefrom. Generally, if the debt underlying such claims was incurred by one of the Debtors prior to the Confirmation Date, such debt, in accordance with section 1141 of the Bankruptcy Code, will be discharged through bankruptcy, depending upon the nature of the relief sought, regardless of whether the claim is liquidated and resolved before or after the Effective Date. Claims arising from conduct occurring after the Effective Date, unless provided for under the Amended Plan, generally are not dischargeable through bankruptcy, and will be handled by Reorganized Solutia in the ordinary course of its business after emergence.

         Following is a summary of Solutia's significant legal proceedings:(50)

A.       LEGAL PROCEEDINGS IN THE BANKRUPTCY COURT
         -----------------------------------------

         1. AVOIDANCE ACTIONS
            -----------------

         A number of transactions occurred prior to the Petition Date that Solutia believes may have given rise to claims, including preference actions, fraudulent transfer and conveyance actions, rights of setoff and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and/or 553 of the Bankruptcy Code and other applicable bankruptcy or non-bankruptcy law (collectively, the "Avoidance Actions").

         Pursuant to section 546(a) of the Bankruptcy Code, the statute of limitations with respect to the commencement of avoidance or recovery actions under sections 544, 545, 547, 548 and 553 of the Bankruptcy Code expired on December 17, 2005, i.e., two years after the Petition Date. Starting on December 14, 2005, and concluding on December 17, 2005, Solutia commenced Avoidance Actions in connection with a variety of prepetition payments and other transfers. Solutia commenced these Avoidance Actions to preserve the causes of action for the benefit of Solutia's Estates. On January 10, 2006, Solutia filed a Motion for Order Extending Deadline to Serve Avoidance Complaints and Canceling or Adjourning Pretrial Conferences, seeking an extension of the deadline for serving summonses and complaints in connection with the Avoidance Actions, which motion was granted. While the summons and complaints have been issued and served on all defendants, the defendants have no obligation to respond and no litigation shall proceed until further notice in writing by Solutia that the Avoidance Action will

--------
(50) This summary is not intended as an exhaustive description of all pending legal matters or proceedings in which Solutia or its Debtor and non-Debtor affiliates are involved. Certain legal proceedings may be subject to appeal in or outside the Bankruptcy Court. Nothing in this discussion is deemed to be an admission by Solutia or any of their Debtor or non-Debtor affiliates of any liability or wrongdoing.

be pursued. If the Amended Plan is confirmed, certain of these Avoidance Actions may be released, and others may continue to be pursued.

            (a) Preference Actions

         Under sections 547 and 550 of the Bankruptcy Code, a debtor may seek to avoid and recover certain prepetition payments and other transfers made by the debtor to or for the benefit of a creditor in respect of an antecedent debt, if such transfer (i) was made when the debtor was insolvent and (ii) enabled the creditor to receive more than it would receive in a hypothetical liquidation of the debtor under Chapter 7 of the Bankruptcy Code where the transfer had not been made. Transfers made to a creditor that was not an "insider" of the debtor are subject to these provisions generally only if the payment was made within 90 days prior to the debtor's filing of a petition under Chapter 11 of the Bankruptcy Code (the "Preference Period"). Under
section 547, certain defenses, in addition to the solvency of the debtor at the time of the transfer and the lack of preferential effect of the transfer, are available to a creditor from which a preference recovery is sought. Among other defenses, a debtor may not recover a payment to the extent such creditor subsequently gave new value to the debtor on account of which the debtor did not, among other things, make an otherwise unavoidable transfer to or for the benefit of the creditor. A debtor may not recover a payment to the extent such payment was part of a substantially contemporaneous exchange between the debtor and the creditor for new value given to the debtor. Further, a debtor may not recover a payment if such payment was made, and the related obligation was incurred, in the ordinary course of business of both the debtor and the creditor. The debtor has the initial burden of proof in demonstrating the existence of all the elements of a preference and is presumed to be insolvent during the Preference Period. The creditor has the initial burden of proof as to the aforementioned defenses.

            (b) Fraudulent Transfer and Conveyance Actions

         Generally, a conveyance or transfer is fraudulent if: (i) it was made with the actual intent to hinder, delay or defraud a creditor (i.e., an intentional fraudulent conveyance); or (ii)(a) reasonably equivalent value was not received by the transferee in exchange for the transfer and (b) the debtor was insolvent at the time of the transfer, was rendered insolvent as a result of the transfer or was left with insufficient capitalization as a result of the transfer (i.e., a constructive fraudulent conveyance). Two primary sources of fraudulent conveyance law exist in a chapter 11 case.

                (i) Section 548 of the Bankruptcy Code

         The first source is section 548 of the Bankruptcy Code, under which a debtor in possession or bankruptcy trustee may avoid fraudulent transfers that were made or incurred on or within one year before the date that a bankruptcy case is filed.

                (ii) Section 544 of the Bankruptcy Code

         The second source is section 544 of the Bankruptcy Code--the so-called "strong-arm provision"--under which the debtor in possession (or creditors with bankruptcy court permission) may have the rights of a creditor under state law to avoid transfers as fraudulent. State fraudulent conveyance laws generally have statutes of limitations longer than one year and


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are applicable in a bankruptcy proceeding pursuant to section 544 of the
Bankruptcy Code if the statute of limitations with respect to a transfer has not expired prior to the filing of the bankruptcy case. If such statute of limitations has not expired, the debtor in possession (or creditors with bankruptcy court permission) may bring the fraudulent conveyance claim within the time period permitted by section 546 of the Bankruptcy Code notwithstanding whether the state statute of limitations period expires prior to the expiration of such time.

B.       PENDING LEGAL PROCEEDINGS OUTSIDE THE BANKRUPTCY COURT
         ------------------------------------------------------

         1. CASH BALANCE PLAN LITIGATION
            ----------------------------

         Since October 2005, current or former participants in the Solutia Pension Plan have filed three class actions alleging that the Solutia Inc. Employees' Pension Plan (the "Solutia Pension Plan") is discriminatory based upon age and that the lump sum values of individual account balances in the Solutia Pension Plan have been, and continue to be, miscalculated. Two of these cases, captioned Davis v. Solutia, Inc. Employees' Pension Plan and Hammond v. Solutia, Inc. Employees' Pension Plan, are still pending against the Solutia Pension Plan and were consolidated in September 2006 with similar cash balance pension plan cases pending in the Southern District of Illinois against Monsanto and the Monsanto Company Pension Plan (Walker v. The Monsanto Pension Plan) and the Pharmacia Cash Balance Pension Plan, Pharmacia Corporation, Pharmacia and Upjohn, Inc., and Pfizer Inc. (Donaldson v. Pharmacia Cash Balance Pension Plan). The plaintiffs in the Solutia Pension Plan cases seek to obtain injunctive and other equitable relief (including money damages awarded by the creation of a common fund) on behalf of themselves and the nationwide putative class of similarly situated current and former participants in the Solutia Pension Plan. Neither Solutia nor any of the other Debtors have been named as a defendant in any of these cases.

         A Consolidated Class Action Complaint was filed by all of the plaintiffs in the consolidated case on September 4, 2006. The plaintiffs in the complaint alleged three separate causes of action against the Pension Plan two of which have now been dismissed. The single remaining count against the Solutia Plan alleges that the Plan violates ERISA by terminating interest credits on prior plan accounts at the age of 55. The Court has certified a class of current and former Solutia employees with respect to that claim.

         Solutia is the sponsor and administrator of the Solutia Pension Plan. A negative outcome in this litigation could affect Solutia because the Solutia Pension Plan will not be terminated, and will continue after the Debtors' emergence from the Chapter 11 Cases.

         2. SIP PLAN LITIGATION (THE DICKERSON/REIFF LITIGATION)
            ----------------------------------------------------

         On October 7, 2004, a purported class action titled Dickerson v. Feldman was filed in the New York District Court against a number of defendants, including former officers and employees of Solutia and Solutia's Employee Benefits Plan Committee and Pension and Savings Fund Committee. Neither Solutia nor any of the other Debtors is named as a defendant. The action alleged breach of fiduciary duty under ERISA and sought to recover alleged losses to the Solutia Inc. Savings and Investment Plan ("SIP Plan") during the period from December 16, 1998 to the date the action was filed. The investment of SIP Plan assets in Solutia's common


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stock was alleged to have been imprudent because of the risks and liabilities related to Solutia's legacy environmental and litigation liabilities. The action sought monetary payment to the SIP Plan to recover the losses resulting from the alleged breach of fiduciary duties, as well as injunctive and other appropriate equitable relief, reasonable attorney's fees and expenses, costs and interest. In addition, Dickerson filed a proof of claim in the amount of $269 million against Solutia in the Chapter 11 Cases. Solutia maintains fiduciary liability insurance coverage generally designed to protect the company and its officers, directors and employees.

         Dickerson then sought to withdraw the reference of his ERISA claim from the Bankruptcy Court to the District Court so that the proof of claim and the purported class action could be considered together by the District Court. On March 11, 2005, the District Court denied without prejudice Dickerson's motion to withdraw the reference. The Dickerson plaintiffs subsequently amended their initial complaint to add several current officers and directors of Solutia as defendants. On July 5, 2005, the defendants filed motions to dismiss Dickerson's amended complaint. Dickerson also had filed an amended proof of Claim in the amount of $290 million against Solutia on September 1, 2005, based on his amended complaint. On September 7, 2005, Dickerson filed a motion for class certification of his proof of Claim, and Solutia filed an opposition to this motion on October 14, 2005.

         On March 30, 2006, the District Court granted the defendants' motion to dismiss. Specifically, the District Court found that because Dickerson had taken his final distribution from the SIP Plan prior to bringing his lawsuit, he lacked standing to assert a claim under ERISA. In addition, the District Court held that the dismissal of Dickerson's cause of action resulted in "the dismissal of the entire class action, including claims asserted on behalf of the unnamed class members." See Dickerson v. Feldman, 426 F. Supp. 2d 130, 137 (S.D.N.Y. 2006). On April 3, 2006, Dickerson filed an appeal of the dismissal with the United States Court of Appeals for the Second Circuit. The parties have fully briefed the appeal and the oral argument occurred on May 21, 2007. The Second Circuit has not yet ruled on the appeal.

         On June 25, 2007, a new purported class action entitled Reiff v. Metz was filed in the District Court against the same defendants named in the Dickerson lawsuit. The factual allegations and legal claims in Reiff appear to be virtually identical to those asserted in the Dickerson lawsuit. However, because the purported class representative in Reiff is a current Solutia employee still participating in the SIP Plan, he is not subject to the same standing challenge as the purported class representative in Dickerson. The defendants filed a motion to dismiss the Complaint in September 2007.

         As discussed elsewhere in this Disclosure Statement, the allowance of the Dickerson Claim for $290 million would have a material impact on recoveries available to the General Unsecured Creditors and the Noteholders. However, Solutia does not believe that the Dickerson Claim ultimately will be allowed at the $290 million amount for the foregoing reasons: (a) on June 21, 2007, Solutia filed a supplemental objection to Dickerson's Claim asserting that the Claim arises from the purchase or sale of securities and thus, even if such Claim survives appeal and is allowable, it is subject to subordination pursuant to Bankruptcy Code section 510(b); (b) Solutia filed an objection to Dickerson's Claim in June of 2006 on the basis that the dismissal of the underlying lawsuit was dispositive of the Claim and, by agreement, Solutia's pursuit of this objection has been stayed pending appeal of the dismissal -- Solutia's successful prosecution of


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some or all of the arguments set forth in its objection would reduce the amount of the Dickerson Claim; and (c) based on a review of the facts and law, Solutia believes that the Dickerson plaintiffs' measure of damages is excessive, and that the appropriate measure of damages, if any, should be much less than $290 million. Dickerson's calculation of damages is based on losses attributed to the SIP Plan's fund containing Solutia Stock from December 31, 1997 to the Petition Date. This time period assumes that the investment in Solutia's stock was imprudent from Solutia's inception. Based on the fact that Solutia reported positive income before taxes, net income, and EBITDA in 1997, 1998, 1999 and 2000, and the fact that Solutia did not begin to experience the difficulties with the Anniston PCB litigation and the refinancing of its credit facilities until 2002, Solutia believes that this assumption is unreasonable. Assuming for illustrative purposes only, and without prejudicing Solutia in anyway whatsoever, that the Solutia stock investment in the SIP Plan was imprudent beginning on January 1, 2003 (i.e., almost a full calendar
                                                 ----
year before the Petition Date, many months before the Anniston Global Settlement and many months before the October 22, 2003 announcement that Solutia initiated discussions with its noteholders regarding a restructuring of its debt), Dickerson's asserted Claim would be only $33.98 million. The foregoing amount is based on the average holdings of Solutia common stock in the SIP Plan and the starting and ending share prices of the common stock ($3.96 and $0.38, respectively) during the calendar year leading up to the bankruptcy filing. If the Dickerson Claim were to be allowed as a General Unsecured Claim in the amount of $33.98 million, then the estimated percentage recovery for unsecured creditors would be reduced from 69.8% to 67.1% (on a pre-Rights Offering basis) and from 83.1% to 79.8% (on a post-Rights Offering basis). The Dickerson Plaintiffs disagree with the foregoing analysis and believe that they are entitled to a General Unsecured Claim of $290 million.

         As previously described, Solutia has moved to subordinate the Dickerson Claim pursuant to section 510(b) of the Bankruptcy Code. The Dickerson Plaintiffs dispute this, maintaining that their claim should be classified as partially insured (Class 7) and, to the extent not insured, a General Unsecured Claim. If Solutia is successful in subordinating the Dickerson Claim pursuant to section 510(b) of the Bankruptcy Code, the Dickerson Plaintiffs believe that their subordinated claim would have the same priority as Holders of common stock in Solutia Therefore, to the extent allowed and if subordinated, the Dickerson Plaintiffs believe that their subordinated claim would share pro rata with the Distributions to Holders of common stock in Solutia in Class 20 pursuant to the Amended Plan. This contention is subject to dispute by Solutia and/or the Equity Committee. Depending upon the extent to which the Dickerson Claim is allowed, if at all, and subordinated, if at all, such claim could significantly dilute the Distributions to Holders of Equity Interests under the Amended Plan. The Dickerson Plaintiffs have reserved their rights with respect to the classification and treatment of their claims in connection with confirmation of the Amended Plan or otherwise.

         3. DEPARTMENT OF LABOR INVESTIGATION
            ---------------------------------

         Solutia was contacted in 2005 by the Department of Labor ("DOL"), through the Employee Benefits Security Administration informing Solutia that it wanted to conduct an investigation of Solutia's SIP Plan. Solutia fully cooperated with the DOL throughout the investigation.

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         On December 6, 2006, the DOL issued a letter stating that, based on the facts gathered, it appeared that Solutia, through its fiduciaries, breached its fiduciary obligations and violated provisions of ERISA with respect to the SIP Plan. Specifically, the DOL stated that it did not find sufficient evidence that: (i) the Pension and Savings Funds Committee ("PSFC") sufficiently monitored the Solutia Stock Fund option within the SIP Plan to determine if the Solutia Stock Fund continued to be a prudent investment for the SIP Plan prior to December 15, 2003; and (ii) the Solutia Board of Directors, CEO and PSFC, prior to December 15, 2003 adequately monitored the SIP Plan fiduciaries, including the PSFC, the Employee Benefits Plan Committee, and the Northern Trust Company of Connecticut. The DOL did not assert in its letter that the SIP Plan or its participants had been harmed by these alleged breaches. Further, the DOL did not find that the offering of the Solutia Stock Fund as an investment option in the SIP Plan was itself a violation of ERISA, or that it caused any participant to suffer investment losses. Further, the DOL did not assert any monetary fines or penalties against the Company based on its findings to date. The DOL stated in the letter that its findings were subject to the possibility that additional information could lead the DOL to revise its views.

         The DOL did not choose to file suit against the Solutia fiduciaries, instead offering Solutia the opportunity to voluntarily discuss how the alleged violations may be corrected. Solutia submitted additional information to the DOL in January 2007 to support the Company's request for reconsideration of the DOL's findings.

         On June 27, 2006, substantially past the November 30, 2004 bar date for filing claims, the Department of Labor filed a proof of Claim for an unsecured claim in an unliquidated amount. There is insufficient information included in the Claim to determine whether it pertains to this investigation of the SIP Plan.

         4. DEPARTMENT OF JUSTICE INVESTIGATIONS
            ------------------------------------

         Solutia has received two grand jury subpoenas from the Antitrust Division of the United States Department of Justice (the "DOJ"). The first subpoena, which Solutia received in April 2006, relates to the DOJ's investigation of potential antitrust violations in the adipic acid industry, in which Solutia participates. The second subpoena, which Solutia received in September 2007, pertains to the DOJ's investigation of potential antitrust violations in the sodium tripolyphosphate ("STPP") industry. During the relevant time period of the subpoena, Solutia was an owner of Astaris LLC, a 50/50 joint venture with FMC Corporation, which manufactured and marketed phosphorus-based products, including STPP. As described in more detail in
Section V.D.2 of this Disclosure Statement, Solutia and its joint venture partner sold substantially all of the assets of Astaris' in November 2005 to Israel Chemicals Limited. Solutia has not engaged in the STPP business since the sale of its interest in the Astaris assets. Solutia is fully cooperating with the DOJ in both investigations, which are ongoing. Solutia is unable to form any opinion of the investigations' potential impact on the Company at this time.

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                                      X.
                        PROJECTED FINANCIAL INFORMATION
                        -------------------------------

         Attached as Exhibit C are a Projected Consolidated Income Statement, a Projected Consolidated Balance Sheet and a Projected Consolidated Cash Flow Statement, each of which include the following: (A) Solutia's consolidated historical financial statement information for the period ended December 31, 2006; and (B) consolidated projected financial statement information (the "Projections") for the period from 2007 through 2012 (the "Projection Period").

         THE PROJECTIONS HAVE BEEN PREPARED BY SOLUTIA'S MANAGEMENT WITH THE ASSISTANCE OF ROTHSCHILD, SOLUTIA'S FINANCIAL ADVISORS. SUCH PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. SOLUTIA'S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, SOLUTIA DOES NOT PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

         MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE AND WILL BE BEYOND THE CONTROL OF REORGANIZED SOLUTIA, INCLUDING THE IMPLEMENTATION OF THE AMENDED PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, CURRENCY EXCHANGE RATE FLUCTUATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENT BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND SOLUTIA AND REORGANIZED SOLUTIA UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

         THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY SOLUTIA, MAY NOT BE


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REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC,
COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE AND WILL BE BEYOND REORGANIZED SOLUTIA'S CONTROL. SOLUTIA CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO REORGANIZED SOLUTIA'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. SOLUTIA AND REORGANIZED SOLUTIA DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THIS DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE AMENDED PLAN, HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS.

         The Projections have been prepared with the assumption that the Effective Date is December 31, 2007, and are based on, and assume the successful implementation of, Reorganized Solutia's business plan. Although Solutia presently intends to cause the Effective Date to occur as soon as practical following confirmation of the Amended Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions for the Effective Date to occur pursuant to the terms of the Amended Plan. In accordance with fresh start reporting, the Projections reflect the assets and liabilities of Reorganized Solutia as of a December 31, 2007 Effective Date, in accordance with generally accepted accounting principles and are based upon their estimated fair market values.

         The Projections are based on, among other things: (a) current and projected market conditions in each of Reorganized Solutia's respective markets; (b) the ability to maintain sufficient working capital to fund operations; (c) final approval of the Exit Financing Facility; and (d) confirmation of the Amended Plan.

         The Projections include consolidated results for Reorganized Solutia's domestic and international operations (Debtor and Non-Debtor entities).

         Beginning in July 2007, the debt capital markets began to experience historically high volatility. While Solutia remains confident in its ability to finance the Amended Plan, no assurance can be given that this market volatility will not result in higher borrowing costs. As a result, Solutia may have to pay higher interest rates and fees as it seek to consummate the

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Amended Plan, with consequent reductions in free cash flow over some or all of the projection period. Such variations from assumptions contained in the business plan may be material.

                                     XI.
                                 RISK FACTORS
                                 ------------

         HOLDERS OF CLAIMS AND INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO OR INCORPORATED BY REFERENCE HEREIN, PRIOR TO VOTING TO ACCEPT OR REJECT THE AMENDED PLAN. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS' BUSINESSES OR THE AMENDED PLAN AND ITS IMPLEMENTATION.

A.       CERTAIN BANKRUPTCY CONSIDERATIONS
         ---------------------------------

PROLONGED CONTINUATION OF THE CHAPTER 11 CASES MAY HARM SOLUTIA'S BUSINESSES

         The prolonged continuation of the Chapter 11 Cases could adversely affect Solutia's businesses and operations. So long as the Chapter 11 Cases continue, senior management of Solutia will be required to spend a significant amount of time and effort dealing with Solutia's reorganization instead of focusing exclusively on business operations. Prolonged continuation of the Chapter 11 Cases will also make it more difficult to attract and retain management and other key personnel necessary to the success and growth of Solutia's businesses. In addition, the longer the Chapter 11 Cases continue, the more likely it is that Solutia's customers, suppliers, distributors, and agents will lose confidence in Solutia's ability to successfully reorganize their businesses and seek to establish alternative commercial relationships. Furthermore, so long as the Chapter 11 Cases continue, Solutia will be required to incur substantial costs for professional fees and other expenses associated with the proceedings. The prolonged continuation of the Chapter 11 Cases may also require Solutia to seek additional financing, either as part of the DIP Credit Facility or otherwise, in order to service their debt and other obligations. It may not be possible for Solutia to obtain additional financing during the pendency of the Chapter 11 Cases on commercially favorable terms or at all. If Solutia were to require additional financing during the Chapter 11 Cases and were unable to obtain the financing on favorable terms or at all, it is unlikely Solutia could successfully reorganize.

SOLUTIA MAY NOT BE ABLE TO OBTAIN APPROVAL OF THE GLOBAL SETTLEMENT, THE MONSANTO SETTLEMENT AGREEMENT AND/OR THE RETIREE SETTLEMENT AGREEMENT

         The Amended Plan is premised upon and incorporates a Global Settlement, including the Monsanto Settlement Agreement and the Retiree Settlement Agreement, which, among other things, contemplates an appropriate reallocation of the risk related to Legacy Liabilities. The terms of the Global Settlement are described in Article VI hereof. To obtain approval of the Global Settlement, including the Monsanto Settlement Agreement and Retiree Settlement Agreement, under Bankruptcy Rule 9019, Solutia will need to demonstrate that these settlements


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

are in the best interests of its Estates. See Fed. R. Bankr. P. 9019; Protective Comm. for Indep. S'holders of TMT Trailer Ferry Inc., v. Anderson, 390 U.S. 414, 424 (1968); Vaughn v. Drexel Burnham Lambert Group, Inc. (In re Drexel Burnham Lambert Group, Inc.), 134 B.R. 499, 505 (Bankr. S.D.N.Y. 1991). Solutia believes that it will be able to do so. Solutia's ability to confirm the Amended Plan is dependent on the Bankruptcy Court approving each aspect of the Global Settlement, including the Monsanto Settlement Agreement and the Retiree Settlement Agreement, under Bankruptcy Rule 9019.

THE MONSANTO SETTLEMENT AGREEMENT AND THE RETIREE SETTLEMENT AGREEMENT ARE CRITICAL TO THE AMENDED PLAN

         Without the reallocation of the risk related to Legacy Liabilities as provided for under the Monsanto Settlement Agreement and the Retiree Settlement Agreement, it is unclear whether Solutia will be able to reorganize its businesses and what, if any, distributions Holders of claims against Solutia or Holders of common stock and options and warrants to purchase common stock in Solutia ultimately would receive with respect to their claims or equity interests. Without the Monsanto Settlement Agreement and the Retiree Settlement Agreement, there also can be no assurance that Solutia will be able to successfully develop, prosecute, confirm, and consummate an alternative plan of reorganization with respect to the Chapter 11 Cases that is acceptable to the Bankruptcy Court and Solutia's creditors, equity Holders and other parties in interest. There can be no assurance that such an alternative plan of reorganization would preserve the reallocation of the risk related to Legacy Liabilities that is achieved in the Amended Plan, which eliminates legacy tort liability exposure, reduces environmental obligations, and significantly reduces Solutia's exposure with regard to retiree obligations.

SOLUTIA MAY NOT BE ABLE TO OBTAIN CONFIRMATION OF THE AMENDED PLAN

         To successfully emerge from Chapter 11 bankruptcy protection as a viable entity, Solutia, like any debtor, must obtain approval of a plan of reorganization from its creditors, confirmation of the plan through the Bankruptcy Court and successfully implement this confirmed plan. The foregoing process requires Solutia to (a) meet certain statutory requirements with respect to the adequacy of disclosure with respect to any proposed plan, (b) solicit and obtain creditor acceptances of the proposed plan and (c) fulfill other statutory conditions with respect to plan confirmation.

         With regard to any proposed plan of reorganization, Solutia may not receive the requisite acceptances to confirm a plan. If the requisite acceptances of the Amended Plan are received, Solutia intends to seek confirmation of the Amended Plan by the Bankruptcy Court. If the requisite acceptances are not received, Solutia may nevertheless seek confirmation of a modified Plan notwithstanding the dissent of certain Classes of Claims. The Bankruptcy Court may confirm a modified Plan pursuant to the "cramdown" provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class of claims if it determines that the plan satisfies section 1129(b) of the Bankruptcy Code. See Section XII.C.5 hereof. In order to confirm a plan against a dissenting class, the Bankruptcy Court also must find that at least one impaired class has accepted the plan, with such acceptance being determined without including the acceptance of any "insider" in such class.

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         Even if the requisite acceptances of a proposed plan are received, the Bankruptcy Court may not confirm the plan as proposed. A dissenting Holder of a claim against Solutia could challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code. Finally, even if the Bankruptcy Court determined that the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm a proposed plan if it found that any of the statutory requirements for confirmation had not been met. Specifically, section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that (a) the debtor's plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting classes, (b) confirmation of the debtor's plan is not likely to be followed by a liquidation or a need for further financial reorganization and (c) the value of distributions to non-accepting Holders of claims within a particular class under the debtor's plan will not be less than the value of distributions such Holders would receive if the debtor was liquidated under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court may determine that a proposed plan does not satisfy one or more of these requirements, in which case the proposed plan would not be confirmed by the Bankruptcy Court.

         If the Amended Plan is not confirmed by the Bankruptcy Court, it is unclear whether Solutia would be able to reorganize its businesses and what, if any, distributions Holders of claims against or Holders of Common Stock and Options and Warrants to Purchase Common Stock in Solutia ultimately would receive with respect to their claims or equity interests. There also can be no assurance that Solutia will be able to successfully develop, prosecute, confirm, and consummate an alternative plan of reorganization with respect to the Chapter 11 cases that is acceptable to the Bankruptcy Court and Solutia's creditors, equity Holders and other parties in interest. There can be no assurance that such an alternative plan of reorganization would preserve the reallocation of the risk related to Legacy Liabilities that is achieved in the Amended Plan, which eliminates legacy tort liability exposure, reduces environmental obligations, and significantly reduces Solutia's exposure with regard to retiree obligations. Additionally, it is possible that third parties may seek and obtain approval to terminate or shorten the exclusivity period during which only Solutia may propose and confirm a plan of reorganization. Finally, Solutia's emergence from bankruptcy is not assured. While Solutia expects to emerge from bankruptcy in the future, there can be no assurance that Solutia will successfully reorganize or when this reorganization will occur.

THE CONDITIONS PRECEDENT TO THE CONFIRMATION AND CONSUMMATION OF THE AMENDED PLAN MAY NOT OCCUR

         As more fully set forth in Exhibit A, the occurrence of Confirmation of the Amended Plan and the Effective Date of the Amended Plan each is subject to a number of conditions precedent. If the conditions precedent to Confirmation are not met or waived, the Amended Plan will not be confirmed; and if the conditions precedent to the Effective Date are not met or waived, the Effective Date will not take place.

         Specifically, and as more fully described in Section VIII.H.2 hereof, Solutia expects to enter into the Exit Financing Facility of approximately $2.0 billion (including undrawn availability on the revolving loan) which is expected to include some combination of institutional term loans, a revolving loan, a letter of credit facility, high yield bonds or second lien loans,

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depending on many factors including the strength of the capital markets.
Solutia's entering into the Exit Financing Facility is a condition precedent to the Effective Date.

THE VALUATION OF REORGANIZED SOLUTIA MAY NOT BE ADOPTED BY THE BANKRUPTCY COURT

         The approximate midpoint equity value of Reorganized Solutia set forth in the valuation included as Exhibit G to this Disclosure Statement is $1.2 billion. Parties in interest in these Chapter 11 Cases, may oppose confirmation of the Amended Plan by alleging that the midpoint equity value of Reorganized Solutia is higher than $1.2 billion and that the Amended Plan thereby improperly limits or extinguishes their rights to recoveries under the Amended Plan. At the Confirmation Hearing, the Bankruptcy Court will hear evidence regarding the views of Solutia and opposing parties, if any, with respect to the valuation of Reorganized Solutia. Based on that evidence, the Bankruptcy Court will determine the appropriate valuation for Reorganized Solutia for purposes of the Amended Plan.

THE RECOVERY FOR HOLDERS OF THE GENERAL UNSECURED CLAIMS AGAINST SOLUTIA MAY BE DILUTED AND THE ULTIMATE AMOUNT OF ALLOWED CLAIMS AGAINST SOLUTIA MAY NOT BE FINALIZED UNTIL AFTER THE EFFECTIVE DATE

         As set forth in Exhibit A to this Disclosure Statement, approximately 14,800 proofs of Claim were filed against Solutia. Additionally, approximately 2,500 Claims were scheduled by Solutia. The asserted amounts of such Claims is approximately $28 billion. Solutia has analyzed each scheduled and filed proof of Claim, and has used its best judgment to estimate the value of such Claims. To prepare Claim estimates for this Disclosure Statement, Solutia has considered the strengths and weaknesses of its positions and the respective positions of Holders of Claims under applicable law. Further, where Claim amount estimates have been stipulated to by Solutia and a claimant for purposes of reserving distributions under the Amended Plan or otherwise, the ultimate allowed amount of such Claim shall not exceed, but may be less than, such estimated amount.

         Despite Solutia's efforts, its Claim estimates could prove incorrect. In addition, the outcome of certain pending litigation proceedings, as further described in Article IX of this Disclosure Statement, may decrease the ultimate recovery for certain Holders of Claims. Further, if the Bankruptcy Court were to determine that certain Claims may not be reclassified as Equity Interests or that certain Claims that Solutia believes to be General Unsecured Claims are determined by the Bankruptcy Court to constitute Priority Claims or Claims entitled to payment in full based on the Bankruptcy Court's finding of an administrative priority with respect to such Claims or that a particular Claim is not dischargeable, the recovery for Holders of General Unsecured Claims could be less than estimated.

PARTIES IN INTEREST MAY OBJECT TO SOLUTIA'S CLASSIFICATION OF CLAIMS

         Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. Solutia believes that the classification of Claims and Equity Interests under the Amended Plan complies with the


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requirements set forth in the Bankruptcy Code. However, the Bankruptcy
Court may reach a different conclusion.

SOLUTIA MAY OBJECT TO THE AMOUNT OR CLASSIFICATION OF A CLAIM

         Solutia reserves the right to object to the amount or classification of any Claim. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of Claim whose Claim is subject to an objection. Any such Holder of a Claim may not receive its specified share of the estimated Distributions described in this Disclosure Statement.

SOLUTIA MAY NOT BE ABLE TO NEGOTIATE OR OBTAIN APPROVAL OF THE CHOCOLATE BAYOU SETTLEMENT

         Monsanto and Solutia are negotiating the terms of the Chocolate Bayou Settlement. Solutia will seek Bankruptcy Court approval of the Chocolate Bayou Settlement pursuant to Bankruptcy Rule 9019 once it is fully negotiated. It is a condition precedent to the Effective Date of the Amended Plan that the Chocolate Bayou Settlement be approved by the Bankruptcy Court.

B.       FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE
         --------------------------------------------------------------------
         AMENDED PLAN
         ------------

REORGANIZED SOLUTIA MAY NOT BE ABLE TO ACHIEVE ITS PROJECTED FINANCIAL RESULTS

         The financial projections set forth on Exhibit C to this Disclosure Statement represent Solutia management's best estimate of Reorganized Solutia's future financial performance based on currently known facts and assumptions about Reorganized Solutia's future operations as well as the United States and world economy in general and the industry segments in which Solutia operates in particular. Reorganized Solutia's actual financial results may differ significantly from the projections. Specifically, Reorganized Solutia may not be able to achieve the projected revenues or cash flows upon which the projections are based. Solutia may also encounter difficulties in integrating acquired businesses and assets within its operations (including Flexsys). If Reorganized Solutia does not achieve its projected financial results or the anticipated benefits of certain acquisitions, the trading prices of the New Common Stock may be negatively affected and Reorganized Solutia may lack sufficient liquidity to continue operating as planned after the Effective Date.

A LIQUID TRADING MARKET FOR THE NEW COMMON STOCK MAY NOT DEVELOP

         Reorganized Solutia intends to apply to list the New Common Stock on the New York Stock Exchange. However, Reorganized Solutia may not be able to satisfy the requirements for listing the New Common Stock on the exchange. Even if Reorganized Solutia is able to list the New Common Stock on the New York Stock Exchange, a liquid trading market for the New Common Stock may not develop. The liquidity of the trading market for the New Common Stock will depend, among other things, upon the number of Holders of New Common Stock, Reorganized Solutia's financial performance and the number of research analysts covering Reorganized Solutia, none of which can be determined or predicted with certainty.

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THE TRADING PRICE FOR THE NEW COMMON STOCK MAY BE DEPRESSED AFTER THE
EFFECTIVE DATE

         Assuming confirmation of the Amended Plan by the Bankruptcy Court, the New Common Stock will be issued to Holders of the Notes, Allowed General Unsecured Claims, Monsanto and certain Holders of common stock in Solutia. Following the Effective Date, many of these Holders may seek to dispose of all or a portion of their New Common Stock, which could cause the trading prices for the New Common Stock to be depressed.

THE ESTIMATED VALUATION OF REORGANIZED SOLUTIA MAY NOT BE REFLECTED IN THE TRADING PRICES OF THE NEW COMMON STOCK FOLLOWING THE EFFECTIVE DATE

         The estimated valuation of Reorganized Solutia set forth in Exhibits D and G to this Disclosure Statement is based on certain generally accepted valuation analyses and is not intended to represent the expected trading prices of the New Common Stock following the Effective Date. Rothschild estimated Solutia's total enterprise value, as of March 21, 2007, based on Solutia's financial projections dated December 15, 2006, and then prevailing market conditions. Rothschild has not performed a new valuation exercise since this date. However, Rothschild believes, based on updated public market comparables, changes in market conditions and changes to Solutia's financial projections, that were Rothschild to perform a new valuation exercise at this time, Solutia's estimated implied mid-point equity value available for distribution to creditors would not change materially. Reorganized Solutia can provide no assurances regarding its ability to achieve the financial results included in the projections on which the valuation was prepared, its ability to maintain adequate liquidity to fund operations, and that the capital markets remain consistent with current conditions.

CERTAIN HOLDERS OF CLAIMS MAY ACQUIRE A SUBSTANTIAL AMOUNT OF NEW COMMON STOCK UPON CONSUMMATION OF THE AMENDED PLAN

         During the Chapter 11 Cases, there is no limitation on the trading of Claims. Accordingly, upon consummation of the Amended Plan, certain Holders of Claims are likely to receive Distributions of the New Common Stock representing a substantial amount of the outstanding shares of the New Common Stock. If Holders of a significant number of shares of the New Common Stock were to act as a group, they could be in a position to control the outcome of actions requiring stockholder approval, including, among other things, election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized Solutia and, consequently, impact the value of the New Common Stock. Furthermore, the possibility that one or more Holders of a significant number of shares of New Common Stock may sell all or a large portion of its shares of New Common Stock in a short period of time may adversely affect the trading prices of the New Common Stock.

THE NEW COMMON STOCK MAY BE ISSUED IN ODD LOTS

         Certain Holders of Allowed Claims and/or Equity Interests in Classes 11, 12, 13, 14, 19 and 20 may receive, where necessary, odd lot distributions (less than 100 shares) of the New Common Stock. Such Holders may find it more difficult to dispose of odd lots in the marketplace and may face increased brokerage charges in connection with any such disposition.


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CERTAIN TAX CONSEQUENCES OF SOLUTIA'S AMENDED PLAN RAISE UNSETTLED AND COMPLEX
LEGAL ISSUES AND INVOLVE VARIOUS FACTUAL DETERMINATIONS

         Some of the material consequences of the Amended Plan regarding United States federal income taxes are summarized in Article XIV of this Disclosure Statement. Many of these tax issues raise unsettled and complex legal issues, and also involve various factual determinations, such as valuations, that raise additional uncertainties. No ruling from the United States Internal Revenue Service ("IRS") has been or will be sought by Solutia or Reorganized Solutia regarding the tax consequences described in this Disclosure Statement. The IRS may challenge the various positions Solutia or Reorganized Solutia has taken, or intends to take, with respect to its tax treatment, and a court may sustain such a challenge or objection by the IRS. For a more detailed discussion of risks relating to the specific positions Solutia or Reorganized Solutia intends to take with respect to various tax issues, please review Article XIV of this Disclosure Statement.

THE CHANGE OF CONTROL PRODUCED BY THE RESTRUCTURING OF SOLUTIA MAY RESULT IN A LIMITATION ON OR LOSS OF THE NET OPERATING LOSSES

         As further discussed in Section XIV.B.2 of this Disclosure Statement, the issuance under the Amended Plan of the New Common Stock, along with the cancellation of existing Equity Interests through the Amended Plan, is expected to cause an ownership change to occur with respect to the Reorganized Debtors as of the Effective Date. As a result, Section 382 of the Internal Revenue Code ("IRC") may apply to limit Reorganized Solutia's use of its consolidated net operating losses after the Effective Date. Additionally, Reorganized Solutia's ability to use any remaining capital loss carryforwards and tax credits may be limited. The annual limitation imposed by the particular provision of Section 382 of the IRC that Reorganized Solutia expects to apply to its ownership change generally equals the product of (a) the fair market value of the net equity value of Reorganized Solutia's stock at the time of the ownership change, taking into account the increase in value of the corporation as a result of the surrender or cancellation of creditor's claims in the transaction (rather than the value without taking into account such increases, as is the case under the general rule for non-bankruptcy ownership changes) multiplied by (b) the long-term tax-exempt rate in effect for the month in which the ownership change occurs. The long-term tax-exempt rate is published monthly by the IRS and is intended to reflect current interest rates on long-term tax-exempt debt obligations. Accordingly, under this rule the Section 382 limitation would generally reflect the increase in the value of Reorganized Solutia's stock resulting from the conversion of debt to equity in the proceeding. Section 383 of the IRC applies a similar limitation to a capital loss carryforward and tax credits. Although it is impossible to predict with absolute certainty the net equity value of Reorganized Solutia immediately after the exchanges contemplated by the Amended Plan, Reorganized Solutia's use of its net operating losses is expected to be substantially limited after those exchanges.

REORGANIZED SOLUTIA'S CHARTER AND BYLAWS COULD DETER TAKEOVER ATTEMPTS THAT SOME SHAREHOLDERS MAY CONSIDER DESIRABLE, WHICH COULD ADVERSELY AFFECT THE PRICE OF THE NEW COMMON STOCK

         Various provisions of Reorganized Solutia's New Certificate of Incorporation and New Bylaws, and Delaware law, could make acquiring control of Reorganized Solutia without the requisite support of its board of directors difficult for a third party, even if the change of control


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would be beneficial to a recipient of the New Common Stock. The existence of these provisions and/or an antitakeover rights plan could deprive certain recipients of the New Common Stock of an opportunity to sell their shares of New Common Stock at a premium over the prevailing market price. The potential inability of Holders of New Common Stock to obtain a control premium could, in certain instances, depress the trading prices of New Common Stock.

REORGANIZED SOLUTIA WILL HAVE SIGNIFICANT INDEBTEDNESS UPON ITS EMERGENCE FROM BANKRUPTCY

         Upon emergence from bankruptcy, Reorganized Solutia will have a significant amount of indebtedness. Specifically, Reorganized Solutia expects to have an exit facility of up to $2.0 billion (including undrawn availability on the revolving loan), including some combination of institutional term loans, a revolving loan, a letter of credit facility, high yield bonds or second lien loans. The significant indebtedness that Reorganized Solutia will have upon its emergence from bankruptcy could have important consequences, including the following:

     o Reorganized Solutia will have to dedicate a significant portion of its cash flow to making interest and principal payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes.

     o The post-emergence levels of indebtedness may make Reorganized Solutia less attractive to potential acquirers or acquisition targets.

     o The post-emergence levels of indebtedness may limit Reorganized Solutia's flexibility to adjust to changing business and market conditions, and make Reorganized Solutia more vulnerable to a downturn in general economic conditions as compared to competitors that may be less leveraged.

     o As described in more detail below, the documents providing for Reorganized Solutia's post-emergence indebtedness will contain restrictive covenants that may limit Reorganized Solutia's financing and operational flexibility.

     o The post-emergence levels of indebtedness include outstanding indebtedness that is unimpaired under the Amended Plan, as well as new indebtedness incurred pursuant to the Exit Financing Facility may make it more difficult for Reorganized Solutia to satisfy its obligations with respect to its other outstanding indebtedness that is unimpaired under the Amended Plan.

         Furthermore, Reorganized Solutia's ability to satisfy its debt service obligations will depend, among other things, upon its future operating performance and ability to refinance indebtedness when necessary. These factors depend partly on economic, financial, competitive and other factors beyond Reorganized Solutia's control. Reorganized Solutia may not be able to generate sufficient cash from operations to meet its debt service obligations as well as fund necessary capital expenditures, pension funding obligations and investments in research and development. In addition, if Reorganized Solutia needs to refinance its debt, obtain additional


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financing or sell assets or equity, it may not be able to do so on commercially reasonable terms, if at all.

REORGANIZED SOLUTIA'S OPERATIONS MAY BE RESTRICTED BY THE TERMS OF ITS EXIT FINANCING FACILITY

         Solutia's Exit Financing Facility, as further described in Section VII.H.2 of this Disclosure Statement, may include a number of significant restrictive covenants. These covenants could impair Reorganized Solutia's financing and operational flexibility and make it difficult for Reorganized Solutia to react to market conditions and satisfy its ongoing capital needs and unanticipated cash requirements. Specifically, such covenants may restrict Reorganized Solutia's ability and, if applicable, the ability of its subsidiaries to, among other things:

     o   incur additional debt;

     o   make certain investments;

     o   enter into certain types of transactions with affiliates;

     o limit dividends or other payments by Reorganized Solutia's restricted subsidiaries to Reorganized Solutia;

     o   use assets as security in other transactions;

     o pay dividends on the New Common Stock or repurchase Reorganized Solutia's equity interests;

     o   sell certain assets or merge with or into other companies;

     o   guarantee the debts of others;

     o   enter into new lines of business;

     o   make capital expenditures;

     o   prepay, redeem or exchange Reorganized Solutia's debt; and

     o   form any joint ventures or subsidiary investments.

         In addition, the Exit Financing Facility may require Reorganized Solutia to periodically meet various financial ratios and tests, including maximum leverage, minimum net worth, and interest coverage levels. These financial covenants and tests could limit Reorganized Solutia's ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict Reorganized Solutia's financing and operations.

         Reorganized Solutia's ability to comply with the covenants and other terms of the Exit Financing Facility will depend on Reorganized Solutia's future operating performance. If


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Reorganized Solutia fails to comply with such covenants and terms, Reorganized
Solutia would be required to obtain waivers from its lenders to maintain compliance under the Exit Financing Facility. If Reorganized Solutia is unable to obtain any necessary waivers and the debt under the Exit Financing Facility is accelerated, it would have a material adverse effect on Reorganized Solutia's financial condition and future operating performance.

C.       RISKS RELATED TO SOLUTIA'S BUSINESS AND INDUSTRY
         ------------------------------------------------

THE PRICES OF RAW MATERIALS AND ENERGY REQUIRED FOR SOLUTIA TO PRODUCE ITS PRODUCTS ARE VOLATILE AND CANNOT ALWAYS BE PASSED ON TO CUSTOMERS

         Solutia purchases large amounts of commodity raw materials, including natural gas, propylene, cyclohexane and benzene. Temporary shortages of these raw materials and energy may occasionally occur. In addition, Solutia typically purchases major requirements for key raw materials under medium-term contracts. Pricing under these contracts may fluctuate as a result of unscheduled plant interruptions, United States and worldwide market conditions and government regulation. Given Solutia's competitive markets, it is often not possible to pass all of these increased costs on to Solutia's customers. In addition, natural gas prices and other raw material and energy costs are currently more than double the average ten-year levels. Elevated raw material and energy costs could significantly reduce Reorganized Solutia's operating margins in the future.

SOLUTIA OPERATES IN A HIGHLY COMPETITIVE INDUSTRY THAT INCLUDES COMPETITORS WITH GREATER RESOURCES THAN SOLUTIA'S

         The markets in which Reorganized Solutia will compete are highly competitive. Competition in these markets is based on a number of factors, such as price, product quality and service. Some of Reorganized Solutia's competitors may have greater financial, technological and other resources than Reorganized Solutia and may be better able to withstand changes in market conditions. In addition, some of Reorganized Solutia's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than Reorganized Solutia. Consolidation of Reorganized Solutia's competitors or customers may also adversely affect Reorganized Solutia's businesses. Furthermore, global competition and customer demands for efficiency will continue to make price increases difficult.

SOLUTIA OPERATES IN CYCLICAL BUSINESS SEGMENTS AND ITS FINANCIAL RESULTS ARE LIKELY TO FLUCTUATE ACCORDINGLY

         Solutia operates in cyclical business segments. Specifically, a substantial portion of Solutia's sales are to customers involved, directly or indirectly, in the housing and automotive industries, both of which are, by their nature, cyclical industries. A downturn in either or both of these industries would result in lower demand for Reorganized Solutia's products among customers involved in those industries and a reduced ability to pass on cost increases to those customers.

TURNOVER IN THE SENIOR MANAGEMENT TEAM AND LOSSES OF OTHER KEY PERSONNEL COULD HAVE A SIGNIFICANT ADVERSE EFFECT ON SOLUTIA'S RESULTS OF OPERATIONS AND ABILITY TO EMERGE FROM CHAPTER 11

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         The services of Solutia's senior management team, as well as other key personnel, have been integral in Solutia's improving results during the Chapter 11 Cases and will be critical to the implementation of Reorganized Solutia's business strategies going forward and the success of Reorganized Solutia. If Solutia's emergence from the Chapter 11 Cases is delayed, Solutia's financial results diminish, the terms of incentive compensation programs are not adequate or any adverse events occur in the Chapter 11 Cases, Solutia may have difficulty retaining current senior management and other key personnel and be unable to hire qualified personnel to fill any resulting vacancies, which could have a significant adverse effect on Solutia's results of operations and ability to emerge from Chapter 11.

LEGAL PROCEEDINGS, INCLUDING PROCEEDINGS RELATED TO ENVIRONMENTAL OBLIGATIONS, COULD IMPOSE SUBSTANTIAL COSTS ON REORGANIZED SOLUTIA

         As a manufacturer of chemical-based materials, Solutia and its subsidiaries have been subject to various lawsuits involving environmental, hazardous waste, personal injury and product liability claims. As described in greater detail in Article VI of this Disclosure Statement, Solutia is named in a number of legal proceedings primarily relating to former operations, including claims for personal injury and property damage arising out of releases of or alleged exposure to materials that are classified as hazardous substances under federal environmental law or alleged to be hazardous by plaintiffs. Adverse judgments in these legal proceedings, or the filing of additional environmental or other damage claims against Solutia, may have a negative impact on Reorganized Solutia's future results of operations. Additionally, administrative and legal costs associated with defending or settling large claims, or large numbers of claims, could have a negative impact on Reorganized Solutia's future results of operations. It is possible that the Bankruptcy Court could disagree with Solutia's treatment of those Claims. It is also possible that third parties, including the U.S. federal government, state regulatory agencies, or others, may challenge the dischargeability of these claims. If these litigation matters or Claims are not discharged as expected by Solutia, or if the actual costs are materially greater than estimates associated with those Claims, it would have a material adverse effect on Reorganized Solutia's financial condition and future operating performance.

         Environmental Remediation Obligations
         -------------------------------------

         Under the Amended Plan, environmental remediation obligations and NRD Claims associated with Covered Sites, other than Legacy Sites (as defined in Monsanto Settlement Agreement) will not be discharged. Solutia's management has estimated the cost associated with the remediation of those sites. Actual cost of remediation associated with Covered Sites may be affected by changes in the regulatory environment, discovery of additional areas requiring remediation, technological developments or limitations associated with remediation, or other events beyond Reorganized Solutia's control. As a result, actual remediation costs associated with the Covered Sites may be materially greater than current estimates provide. If the actual costs are materially greater than estimates associated with these remediation expenses, it would have a material adverse effect on Solutia's financial condition and future operating performance.

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         Other Litigation
         ----------------

         Because of the size and nature of Solutia's business, Solutia and its subsidiaries are parties to numerous legal proceedings. Most of these legal proceedings have arisen in the ordinary course of business and involve Claims for money damages. Whether these Claims are or will be litigated in the Bankruptcy Court, or in some other jurisdiction, depends upon the nature of the Claims. Generally, if the debt associated with such Claims was incurred prior to the Effective Date, the Claims will be treated as provided for under the Amended Plan, depending upon the nature of the relief sought, regardless of whether the Claim is resolved before or after Solutia's emergence from bankruptcy. Claims arising from conduct occurring after the Effective Date, unless provided for under the Amended Plan, are generally not dischargeable through bankruptcy, and will be handled by Solutia in the ordinary course of business after emergence. The proposed treatment of Claims arising from litigation matters is described in the Amended Plan. The Bankruptcy Court could disagree with Solutia's treatment of those Claims. Additionally, under the Amended Plan, Claims arising from certain litigation matters are not expected to be discharged. Adverse results in litigation, newly filed Claims, or other adverse developments in existing litigation may have a material adverse effect on Reorganized Solutia's financial condition and future operating performance.

         With respect to the Solutia Pension Plan litigation described in
Section IX.B.1 hereof, it is not known what funding liabilities may be required of Reorganized Solutia under ERISA, 26 U.S.C. Section 412, 29 U.S.C.
Section 1082 and any other applicable law if a judgment is entered against the Solutia Pension Plan, given that Solutia is the sponsor of the Solutia Pension Plan.

MONSANTO MAY CONTEND THAT CERTAIN TORT CLAIMS ARE SOLUTIA TORT CLAIMS

         Although Solutia believes that all 8,500 Tort Claims filed in these Chapter 11 Cases are Legacy Tort Claims, Monsanto may contend that certain of these Tort Claims are Solutia Tort Claims. In the event that Monsanto were to succeed with this contention, Solutia could incur additional unexpected costs.

THE APPLICABILITY OF NUMEROUS ENVIRONMENTAL LAWS TO SOLUTIA'S MANUFACTURING FACILITIES COULD CAUSE SOLUTIA TO INCUR MATERIAL COSTS AND LIABILITIES

         Solutia and its subsidiaries are subject to extensive federal, state, local and foreign environmental, safety and health laws and regulations concerning, among other things, emissions to the air, discharges to land and water and the generation, handling, treatment and disposal of hazardous waste and other materials. Under certain environmental laws, Solutia can be held strictly liable for hazardous substance contamination of any real property it has ever owned, operated or used as a disposal site or for natural resource damages associated with such contamination. Solutia is also required to maintain various environmental permits and licenses, many of which require periodic modification and renewal. Solutia's operations entail the risk of violations of those laws and regulations, many of which provide for substantial fines and criminal sanctions for violations.

         In addition, these requirements and their enforcement may become more stringent in the future. Non-compliance could subject Reorganized Solutia to material liabilities, such as government fines, third-party lawsuits or the suspension of non-compliant operations. Reorganized Solutia may also be required to make significant site or operational modifications at


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substantial cost. Future developments could also restrict or eliminate
Reorganized Solutia's ability to continue to manufacture certain products or could require Reorganized Solutia to make modifications to its products.

         At any given time, Solutia is involved in litigation, administrative proceedings and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damages and personal injury. Reorganized Solutia may be required to spend substantial sums to defend or settle these actions, to pay any fines levied against it or satisfy any judgments or other rulings rendered against it.

         Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. Reorganized Solutia may also face liability for violations under environmental laws occurring prior to the date of its acquisition of properties subject thereto. Reorganized Solutia could incur significant costs, including cleanup costs, natural resources damages, civil or criminal fines and sanctions and third-party claims as a result of past or future violations of, or liabilities under, environmental laws.

REORGANIZED SOLUTIA WILL HAVE SUBSTANTIAL ENVIRONMENTAL AND REGULATORY COMPLIANCE COSTS

         Due to the nature of its business, Solutia makes substantial expenditures for environmental and regulatory compliance. For example, during 2006, Solutia spent approximately $9 million on capital projects for various environmental matters, $60 million for the management of environmental programs, including the operation and maintenance of facilities for environmental control and $10 million for remediation activities. Monsanto currently funds a number of the environmental remediation sites consistent with the terms of the Amended Plan and the Monsanto Settlement Agreement. However, if the Amended Plan is not approved, Solutia could become responsible for some of the sites previously funded by Monsanto and these unexpected expenses could affect Solutia's results of operations and financial condition.

         The substantial amounts that Reorganized Solutia may be required to spend on environmental capital projects and programs could cause substantial cash outlays by Reorganized Solutia and, accordingly, may limit Reorganized Solutia's financial and operating flexibility. In addition, although Solutia believes that it has correctly budgeted and, to the extent appropriate under applicable accounting principles, reserved for these amounts, factors beyond Reorganized Solutia's control may render these budgeted and reserved amounts inadequate. These factors include changing governmental policies and regulations, the commencement of new governmental proceedings or third party litigation regarding environmental remediation, hazardous waste or personal or property damage resulting from environmentally harmful activity, the discovery of unknown conditions and unforeseen problems encountered in environmental remediation programs.

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         In addition, as discussed above, under the terms of the Monsanto
Settlement Agreement, Reorganized Solutia will share environmental remediation obligations with Monsanto with respect to the Shared Sites (as defined in the Monsanto Settlement Agreement). Although Reorganized Solutia will be responsible for performing certain remediation efforts at the Shared Sites, a special environmental committee established pursuant to the Monsanto Settlement Agreement and to which Monsanto will appoint a majority of members will supervise these efforts and set the budget for their funding.

PROBLEMS ENCOUNTERED IN OPERATING ITS PRODUCTION FACILITIES COULD NEGATIVELY IMPACT REORGANIZED SOLUTIA'S BUSINESS

         Solutia's production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unscheduled down time and environmental hazards. From time to time in the past, Solutia has had incidents that have temporarily shut down or otherwise disrupted its manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. Solutia is dependent upon the continued safe operation of its production facilities.

         In addition, some of Solutia's products involve the manufacture or handling of a variety of reactive, explosive and flammable materials. Use of these products by Reorganized Solutia's customers, employees and contractors could result in liability to Reorganized Solutia if an explosion, fire, spill or other accident were to occur.

LABOR DISRUPTIONS WITH THE UNIONIZED PORTION OF SOLUTIA'S WORKFORCE COULD HAVE A NEGATIVE EFFECT

         As of December 31, 2006, approximately 14% of Solutia's U.S. employees located in the performance products business segment were unionized. They are represented by various labor unions with local agreements set to expire between November 2007 and March 2010. While Solutia's management believes that Solutia's relations with its employees are good, Reorganized Solutia may not be able to negotiate these or other collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages. A prolonged labor dispute, which could include a work stoppage, could impact Solutia's ability to satisfy its customers' requirements and negatively affect its financial condition.

SOLUTIA FACES CURRENCY AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES

         Solutia and its subsidiaries generate revenue from export sales, as well as from operations conducted outside the United States. For example, approximately 46 percent of consolidated sales in 2006 were made into markets outside the United States, including Europe, Canada, Latin America and Asia. Approximately 69 percent of the sales of the Performance Products segment were made into markets outside the United States. Operations outside the United States expose Solutia to risks which could adversely affect its results of operations and financial conditions including fluctuations in currency values, trade restrictions, tariff and trade regulations, foreign tax laws, shipping delays, and economic and political instability.

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

         The functional currency of each of Solutia's non-United States operations is generally the local currency. Exchange rates between some of these currencies and U.S. dollars have fluctuated significantly in recent years and may do so in the future. It is possible that fluctuations in foreign exchange rates will have a negative effect on Solutia's results of operations.

MANY OF SOLUTIA'S PRODUCTS AND MANUFACTURING PROCESSES ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND REORGANIZED SOLUTIA'S BUSINESS WILL SUFFER IF REORGANIZED SOLUTIA FAILS TO KEEP PACE

         Many of Solutia's products (and their corresponding manufacturing processes) participate in markets that are subject to rapid technological change and new product introductions and enhancements. Reorganized Solutia must continue to enhance its existing products and to develop and manufacture new products with improved capabilities to continue to be a market leader. Reorganized Solutia must also continue to make improvements in its manufacturing processes and productivity to maintain its competitive position. When Reorganized Solutia invests in new technologies, processes or production facilities, it will face risks related to construction delays, cost over-runs and unanticipated technical difficulties related to start-up. Reorganized Solutia's inability to anticipate, respond to, capitalize on or utilize changing technologies could have an adverse effect on its consolidated results of operations, financial condition and cash flows in any given period.

IF SOLUTIA IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS, ITS SALES AND FINANCIAL PERFORMANCE COULD BE ADVERSELY AFFECTED

         Solutia and its subsidiaries own a large number of patents that relate to a wide variety of products and processes and has a substantial number of patent applications pending. Solutia owns a considerable number of established trademarks in many countries under which it markets its products. These patents and trademarks in the aggregate are of material importance to Solutia's business and operations. Reorganized Solutia's performance may depend in part on its ability to establish, protect and enforce such intellectual property and to defend against any claims of infringement, which involve complex legal, scientific and factual questions and uncertainties.

         In the future, Reorganized Solutia may have to rely on litigation to enforce its intellectual property rights and contractual rights. In addition, Reorganized Solutia may face claims of infringement that could interfere with its ability to use technology or other intellectual property rights that are material to its business operations. If litigation that Solutia or Reorganized Solutia initiates is unsuccessful, Reorganized Solutia may not be able to protect the value of some of its intellectual property. In the event a claim of infringement against Reorganized Solutia is successful, Reorganized Solutia may be required to pay royalties or license fees to continue to use technology or other intellectual property rights that it has been using or it may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable period of time. If Reorganized Solutia is unable to obtain licenses on reasonable terms, Reorganized Solutia may be forced to cease selling or using any of its products that incorporate the challenged intellectual property, or to redesign or, in the case of trademark claims, rename its products to avoid infringing the intellectual property rights of third parties, which may not be possible and


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

may be time-consuming if possible. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs to Reorganized Solutia and diversions of some of Reorganized Solutia's resources. Reorganized Solutia's intellectual property rights may not have the value that Solutia believes them to have, which could result in a competitive disadvantage or adversely affect Reorganized Solutia's business and financial performance.

FLEXSYS' INABILITY TO ENFORCE ITS INTELLECTUAL PROPERTY RIGHTS COULD IMPACT THE COMPANY'S FINANCIAL PERFORMANCE

         The inability of Flexsys America to protect and enforce its intellectual property rights to manufacture any or all of 4-ADPA, 6PPD and IPPD in various jurisdictions, or an ultimate determination that such intellectual property rights are invalid in one or more jurisdictions, or the failure to successfully prosecute patents in one or more jurisdictions would have a material adverse effect on Flexsys America's business and financial performance, which, in turn, would have a material adverse effect on Solutia's financial performance.

REORGANIZED SOLUTIA'S INSURANCE MAY BE INADEQUATE AND REORGANIZED SOLUTIA MAY NOT BE ABLE TO OBTAIN INSURANCE IN THE FUTURE ON REASONABLE TERMS OR AT ALL

         Solutia evaluates risk retention and insurance levels for product liability, workplace health and safety, property damage and other potential areas of risk. Solutia relies on third-party insurance to protect it from some of these risks. Additionally, Solutia historically has relied upon Owner-Controlled Insurance Programs ("OCIP") to satisfy certain regulatory requirements for the maintenance of insurance, including (for example) compliance with state laws mandating coverage for workers' compensation exposure. Under the terms of these arrangements, Solutia is responsible for paying the costs associated with all insurance claims, and engages the services of insurance companies to provide claims-handling services. If Reorganized Solutia becomes incapable of continuing to rely on the OCIP for these exposures, Reorganized Solutia would be forced to consider alternative arrangements. Reorganized Solutia may, however, incur losses beyond the limits, or outside the coverage, of such insurance. In addition, the insurance industry has become more selective in offering insurance, and insurance costs have risen significantly in recent years. Reorganized Solutia may not be able to obtain insurance in the future on reasonable terms or at all.

SIGNIFICANT PAYMENTS MAY BE REQUIRED TO MAINTAIN THE FUNDING OF SOLUTIA'S DOMESTIC QUALIFIED PENSION PLAN

         Solutia maintains a qualified Pension Plan under which certain of Solutia's employees and retirees are entitled to receive benefits. Although Solutia has frozen future benefit accruals under the U.S. Pension Plan, significant liabilities still remain. To fund the Pension Plan while in chapter 11, Solutia has funded over $277 million and will have to fund more going forward. Solutia may be unable to obtain financing to make these Pension Plan contributions. In addition, even if financing for these contributions is obtained, the funding obligations and the carrying costs of debt incurred to fund the obligations could have a significant adverse effect on Solutia's results of operations.

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

         In addition, Solutia is party to certain litigation with respect to its domestic pension plan as more fully described in Article IX of this Disclosure Statement. It is not known what funding liabilities may be required of Solutia under the Employee Retirement Income Security Act (ERISA) 26 U.S.C.
Section 412, 29 U.S.C. Section 1082 and any other applicable law if a judgment is entered against the Pension Plan in this litigation, given that Solutia is the sponsor of the Pension Plan. If a final judgment is entered against the Solutia Pension Plan, the liability resulting from such judgment could have a material adverse effect on its financial results and continuing operations.

                                     XII.
                       CONFIRMATION OF THE AMENDED PLAN
                       --------------------------------

A.       THE CONFIRMATION HEARING
         ------------------------

         Section 1128(a) of the Bankruptcy Code requires the bankruptcy court, after notice, to hold a hearing on confirmation of the plan of reorganization.
Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the plan of reorganization.

         The Bankruptcy Court has scheduled the Confirmation Hearing for [_________], 2007 at [__].m. Eastern Time before the Honorable Prudence Carter Beatty, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

B.       DEADLINE TO OBJECT TO CONFIRMATION
         ----------------------------------

         Objections to the Bankruptcy Court's confirmation of the Amended Plan must be filed and served at or before 4:00 p.m. Eastern Time on [DATE], 2007 in accordance with the Confirmation Hearing Notice that accompanies this Disclosure Statement. UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED, THEY MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.       REQUIREMENTS FOR CONFIRMATION OF THE AMENDED PLAN
         -------------------------------------------------

         Among the requirements for the confirmation of the Amended Plan are that the Amended Plan (1) is accepted by all impaired Classes of Claims and Equity Interests, or if rejected by an impaired Class, that the Amended Plan "does not discriminate unfairly" and is "fair and equitable" as to such Class,
(2) is feasible, and (3) is in the "best interests" of Holders of Claims and Equity Interests that are impaired under the Amended Plan.

         1. REQUIREMENTS OF SECTION 1129(a) OF THE BANKRUPTCY CODE
            ------------------------------------------------------

         The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization:

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     o   The plan complies with the applicable provisions of the Bankruptcy
         Code.

     o The proponents of the plan comply with the applicable provisions of the Bankruptcy Code.

     o The plan has been proposed in good faith and not by any means forbidden by law.

     o Any payment made or to be made by the proponent, by the debtor or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

     o The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security Holders and with public policies.

     o The proponent of the plan has disclosed the identity of any insider (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the reorganized debtor and the nature of any compensation for such insider.

     o With respect to each Holder within an impaired class of claims or equity interests --

               o each such Holder (a) has accepted the plan; or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such Holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date; or

               o if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class due to its election to retain a lien, each Holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such Holder's interest in the Estate's interest in the property that secures such claims.

     o   With respect to each class of claims or equity interests, such class
         (i) has accepted the plan; or (ii) is not impaired under the plan (subject to the "cramdown" provisions discussed below).

     o Except to the extent that the Holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:

               o with respect to a claim of a kind specified in sections 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the effective date of the plan, the Holder of the claim


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

                   will receive on account of such claim cash equal to the allowed amount of such claim;

               o with respect to a class of claim of the kind specified in sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) or
                   507(3)(7) of the Bankruptcy Code, each Holder of a claim of such class will receive (A) if such class has accepted the plan, deferred cash payments of a value, on the effective date of the plan, equal to the allowed amount of such claim; or (B) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

               o with respect to a priority tax claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the Holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

     o If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any "insider," as defined in section 101 of the Bankruptcy Code.

     o Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

     o All fees payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

     o The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(i)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

         The Debtors believe that the Amended Plan meets all the applicable requirements of section 1129(a) of the Bankruptcy Code other than those pertaining to disclosures to be made between the date hereof and the Confirmation Date and to voting, which has not yet taken place.

         2. BEST INTERESTS OF CREDITORS
            ---------------------------

         Notwithstanding acceptance of the plan of reorganization by each impaired class, to confirm the plan of reorganization, the Bankruptcy Court must determine that it is in the best interests of each Holder of a claim or interest in any such impaired class that has not voted to accept the plan of reorganization. Accordingly, if an impaired class does not unanimously accept the plan of reorganization, the "best interests" test requires that the Bankruptcy Court find that the plan of reorganization provides to each member of such impaired class a recovery on account


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

of the member's claim or equity interest that has a value, as of the effective date of the plan of reorganization, at least equal to the value of the distribution that each such member would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

         To estimate what members of each impaired class of claims would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if each of the chapter 11 cases were converted to a chapter 7 case under the Bankruptcy Code and each of the respective debtor's assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of a debtor would consist of the net proceeds from the disposition of the assets of the debtor, augmented by any cash held by the debtor.

         The Liquidation Value available to Holders of general unsecured claims or equity interests would be reduced by, among other things: (a) the claims of secured creditors to the extent of the value of their collateral;
(b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the debtors' chapter 7 cases; (c) unpaid administrative expense claims of the chapter 11 cases; and (d) priority claims and priority tax claims. The debtors' costs of liquidation in chapter 7 cases would include the compensation of a chapter 7 trustee, as well as of counsel and other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, claims arising from the operation of the debtors during the chapter 7 cases, and all unpaid administrative expense claims incurred by the debtors during the chapter 11 cases that are allowed in the chapter 7 cases. The liquidation itself would trigger certain priority claims, such as claims for severance pay, and would likely accelerate the payment of other priority claims and priority tax claims that would otherwise be payable in the ordinary course of business. These priority claims and priority tax claims would be paid in full out of the net liquidation proceeds, after payment of secured claims, before the balance would be made available to pay other claims or to make any distribution in respect of equity interests.

         Based on the liquidation analyses set forth in Exhibit E of this Disclosure Statement, the Debtors believe that Holders of Claims will receive equal or greater value as of the Effective Date under the Amended Plan than such Holders would receive in a chapter 7 liquidation. Moreover, in an actual liquidation of the Debtors, distributions to Holders of Claims would be made substantially later than the Effective Date designated in the Amended Plan. This delay would materially reduce the amount determined on a present value basis available for distribution to Holders of General Unsecured Claims. The hypothetical chapter 7 liquidations of the Debtors, for purposes of determination of the Debtors' Liquidation Value, are assumed to commence on June 30, 2007.

         In summary, the Debtors and their management believe that chapter 7 liquidations of the Debtors would result in substantial diminution in the value to be realized by Holders of General Unsecured Claims entitled to distribution, as compared to the distributions contemplated under the Amended Plan, because of, among other factors:

     o the increased cost and expenses of liquidation under chapter 7 arising from fees payable to the chapter 7 trustee and the attorneys and other professional advisors to such trustee;

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

     o additional expenses and Claims, some of which would be entitled to priority and which would be generated during the liquidation and from the rejection of Unexpired Leases and Executory Contracts in connection with the cessation of the Debtors' operations;

     o the erosion of the value of the Debtors' assets in the context of an expedited liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail;

     o the adverse effects on the salability of portions of the business resulting from the possible departure of key employees and the attendant loss of customers and vendors;

     o the cost and expense attributable to the time value of money resulting from a potentially more protracted chapter 7 proceeding than the estimated length of the Chapter 11 Cases; and

     o the application of the rule of absolute priority under the Bankruptcy Code to distributions made in a chapter 7 liquidation.

Consequently, the Debtors and their management believe that confirmation of the Amended Plan will provide a substantially greater return to Holders of Claims than would chapter 7 liquidations.

         If the Amended Plan is not confirmed, Solutia may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, Solutia's assets could be sold in an orderly fashion over a more extended period of time than in liquidations under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee's appointment is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a chapter 7 trustee must be appointed. Any distribution to Holders of Claims under a chapter 11 liquidation plan probably would be delayed substantially. Most importantly, Solutia believes that any distributions to creditors in a liquidation scenario would fail to capture the significant "going concern" value of their business, which is reflected in the New Common Stock to be distributed under the Amended Plan. Accordingly, Solutia believes that chapter 11 liquidation would not result in distributions as favorable as those under the Amended Plan.

         3. ACCEPTANCE
            ----------

         Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class.

         4. FEASIBILITY
            -----------

         Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtors, or any successor to the debtors (unless such liquidation or reorganization is proposed in the plan of reorganization).

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

         To determine whether the Amended Plan meets this feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Amended Plan. As part of this analysis, the Debtors have prepared the Projections, as such term is defined in Article X below. Based upon the Projections, the Debtors believe that Reorganized Solutia will be a viable operation following the Chapter 11 Cases, and that the Amended Plan will meet the feasibility requirements of the Bankruptcy Code.

         5. REQUIREMENTS OF SECTION 1129(b) OF THE BANKRUPTCY CODE
            ------------------------------------------------------

         The Bankruptcy Code permits confirmation of a plan of reorganization even if it is not accepted by each impaired class so long as (a) the plan of reorganization otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted the plan of reorganization without taking into consideration the votes of any insiders in such class, and
(c) the plan of reorganization is "fair and equitable" and does not "discriminate unfairly" as to any impaired class that has not accepted such plan. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code.

            (a) "Fair and Equitable"

         The Bankruptcy Code establishes different "cramdown" tests for determining whether a plan is "fair and equitable" to dissenting impaired classes of secured creditors, unsecured creditors and equity interest Holders as follows:

            (b) Secured Creditors

         A plan of reorganization is fair and equitable as to an impaired class of secured claims that rejects the plan if the plan provides: (i) that each of the Holders of the secured claims included in the rejecting class (A) retains the liens securing its claim to the extent of the allowed amount of such claim, to the extent of the allowed amount of such claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (B) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan of reorganization, at least equal to the value of such Holder's interest in the Estate's interest in such property; (ii) that each of the Holders of the secured claims included in the rejecting class realizes the "indubitable equivalent" of its allowed secured claim; or (iii) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds in accordance with clause (i) or (ii) of this paragraph.

            (c) Unsecured Creditors

         A plan of reorganization is fair and equitable as to an impaired class of unsecured claims that rejects the plan if the plan provides that: (i) each Holder of a claim included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan of reorganization, equal to the amount of its allowed claim; or (ii) the Holders of claims and equity interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan of reorganization on account of such junior claims or interests.

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            (d) Holders of Equity Interests

         A plan of reorganization is fair and equitable as to an impaired class of equity interests that rejects the plan if the plan provides that: (i) each Holder of an equity interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan of reorganization, equal to the greatest of the allowed amount of (A) any fixed liquidation preference to which such Holder is entitled, (B) the fixed redemption price to which such Holder is entitled, or (C) the value of the equity interest; or (ii) the Holder of any equity interest that is junior to the equity interests of the rejecting class will not receive or retain any property under the plan of reorganization on account of such junior interest.

         The Debtors believe the Amended Plan is fair and equitable as to Holders of Claims or Interests in Classes that vote to reject the Amended Plan, or that are deemed to reject the Amended Plan because the Amended Plan provides that their Allowed Claims or Interests will be either unimpaired, or they will receive their "absolute priority" entitlements under the Bankruptcy Code. The Debtors believe the Amended Plan is fair and equitable as to Holders of Unsecured Claims and Equity Interests because Holders of Claims and Equity Interests junior to Unsecured Claims will not receive or retain any property under the Amended Plan on account of such Claims or Equity Interests, and there are no Classes junior to the Holders of Equity Interests.

            (e) "Unfair Discrimination"

         A plan of reorganization does not "discriminate unfairly" if a dissenting class is treated substantially equally to other classes similarly situated and no such class receives more than it is legally entitled to receive for its claims or equity interests.

         The Debtors do not believe that the Amended Plan discriminates unfairly against any impaired Class of Claims or Equity Interests. The Debtors believe that the Amended Plan and the treatment of all Classes of Claims and Equity Interests under the Amended Plan satisfy the foregoing requirements for nonconsensual confirmation of the Amended Plan.

D.       VALUATION OF REORGANIZED SOLUTIA
         --------------------------------

         In conjunction with formulating the Amended Plan, the Debtors determined that it was necessary to estimate the post-confirmation going concern value of Reorganized Solutia. Accordingly, such valuation is set forth in Exhibits D and G attached hereto.

E.       IDENTITY OF INSIDERS
         --------------------

         Within ten days of the Voting Deadline, or as soon thereafter as is practicable, Solutia will file with the Bankruptcy Court a list of proposed directors of Reorganized Solutia, which list shall set forth the identity of any Insiders proposed to serve as officers or directors of Reorganized Solutia.

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

F.       EFFECT OF CONFIRMATION OF THE AMENDED PLAN
         ------------------------------------------

         1. PRESERVATION OF AVOIDANCE ACTIONS
            ---------------------------------

         On and after the Effective Date, any and all Avoidance Actions (other than the Avoidance Action against Monsanto and Pharmacia, which shall be resolved pursuant to the Monsanto Settlement) shall be preserved and retained by the Reorganized Debtors, which shall have the exclusive right to enforce, settle and prosecute any such Avoidance Actions. Reorganized Solutia may pursue, abandon, settle or release any or all retained Avoidance Actions, as it deems appropriate, subject to the reasonable consent of Monsanto and the Creditors' Committee and Bankruptcy Court approval. Any recovery received on account of an Avoidance Action may be retained by the Reorganized Debtors. Reorganized Solutia may offset any claim supporting an Avoidance Action against any payment due to any Holder of a Claim under the Amended Plan. In addition, if a Distribution is made in error, the Reorganized Debtors can bring an action pursuant to section 502(d) of the Bankruptcy Code to recoup such Distribution.

         2. TERM OF BANKRUPTCY INJUNCTION OR STAYS
            --------------------------------------

            (a) Debtors' Injunction

         ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND/OR 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE. SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, THE CONFIRMATION ORDER SHALL PERMANENTLY ENJOIN ALL PERSONS, INCLUDING PHARMACIA AND MONSANTO, THAT HAVE HELD, CURRENTLY HOLD OR MAY HOLD A CLAIM, INCLUDING A LEGACY SITE CLAIM, AGAINST OR AN EQUITY INTEREST IN THE DEBTORS FROM TAKING ANY OF THE FOLLOWING ACTIONS BASED ON SUCH CLAIM OR EQUITY INTEREST, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY, CONTRACTUALLY, STATUTORILY OR OTHERWISE, OTHER THAN PHARMACIA'S, MONSANTO'S AND OTHER PARTIES' RIGHTS TO ENFORCE THE TERMS OF THE AMENDED PLAN, THE MONSANTO SETTLEMENT AGREEMENT OR THE PLAN
DOCUMENTS: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY OR ALL OF THE DEBTORS OR THE REORGANIZED DEBTORS, OR THEIR RESPECTIVE PROPERTY OR ASSETS; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY OR ALL OF THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY OR ASSETS; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN AGAINST ANY OR ALL OF THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY OR ASSETS; (D) EXERCISING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY; OR (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS


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

INCONSISTENT WITH THE PROVISIONS OF THE AMENDED PLAN; PROVIDED, HOWEVER, THAT
                                                      --------  -------
THE TERMS OF THIS INJUNCTION SHALL NOT PREVENT THE REORGANIZED DEBTORS, MONSANTO, PHARMACIA, THE PREPETITION INDENTURE TRUSTEE, HOLDERS OF ALLOWED CLAIMS, OR, UNTIL DISSOLVED, THE CREDITORS' COMMITTEE, THE RETIREES' COMMITTEE AND THE EQUITY COMMITTEE FROM ENFORCING THE TERMS OF THE AMENDED PLAN AND TO THE EXTENT THAT SUCH PARTIES ARE PARTIES TO OR ARE BENEFICIARIES OF, THE PLAN DOCUMENTS, THE PLAN DOCUMENTS (OTHER THAN WITH RESPECT TO THE MONSANTO SETTLEMENT AGREEMENT), NOTWITHSTANDING THE FOREGOING, THE REORGANIZED DEBTORS, MONSANTO AND PHARMACIA SHALL NOT BE ENJOINED FROM ENFORCING THE TERMS OF THE MONSANTO SETTLEMENT AGREEMENT; PROVIDED, FURTHER, HOWEVER, THAT TERMS OF THE
                               --------  -------  -------
INJUNCTION SHALL NOT PREVENT THE HOLDERS OF TORT CLAIMS, NRD CLAIMS OR CLAIMS, CAUSES OF ACTION, OR RIGHTS RELATING TO ENVIRONMENTAL LIABILITY ARISING FROM THE RETAINED SITES OR THE SHARED SITES FROM EXERCISING THEIR RIGHTS AGAINST REORGANIZED SOLUTIA WITH RESPECT THERETO.

            (b) Monsanto/Pharmacia Injunction

         SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, AND BASED ON THE MONSANTO CONTRIBUTION AND THE PHARMACIA CONTRIBUTION, THE CONFIRMATION ORDER SHALL PERMANENTLY ENJOIN ALL PERSONS, INCLUDING THE PLAINTIFFS (AND ANY MEMBERS OF A CLASS RAISING THE SAME OR SIMILAR CLAIMS) IN THE MATTERS ENTITLED WALKER V. MONSANTO COMPANY PENSION PLAN, NO. 04-CV-436-DRH, SCHARRINGHAUSEN V. SOLUTIA INC. EMPLOYEES' PENSION PLAN, NO. 3:06CV00099 AND COMPLAINANTS IN LARRY PROBST V. MONSANTO COMPANY AND SOLUTIA, INC, EEOC CHARGE NOS. 280 A 00618 THROUGH 280 A 00652, BUT NOT PHARMACIA AND MONSANTO, THAT HAVE HELD, CURRENTLY HOLD OR MAY HOLD A CLAIM AGAINST PHARMACIA OR MONSANTO RELATING TO ANY OF THE DEBTORS, INCLUDING A LEGACY CLAIM, WHETHER SUCH CLAIM IS REDUCED TO JUDGMENT OR NOT, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NONCONTINGENT, ASSERTED OR UNASSERTED, FIXED OR NOT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, LEGAL OR EQUITABLE, KNOWN OR UNKNOWN, FROM TAKING ANY OF THE FOLLOWING ACTIONS RELATED TO SUCH CLAIM, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY, CONTRACTUALLY, STATUTORILY OR OTHERWISE: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST MONSANTO OR PHARMACIA, THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, PROFESSIONALS, ADVISORS, EMPLOYEE BENEFIT PLANS, OR ANY OF THEIR RESPECTIVE PROPERTY OR ASSETS; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST MONSANTO OR PHARMACIA, THEIR

RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, PROFESSIONALS, ADVISORS, EMPLOYEE BENEFIT PLANS, OR ANY OF THEIR RESPECTIVE PROPERTY OR ASSETS; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN AGAINST MONSANTO OR PHARMACIA, THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, PROFESSIONALS, ADVISORS, EMPLOYEE BENEFIT PLANS, OR ANY OF THEIR RESPECTIVE PROPERTY OR ASSETS; (D) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO MONSANTO OR PHARMACIA; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE AMENDED PLAN; PROVIDED, HOWEVER,
                                                            --------  -------
THAT THE TERMS OF THIS INJUNCTION SHALL NOT PREVENT THE REORGANIZED DEBTORS, MONSANTO, PHARMACIA, THE PREPETITION INDENTURE TRUSTEE, HOLDERS OF ALLOWED CLAIMS, OR, UNTIL DISSOLVED, THE CREDITORS' COMMITTEE, THE RETIREES' COMMITTEE AND THE EQUITY COMMITTEE FROM ENFORCING THE TERMS OF THE AMENDED PLAN AND TO THE EXTENT THAT SUCH PARTIES ARE PARTIES TO, OR ARE BENEFICIARIES OF, THE PLAN DOCUMENTS, THE PLAN DOCUMENTS (OTHER THAN WITH RESPECT TO THE MONSANTO SETTLEMENT AGREEMENT), NOTWITHSTANDING THE FOREGOING, THE REORGANIZED DEBTORS, MONSANTO AND PHARMACIA SHALL NOT BE ENJOINED FROM ENFORCING THE TERMS OF THE MONSANTO SETTLEMENT AGREEMENT; PROVIDED, FURTHER, HOWEVER, THAT TERMS OF THIS
                               --------  -------  -------
INJUNCTION SHALL NOT PREVENT (X) THE HOLDERS OF TORT CLAIMS, NRD CLAIMS, CLAIMS, CAUSES OF ACTION, OR RIGHTS RELATING TO ENVIRONMENTAL LIABILITY FROM EXERCISING THEIR RIGHTS AGAINST MONSANTO, PHARMACIA OR ANY OF THEIR RESPECTIVE AFFILIATES WITH RESPECT THERETO, OR (Y) ANY PARTY FROM ASSERTING ANY CAUSE OF ACTION AGAINST MONSANTO OR PHARMACIA OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING IN TORT FOR PERSONAL INJURY OR PROPERTY DAMAGE ARISING FROM THE EXPOSURE TO CHEMICALS OR OTHER SUBSTANCES.

         3. RELEASES
            --------

            (a) Releases By The Debtors

         AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTORS, THEIR ESTATES AND THE REORGANIZED DEBTORS WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN

OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, THE CHAPTER 11 CASES, THE AMENDED PLAN, OR THE DISCLOSURE STATEMENT, INCLUDING ANY SUCH CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES ARISING OUT OF OR IN CONNECTION WITH RELEASE OF HAZARDOUS SUBSTANCES, OTHER TYPES OF CONTAMINATION OR OTHER ENVIRONMENTAL MATTERS (INCLUDING CLAIMS UNDER CERCLA OR SIMILAR ENVIRONMENTAL LAWS) ARISING OUT OF OR IN CONNECTION WITH ANY ASSETS TRANSFERRED OR DEBTS, LIABILITIES, GUARANTEES, ASSURANCES, COMMITMENTS OR OBLIGATIONS ASSUMED PURSUANT TO THE DISTRIBUTION AGREEMENT OR OTHER TRANSACTIONS OCCURRING IN CONNECTION WITH THE DISTRIBUTION AGREEMENT, AND THAT COULD HAVE BEEN ASSERTED AT ANY TIME, PAST OR PRESENT OR FUTURE BY OR ON BEHALF OF THE DEBTORS, OR THEIR ESTATES AGAINST (I) THE CURRENT OR FORMER REPRESENTATIVES, DIRECTORS, AND OFFICERS OF THE DEBTORS AND THE DEBTORS' AGENTS, ADVISORS AND PROFESSIONALS, IN EACH CASE IN THEIR CAPACITY AS SUCH, (II) THE CURRENT AND FORMER MEMBERS OF THE CREDITORS' COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE CREDITORS' COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (III) THE CURRENT AND FORMER MEMBERS OF THE AD HOC TRADE COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE AD HOC TRADE COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (IV) THE CURRENT AND FORMER MEMBERS OF THE AD HOC NOTES COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE AD HOC NOTES COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (V) THE CURRENT AND FORMER MEMBERS OF THE EQUITY COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE EQUITY COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH,
(VI) THE CURRENT AND FORMER MEMBERS OF THE RETIREES' COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE RETIREES' COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (VII) THE PREPETITION INDENTURE TRUSTEE AND THE ADVISORS AND ATTORNEYS FOR THE PREPETITION INDENTURE TRUSTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (VIII) MONSANTO, (IX) PHARMACIA, (X) ANY EMPLOYEE BENEFIT PLANS OF MONSANTO OR PHARMACIA AND (XI) THE RESPECTIVE AFFILIATES AND CURRENT OR FORMER REPRESENTATIVES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, DIRECT AND INDIRECT SHAREHOLDERS, ADVISORS, ATTORNEYS AND PROFESSIONALS OF THE FOREGOING, IN EACH CASE IN THEIR CAPACITY AS SUCH; PROVIDED, HOWEVER, THAT THE TERMS OF THIS RELEASE SHALL NOT PREVENT THE REORGANIZED DEBTORS FROM ENFORCING THE TERMS OF THE AMENDED PLAN AND THE PLAN DOCUMENTS; PROVIDED, FURTHER, HOWEVER, THAT WITH RESPECT TO FORMER DIRECTORS AND OFFICERS OF THE DEBTORS, NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO RELEASE SUCH

FORMER DIRECTORS AND OFFICERS FROM CLAIMS FOR FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, CRIMINAL CONDUCT, VIOLATION OF FIDUCIARY DUTY, INCLUDING THE UNAUTHORIZED USE OF CONFIDENTIAL INFORMATION, THAT CAUSES DAMAGES OR FOR PERSONAL GAIN, TO (AND ONLY TO) THE EXTENT SUCH PERSONS ARE NOT EXCULPATED THEREFROM BY ANY PROVISION OF APPLICABLE LAW OR ANY CERTIFICATE OF INCORPORATION OR SIMILAR ORGANIZATIONAL DOCUMENT OF SOLUTIA, REORGANIZED SOLUTIA, ANY OTHER DEBTOR OR ANY OTHER REORGANIZED DEBTOR, OR ULTRA VIRES ACTS.

            (b) Releases By Holders of Claims and Equity Interests

         AS OF THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR EQUITY INTEREST SHALL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS OR EQUITY INTERESTS, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES, WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE RELATING TO THE DEBTORS, THE CHAPTER 11 CASES, THE AMENDED PLAN, THE DISCLOSURE STATEMENT OR ANY EMPLOYEE BENEFIT PLANS ADMINISTERED BY OR ON BEHALF OF SOLUTIA, OR ANY LEGACY CLAIM OR LEGACY SITE CLAIMS OR OTHER OBLIGATIONS ASSUMED BY SOLUTIA UNDER THE DISTRIBUTION AGREEMENT, BUT NOT INCLUDING CLAIMS FOR ENVIRONMENTAL LIABILITY WHICH ARE RELATED TO RETAINED SITES OR SHARED SITES, AGAINST (I) THE CURRENT OR FORMER REPRESENTATIVES, DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS, (II) THE DEBTORS' AGENTS, ADVISORS AND PROFESSIONALS, IN EACH CASE IN THEIR CAPACITY AS SUCH, (III) THE CURRENT AND FORMER MEMBERS OF THE CREDITORS' COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE CREDITORS' COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (IV) THE CURRENT AND FORMER MEMBERS OF THE AD HOC TRADE COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE AD HOC TRADE COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (V) THE CURRENT AND FORMER MEMBERS OF THE AD HOC NOTES COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE AD HOC NOTES COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (VI) THE CURRENT AND FORMER MEMBERS OF THE EQUITY COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE EQUITY COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH,
(VII) THE CURRENT AND FORMER MEMBERS OF THE RETIREES' COMMITTEE AND THE ADVISORS AND ATTORNEYS FOR THE RETIREES' COMMITTEE AND ITS CURRENT AND FORMER MEMBERS, IN EACH CASE IN THEIR CAPACITY AS SUCH, (VIII) THE PREPETITION INDENTURE TRUSTEE AND THE ADVISORS AND ATTORNEYS FOR THE PREPETITION INDENTURE TRUSTEE, IN EACH

CASE IN THEIR CAPACITY AS SUCH, (IX) MONSANTO, (X) PHARMACIA AND (XI) THE RESPECTIVE AFFILIATES AND CURRENT OR FORMER REPRESENTATIVES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, DIRECT AND INDIRECT SHAREHOLDERS, ADVISORS, EMPLOYEE BENEFIT PLANS, ATTORNEYS AND PROFESSIONALS OF THE FOREGOING, IN EACH CASE IN THEIR CAPACITY AS SUCH. NOTWITHSTANDING THE FOREGOING, (X) THE HOLDERS OF TORT CLAIMS SHALL NOT BE DEEMED TO RELEASE THE DEBTORS OR ANY OF THEIR RESPECTIVE AFFILIATES ON ACCOUNT OF ANY LIABILITY ARISING FROM OR RELATED TO THE TORT CLAIMS AND (Y) THE HOLDERS OF TORT CLAIMS AND THE HOLDERS OF LEGACY SITE CLAIMS, AS A RESULT OF THE MONSANTO SETTLEMENT AGREEMENT, SHALL NOT BE DEEMED TO RELEASE MONSANTO OR PHARMACIA OR ANY OF THEIR RESPECTIVE AFFILIATES ON ACCOUNT OF ANY LIABILITY ARISING FROM OR RELATED TO THE TORT CLAIMS, OR MONSANTO OR PHARMACIA ON ACCOUNT OF THE LEGACY SITE CLAIMS. FURTHERMORE, THE HOLDERS OF NRD CLAIMS SHALL NOT BE DEEMED TO RELEASE THE DEBTORS, MONSANTO OR PHARMACIA ON ACCOUNT OF ANY LIABILITY ARISING FROM OR RELATED TO THE NRD CLAIMS. IN ADDITION, AS PROVIDED IN SECTION X.B OF THE AMENDED PLAN, GOVERNMENTAL ENTITIES SHALL NOT BE DEEMED TO RELEASE MONSANTO OR PHARMACIA ON ACCOUNT OF ANY CLAIMS, CAUSES OF ACTION, OR RIGHTS; PROVIDED, HOWEVER, THAT THE TERMS OF THE RELEASE SHALL NOT PREVENT MONSANTO OR
--------  -------
PHARMACIA FROM ENFORCING THE TERMS OF THE AMENDED PLAN AND THE PLAN DOCUMENTS; PROVIDED, FURTHER, HOWEVER, THAT NOTHING IN THIS PARAGRAPH SHALL AFFECT THE
--------  -------  -------
RIGHTS, DEFENSES, OBLIGATIONS OR CLAIMS ARISING BETWEEN MONSANTO AND PHARMACIA, INCLUDING RIGHTS, DEFENSES, OBLIGATIONS OR CLAIMS ARISING FROM OR EXISTING UNDER THE SEPARATION AGREEMENT; PROVIDED, FURTHER STILL, HOWEVER,
                                         --------  ------- -----  -------
THAT WITH RESPECT TO FORMER DIRECTORS AND OFFICERS OF THE DEBTORS, NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO RELEASE SUCH FORMER DIRECTORS AND OFFICERS FROM CLAIMS FOR FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, CRIMINAL CONDUCT, VIOLATION OF FIDUCIARY DUTY, INCLUDING THE UNAUTHORIZED USE OF CONFIDENTIAL INFORMATION, THAT CAUSES DAMAGES OR FOR PERSONAL GAIN, TO (AND ONLY TO) THE EXTENT SUCH PERSONS ARE NOT EXCULPATED THEREFROM BY ANY PROVISION OF APPLICABLE LAW OR ANY CERTIFICATE OF INCORPORATION OR SIMILAR ORGANIZATIONAL DOCUMENT OF SOLUTIA, REORGANIZED SOLUTIA, ANY OTHER DEBTOR OR ANY OTHER REORGANIZED DEBTOR, OR ULTRA VIRES ACTS; AND PROVIDED, EVEN FURTHER
                                                       --------  ---- -------
STILL, HOWEVER, THAT THE TERMS OF THIS RELEASE SHALL NOT APPLY TO CLAIMS FOR
-----  -------
BREACHES OF FIDUCIARY DUTY, AS SUCH TERM IS DEFINED UNDER ERISA, WITH RESPECT TO THE SIP PLAN AGAINST ANY ERISA FIDUCIARIES IF SUCH RELEASE WOULD BE PROHIBITED BY ERISA.

            (c) Retiree Release and Injunction

         AS OF THE EFFECTIVE DATE, THE RETIREES' COMMITTEE, ITS MEMBERS AND PROFESSIONALS, THE RETIREES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, HEIRS, EXECUTORS, ADMINISTRATORS SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RETIREE PARTIES") SHALL HEREBY BE DEEMED TO HAVE RELEASED AND DISCHARGED THE DEBTORS, MONSANTO, PHARMACIA, ANY EMPLOYEE BENEFIT PLANS OF MONSANTO OR PHARMACIA, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, SUCCESSORS, ASSIGNS, REPRESENTATIVES, AGENTS, ADVISORS AND PROFESSIONALS (COLLECTIVELY, THE "RELEASED PARTIES") FROM, AND THE CONFIRMATION ORDER AND THE RETIREE SETTLEMENT AGREEMENT SHALL OPERATE AS AN INJUNCTION AGAINST, THE COMMENCEMENT OR CONTINUATION OF ANY ACTION, THE EMPLOYMENT OF PROCESS, OR ANY ACT TO COLLECT, RECOVER OR OFFSET, ANY "CLAIM" (AS DEFINED IN SECTION 101(5) OF THE BANKRUPTCY CODE) AND ANY "DEBT" (AS THAT TERM IS DEFINED IN SECTION 101(12) OF THE BANKRUPTCY CODE), RELATED TO "RETIREE BENEFITS" (AS DEFINED IN SECTION 1114(A) OF THE BANKRUPTCY CODE), INCLUDING THE PARTIAL RESERVATION OF CLAIMS IN THE CLASS ACTION SETTLEMENT APPROVED BY THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF FLORIDA, PENSACOLA DIVISION, IN SOLUTIA INC. V. FORSBERG, NO. 3:98CV237, WHETHER SUCH CLAIM IS REDUCED TO JUDGMENT OR NOT, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NONCONTINGENT, ASSERTED OR UNASSERTED, FIXED OR NOT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, LEGAL OR EQUITABLE, KNOWN OR UNKNOWN THAT THE RETIREE PARTIES HAD, HAVE OR MAY HAVE AGAINST THE RELEASED PARTIES; PROVIDED, HOWEVER,
                                                            --------  -------
THAT THE FOREGOING SHALL NOT RELEASE AND DISCHARGE (I) THE REORGANIZED DEBTORS FROM THE PERFORMANCE OF THEIR OBLIGATIONS UNDER THE RETIREE SETTLEMENT AGREEMENT OR (II) MONSANTO FROM THE PERFORMANCE OF ITS OBLIGATIONS UNDER THE RETIREE SETTLEMENT AGREEMENT.

         4. EXCULPATION AND LIMITATION OF LIABILITY
            ---------------------------------------

         EXCEPT AS PROVIDED IN THE AMENDED PLAN OR THE CONFIRMATION ORDER, NONE OF THE DEBTORS, MONSANTO, PHARMACIA, THE CREDITORS' COMMITTEE NOR THE CURRENT OR FORMER INDIVIDUAL MEMBERS THEREOF, THE RETIREES' COMMITTEE NOR THE CURRENT INDIVIDUAL MEMBERS THEREOF, THE AD HOC TRADE COMMITTEE NOR THE CURRENT INDIVIDUAL MEMBERS THEREOF, THE AD HOC NOTES COMMITTEE NOR THE CURRENT INDIVIDUAL MEMBERS THEREOF, THE PREPETITION INDENTURE TRUSTEE, THE EQUITY COMMITTEE NOR THE CURRENT INDIVIDUAL MEMBERS THEREOF, NOR ANY OF THEIR RESPECTIVE PRESENT MEMBERS, REPRESENTATIVES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ADVISORS, ATTORNEYS, AFFILIATES OR AGENTS ACTING IN SUCH CAPACITY,

SHALL HAVE OR INCUR ANY LIABILITY TO, OR BE SUBJECT TO ANY RIGHT OF ACTION BY, ANY HOLDER OF A CLAIM, INCLUDING, BUT NOT LIMITED TO, A LEGACY CLAIM, OR AN EQUITY INTEREST, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, DIRECT OR INDIRECT SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE AMENDED PLAN, THE CONSUMMATION OF THE AMENDED PLAN, OR THE ADMINISTRATION OF THE AMENDED PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE AMENDED PLAN, EXCEPT FOR THEIR WILLFUL MISCONDUCT, CRIMINAL CONDUCT, MISUSE OF CONFIDENTIAL INFORMATION THAT CAUSES DAMAGES, FRAUD, ULTRA VIRES ACTS OR GROSS NEGLIGENCE, AND IN ALL RESPECTS SHALL BE ENTITLED TO RELY REASONABLY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE AMENDED PLAN; PROVIDED,
                                                                     --------
HOWEVER, THAT NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHTS, DEFENSES,
-------
OBLIGATIONS OR CLAIMS ARISING BETWEEN MONSANTO AND PHARMACIA; AND PROVIDED,
                                                                  --------
FURTHER, HOWEVER, THAT THE TERMS OF THIS EXCULPATION SHALL NOT APPLY TO CLAIMS
-------  -------
FOR BREACHES OF FIDUCIARY DUTY, AS SUCH TERM IS DEFINED UNDER ERISA, WITH RESPECT TO THE SIP PLAN AGAINST ANY ERISA FIDUCIARIES IF SUCH RELEASE WOULD BE PROHIBITED BY ERISA.

         5. DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS
            -------------------------------------------------------

         EXCEPT AS PROVIDED IN THE AMENDED PLAN, THE PLAN DOCUMENTS OR THE CONFIRMATION ORDER, PURSUANT TO SECTION 1141(D) OF THE BANKRUPTCY CODE, (A) THE RIGHTS AFFORDED UNDER THE AMENDED PLAN AND THE TREATMENT OF ALL CLAIMS, INCLUDING THE LEGACY SITE CLAIMS, AND EQUITY INTERESTS SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION, DISCHARGE AND RELEASE OF SUCH CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON SUCH CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST ANY DEBTOR OR ANY OF THEIR ASSETS OR PROPERTIES, (B) ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AND EQUITY INTERESTS IN, ANY DEBTOR SHALL BE SATISFIED, DISCHARGED AND RELEASED IN FULL AND (C) ALL PERSONS AND ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE REORGANIZED DEBTORS AND THEIR RESPECTIVE SUCCESSORS OR THEIR ASSETS OR PROPERTIES ANY OTHER OR FURTHER SUCH CLAIMS OR EQUITY INTERESTS BASED UPON ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED PRIOR TO THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT THE
                                                  --------  -------
REORGANIZED DEBTORS SHALL NOT RECEIVE A DISCHARGE, RELEASE OR SATISFACTION FROM TORT CLAIMS, NRD CLAIMS OR ANY ENVIRONMENTAL LIABILITY OR ENVIRONMENTAL LIABILITY COSTS RELATED TO THE RETAINED SITES OR THE SHARED SITES; PROVIDED,
                                                                   --------

FURTHER, HOWEVER, THAT NOTHING IN THE AMENDED PLAN SHALL DISCHARGE, RELEASE OR
-------  -------
SATISFY ANY LIABILITIES TO A GOVERNMENTAL ENTITY OF THE DEBTORS, OR REORGANIZED DEBTORS, AS THE CASE MAY BE, ARISING AFTER THE CONFIRMATION DATE OR THAT IS NOT OTHERWISE A CLAIM WITHIN THE MEANING OF SECTION 101(5) OF THE BANKRUPTCY CODE, NOR SHALL THE AMENDED PLAN PRECLUDE A GOVERNMENTAL ENTITY FROM ASSERTING ANY SUCH LIABILITIES AGAINST THE REORGANIZED DEBTORS AND NOTHING IN THE AMENDED PLAN SHALL DISCHARGE, RELEASE OR SATISFY ANY LIABILITY TO A GOVERNMENTAL ENTITY UNDER APPLICABLE ENVIRONMENTAL LAWS THAT A REORGANIZED DEBTOR OR ANY OTHER PERSON OR ENTITY MAY HAVE AS THE OWNER OR OPERATOR OF REAL PROPERTY ON AND AFTER THE CONFIRMATION DATE; PROVIDED,
                                                              --------
FURTHER STILL, HOWEVER, THAT NOTHING IN THE AMENDED PLAN SHALL ADVERSELY
------- -----  -------
AFFECT IN ANY WAY THE RIGHTS AND REMEDIES OF THE UNITED STATES WITH RESPECT TO THE ANNISTON PARTIAL CONSENT DECREE (C.V. -01-PT-0749-E, EFFECTIVE AUGUST 4,
2003), NOR SHALL ANYTHING IN THE AMENDED PLAN DIVEST OR LIMIT THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ALABAMA OVER SUCH ANNISTON PARTIAL CONSENT DECREE, WHICH SHALL SURVIVE THE CHAPTER 11 CASES AND MAY BE ENFORCED IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ALABAMA AND NOTHING IN THE AMENDED PLAN SHALL ADVERSELY AFFECT IN ANY WAY THE RIGHTS AND REMEDIES OF THE UNITED STATES WITH RESPECT TO THE ADMINISTRATIVE ORDERS RELATING TO THE SAUGET, ILLINOIS AREA 1 AND AREA 2 SITES, V-W-99-C-554, EFFECTIVE JANUARY 21, 1999; V-W-99-C-554, ISSUED MAY 31, 2000; V-W-01-C-622, EFFECTIVE NOVEMBER 24, 2000; AND V-W-02-C-716, ISSUED
SEPTEMBER 30, 2002), WHICH SHALL SURVIVE THE CHAPTER 11 CASES AND MAY BE ENFORCED IN ANY TRIBUNAL WITH JURISDICTION.

         6. ASSUMPTION OF THE ACE INSURANCE PROGRAM AND THE TREATMENT OF THE
            ----------------------------------------------------------------
            ACE COMPANIES' CLAIMS
            ---------------------

         Pursuant to the ACE Insurance Program, the ACE Companies have provided and continue to provide, inter alia, insurance coverage to one or more of the Debtors, their respective affiliates and/or predecessors including, but not limited to, Monsanto, for specified periods, for general liability, workers' compensation, automobile liability and pollution liability, and the Debtors are required to, inter alia, pay and reimburse the ACE Companies for deductible and other obligations, all subject to the terms and conditions of and as more particularly described in the ACE Insurance Program. The Debtors' obligations under the ACE Insurance Program are secured by, inter alia, letters of credit, paid loss deposit funds and retention reimbursement funds.

         The ACE Insurance Program is necessary and essential to the Debtors' and Reorganized Debtors' businesses, and assumption is in the best interests of the Debtors and Reorganized Debtors. The Debtors and the ACE Companies have negotiated the ACE Settlement Agreement which will be filed with the Bankruptcy Court and which will be subject to approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.

         The ACE Settlement Agreement shall contain each of the following material terms:

         Notwithstanding anything to the contrary in the Amended Plan or the Confirmation Order:

         On the Effective Date, the Debtors and the Reorganized Debtors shall assume the ACE Insurance Program. The ACE Insurance Program will survive and remain unaffected by the Amended Plan or Confirmation Order.

         Upon entry of an Order of the Bankruptcy Court approving the ACE Settlement Agreement, the ACE Companies shall have relief from the automatic stay to apply the funds which the ACE Companies hold in the amount of $813,800 to the balance of $1,238,119.31 which is due and owing by the Debtors under the OCIP Agreement.

         Within 15 days of the Effective Date, the Reorganized Debtors shall:
(i) pay to the ACE Companies a cure claim with respect to the assumption of the OCIP Agreement in the amount of $424,319.31 (the "OCIP Cure Claim"), (ii) pay to ESIS a cure claim with respect to the assumption of the ESIS Agreements in the amount of $8.25, as of June 30, 2007 (the "ESIS Cure Claim"), (iii) cure all other defaults (together with the OCIP Cure Claim and the ESIS Cure Claim, the "ACE Cure Claim") under the ACE Insurance Program, (iv) compensate the ACE Companies for any actual pecuniary loss resulting from such defaults, and (v) provide adequate assurance of future performance under the ACE Insurance Program.

         If (i) the Effective Date occurs prior to April 1, 2008, (ii) the ACE Cure Claim has been paid in full, and (iii) a Final Order approving the ACE Settlement Agreement has been entered (the "conditions"), then ACE will permit a reduction of $3,500,000 in the outstanding amount of letters of credit securing the ACE Insurance Program. If the conditions have not been satisfied in full (time being of the essence), then ACE will adjust the amount of collateral in the ordinary course under the ACE Insurance Program without any commitment by ACE to reduce such amount.

         The Reorganized Debtors shall be liable for all of the Debtors' obligations under the ACE Insurance Program including, without limitation, the duty to continue to provide collateral and security as required by the ACE Insurance Program.

         The ACE Insurance Program shall not be amended, modified, waived or impaired in any respect by the Monsanto Settlement Agreement or otherwise without the prior written agreement of the ACE Companies.

         The claims of the ACE Companies arising under the ACE Insurance Program shall not be discharged, shall be Allowed Administrative Expense Claims, and shall be payable by the Debtors (or after the Effective Date, the Reorganized Debtors) in the ordinary course of their businesses pursuant to the terms and conditions of the ACE Insurance Program (except that the ACE Cure Claim shall be paid in full on or before the Effective Date). The ACE Companies shall not be required to file or serve a request for payment of any Administrative Expense Claim and shall not be subject to the Administrative Expense Claim Bar Date.

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

         The Amended Plan or the confirmation of the Amended Plan shall not:
(i) preclude or limit the rights of the ACE Companies to contest and/or litigate with any person or entity, including the Debtors and/or the Reorganized Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable policy; (ii) permit the Holder of an Insured Claim to recover the same amounts from the insurers and any other person or entity, including the Debtors or the Reorganized Debtors; (iii) alter the ACE Companies' rights and obligations under the ACE Insurance Program or modify the coverage provided thereunder; (iv) alter the rights and obligations of the Debtors (or on or after the Effective Date, the Reorganized Debtors) under the ACE Insurance Program, including any duty of the Debtors (or on or after the Effective Date, the Reorganized Debtors) to defend, at their own expense, against claims asserted under the Policies; or (v) discharge, release or relieve the Debtors (or on or after the Effective Date, the Reorganized Debtors) from any debt or other liability under the ACE Insurance Program.

         The ACE Companies shall withdraw any and all proofs of claim which they filed against the Debtors following the occurrence of: (i) entry of a Final Order approving the ACE Settlement Agreement; (ii) entry of a Final Order approving the Amended Plan containing terms regarding ACE Settlement Agreement acceptable to the ACE Companies; (iii) the Effective Date; and (iv) payment in full by the Debtors of the ACE Cure Claim.

         To the extent of any inconsistency between the ACE Settlement Agreement and the Amended Plan, the Disclosure Statement, the Confirmation Order or any other document, agreement or order, the terms of the ACE Settlement Agreement will control.

         The ACE Companies shall reserve their right to object to the Amended Plan or otherwise participate in the Debtors' bankruptcy case.

                                    XIII.
                   SECURITIES LAW TREATMENT OF THE OFFER AND
                   -----------------------------------------
         SALE OF WARRANTS AND NEW COMMON STOCK UNDER THE AMENDED PLAN
         ------------------------------------------------------------

         1. NEW COMMON STOCK ISSUED IN RELIANCE ON SECTION 1145 OF THE
            ----------------------------------------------------------
            BANKRUPTCY CODE
            ---------------

         Under the Amended Plan, (i) shares of Solutia's New Common Stock will be distributed to certain creditors and shareholders, and (ii) warrants to purchase up to 4,481,250 shares in the aggregate of Solutia's New Common Stock will be issued to Holders of common stock in Solutia.

         Solutia will rely on Section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of such New Common Stock and warrants to purchase New Common Stock. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied.
Section 1145(a)(2) of the Bankruptcy Code exempts the offer and sale of securities pursuant to securities issued under 1145(a)(1) of the Bankruptcy Code, such as the Warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless, the recipient is an "underwriter" with respect to those


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

securities. Section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who:

     o purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

     o offers to sell securities offered under a plan of reorganization for the holders of those securities;

     o offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

     o is an issuer with respect to the securities, as the term "issuer" is defined in Section 2(a)(11) of the Securities Act.

To the extent that persons who receive New Common Stock are deemed to be "underwriters", resales by those persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell New Common Stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.

You should confer with your own legal advisors to help determine whether or not you are an "underwriter".

         2. NEW COMMON STOCK ISSUED PURSUANT TO THE RIGHTS OFFERINGS
            --------------------------------------------------------

         New Common Stock issued in the Equity Purchase and the Rights Offering are expected to be registered under the Securities Act and therefore freely tradeable unless the recipient is an affiliate of Reorganized Solutia.

         3. NEW COMMON STOCK ISSUED TO THE BACKSTOP PURCHASERS AND MONSANTO
            ---------------------------------------------------------------

         The Backstop Parties have agreed, pursuant to a commitment agreement, to purchase those shares not subscribed to in the Rights Offering. The issuance of New Common Stock to the Backstop Parties will be exempt from registration requirements pursuant to Section 4(2) of the Securities Act. In addition, Solutia may issue shares of New Common Stock to satisfy Monsanto's claim. Depending on the amount of New Common Stock received by Monsanto, Monsanto could be deemed to be an "affiliate" of Solutia and, in such event, Monsanto could be restricted from selling all of its shares of New Common Stock other than pursuant to an effective registration statement or an exemption of the Securities Act. Therefore, shares issued to the Backstop Parties and Monsanto may not be freely tradeable. In accordance with the terms of certain registration rights agreements, Solutia is required to use a shelf registration statement covering the resale of such New Common Stock by the Backstop Parties and Monsanto. Solutia intends to file the registration statement on Form S-3.

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

         4. RULE 144
            --------

         Under certain circumstances, Holders of New Common Stock deemed to be "underwriters" may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state and foreign securities laws. Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a "brokers transaction" or in a transaction directly with a "market maker" and that notice of the resale be filed with the SEC.

                                     XIV.
                        CERTAIN U.S. FEDERAL INCOME TAX
                        -------------------------------
                       CONSEQUENCES OF THE AMENDED PLAN
                       --------------------------------

         The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Amended Plan to Holders of Allowed Claims, Equity Interests and the Debtors. This summary is based on the IRC, the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. No rulings or determinations of the IRS or any other taxing authorities have been sought or obtained with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

         This discussion does not apply to Holders of Claims and Equity Interests that are not "U.S. persons" (as such phrase is defined in the IRC) and does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to such Holders in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies and regulated investment companies and those holding the New Common Stock as part of a hedge, straddle, conversion or constructive sale transaction). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed.

         ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF AN ALLOWED CLAIM. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE,


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

LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE AMENDED PLAN.

         IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE IRC. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.       CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS
         --------------------------------------------------------------

         1. CONSEQUENCES TO HOLDERS OF SECURED CLAIMS
            -----------------------------------------

         The following discussion assumes that each Holder of an Allowed Secured Claim holds such claim as a "capital asset" within the meaning of
Section 1221 of the IRC. Pursuant to the Amended Plan, each Allowed Secured Claim, at the election of the applicable Debtor, may be (i) Reinstated, (ii) paid in full in Cash (including post-petition interest), (iii) satisfied by the applicable Debtor's surrender of the collateral securing such Allowed Secured Claim, (iv) offset against, and to the extent of, the applicable Debtor's claims against the Holder or (v) otherwise rendered unimpaired. If an Allowed Secured Claim is Reinstated, the Holder of such Claim should not recognize gain or loss except to the extent that collateral securing such Claim is changed, and the change in collateral constitutes a "significant modification" of the Allowed Secured Claim within the meaning of Treasury Regulations promulgated under Section 1001 of the IRC. If an Allowed Secured Claim is paid in full in Cash, the Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss to the extent that the Holder has held the debt instrument underlying its claim for more than one year) in an amount equal to the amount of Cash received over the Holder's adjusted basis in the debt instruments underlying its Allowed Secured Claim. To the extent that a portion of the Cash received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder may recognize ordinary interest income. See "Accrued Interest" below.

         If a Holder of an Allowed Secured Claim exchanges its Claim for the collateral securing such Claim, or for Cash in an amount equal to the proceeds actually realized from the sale of such collateral, the exchange should be treated as a taxable exchange under Section 1001 of the IRC. The Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss if the Holder has held the debt instrument underlying its Claim for more than one year) equal to the difference between (i) the fair market value of the collateral received (or, as the case may be, the amount of Cash received from the sale of such collateral), and (ii) the Holder's adjusted tax basis in the debt instrument constituting its Claim. To the extent that a portion of the collateral received (or, as the case may be, the amount of Cash received from the

                                     140

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

sale of such collateral) in the exchange is allocable to accrued interest that has not already been taken into income by the Holder, the Holder may recognize ordinary interest income. See "Accrued Interest," below. If, on the Effective Date, the Holder receives the collateral (rather than Cash) in exchange for its Claim, the Holder's tax basis in the collateral should be equal to the fair market value of the collateral on the Effective Date, and the Holder's holding period in the collateral should begin on the day following the Effective Date.

         2. CONSEQUENCES TO HOLDERS OF SENIOR SECURED NOTE CLAIMS
            -----------------------------------------------------

         The following discussion assumes that each Holder of an Allowed Senior Secured Note Claim holds such claim as a "capital asset" within the meaning of Section 1221 of the IRC. Pursuant to the Amended Plan, Holder of an Allowed Senior Secured Note Claim will receive (i) on account of the secured amount of each Allowed Senior Secured Note Claim, the full amount in Cash and
(ii) on account of the unsecured amount of each Allowed Senior Secured Note claim, at the option of Solutia, either (A) the full amount in Cash or (B) New Common Stock on a Pro Rata basis, inclusive of the General Unsecured Claims and the Noteholder Claims. If a Holder of an Allowed Senior Secured Note Claim receives Cash in full satisfaction of its Claim, the satisfaction of an Allowed Senior Secured Note Claim for Cash should be treated as a taxable exchange under Section 1001 of the IRC. The Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss if the Holder has held the debt instrument underlying its Claim for more than one year) equal to the difference between (x) the amount of Cash received and (y) the Holder's adjusted tax basis in the debt instrument underlying its Claim. Holders that receive New Common Stock in respect of the unsecured portion of their Allowed Senior Secured Note Claims should refer to the discussion under the heading "Consequences to Holders of Noteholder Claims and General Unsecured Claims," below and should consult their own tax advisors with respect to the effect of the receipt of the New Common Stock in their particular circumstances.

         To the extent that the Cash received in the exchange is allocable to accrued interest that has not already been taken into income by the Holder, the Holder may recognize ordinary interest income. See "Accrued Interest" below. If any amount received by a Holder of an Allowed Senior Secured Note Claim is attributable to a prepayment penalty or similar payment by Solutia, the treatment of that payment is unclear. Holders should consult their own tax advisors with respect to whether any amount received under the Amended Plan is attributable to a prepayment penalty or similar payment and the treatment of such payment.

         3. CONSEQUENCES TO HOLDERS OF CPFILMS CLAIMS
            -----------------------------------------

         The following discussion assumes that each Holder of an Allowed CPFilms Claim holds such claim as a "capital asset" within the meaning of
Section 1221 of the IRC. Pursuant to the Amended Plan, each Allowed CPFilms Claim will be paid in Cash in the amount of the Allowed CPFilms Claim plus simple interest at a rate of 8% per annum. The receipt of Cash by the Holder of an Allowed CPFilms Claim in the amount of such Claim should be treated as a taxable exchange under Section 1001 of the IRC. The Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss if the Holder has held the debt underlying its

Claim for more than one year) equal to the difference between (x) the amount of Cash received and (y) the Holder's adjusted tax basis in the debt instrument underlying its Claim. To the extent that any Cash received in the exchange is allocable to accrued interest that has not already been taken into income by the Holder, the Holder may recognize ordinary interest income. See "Accrued Interest" below.

         4. CONSEQUENCES TO HOLDERS OF NOTEHOLDER CLAIMS AND GENERAL UNSECURED
            ------------------------------------------------------------------
            CLAIMS
            ------

         Pursuant to the Amended Plan, each Holder of an Allowed Noteholder Claim shall receive, on account of such Allowed Claim (a) its Pro Rata share of the shares of New Common Stock in the Stock Pool, (b) its Pro Rata share of 2% of the New Common Stock, which will not be diluted on account of the Rights Offering and (c) the right to participate in the Rights Offering, subject to certain conditions specified in the Rights Offering Procedures. Pursuant to the Amended Plan, each Holder of an Allowed General Unsecured Claim shall receive, on account of such Allowed Claim (A) its Pro Rata share of the shares of New Common Stock in the Stock Pool, and (B) the right to participate in the Rights Offering, subject to certain conditions specified in the Rights Offering Procedures. In addition, pursuant to the Claim Transfer Option, each Eligible Claim Transfer Holder may elect to sell its General Unsecured Claim to Eligible Claim Transfer Shareholders. The following discussion assumes that
(i) each Holder of an Allowed Noteholder Claim or an Allowed General Unsecured Claim holds its Claim as a "capital asset" within the meaning of Section 1221 of the IRC and (ii) the obligation underlying each Allowed Noteholder Claim and Allowed General Unsecured Claim is properly treated as debt (rather than equity) of the applicable Debtor.

            (a) Exchange of Allowed Noteholder Claims and Allowed General
                Unsecured Claims for New Common Stock

         Whether a Holder of an Allowed Noteholder Claim or an Allowed General Unsecured Claim recognizes gain or loss as a result of the exchange of its Claim for New Common Stock depends on whether (a) the exchange qualifies as a tax-free recapitalization, which in turn depends on whether the debt underlying the Allowed Noteholder Claim or the Allowed General Unsecured Claim surrendered is treated as a "security" for the reorganization provisions of the IRC, (b) the Holder has previously included in income any accrued but unpaid interest with respect to the Allowed Noteholder Claim or the Allowed General Unsecured Claim, (c) the Holder has claimed a bad debt deduction or worthless security deduction with respect to such Allowed Noteholder Claim or such General Unsecured Claim and (d) the Holder uses the accrual or cash method of accounting for tax purposes.

                (i) Treatment of a Debt Instrument as a "Security"

         Whether a debt instrument constitutes a "security" for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U. S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the


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

obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. Each Holder of an Allowed Noteholder Claim or an Allowed General Unsecured Claim should consult with its own tax advisor to determine whether or not the debt underlying its Allowed Noteholder Claim or its Allowed General Unsecured Claim is a "security" for U.S. federal income tax purposes.

                (ii) Treatment of a Holder of an Allowed Noteholder
                     Claim or a General Unsecured Claim if the Exchange of Its Claim Is Treated as a Reorganization

         If a debt instrument constituting a surrendered Allowed Noteholder Claim or an Allowed General Unsecured Claim is treated as a "security" for U.S. federal income tax purposes, the exchange of a Holder's Allowed Noteholder Claim or Allowed General Unsecured Claim for the shares of New Common Stock and the right to participate in the Rights Offering should be treated as a recapitalization, and therefore a reorganization, under the IRC. A Holder of a surrendered Allowed Noteholder Claim or an Allowed General Unsecured Claim may recognize gain, but not loss, on the exchange. Specifically, the Holder may recognize (a) capital gain, subject to the "market discount" rules discussed below, to the extent of the lesser of (i)
                                                              ------
the amount of gain realized from the exchange or (ii) the amount of "other
                                              --
property" (i.e., property that is not a "security" for U.S. federal income tax purposes and "securities" to the extent that the principal amount of securities received exceeds the principal amount of securities surrendered) received, if any, and (b) ordinary interest income to the extent that the shares of New Common Stock and the right to participate in the Rights Offering are treated as received in satisfaction of accrued but untaxed interest on the debt instrument underlying the Allowed Noteholder Claim or the Allowed General Unsecured Claim (see "Accrued Interest" discussion below). In such case, a Holder's tax basis in its shares of New Common Stock and any securities received should be equal to the tax basis of the obligation constituting the Allowed Noteholder Claim or the Allowed General Unsecured Claim surrendered therefor (increased by the amount of any gain recognized and decreased by the fair market value of "other property" received, if any), and a Holder's holding period for its shares of New Common Stock not acquired through the Rights Offering should include the holding period for the obligation constituting the surrendered Allowed Noteholder Claim or the Allowed General Unsecured Claim; provided that the tax basis of any share of New Common Stock
                 --------
treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, and the holding period for such share of New Common Stock should not include the holding period of the debt instrument constituting the surrendered Allowed Noteholder Claim or the Allowed General Unsecured Claim.

                (iii) Treatment of a Holder of an Allowed Noteholder
                      Claim or an Allowed General Unsecured Claim if the Exchange of its Claim Is Not Treated as a
                      Reorganization

         If a debt instrument constituting a surrendered Allowed Noteholder Claim or an Allowed General Unsecured Claim is not treated as a security, a
                                               ---
Holder of such a Claim should be treated as exchanging its Allowed Noteholder Claim or an Allowed General Unsecured Claim for shares of New Common Stock and, possibly, the value, if any, of the right to participate in the Rights

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

Offering in a fully taxable exchange. A Holder of an Allowed Noteholder Claim or an Allowed General Unsecured Claim who is subject to this treatment should recognize gain or loss equal to the difference between (i) the fair market value of the shares of New Common Stock it receives and, possibly, the value, if any, of the right to participate in the Rights Offering that is not allocable to accrued interest, and (ii) the Holder's adjusted tax basis in the obligation constituting the surrendered Allowed Noteholder Claim or the Allowed General Unsecured Claim. Such gain or loss should be capital in nature (subject to the "market discount" rules described below) and should be long-term capital gain or loss if the debts constituting the surrendered Allowed Noteholder Claim or the Allowed General Unsecured Claim were held for more than one year. To the extent that a Holder also receives Cash in respect of dividends paid while such stock was held in reserve, the treatment of that Cash is unclear. To the extent that a portion of the shares of New Common Stock and, possibly, the value, if any, of the right to participate in the Rights Offering received in the exchange is allocable to accrued but untaxed interest, the Holder may recognize ordinary interest income. See "Accrued Interest" below. A Holder's tax basis in the shares of New Common Stock received on the Effective Date should equal the fair market value of the shares of New Common Stock as of the Effective Date. A Holder's holding period for its shares of New Common Stock received on the Effective Date should begin on the day following the Effective Date. Each Holder should consult its own tax advisor on the basis, holding period and other tax implications of receiving New Common Stock after the Effective Date.

            (b) The Rights

         The tax treatment of an Eligible Holder that receives Rights is unclear. The issuance of, and the exercise of or failure to exercise, the Rights could be treated as an integrated transaction for U.S. federal income tax purposes and not as a transaction that is integrated with any of the exchanges described herein. If so treated, an Eligible Holder that exercises a Right could be treated as directly exchanging the subscription price for New Common Stock allocable to such Right in an exchange in which the Eligible Holder recognizes no gain or loss. The Eligible Holder would then have a tax basis in the New Common Stock received upon exercise of the Rights equal to the subscription price paid therefor.

         The issuance of the Rights could be treated for U.S. federal income tax purposes as a distribution of an independent piece of property under the Amended Plan. If so treated, the U.S. federal income tax treatment of the receipt of the Right will depend on whether the Right qualifies as a "security". See "Treatment of a Debt Instrument as a `Security'" above. Treasury Regulations generally treat the right to acquire stock of the issuer as a security with a zero principal amount for purposes of the reorganization provisions of the IRC. It is unclear whether the Rights will qualify as "stock rights" described in these provisions. The aggregate tax basis in the consideration received would equal the aggregate adjusted tax basis in the Allowed Claims surrendered in the exchange, increased by the amount of gain otherwise recognized and reduced by the amount of any cash received in connection with the reorganization. The holding period of the Rights would include the holding period of the surrendered Allowed Claims. If the Rights are treated as securities for tax purposes and receipt of a Right is treated as a part of a reorganization (i.e., the Right is received in exchange for a security) then the Holder of a Claim would not recognize gain or loss on receipt of the Right. If the Rights are not treated as securities for tax purposes, or the receipt of a Right is not treated as part of a reorganization, then the value of the Rights (if any) will be treated as other property giving rise to the tax treatment described below.

If the distribution of Rights to Holders of Allowed Noteholder Claims and General Unsecured Claims is not treated as part of a "reorganization" for U.S. federal income tax purposes, it should be treated as part of a taxable exchange. If the distribution of the Rights to Holders of Allowed Noteholder Claims and General Unsecured Claims is treated as a taxable exchange, then each such Holder will recognize gain or loss in an amount equal to the excess of (i) the fair market value of the consideration received by such Holder under the Amended Plan (including New Common Stock and Rights), over (ii) the Holder's tax basis in its claim. Any such gain will be capital gain and will be long-term capital gain if the Holder's holding period for its claim was more than one year on the date of the exchange. In such case, the aggregate tax basis of the Rights received would be the fair market value of the Rights on the date of the exchange, and the holding period for the Rights would begin on the day after the exchange.

         If a Holder of Allowed Noteholder Claims or Allowed General Unsecured Claims allows the Rights received under the Amended Plan to expire, it should recognize capital loss equal to is basis (if any) in such expiring Rights.

            (c) Consequences to Holders of Allowed General Unsecured Claims who
                Elect to Participate in the Claims Transfer Option

         To the extent that any Eligible Claim Transfer Holder elects to sell such claim to the Holder of a Claims Purchase Right prior to the Effective Date, such sale will be treated as a taxable exchange for U.S. federal income tax purposes. Each such Eligible Claim Transfer Holder should recognize gain or loss equal to the difference between (i) the amount of Cash received on account of its Claim, and (ii) the Holder's adjusted tax basis in the obligation constituting the surrendered Allowed General Unsecured Claim. Such gain or loss should be capital in nature (subject to the "market discount" rules described below) and should be long-term capital gain or loss if the debts constituting the surrendered Allowed General Unsecured Claim were held for more than one year.

            (d) Accrued Interest

         To the extent that any amount received by a Holder of a surrendered Allowed Claim under the Amended Plan is attributable to accrued but unpaid interest and such amount has not previously been included in the Holder's gross income, such amount should be taxable to the Holder as ordinary interest income. Conversely, a Holder of a surrendered Allowed Claim may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the debt instruments constituting such Claim was previously included in the Holder's gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

         The extent to which the consideration received by a Holder of a surrendered Allowed Claim will be attributable to accrued interest on the debts constituting the surrendered Allowed Claim is unclear. Certain Treasury Regulations generally treat a payment under a debt instrument first as a payment of accrued and untaxed interest and then as a payment of principal.

Application of this rule to a final payment on a debt instrument being discharged at a discount in bankruptcy is unclear. Pursuant to the Amended Plan, all distributions in respect of any Claim will be allocated first to the principal amount of such Claim, to the extent otherwise permitted and as determined for United States federal income tax purposes, and thereafter to the remaining portion of such Claim, if any. The provisions of the Amended Plan are not binding on the IRS or a court with respect to the appropriate tax treatment for creditors.

            (e) Market Discount

         Under the "market discount" provisions of Sections 1276 through 1278 of the IRC, some or all of any gain realized by a Holder exchanging the debt instruments constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of "market discount" on the debt constituting the surrendered Allowed Claim.

         In general, a debt instrument is considered to have been acquired with "market discount" if its holder's adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding "qualified stated interest" or, (ii) in the case of a debt instrument issued with OID, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

         Any gain recognized by a Holder on the taxable disposition (determined as described above) of debts that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the surrendered debts that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

         5. CONSEQUENCES TO HOLDERS OF LEGACY TORT CLAIMS
            ---------------------------------------------

         In accordance with the Monsanto Settlement, Monsanto is assuming financial responsibility, as between itself and Solutia, for the payment of Legacy Tort Claims. Holders of Legacy Tort Claims should consult their own tax advisors as to the tax consequences to them of any payment received from Monsanto on account of a Legacy Tort Claim.

         6. CONSEQUENCES TO HOLDERS OF SECURITY CLAIMS
            ------------------------------------------

         On the Effective Date, Holders of of Security Claims will receive their Pro Rata share of Distributions provided to Holders of Equity Interests in Solutia in Class 20. Holders of Security Claims, if any, are urged to consult their tax advisors as to the tax consequences of any payment received on account of a Security Claim.

         7. CONSEQUENCES TO HOLDERS OF COMMON STOCK IN SOLUTIA
            --------------------------------------------------

         On the Effective Date, each Holder of shares of common stock in Solutia will receive its Pro Rata share of (a) 1% of New Common Stock (which is not subject to dilution from the Rights Offering), provided that such Holder of common stock in Solutia owns at least 175 shares of common stock in Solutia; (b) 5-year Warrants to purchase 7.5% of the New Common Stock at a strike price of $29.70, provided that such Holder of common stock in Solutia owns at least 24 shares of common stock in Solutia; (c) Equity Purchase Rights to purchase up to 17% of the New Common Stock pursuant to the Equity Purchase, provided that such Holder of common stock in Solutia owns at least 11 shares of common stock in Solutia; and (d) Claim Transfer Rights to purchase, subject to the Eligible Claim Transfer Holders' election described above, General Unsecured Claims of less than $100,000, but more than $2,500 (including the right of such General Unsecured Claims to participate in the Rights Offering) for Cash in an amount equal to 52.35% of the Allowed amount of such General Unsecured Claims provided that such Holder of common stock in Solutia owns at least 107 shares of common stock in Solutia.

                  A. Receipt of New Common Stock, Warrants and Rights

         The exchange of Allowed Equity Interests for New Common Stock, Warrants and Rights should be treated as a "recapitalization," and therefore a reorganization, under the IRC. In general, if an exchange qualifies as a reorganization, a Holder of common stock in Solutia that receives "securities" (as defined above under the heading "Consequences to Holders of Noteholder Claims and General Unsecured Claims-- Exchange of Allowed Noteholder Claims and Allowed General Unsecured Claims for New Common Stock--Treatment of a Debt Instrument as a `Security'") will recognize gain, but not loss, in an amount equal to the principal amount of securities received. For purposes of the reorganization provisions of the IRC, the Warrants should, and although it is unclear, the Rights may, be treated as "securities" with a principal amount of zero. Therefore, an Equity Holder should not recognize gain on its receipt of the Warrants, and possibly the Rights, in exchange for its Equity Interests because the principal amount of securities received will be zero. An Equity Holder should take an aggregate tax basis in the New Common Stock, the Warrants and, if the Rights are treated as "securities", the Rights equal to the tax basis of the Solutia common stock it surrenders. The holding period of the New Common Stock, the Warrants and if the Rights are treated as "securities", the Rights should include the holding period of the Solutia common stock surrendered therefore. If the rights do not qualify as securities for tax purposes, an Equity Holder would be required to recognize gain equal to the lesser of its gain realized and the value (if any) of the Rights. In such case, the Rights would have a tax basis equal to their fair market value and would have a holding period beginning the day after the exchange. An Equity Holder also cannot recognize any loss on the exchange.

                  B. Claims Purchase Rights

         An Equity Holder that exercises its Claims Purchase Rights should be treated as directly transferring the Cash purchase price to an Eligible Claims Transfer Holder in exchange for the Allowed General Unsecured Claims held by such Eligible Claims Transfer Holder. The Holder of the Claims Purchase Rights should have a tax basis in the Allowed General Unsecured Claims equal to the Cash price paid therefor.

         If, however, the Claims Purchase Rights are treated as a separate piece of property received in a reorganization, then an Equity Holder will recognize gain, but not loss, in an amount equal to the value (if any) of the Claims Purchase Right. Under either characterization an Equity Holder that exercises its Claim Purchase Rights for Allowed General Unsecured Claims Such Holder should then be treated as exchanging such Allowed General Unsecured Claim for the consideration paid with respect to the Allowed General Unsecured Claims pursuant to the Amended Plan as described above under "Consequences to Holders of Noteholder Claims and General Unsecured Claims--Exchange of Allowed Noteholder Claims and Allowed General Unsecured Claims for New Common Stock".

         Holders of common stock in Solutia are encouraged to consult their own tax advisors as to the tax effects of the Amended Plan to them.

         8. CONSEQUENCES TO HOLDERS OF RETIREE CLAIMS
            -----------------------------------------

         In accordance with the terms of the Retiree Settlement Agreement, Solutia shall contribute 1.22 million shares of the New Common Stock to a trust established for the benefit of the Retirees. Holders of Retiree Claims should consult their own tax advisors as to the tax consequences to them of the contribution by Solutia to this trust and any distributions from this trust to them.

B.       CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN TO
         -------------------------------------------------------------------
         THE DEBTORS
         -----------

         1. CANCELLATION OF INDEBTEDNESS AND REDUCTION OF TAX ATTRIBUTES
            ------------------------------------------------------------

         As a result of the Amended Plan, including the Monsanto Contribution, the Debtors' aggregate outstanding indebtedness will be substantially reduced. In general, absent an exception, a debtor will recognize cancellation of debt income ("CODI") upon discharge of its outstanding indebtedness for an amount less than its adjusted issue price. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness discharged, over
(b) the sum of the issue price of any new indebtedness of the taxpayer issued, the amount of cash paid and the fair market value of any other consideration, including stock of the Debtor(s), given in exchange for such indebtedness at the time of the exchange.

         A debtor is not, however, required to include any amount of CODI in gross income if such debtor is under the jurisdiction of a court in a chapter 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding. Instead, as a price for the exclusion of CODI under the foregoing rule, Section 108 of the IRC requires the debtor to reduce (as of the first day of the taxable year following the year of the debt discharge) its tax attributes by the amount of CODI which it excluded from gross income. As a general rule, tax attributes will be reduced in the following order: (a) net operating losses ("NOLs"), (b) most tax credits, (c) capital loss carryovers,
(d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject), and (e) foreign tax credits. A debtor with CODI may elect first to reduce the basis of its depreciable assets under Section 108(b)(5) of the IRC.

         The amount of CODI (and, accordingly, the amount of tax attributes required to be reduced), will depend, inter alia, on the fair market value of New Common Stock to be issued.

This value cannot be known with certainty until after the Effective Date. Thus, although it is expected that a reduction of tax attributes will be required, the exact amount of such reduction cannot be predicted with certainty.

         Any required reduction in tax attributes of a member of a consolidated group applies first to any tax attributes attributable to the debtor realizing the CODI at issue. To the extent the debtor reduces its tax basis in the stock of another member of the consolidated group (which basis may not be reduced below zero), such other member is required to reduce its tax attributes by an equivalent amount.

         2. LIMITATION OF NET OPERATING LOSS CARRYOVERS AND OTHER TAX
            ---------------------------------------------------------
            ATTRIBUTES
            ----------

         Section 382 of the IRC generally imposes an annual limitation on a corporation's use of its net operating losses ("NOLs") (and may limit a
                                                ----
corporation's use of certain built-in losses if such built-in losses are recognized within a five-year period following an ownership change) if a corporation undergoes an "ownership change." This discussion describes the limitation determined under Section 382 of the IRC in the case of an "ownership change" as the "Section 382 Limitation." The annual Section 382 Limitation on the use of pre-change losses (the NOLs and built-in losses recognized within the five year post-ownership change period) in any "post change year" is generally equal to the product of the fair market value of the loss corporation's outstanding stock immediately before the ownership change multiplied by the long term tax-exempt rate in effect for the month in which the ownership change occurs. The long-term tax-exempt rate is published monthly by the IRS and is intended to reflect current interest rates on long-term tax-exempt debt obligations. Section 383 of the IRC applies a similar limitation to capital loss carryforward and tax credits. As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

         In general, an ownership change occurs when the percentage of the corporation's stock owned by certain "5 percent shareholders" increases by more than 50 percentage points in the aggregate over the lowest percentage owned by those shareholders at any time during the applicable "testing period" (generally, the shorter of (a) the 36-month period preceding the testing date or (b) the period of time since the most recent ownership change of the corporation). A "5 percent shareholder" for this purpose includes, generally, an individual or entity that directly or indirectly owns 5% or more of a corporation's stock during the relevant period and one or more groups of shareholders that own less than 5% of the value of the corporation's stock. Under applicable Treasury Regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that have consolidated NOLs is generally measured by changes in stock ownership of the parent corporation of the group.

         The issuance under the Amended Plan of the New Common Stock, along with the cancellation of existing Equity Interests through the Amended Plan, is expected to cause an ownership change to occur with respect to the Debtors' consolidated group on the Effective Date. As a result, Section 382 of the IRC will apply to limit the Debtors' use of their consolidated NOLs after the Effective Date. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding Section resulting from the exclusion of

CODI. Similarly, the ability of the Debtors' consolidated group to use any remaining capital loss carryforwards and tax credits will also be limited.

         Section 382(l)(5) of the IRC provides a special rule applicable in the case of a bankruptcy reorganization (the "Section 382(l)(5) Rule"). If a corporation qualifies for the Section 382(l)(5) Rule, the annual Section 382 Limitation will not apply to the corporation's NOLs on account of an ownership change occurring as a result of the bankruptcy reorganization. The Section 382(l)(5) Rule does, however, require that the corporation's NOLs and credit carryovers be computed without taking into account the aggregate amount of all interest deductions during the three prior taxable years and the portion of the current taxable year ending on the date of the ownership change in respect of debt exchanged for the corporation's stock (such interest hereinafter called "Disqualified Interest"). The corporation will qualify under the
Section 382(l)(5) Rule if the corporation's pre-bankruptcy shareholders and holders of certain debt (the "Qualifying Debt") own at least 50% of the stock of the corporation after the bankruptcy reorganization, and the corporation does not elect not to apply the Section 382(l)(5) Rule. Qualifying Debt is a claim which (i) was held by the same creditor for at least 18 months prior to the bankruptcy filing or (ii) arose in the ordinary course of a corporation's trade or business and has been owned, at all times, by the same creditor. Indebtedness will be treated as arising in the ordinary course of a corporation's trade or business if such indebtedness is incurred by the corporation in connection with the normal, usual or customary conduct of the corporation's business. For the purpose of determining whether a claim constitutes Qualifying Debt, special rules may in some cases apply to treat a subsequent transferee as the transferor creditor.

         If the exchanges contemplated by the Amended Plan qualify for tax treatment under the Section 382(l)(5) Rule and the Debtors do not elect out of the Section 382(l)(5) Rule, the Debtors' NOL carryover will be available for future use without any Section 382 Limitation (after reduction of the Debtors' NOLs by Disqualified Interest). However, under the Section 382(l)(5) Rule, if there is a second ownership change during the two-year period immediately following consummation of the Amended Plan, the Section 382 Limitation after the second ownership change shall be zero. The determination of the application of the Section 382(l)(5) Rule is highly fact specific and dependent on circumstances that are difficult to assess accurately; however, the Debtors do not believe they will qualify for the Section 382(l)(5) Rule. In addition, due in part to the risk that a second ownership change might occur during the two year period following the Effective Date, even if they do qualify, the Debtors intend to elect out of the Section 382(l)(5) Rule as described below.

         If the exchanges do not qualify for tax treatment under the Section 382(l)(5) Rule or the Debtors elect not to apply the Section 382(l)(5) Rule, the Debtors' use of NOLs to offset taxable income earned after an ownership change will be subject to the annual Section 382 Limitation. Since the Debtors are in bankruptcy, however, Section 382(l)(6) of the IRC will apply. Section 382(l)(6) of the IRC provides that, in the case of an ownership change resulting from a bankruptcy proceeding of a debtor, the value of the debtor's stock for the purpose of computing the Section 382 Limitation will generally be calculated by reference to the net equity value of debtor's stock taking into account the increase of the value of the corporation as a result of the surrender or cancellation of creditors' claims in the transaction (rather than the value without taking into account such increases, as is the case under the general rule for non-bankruptcy ownership changes). Accordingly, under this rule the Section 382 Limitation would generally reflect the increase in the value of a debtor's stock resulting from the conversion of debt to equity in the proceeding. The Debtors intend to elect to apply the rules of Section 382(l)(6) of the Code. Although it is impossible to predict what the net equity value of the Debtors will be immediately after the exchanges contemplated by the Amended Plan, the Debtors' use of NOLs is expected to be substantially limited after those exchanges.

         3. ALTERNATIVE MINIMUM TAX
            -----------------------

         In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20% rate to the extent such tax exceeds the corporation's regular U. S. federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for alternative tax NOLs generated in or deducted as carryforwards in taxable years ending in 2001 and 2002 which can offset 100% of a corporation's AMTI, only 90% of a corporation's AMTI may be offset by available alternative tax NOL carryforwards. Additionally, under Section 56(g)(4)(G) of the IRC, an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built-in loss in its assets will cause, for AMT purposes, the adjusted basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under Section 382(h) of the IRC, immediately before the ownership change. The Debtors do not believe they will have a net unrealized built-in loss in their assets immediately after the ownership change.

         4. FUNDING CO
            ----------

         Funding Co, a wholly owned "flow-through" affiliate of Solutia, will be treated as an entity disregarded from its owner for U.S. federal income tax purposes. Therefore, Solutia's contribution of a portion of the proceeds of the Rights Offering to Funding Co will be disregarded for U.S. federal income tax purposes. When Funding Co releases funds to Solutia to allow Solutia to make payments in accordance with the terms of the Monsanto Settlement Agreement, Solutia should account for such amounts as if paid directly by Solutia. To the extent that Funding Co earns income on funds contributed to it, Solutia will take those amounts into gross income as if Solutia had earned the income.

C.       BACKUP WITHHOLDING AND REPORTING
         --------------------------------

         The Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends. The Debtors will comply with all applicable reporting requirements of the IRC. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim. Additionally, backup withholding of taxes, currently at a rate of 28%, will apply to such payments if such Holder fails to provide an accurate taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is provided to the IRS.

         THE FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE AMENDED PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

                                     XV.
                                RECOMMENDATION
                                --------------

         In the opinion of Solutia, the Amended Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to Solutia's creditors than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Amended Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Equity Interests than proposed under the Amended Plan. Accordingly, Solutia recommends that Holders of Claims and Equity Interests entitled to vote on the Amended Plan support confirmation of the Amended Plan and vote to accept the Amended Plan.

Dated: October 15, 2007       Respectfully submitted,

                              SOLUTIA INC.
                              (for itself and on behalf of each of the Debtors)



                              By:  /s/ Jeffry N. Quinn
                                   -------------------
                                   Name:  Jeffry N. Quinn
                                   Title: President & Chief Executive Officer
Prepared by:

KIRKLAND & ELLIS LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
(212) 446-4800 (telephone)

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

                                                                Exhibit 99.1.B

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK


--------------------------------------------------x
                                                  :
In re                                             :     Chapter 11
                                                  :
SOLUTIA INC., ET AL.,                             :     Case No. 03-17949 (PCB)
                                                  :
          Debtors.                                :     (Jointly Administered)
                                                  :
--------------------------------------------------x

THIS ORDER APPLIES TO:

X   All Debtors                               Axio Research Corporation
---                                       ---

    Solutia Inc.                              Solutia Investments, LLC
---                                       ---

    Solutia Business Enterprises Inc.         Beamer Road Management Company
---                                       ---

    Solutia Systems, Inc.                     Monchem, Inc.
---                                       ---

    Solutia Overseas, Inc.                    Solutia Inter-America, Inc.
---                                       ---

    CPFilms Inc.                              Solutia International Holding, LLC
---                                       ---

    Solutia Management Company, Inc.          Solutia Taiwan, Inc.
---                                       ---

    Monchem International, Inc.               Solutia Greater China, Inc.
---                                       ---


                 ORDER (I) APPROVING THE DISCLOSURE STATEMENT;
               (II) ESTABLISHING A RECORD DATE FOR VOTING ON THE
             PLAN OF REORGANIZATION; (III) APPROVING SOLICITATION
                  PROCEDURES; (IV) APPROVING RIGHTS OFFERING
                PROCEDURES; (V) APPROVING THE FORMS OF BALLOTS
            AND MANNER OF NOTICE; AND (VI) ESTABLISHING NOTICE AND
             OBJECTION PROCEDURES FOR THE CONFIRMATION OF THE PLAN
             -----------------------------------------------------

         Hearings having been held on July 10, 2007, July 17, 2007, July 26, 2007, August 1, 2007 and October [19], 2007 (collectively, the "Hearings") before the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") to consider the motion dated May 25, 2007 (as supplemented on the record at the Hearings from time to time, the "Motion") of Solutia Inc. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), for entry of an order
(I) Approving the

Disclosure Statement, (II) Establishing a Record Date for Voting on the Plan of Reorganization, (III) Approving Solicitation Packages and Procedures for the Distribution Thereof, (IV) Approving the Procedures for the Rights Offerings, (V) Approving the Forms of Ballots, (VI) Establishing Procedures for Voting on the Plan, and (VII) Establishing Notice and Objection Procedures for the Confirmation of the Plan, all as more fully set forth in the Motion; and the Bankruptcy Court having jurisdiction to consider the Motion; and the relief requested therein being a core proceeding pursuant to 28 U.S.C. Sections 157 and 1334; and venue being proper before this Bankruptcy Court pursuant to 28 U.S.C. Sections 1408 and 1409; and the Debtors having filed with this Bankruptcy Court the Debtors' Fifth Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (the "Disclosure Statement") dated [________] [ ], 2007 and the Debtors' Fifth Amended Joint Plan of Reorganization Under Title 11 of the United States Code (the "Bankruptcy Code"), dated [________] [ ], 2007 (the "Amended Plan"); and the Affidavit of Service sworn to on May 30, 2007 (the "Affidavits") having been filed with the Bankruptcy Court; and the Bankruptcy Court having reviewed the Disclosure Statement, the Motion, the papers in support thereof, and the responses thereto, if any; and each of the objections to the Disclosure Statement or the Motion having been either (a) withdrawn or rendered moot by proposed modifications to the Disclosure Statement or (b) overruled; and upon the Disclosure Statement, the Motion, the papers in support thereof and the responses thereto, if any, and the Affidavits, and the record of the Hearings; and the Bankruptcy Court having found and determined that the legal and factual bases set forth in the Motion and at the Hearings establish just cause for the relief granted herein; and that the relief requested in the Motion is in the best interests of the Debtors, their estates, and creditors; and upon all of the proceedings had before the Bankruptcy Court; and after due deliberation and sufficient cause appearing therefor;

         IT IS HEREBY FOUND THAT:

         A. Notice of the Motion and the Hearings, provided in the manner described in the Motion, was sufficient and appropriate under the circumstances, complied with the requirements of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and the Local Rules for the United States Bankruptcy Court for the Southern District of New York (the "Local Bankruptcy Rules"), and no other and further notice need be provided.

         B. The Solicitation Procedures,(1) a copy of which is annexed hereto as Exhibit A, are incorporated herein by reference and form an integral and
   ---------
indivisible part of this Order, provide a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code.


         C. Ballots will be provided to holders of claims in Class 3 (Senior Secured Note Claims), Class 5 (CPFilms Claims), Class 11 (Monsanto Claim), Class 12 (Noteholder Claims), Class 13 (General Unsecured Claims), Class 14 (Retiree Claim), Class 15 (Pharmacia Claims), Class 19 (Security Claims) and holders of Equity Interests entitled to Vote in Class 20 (Equity Interests) ("Voting Equity Interests") because these claims and interests are classified as being impaired by, and entitled to vote under, the Amended Plan.

         D. The Ballots, including the Master Ballots, attached to this Order as Exhibits B-1 through Exhibit B-11, (i) are consistent with Official Form
   ------------         ------------
No. 14, (ii) adequately address the particular needs of these chapter 11 cases, (iii) are appropriate for each Class of Claims or Equity Interests entitled to vote to accept or reject the Amended Plan, and (iv) comply with Bankruptcy Rule 3017(d).

--------
(1) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Solicitation Procedures attached hereto as Exhibit A or the Amended Plan.
        ---------

         E. Ballots need not be provided to holders of claims in Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims), Class 4 (Convenience Claims), Class 6 (NRD Claims), Class 7 (Insured Claims), Class 8 (Tort Claims), Class 9 (Legacy Site Claims), Class 10 (Equity Interests in all Debtors other than Solutia), Class 16 (Non-Debtor Intercompany Claims), and Class 17 (Debtor Intercompany Claims) because these classes are classified as being either unimpaired by the Amended Plan or are conclusively presumed to accept the Amended Plan in accordance with section 1126(f) of the Bankruptcy Code, or are otherwise deemed to have accepted the Amended Plan.

         F. Ballots need not be provided to holders of claims in Class 18 (Axio Claims) because this class will not receive a distribution under the Amended Plan and is deemed to have rejected the Amended Plan in accordance with section 1126(g) of the Bankruptcy Code.

         G. Ballots need not be provided to holders of interests classified in Class 20 (Equity Interests in Solutia Inc.) who do not hold sufficient interests to be entitled to receive at least one Warrant or to purchase one share of New Common Stock pursuant to the Equity Purchase Option because such holders (the "Non-Voting Solutia Equity Holders") will not receive a distribution under the Amended Plan.

         H. The period during which the Debtors may solicit votes to accept or reject the Amended Plan, as established by this Order, provides sufficient time for (i) creditors to make informed decisions to accept or reject the Amended Plan and submit timely Ballots to the Debtors' voting agent, Financial Balloting Group LLC (the "Voting Agent"), and (ii) Nominees(2) for Beneficial Owners of the public bonds or Solutia Stock as identified in the Amended Plan

--------
(2) For purposes of soliciting votes on the Amended Plan, or in connection with the Rights Offering, Wilmington Trust Company, in its Capacity as Prepetition Indenture Trustee, shall not constitute a Nominee and is not responsible for sending any solicitation packages to or collecting and voting a Master Ballot for any Beneficial Owner or holder of the 2027/2037 Notes.

(the 2027/2037 Notes, the Senior Secured Notes, and the Voting Equity Interests) to distribute the Ballots to Beneficial Owners, for such Beneficial Owners to complete and timely submit such Ballots to the Nominees (or if such Ballots have been "prevalidated" by the Nominees, to the Voting Agent) and for the Nominees to complete and timely submit Master Ballots to the Voting Agent.

         I. The contents of the Solicitation Packages, including the Confirmation Hearing Notice annexed to this Order as Exhibit C, comply with
                                                     ---------
Bankruptcy Rules 2002 and 3017 and constitute sufficient notice to all interested parties in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules.

         J. Notice to individual Retirees is due and sufficient even though individual Retirees will not receive Solicitation Materials, but instead (a) will receive the Retiree Notice (attached to this Order as Exhibit D)
                                                           ---------
regarding the terms of the Retiree Settlement Agreement and the treatment of their Claims under the Amended Plan and upcoming hearings in these chapter 11 cases at which the Debtors and the Retirees' Committee will seek approval of the Retiree Settlement pursuant to section 1114(e)(1)(B) of the Bankruptcy Code and Bankruptcy Rule 9019, and (b) the Retirees' Committee, as the authorized representative for the Retirees, will receive Solicitation Materials and is authorized and empowered to vote the Retiree Claim on behalf of all Retirees.

         K. Notice to Holders of Tort Claims is due and sufficient even though such Holders will not receive Solicitation Materials, but instead will receive the Tort Notice regarding the treatment of their Claims pursuant to the
Amended Plan. A copy of the Tort Notice is attached to this Order as Exhibit E.
                                                                     ---------

         L. The Rights Offering Procedures set forth in Exhibit F to this
                                                        ---------
Order will allow the Debtors to efficiently transmit to Eligible Holders the materials necessary to participate in the Rights Offering and afford such Eligible Holders a fair and reasonable opportunity to subscribe for the Rights.

         M. The Equity Purchase Procedures set forth in Exhibit J to this
                                                        ---------
order will allow the Debtors to efficiently transmit to Eligible Stockholders the materials necessary to participate in the Equity Purchase Offering and afford such Eligible Stockholders a fair and reasonable opportunity to subscribe for the Equity Purchase Rights, as defined in the Equity Purchase Procedures.

         N. The Claim Transfer Procedures set forth in Exhibit K to this order
                                                       ---------
provide Eligible Claim Transfer Holders the opportunity to exchange their Allowed General Unsecured Claims for Cash and provide Eligible Claim Transfer Shareholders a fair and reasonable opportunity to acquire such Allowed General Unsecured Claims.

         O. The Debtors and Industrial Waste Area Generator Group II ("IWAG") have agreed that the entry of this Order shall be without prejudice to IWAG's rights to raise any and all issues at the Confirmation Hearing of the Debtors' proposed Amended Plan. Therefore, nothing in the Disclosure Statement or in this Order shall prejudice IWAG's rights in any way to raise any and all issues through an objection to the confirmation of the Debtors' proposed Amended Plan.

         ACCORDINGLY, IT IS HEREBY ORDERED THAT:

         1. The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code and hereby is approved.

         2. The Solicitation Procedures annexed hereto as Exhibit A are hereby
                                                          ---------
approved.

         3. The Retiree Notice substantially in the form attached hereto as Exhibit D is hereby approved.
---------

         4. The Tort Notice substantially in the form attached hereto as Exhibit E is hereby approved.
---------

         5. Where appropriate herein, findings of fact shall be deemed conclusions of law and conclusions of law shall be deemed findings of fact.

         6. The Ballots and Master Ballots, substantially in the forms attached hereto as Exhibits B-1 through Exhibit B-11, are approved. The
                   ------------         ------------
appropriate Ballots and Master Ballots shall be distributed to holders of Claims or Equity Interests in the following Classes entitled to vote to accept or reject the Amended Plan:

     Class 3 Ballots and Master Ballots             Senior Secured Note Claims
     ----------------------------------
     Class 5 Ballots                                CPFilms Claims
     ---------------
     Class 11 Ballot                                Monsanto Claim
     ---------------
     Class 12 Ballots and Master Ballots            Noteholder Claims
     -----------------------------------
     Class 13 Ballots                               General Unsecured Claims
     ----------------
     Class 14 Ballot                                Retiree Claim
     ---------------
     Class 15 Ballots                               Pharmacia Claims
     ----------------
     Class 19 Ballots                               Security Claims
     ----------------

     Class 20 Ballots and Master Ballots            Voting Equity Interests(3)
     -----------------------------------

         7. The Confirmation Hearing Notice, substantially in the form attached to this Order as Exhibit C, is approved. The Debtors shall serve and
                          ---------
publish copies of the Confirmation Hearing Notice in accordance with the Solicitation Procedures attached hereto as Exhibit A. Such service and
                                           ---------
publication constitute reasonable and sufficient notice of the time, date and location of the Confirmation Hearing pursuant to Bankruptcy Rule 2002.

         8. No later than seven (7) Business Days after the Record Date (the "Solicitation Date"), the Debtors shall mail or cause to be mailed the Solicitation Packages.

         9. The Debtors are authorized to distribute the Solicitation Packages without the Plan Supplement and are directed to file the Plan Supplement with the Bankruptcy Court and serve the Plan Supplement on (i) U.S. Trustee; (ii) counsel for the Creditors' Committee; (iii) counsel for the agent for the Debtors' postpetition secured lenders; (iv) counsel for the Ad Hoc Notes Committee; (v) counsel for the Retirees' Committee; (vi) counsel for the Equity Committee; (vii) counsel for the Ad Hoc Trade Committee; (viii) counsel for Monsanto; (ix) counsel for Pharmacia; and (x) counsel for the Prepetition Indenture Trustee, no later than ten (10) days prior to the Confirmation Hearing. After it is filed, the Plan Supplement will be available for review at www.solutia.com/reorganization or www.fbgdocuments.com/soi.

         10. With respect to Holders of Claims and Equity Interests not entitled to vote to accept or reject the Amended Plan pursuant to sections 1126(f) or 1126(g) of the Bankruptcy Code, the Debtors shall mail the appropriate Notice of Non-Voting Status, Retiree Notice or Tort Notice, substantially in the form of Exhibit D, E, G, H, or I, annexed to this Order,
                             ---------  -  -  -     -
as applicable; provided, however, that the Notices of Non-Voting Status, the
               --------  -------
Retiree Notice and the Tort Notice

--------
(3) Only Holders of at least 11 shares of Solutia Stock as of the Record Date shall be entitled to vote to accept or shall provide that a copy of the Amended Plan and Disclosure Statement may be viewed at www.solutia.com/reorganization or www.fbgdocuments.com/soi, or obtained free of charge by contacting the Voting Agent at (646) 282-1800.

         11. With respect to entities at addresses from which Disclosure Statement Hearing Notices were returned as undeliverable by the United States Postal Service, the Debtors are excused from distributing Solicitation Packages to those entities unless the Debtors are able, using reasonable efforts, to obtain an accurate address for such entities before the Solicitation Date, and failure to distribute Solicitation Packages to such entities will not constitute inadequate notice of the Confirmation Hearing, the Voting Deadline, or violation of Bankruptcy Rule 3017(d).

         12. Pursuant to Bankruptcy Rule 3018(a), the record date for purposes of determining which Holders of Claims and Equity Interests are entitled to receive Solicitation Packages and, where applicable, vote on the Amended Plan shall be October [__], 2007, (the "Record Date"). The Debtors shall specify the Record Date in the Confirmation Hearing Notice. Only Holders of Claims and Equity Interests as of the Record Date shall be entitled to vote to accept or reject the Amended Plan, and where applicable, make any election set forth on the Ballot or participate in the Rights Offering.

         13. To be counted as votes to accept or reject the Amended Plan, all Ballots and Master Ballots cast on behalf of Beneficial Holders must be properly executed, completed and delivered to the Voting Agent either by (a) first-class mail, in the return envelope provided with each Ballot, (b) overnight courier, or (c) personal delivery so that, in each case, they are actually received by the Voting Agent at Financial Balloting Group, LLC, 757
-------- --------
Third Avenue,

--------
(Continued...)
      reject the Amended Plan (See Article III.B of the Amended Plan).

3rd Floor, New York, NY 10017, Attn: Solutia Inc. by no later than 5:00 P.M., EASTERN TIME, ON NOVEMBER [___], 2007 (the "Voting Deadline"), which date shall be included in the Disclosure Statement, each Ballot, and any notice of the Confirmation Hearing contained in the Solicitation Packages or otherwise distributed or published by the Debtors. The Debtors, subject to the Court's approval, shall have the ability to extend in writing the Voting Deadline.

         14. The Confirmation Hearing will be held at 10:00 A.M., EASTERN TIME, ON DECEMBER [__], 2007; provided, however, that the Confirmation Hearing
                              --------  -------
may be adjourned from time to time by the Court or the Debtors without further notice to parties other than an announcement in Court at the Confirmation Hearing or any adjourned Confirmation Hearing; provided, further, however,
                                               --------  -------  -------
that notice of any such adjournments will be set forth on (a) the Court's website at www.nysb.uscourts.gov for registered users of the Public Access to Court Electronic Records (PACER) System, (b) the Voting Agent's website at www.fbgdocuments.com/soi, and (c) the Debtors' website at www.solutia.com/reorganization.

         15. Objections, if any, to confirmation of the Amended Plan or proposed modifications to the Amended Plan, if any, must (a) be in writing,
(b) state the name and address of the objecting party and the amount and nature of the claim or interest of such party, (c) state with particularity the basis and nature of any objection to the confirmation of the Amended Plan, and (d) be filed, together with proof of service, with the Court and served so that they are received by (i) the Clerk of the Court, (ii) counsel for the Debtors, (iii) the U.S. Trustee, (iv) counsel to the Creditors' Committee, (v) counsel for the agents for the Debtors' postpetition secured lenders, (vi) counsel to the Ad Hoc Notes Committee, (vii) counsel to the Retirees' Committee, (viii) counsel to the Equity Committee, (ix) counsel to the Ad Hoc Trade Committee, and (x) counsel to the Prepetition Indenture Trustee, at the addresses set forth in the

Confirmation Hearing Notice, no later than NOVEMBER [___], 2007 AT 5:00 P.M., EASTERN TIME (the "Confirmation Objection Deadline").

         16. In the event that multiple objections to confirmation of the Amended Plan are filed, the Debtors and any other party in interest are authorized to file a single, omnibus reply to such objections.

         17. The certification of Ballots shall be filed no later than five
(5) days prior to the Confirmation Hearing.

         18. The Debtors are authorized to make non-substantive changes, with the consent of Monsanto, the Creditors' Committee and, with respect to provisions directly affecting holders of Equity Interests, the Equity Committee, which consent shall not be unreasonably withheld, to the Disclosure Statement, Amended Plan, Ballots, Master Ballots, Confirmation Hearing Notice, Rights Exercise Form, the Retiree Notice, the Tort Notice, and related documents by filing an errata sheet approved by the Court. These non-substantive changes shall include, changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement, the Amended Plan, and any other materials in the Solicitation Package prior to their distribution.

         19. The Rights Offering Procedures, Rights Exercise Form and Master Rights Exercise Form set forth in Exhibit F to this Order and instructions are
                                  ---------
hereby approved.

         20. The Equity Purchase Procedures, the Equity Purchase Forms and the Master Equity Purchase Form set forth in Exhibit J to this Order and
                                         ---------
instructions are hereby approved.

         21. The Claim Transfer Procedures and the Equity Claim Purchase and Right Exercise Form set forth in Exhibit K to this order and instruction are
                                 ---------
hereby approved.

         22. The Retiree Committee is authorized to vote the $35 million Retiree Claim on behalf of all Retirees.

         23. The Debtors are authorized to take or refrain from taking any action necessary or appropriate to implement the terms of, and the relief granted in, this Order without seeking further order of the Court.

         24. All time periods set forth herein shall be calculated in accordance with Bankruptcy Rule 9006(a).

         25. The Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Order.

         26. This Order shall be effective and enforceable upon its entry.



Dated: New York, New York
                   , 2007
       ------------


                                                ------------------------------
                                                UNITED STATES BANKRUPTCY JUDGE

                                                                Exhibit 99.1.C

                                                          SOLUTIA INC.
                                             PROJECTED CONSOLIDATED INCOME STATMENT
                                                     (DOLLARS IN MILLIONS)


                                          Actual      Projected    Projected    Projected    Projected    Projected    Projected
                                           2006         2007         2008         2009         2010         2011         2012
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
NET SALES                                $  2,795     $  3,561     $  3,878     $  4,123     $  4,210     $  4,280     $  4,430

Cost of Goods Sold                          2,435        3,049        3,206        3,373        3,383        3,424        3,524
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

GROSS PROFIT                                  360          512          672          750          827          856          906

Marketing, Administrative and
Technological Expense                         272          302          340          355          369          377          390

Amortization Expense                            1            2            3            3            3            2            3
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

OPERATING INCOME (LOSS)                        87          208          329          392          455          477          513

Equity Earnings from Affiliates                38           13           --           --           --           --           --

Interest Expense, net                        (100)        (137)        (171)        (153)        (140)        (122)        (113)

Other Income, net                              16           56            3            1            1            2            4

Loss on Debt Modification                      (8)          (7)          --           --           --           --           --

Reorganization Items, net                     (71)         426           --           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

INCOME (LOSS) BEFORE INCOME TAXES             (38)         559          161          240          316          357          404

Income Tax Expense                             18           22           48           91          103          113          127
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

INCOME (LOSS) FROM CONTINUING
OPERATIONS                                    (56)         537          113          149          213          244          277

Discontinued Operations, net of tax            58           29           --           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

NET INCOME                               $      2     $    566     $    113     $    149     $    213     $    244     $    277
                                         =========    =========    =========    =========    =========    =========    =========

                                                          SOLUTIA INC.
                                              PROJECTED CONSOLIDATED BALANCE SHEET
                                                     (DOLLARS IN MILLIONS)


                                          Actual      Projected    Projected    Projected    Projected    Projected    Projected
                                           2006         2007         2008         2009         2010         2011         2012
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
ASSETS

CURRENT ASSETS:

Cash and Cash Equivalents                $    150     $     30     $     30     $     30     $     30     $     30     $     30

Trade Receivables                             271          435          448          479          501          513          513

Inventories                                   263          345          350          375          394          395          399

Prepaid Expenses and Other Assets             138          178          161          161          161          161          161

Assets of Discontinued Operations              42            4           --           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

TOTAL CURRENT ASSETS                          863          992          989        1,045        1,086        1,099        1,103


PROPERTY, PLANT AND EQUIPMENT, net            784        1,058        1,087        1,137        1,156        1,173        1,182

INVESTMENTS IN AFFILIATES                     193            1            2            2            2            2            2

OTHER ASSETS                                  219        2,488        2,435        2,363        2,335        2,333        2,293
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

TOTAL ASSETS                             $  2,059     $  4,539     $  4,513     $  4,547     $  4,579     $  4,607     $  4,580
                                         =========    =========    =========    =========    =========    =========    =========

LIABILITIES AND SHAREHOLDERS'
EQUITY (DEFICIT)

CURRENT LIABILITIES:

Accounts Payable                         $    218     $    307     $    316     $    330     $    332     $    340     $    349

Accrued Liabilities                           233          235          250          298          372          461          547

Short-Term Debt                               650           63           --           --           --           --           --

Liabilities of Discontinued Operations         15            4           --           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

TOTAL CURRENT LIABILITIES                   1,116          609          566          628          704          801          896

LONG-TERM DEBT                                210        1,620        1,582        1,485        1,318        1,090          791

OTHER LIABILITIES                             289        1,110        1,042          951          849          758          652


LIABILITIES SUBJECT TO COMPROMISE           1,849           --           --           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------


TOTAL LIABILITIES                           3,464        3,339        3,190        3,064        2,871        2,649        2,339

SHAREHOLDERS' DEFICIT:

Common Stock                                    1            1            1            1            1            1            1

Additional Contributed Capital                 56        1,199        1,209        1,220        1,232        1,238        1,244

Treasury Stock, at Cost                      (251)          --           --           --           --           --           --

Net Deficiency of Assets at Spin-off         (113)          --           --           --           --           --           --

Accumulated Other Comprehensive Loss          (67)          --           --           --           --           --           --

Retained Earnings (Deficit)                (1,031)          --          113          262          475          719          996
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

TOTAL SHAREHOLDERS' EQUITY
(DEFICIT)                                  (1,405)       1,200        1,323        1,483        1,708        1,958        2,241
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY (DEFICIT)           $  2,059     $  4,539     $  4,513     $  4,547     $  4,579     $  4,607     $  4,580
                                         =========    =========    =========    =========    =========    =========    =========

                                                          SOLUTIA INC.
                                           PROJECTED CONSOLIDATED CASH FLOW STATEMENT
                                                     (DOLLARS IN MILLIONS)

                                          Actual      Projected    Projected    Projected    Projected    Projected    Projected
                                           2006         2007         2008         2009         2010         2011         2012
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS

OPERATING ACTIVITIES:

Net income                               $      2     $    566     $    113     $    149     $    213     $    244     $    277

Adjustments to Reconcile to
 Cash from Operations:

  Income from discontinued operations,
   net of tax                                 (58)         (29)          --           --           --           --           --

  Depreciation and amortization               109          118          119          119          121          123          125

  Amortization of deferred credits             (9)          (8)          (6)          (4)          (4)          (4)          (4)

  Restructuring expenses and other
   charges                                      5          (11)          --           --           --           --           --

  Other, net                                   (1)          --           --           --           --           --           --

  Changes in assets and liabilities:

    Income and deferred taxes                   8           (3)          25           61           68           76           89

    Trade receivables                         (41)         (61)         (13)         (31)         (22)         (12)          --

    Inventories                               (15)          41           (5)         (25)         (19)          (1)          (4)

    Accounts payable                           15           40            9           14            2            8            9

    Domestic benefit plan liabilities,
     net of funding support                  (298)        (231)         (13)         (42)         (38)         (35)         (33)

    Other Liabilities subject to
     compromise                                (9)         (70)          --           --           --           --           --

    Other assets and liabilities              105         (627)           4           19          (18)         (31)         (29)
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

CASH PROVIDED BY (USED IN)
 OPERATIONS - CONTINUING OPERATIONS          (187)        (275)         233          260          303          368          430

CASH PROVIDED BY OPERATIONS -
 DISCONTINUED OPERATIONS                        3            5            1           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

CASH PROVIDED BY (USED IN) OPERATIONS        (184)        (270)         234          260          303          368          430

INVESTING ACTIVITIES:

Restricted cash for Legacy Liabilities         --         (265)          --           --           --           --           --

Property, plant and equipment purchases      (105)        (173)        (141)        (161)        (136)        (136)        (131)

Acquisition and investment payments,
 net of cash acquired                         (16)        (126)          (3)          (2)          --           (4)          --

Property disposals and investment
 proceeds, net                                  5           15           11           --           --           --           --

Other, net                                     --           (1)          --           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

CASH USED IN INVESTING ACTIVITIES -
 CONTINUING OPERATIONS                       (116)        (550)        (133)        (163)        (136)        (140)        (131)

CASH PROVIDED BY INVESTING ACTIVITIES -
 DISCONTINUED OPERATIONS                       68           54           --           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

CASH PROVIDED BY INVESTING ACTIVITIES         (48)        (496)        (133)        (163)        (136)        (140)        (131)

FINANCING ACTIVITIES:

Net Change in Short-Term Debt
 Obligations                                  350         (655)         (63)          --           --           --           --

Proceeds from Issuance of Long-Term
 Debt Obligations                              --        1,600           --           --           --           --           --

Payments on Long-Term Debt Obligations        (51)        (508)         (38)         (97)        (167)        (228)        (299)

Deferred debt Issuance Costs                  (17)         (50)          --           --           --           --           --

Proceeds from Issuance of Stock, net
 of expenses                                   --          244           --           --           --           --           --

Other, net                                     (7)          15           --           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES                         275          646         (101)         (97)        (167)        (228)        (299)

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                   43         (120)           0            0            0            0            0

CASH AND CASH EQUIVALENTS:

BEGINNING OF YEAR                             107          150           30           30           30           30           30
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

END OF YEAR                                   150           30           30           30           30           30           30
                                         =========    =========    =========    =========    =========    =========    =========

                                                           SOLUTIA INC.
                                         PROJECTED CONSOLIDATED FRESH START BALANCE SHEET
                                                      (DOLLARS IN MILLIONS)

                                            Projected                            Exit Financing                     Reorganized
                                        December 31, 2007    Debt Discharge &       Facility      Fresh Start    December 31, 2007
                                          Balance Sheet      Reclassifications    Transactions    Adjustments      Balance Sheet
                                        -----------------    -----------------   --------------   -----------    -----------------
ASSETS

CURRENT ASSETS:

Cash and Cash Equivalents                   $    125             $   (355)          $    260       $     --          $     30

Trade Receivables                                435                   --                 --             --               435

Inventories                                      345                   --                 --             --               345

Prepaid Expenses and Other Assets                182                   --                 --             --               182
                                            ---------            ---------          ---------      ---------         ---------

TOTAL CURRENT ASSETS                           1,087                 (355)               260             --               992

PROPERTY, PLANT AND EQUIPMENT, net             1,058                   --                 --             --             1,058

INVESTMENTS IN AFFILIATES                          1                   --                 --             --                 1

OTHER ASSETS                                     298                    8                277          1,905             2,488
                                            ---------            ---------          ---------      ---------         ---------

TOTAL ASSETS                                $  2,444             $   (347)          $    537       $  1,905          $  4,539
                                            =========            =========          =========      =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
 (DEFICIT)

CURRENT LIABILITIES:

Accounts Payable                            $    307             $     --           $     --       $     --          $    307

Accrued Liabilities                              194                   75                (30)            --               239

Short-Term Debt                                1,086                   --             (1,023)            --                63
                                            ---------            ---------          ---------      ---------         ---------

TOTAL CURRENT LIABILITIES                      1,587                   75             (1,053)            --               609

LONG-TERM DEBT                                   217                   20              1,383             --             1,620

OTHER LIABILITIES                                284                  749                (52)           129             1,110

LIABILITIES SUBJECT TO COMPROMISE              1,681               (1,681)                --             --                --
                                            ---------            ---------          ---------      ---------         ---------

TOTAL LIABILITIES                              3,769                 (837)               278            129             3,339

SHAREHOLDERS' DEFICIT:

Common Stock                                       1                   --                 --             --                 1

Additional Contributed Capital                    56                   --                259            884             1,199

Treasury Stock, at Cost                         (251)                  --                 --            251                --

Net Deficiency of Assets at Spin-off            (113)                  --                 --            113                --

Accumulated Other Comprehensive Loss             (63)                  --                 --             63                --

Retained Earnings (Deficit)                     (955)                 490                 --            465                --
                                            ---------            ---------          ---------      ---------         ---------

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)          (1,325)                 490                259          1,776             1,200
                                            ---------            ---------          ---------      ---------         ---------

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY (DEFICIT)                           $  2,444             $   (347)          $    537       $  1,905          $  4,539
                                            =========            =========          =========      =========         =========

                        NOTES TO FINANCIAL PROJECTIONS
                        ------------------------------

         These Notes should be read in conjunction with the Plan, Disclosure Statement and Plan Supplement in their entirety.(1) Attached is a Projected Consolidated Income Statement, Projected Consolidated Balance Sheet and Projected Consolidated Cash Flow Statement, each of which includes the following: (a) Solutia's consolidated historical financial statement information for the year 2006; (b) consolidated projected financial statements (the "Projections") for Reorganized Solutia's six year period from 2007 through 2012 (the "Projection Period").(2) Also attached is a Projected Consolidated Fresh Start Balance Sheet reflecting, the assumed effect of Confirmation and consummation of the transactions contemplated by the Plan on the presumed Effective Date.

         THE PROJECTIONS HAVE BEEN PREPARED BY SOLUTIA'S MANAGEMENT WITH THE ASSISTANCE OF ROTHSCHILD, SOLUTIA'S FINANCIAL ADVISORS. SUCH PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. SOLUTIA'S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE COMPANY DOES NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

         MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE AND WILL BE BEYOND THE CONTROL OF REORGANIZED SOLUTIA, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, CURRENCY EXCHANGE RATE FLUCTUATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENT BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND SOLUTIA AND REORGANIZED SOLUTIA UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

         THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY SOLUTIA, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE AND WILL BE BEYOND REORGANIZED SOLUTIA'S CONTROL. SOLUTIA CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO REORGANIZED SOLUTIA'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. SOLUTIA AND REORGANIZED SOLUTIA DO NOT INTEND

--------
(1) Capitalized terms that are not otherwise defined herein shall have the meaning ascribed to them in the Plan or Disclosure Statement, as applicable.
(2) The Projections assume an Effective Date of December 31, 2007, and for the year 2007, include seven months of actual results and five months of projected results for Solutia (August through December).

AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THIS DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS.

         The Projections have been prepared with the assumption that the Effective Date is December 31, 2007, and are based on, and assume the successful implementation of, Reorganized Solutia's business plan. Although the Company presently intends to cause the Effective Date to occur as soon as practicable following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions required for the Effective Date to occur pursuant to the terms of the Plan. In accordance with fresh start accounting requirements and as of the Effective Date, the Company has eliminated its Liabilities Subject to Compromise account, reflected the anticipated Reorganized Solutia capital structure, and increased its assets to reflect the expected enterprise valuation assigned to Reorganized Solutia. The expected enterprise valuation will be in excess of the existing carrying values, and accordingly, an adjustment is necessary to reflect within the Reorganized Consolidated Balance Sheet the expected enterprise value and resulting necessary asset values. Within these Projections, the Company has assigned the increased asset value to the Goodwill account, within the Other Assets caption on the Consolidated Balance Sheet, as the information to appropriately allocate the asset step-up is not available at the time of this filing. The Company anticipates that this step-up will impact the Inventory, Fixed Assets and Other Assets accounts on the Consolidated Balance Sheet. Further, this allocation of step up will impact the Depreciation account within Cost of Good Sold and the Amortization Expense accounts on the Consolidated Income Statement, and could impact metrics such as Gross Profit, Operating Income, Income Before Income Taxes and Net Income throughout the Projection Period.

         The Projections are based on, among other things: (a) current and projected market conditions in each of Reorganized Solutia's respective markets; (b) the ability to maintain sufficient working capital to fund operations; (c) final approval of the Exit Financing Facility; and (d) confirmation of the Plan.

         The Projections include consolidated results for Reorganized Solutia's domestic and international operations (Debtor and Non-Debtor entities).

PROJECTED CONSOLIDATED INCOME STATEMENT ASSUMPTIONS
---------------------------------------------------

Net Sales
---------

INTEGRATED NYLON REVENUE: Solutia delivered total Nylon revenue of $1,731 million in 2006, and anticipates a 13% increase in revenue in 2007 driven by increased Nylon Polymer and Plastics sales resulting from strong global demand and the reconfiguration of manufacturing assets previously utilized for carpet production. Volume increases by Vydyne Plastics are expected to continue throughout the projection period, but net sales are forecasted to remain generally flat from 2009 through 2012 because of corresponding volume declines in carpet fibers. The aforementioned increase in Vydyne Plastics volumes is driven by industry growth and enabled by the internal reconfiguration of assets. Over the Projection Period, it is assumed that a portion of the revenue generated by Integrated Nylon is formula based pricing, the key determinants of which are raw material and energy costs. Raw material and energy costs increased significantly in 2006 and 2007 but are forecasted to remain flat throughout the 2008 through 2012 projection period. Management actively monitors these key costs and, when appropriate, adjusts pricing accordingly.

SAFLEX(R) REVENUE: Solutia delivered total SAFLEX revenue of $663 million in 2006, and anticipates 10% revenue growth in 2007. Over the Projection Period, Solutia expects revenues to increase at rates above U.S. GDP due to increasing volumes and pricing initiatives during the early years of the Projection Period. Strong growth from 2006 to 2007 is due to continued strengthening of demand for interlayer products as overall growth rates in this industry continue to be above 5%. In the outer years of the Projection Period, revenue increases are due to higher volumes, which results in revenue of over $950 million by the end of the Projection Period. The volume growth assumption is based on recent growth rates in the industry. In specific, during the last four years ending in 2006, the compound average growth rate for the polyvinyl butyral ("PVB") industry was approximately 6%. Solutia believes this growth rate will continue throughout the Projection Period, and has premised volume growth in-line with the assumed industry growth rate. SAFLEX(R) volume growth is supported by the strategic investments previously announced by Solutia, including the building of a new manufacturing facility in China and expansion of an existing manufacturing facility in Belgium.

FLEXSYS REVENUE: On May 1, 2007, Solutia completed the acquisition of Akzo Nobel N.V.'s 50% stake in Flexsys, the rubber chemicals joint venture between Akzo Nobel and Solutia. As a result, Solutia began consolidating the financial results of this entity beginning May 2007. In 2006 Flexsys delivered $606 million in annual revenue; and expects to deliver revenues of approximately $650 million in 2007. Within the projections, revenues for the final eight months of 2007 are included, which is $446 million. A price increase announced in the second half of 2007 is causing the increase in revenues in comparison to 2006. However, over the Projection Period, Solutia expects gradual price erosion in some of its product offerings due to anticipated supply expansion by competitors within the rubber chemical industries. Overall, volumes are expected to continue to increase at rates consistent with the long term industry growth rates, which are in the range of 1% - 3%. Revenues from this business unit are projected to peak in 2008 at $655 million but decline modestly to $623 million by 2012.

CPFILMS REVENUE: Solutia delivered total CPFilms revenue of $214 million in 2006, and anticipates an approximate 6% increase in revenue in 2007. Over the Projection Period, Solutia expects revenues to increase at a rate of approximately 13% per annum due to increasing volumes, pricing and the execution of certain strategic initiatives. The volume increases in all years of the Projections are a result of the continuing increase in the demand for these products, in particular within international markets. The CPFilms volume growth assumption is partially based on growth rates experienced within the window film industry, which have averaged 4% per year in each of the last seven years. The remaining volume growth will be driven by new applications, market and brand development, and global growth opportunities are driving above market growth rates. Solutia expects this business to generate revenue of approximately $415 million by 2012.

OTHER PRODUCT LINE REVENUE: The other businesses of Solutia (primarily SKYDROL(R) brand aviation hydraulic fluids and THERMINOL(R) heat transfer fluids) delivered total revenue of $187 million in 2006 and anticipates an approximate 7% increase in revenue in 2007. Solutia projects the collective revenue for these businesses to be approximately $330 million by 2012 due to assumed industry growth in the established businesses, as well as through introduction of new specialty chemical product offerings.

Cost of Goods Sold (COGS)
-------------------------

RAW MATERIAL AND ENERGY COSTS: Solutia's operations are considerably impacted by raw material and energy costs, as they comprise between 52% and 76% of COGS. The vast majority of raw materials utilized, including propylene, benzene, cyclohexane, and polyvinyl alcohol, are derived from oil. In addition, most operations, in particular the Nylon manufacturing chain, utilize significant quantities of natural gas as their primary energy source. These raw material and energy costs significantly increased in 2006 and 2007 due to a strengthening of global demand for oil and oil derivatives. For the Projection Period, the Company has premised the price of crude oil to remain at current levels. Although additional supply of oil is expected to enter the market in the coming years, Solutia expects a continued increase in global demand which will prevent any softening in pricing. As is mentioned above, propylene and natural gas are two key drivers of raw material costs for Solutia. Management estimates that a 1 cent/lb change in propylene impacts the Company's cost profile by $11 million and a 1MMBTU change in natural gas impacts the Company's cost profile by $20 million. While the Company has experienced significant cost increases in propylene, natural gas and other key raw materials in recent years, the Company has been successful at passing these increases to its customers.

OTHER COST OF GOODS SOLD: Other Cost of Goods Sold includes conversion and fixed costs associated with manufacturing facilities; the most significant of which are payroll and related benefit expenses, repairs and maintenance, and depreciation. Solutia has assumed other cost of goods sold to be relatively flat over the Projection Period, as the inflationary impacts, assumed at 2%-3%, are offset by ongoing operating efficiency and cost reduction initiatives. These initiatives, and their resulting lower costs, are offset by capacity expansions premised within the SAFLEX(R) and CPFilms businesses.

The Projections include depreciation on a straight-line basis over the estimated remaining useful life of the fixed assets. The estimated remaining useful lives utilized vary from less than one year to over twenty-five years depending on the specific fixed asset. No amortization expense is recognized in the Projections with respect to intangible assets with an indefinite life. The depreciation and amortization expenses included within the Projected Consolidated Income Statement are based upon the historical cost basis of the assets. As indicated previously, the fair value adjustment for property, plant and equipment, and the resulting impact on depreciation expense due to fresh start accounting, have not been incorporated into these Projections.

Included within Other Cost of Goods Sold for 2009 is $11 million of net one-time related charges for restructuring actions involving the closure of certain manufacturing locations.

Marketing, Administrative and Technological Expenses
----------------------------------------------------
Over the Projection Period, Marketing, Administrative and Technological expenses increase at a rate which approximates the projected revenue growth rate. The increase is primarily in the selling and marketing functions, and is in-line with the strategic focus on product mix improvement and further market penetration in certain world areas within the Nylon, SAFLEX(R) and CPFilms businesses. Specifically, this increase is due to the continued investment in the branding programs for products such as SAFLEX(R) and LLUMAR(R). In addition, the Company continues to invest in building the appropriate commercial and logistic infrastructure in certain international regions to facilitate expansion. Activities relating to research and development and intellectual property are premised to grow in-line with revenue throughout the Projection Period. Finally, the increase from 2007 to 2008 is due to a one-time $10 million gain recorded in the 2007 results due to sales of land at certain manufacturing facilities and the incorporation of Flexsys for a full year in 2008 versus eight months of 2007.

Interest Expense
----------------
The Projections assume a significant increase in interest expense through 2010 of the Projection Period due to an increased debt level assumed as of the Effective Date (as further described in the Projected Consolidated Balance Sheet Assumptions) in addition to higher costs resulting from a tightening credit market. Interest expense declines in the later years of the Projection Period due to the lower debt levels as a result of cash generated from the operations being significantly in excess of assumed investing activities. The 2007 expense includes an approximate one-time, $6 million write-off of fees associated with the retirement of existing credit facilities as of the Effective Date.

Other Income, net
-----------------
The increase in the 2007 Projection is comprised of two non-recurring events. The first event relates to a $22 million gain for litigation settlement and the second event is a $21 million gain related to a termination of a purchase contract by one of Solutia's customers.

Reorganization Items, net
-------------------------
Reorganization related expenses included in the Projections represent expenses incurred by Solutia prior to the Effective Date, as well as the resulting gain realized due to the application of fresh start accounting (as further described within the Projected Consolidated Balance Sheet Assumptions below).

Income Tax Expense
------------------
Solutia assumes a U.S federal statutory tax rate of 35% throughout the Projection Period. At December 31, 2007, the Company anticipates approximately $1.4 billion of federal net operating loss carry-forwards ("NOLs"). The projections assume, despite limitations, the NOLs will offset all current U.S. taxable income during the Projection Period. The projections further assume substantially all earnings in Belgium during the projection period will be offset by interest expense on external and/or intra-group debt. The Belgium interest deductions are, in part, contingent upon restructuring the ownership of group companies in the US, Belgium and Holland. The restructuring itself is not expected to result in material tax payments and would not impact operations, but has yet to be implemented.

Loss on Debt Modification
-------------------------
In 2006 and 2007, Solutia recorded a charge of approximately $8 million and $7 million, respectively, to record the write-off of debt issuance costs and to record the DIP credit facility as modified at fair value.

PROJECTED CONSOLIDATED BALANCE SHEET ASSUMPTIONS
------------------------------------------------

Working Capital
---------------
Working capital is comprised of cash, accounts receivable, inventories, other current assets, accounts payable, short-term debt and other accrued liabilities. Certain working capital balances such as cash and short-term debt are impacted by the Plan, as highlighted on the Projected Consolidated Fresh Start Balance Sheet, whereas certain working capital balances have not been adjusted as a result of the application of fresh start accounting as previously described. Further, it is assumed that excess cash generated during the Projection Period will be used to pay down outstanding debt. Otherwise, working capital balances generally increase at rates consistent with the overall volume growth of the Company, after incorporation of the Flexsys working capital balances in May, 2007. The growth in accounts payable balances over the Projection Period is due to a return to pre-bankruptcy credit term levels with suppliers.

Investments in Affiliates
-------------------------
The Projections include a decline in Investments in Affiliates due to Solutia's purchase of Flexsys, a joint venture between the Company and Akzo Nobel N.V.

Property, Plant and Equipment, net
----------------------------------
The Projections do not include a fair value adjustment for property, plant and equipment as part of the Projected Consolidated Fresh Start Balance Sheet, as the determination of fair value of Solutia's property, plant and equipment are not available at the time of this filing. The increase in this balance in 2007 relates to the Flexsys acquisition. The outer years of the Projection period reflect an increased investment to support the strategies of Solutia's business. Capital expenditures will exceed annual depreciation expense and are primarily to support Reorganized Solutia's operations and growth initiatives. Key areas of investment include process control upgrades, environmental compliance and revenue enhancement projects for the Nylon and Flexsys businesses and capacity expansions in the SAFLEX(R) and CPFilms businesses.

Intangible Assets
-----------------
As noted above, the Projections do not include a fair value adjustment for intangible assets as part of the Projected Consolidated Fresh Start Balance Sheet, as the determination of fair value of Solutia's intangible assets are not available at the time of this filing. Instead, the excess of reorganization value over the carrying value of net assets of approximately $1.9 billion was preliminarily allocated entirely to goodwill included within Other Assets in the Projected Consolidated Fresh Start Balance Sheet. This is further described below in the Projected Consolidated Fresh Start Balance Sheet Assumptions section.

Legacy Liabilities
------------------
One of the objectives of Solutia's reorganization was to obtain relief from the Legacy Liabilities. The Projections assume $250 million of new investment in Reorganized Solutia via a Rights Offering. $175 million of the proceeds will be used to pay retiree benefits, with the remainder used to fund certain environmental remediation obligations and other Legacy Liabilities that Solutia will retain upon emergence. In addition to the $250 million of investment, the projections include an incremental $15 million of proceeds from the monetization of the retiree committee's unsecured claim that will be used to fund retiree benefits. The $265 million asset is reflected within the Other Assets account on the Projected Consolidated Balance Sheet as of the Effective Date.

Solutia's liabilities for retiree healthcare, life and disability insurance benefits related to domestic retirees and disabled participants are reflected within the Liabilities Subject to Compromise in the historical periods, and within Other Liabilities throughout the Projection Period. The reduction in this account throughout the Projection Period is due to cash outflows being greater than the expense amounts in each year, a trend that is also present in the historical results. In 2007, Solutia expects to record a net reduction of its OPEB Liabilities of approximately $166 million primarily related to cash outflows of approximately $78 million, and a $107 million decrease in the liability due to the reduction of certain OPEB benefits, which will be implemented as of the Effective Date. These liability reductions will be offset by expense provisions of approximately $19 million.

The Projections assume that certain environmental remediation projects related to sites that have never been owned or operated by Solutia, and to which waste has not been sent by Solutia since the Solutia Spinoff, are not included in Reorganized Solutia's Projected Consolidated Balance Sheet. These liabilities aggregated to approximately $15 million as of June 30, 2007, and are eliminated during the fresh start accounting application, as further described below.

The Projections assume that liabilities associated with Tort Claims and certain Legacy Liability litigation are not included in Reorganized Solutia's Projected Consolidated Balance Sheet, and are settled as outlined in the Plan and Relationship Agreement. The Projections assume Reorganized Solutia will continue to honor Solutia's annual installment and education fund obligations relating to the August 2003 Anniston polychlorinated biphenyls ("PCBs") settlement and the Anniston Partial Consent Decree, and this liability is recorded on the Projected Consolidated Balance Sheet.

Summarized in the following table is the activity throughout the Projection Period for the Legacy Liabilities, and the associated Rights Offering proceeds which will be utilized to fund a portion of the cash servicing of these Liabilities. These proceeds are classified as Other Assets on the Projected Consolidated Balance Sheet.

POST RETIREMENT BENEFIT OBLIGATION                       Healthcare and Other Benefits                    Total Post
----------------------------------                     ---------------------------------     Pension      Retirement
                                                         Pre-Spin   Post-Spin  Subtotal      Benefits      Benefits
                                                       ---------------------------------    ----------    ----------
BENEFIT OBLIGATION AT JANUARY 1, 2007                                              $476          $383          $859
    Expense                                                    12          7         19             3            22
    Payments /Contributions to Pension Trust                 (49)       (29)       (78)         (178)         (256)
    Fresh Start Accounting Adjustments                      (100)        (7)      (107)             4         (103)
                                                                              ----------    ----------    ----------
BENEFIT OBLIGATION AT DECEMBER 31, 2007                                             310           212           522
    Expense                                                     2         12         14             4            18
    Payments /Contributions to Pension Trust                 (28)       (27)       (55)            --          (55)
                                                                              ----------    ----------    ----------
BENEFIT OBLIGATION AT DECEMBER 31, 2008                                             269           216           485
    Expense                                                     2         11         13             2            15
    Payments /Contributions to Pension Trust                 (25)       (25)       (50)          (30)          (80)
                                                                              ----------    ----------    ----------
BENEFIT OBLIGATION AT DECEMBER 31, 2009                                             232           188           420
    Expense                                                     2         11         13             1            14
    Payments /Contributions to Pension Trust                 (23)       (23)       (46)          (28)          (74)
                                                                              ----------    ----------    ----------
BENEFIT OBLIGATION AT DECEMBER 31, 2010                                             199           161           360
    Expense (Income)                                            2         11         13           (1)            12
    Payments /Contributions to Pension Trust                 (22)       (23)       (45)          (25)          (70)
                                                                              ----------    ----------    ----------
BENEFIT OBLIGATION AT DECEMBER 31, 2011                                             167           135           302
    Expense (Income)                                            2         11         13           (1)            12
    Payments /Contributions to Pension Trust                 (22)       (23)       (45)          (23)          (68)
                                                                              ----------    ----------    ----------
BENEFIT OBLIGATION AT DECEMBER 31, 2012                                            $135          $111          $246
                                                                              ==========    ==========    ==========

ENVIRONMENTAL LIABILITIES
-------------------------
                                                                                Enviro A      Enviro C       Total
                                                                              -----------    ----------    ----------
BALANCE AT JANUARY 1, 2007                                                            72            66          $138
    Expense                                                                            7             0             7
    Amounts Utilized                                                                (11)           (1)          (12)
    Fresh Start Accounting Adjustments                                                40           206           246
                                                                              -----------    ----------    ----------
BALANCE AT DECEMBER 31, 2007                                                         108           271           379
    Expense                                                                           16             3            19
    Amounts Utilized                                                                (15)          (18)          (33)
                                                                              -----------    ----------    ----------
BALANCE AT DECEMBER 31, 2008                                                         109           256           365
    Expense                                                                            7             3            10
    Amounts Utilized                                                                (24)          (23)          (47)
                                                                              -----------    ----------    ----------
BALANCE AT DECEMBER 31, 2009                                                          92           236           328
    Expense                                                                            3             3             6
    Amounts Utilized                                                                (18)          (22)          (40)
                                                                              -----------    ----------    ----------
BALANCE AT DECEMBER 31, 2010                                                          77           217           294
    Charges Taken                                                                     16             3            19
    Amounts Utilized                                                                (14)          (28)          (42)
                                                                              -----------    ----------    ----------
BALANCE AT DECEMBER 31, 2011                                                          79           192           271
    Expense                                                                            5             3             8
    Amounts Utilized                                                                (14)          (31)          (45)
                                                                              -----------    ----------    ----------
BALANCE AT DECEMBER 31, 2012                                                         $70          $164          $234
                                                                              ===========    ==========    ==========


USAGE OF RIGHTS OFFERING PROCEEDS                                OPEB Servicing
---------------------------------                      ----------------------------------       Other
                                                                     $15M                       Legacy
                                                         $175M      Retiree                   Liability
                                                        Funding   Contribution  Subtotal      Servicing       Total
                                                       ---------- ------------ ----------     ----------    ---------
BALANCE AT JANUARY 1, 2007                                                                                        --
     Contributions                                          $175          $15       $190            $75         $265
      Utilized:
            Environmental                                     --           --         --           (30)         (30)
    Return on assets                                          --           --         --             --           --
                                                       ----------------------------------     ----------    ---------
BALANCE AT DECEMBER 31, 2007                                 175           15        190             45         $235
      Utilized:
            Health Care and Other Benefits                  (28)           --       (28)             --         (28)
            Tort Litigation                                   --           --         --            (5)          (5)
            Environmental                                     --           --         --           (18)         (18)
    Return on assets                                           8            1          9              3           12
                                                       ----------------------------------     ----------    ---------
BALANCE AT DECEMBER 31, 2008                                 155           16        171             24          196
      Utilized:
            Health Care and Other Benefits                  (25)           --       (25)             --         (25)
            Tort Litigation                                   --           --         --            (5)          (5)
            Environmental                                     --           --         --           (20)         (20)
    Return on assets                                           8            1          9              1           10
                                                       ----------------------------------     ----------    ---------
BALANCE AT DECEMBER 31, 2009                                 138           17        155             --          156
      Utilized:
            Health Care and Other Benefits                  (23)           --       (23)             --         (23)
    Return on assets                                           6            1          7             --            7
                                                       ----------------------------------     ----------    ---------
BALANCE AT DECEMBER 31, 2010                                 121           18        139             --          140
      Utilized:
            Health Care and Other Benefits                  (22)           --       (22)             --         (22)
    Return on assets                                           6            1          6             --            6
                                                       ----------------------------------     ----------    ---------
BALANCE AT DECEMBER 31, 2011                                 105           19        124             --          124
      Utilized:
            Health Care and Other Benefits                  (22)           --       (22)             --         (22)
    Return on assets                                           6            1          7             --            6
                                                       ----------------------------------     ----------    ---------
BALANCE AT DECEMBER 31, 2012                                 $88          $20       $108             --         $108
                                                       ==================================     ==========    =========

Capital Structure/Long Term Debt
--------------------------------

The Projections assume that Solutia's capital structure will consist of (in millions):

         $  400 Revolving Credit Facility - Secured
            600 Term Loan - Secured
            600 Euro Term Loan - Secured
            400 High Yield Bonds - Unsecured
             20 Restructured Note for Headquarters Financing - Secured
         ------
         $2,020 Total facility
         ======

Outstanding Letters of Credit are assumed to be approximately $68 million at Emergence. As of the Effective Date, Reorganized Solutia's projected total debt outstanding is $1,683 million. The anticipated sources and uses as of the Effective Date are as follows:

SOURCES:                                                 USES:
--------                                                 -----
Surplus Cash(1)                                 $147     DIP (Drawn)                                              $922
Exit Revolver                                     63     Flexsys Loan                                              166
Exit Term Loan B - USD Tranche                   600     2009 Bonds(2)                                             223
Exit Term Loan B - Euro Tranche                  600     Pension Funding at emergence                               73
Exit Subordinated Bonds                          400     Euro Loan                                                 217
Maryville Note                                    20     Other cash outflows to facilitate emergence
                                                         (Advisor fees, cure payments, etc)                        179
Rights Offering Proceeds                         250     Maryville Note                                             20
                                                         VEBA Trust                                                175
                                                         Funding Co - Trust                                         45
                                                         Funding Co - Monsanto Admin Claim                          30
                                                         Minimum Cash Balance                                       30
                                        -------------                                                    --------------
Total Sources                                 $2,080     Total Uses                                             $2,080
                                        =============                                                    ==============


(1)  Cash balance reduced to $30 million at emergence with no restrictions.
(2) Cash usage of $223 million reflects the high end of the range of the expected settlement amount for the 2009 bond holders.

Throughout the Projection Period, the long term debt balance decreases as all cash generated from operations not utilized for investing activities is assumed to be used to pay down the outstanding debt balance. By the end of the Projection Period, the Company's debt balance is projected at approximately $791 million.


Debt Subject to Compromise
--------------------------
Debt classified as subject to compromise prior to emergence consists of the following instruments (in millions):

         $ 150  6.72% debentures due 2037
           300  7.375% debentures due 2027
           223  11.25% notes due 2009
            43  Headquarters Financing
         -----
           716
                Unamortized debt discount and debt issuance cost (primarily
          (48)    related to the 11.25% notes)
         -----
         $ 668
         =====

It is assumed the 2027 and 2037 series debentures will be terminated upon emergence and its holders will receive an equity distribution pursuant to the Plan. The 11.25% notes are assumed terminated upon emergence and its Holders will receive cash upon emergence pursuant to the Plan. The Headquarters Financing will be terminated and replaced with a $20 million, 15 year note.

PROJECTED CONSOLIDATED CASH FLOW ASSUMPTIONS
--------------------------------------------

Cash Flow From Operating Activities
-----------------------------------
Cash flow from operating activities is projected to increase from a $187 million cash outflow in 2006 to $430 million cash inflow by 2012. Improved cash flow is a result of, among other things, (i) improved earnings across the Projection Period; (ii) funding from the Rights Offering for certain postretirement payments, environmental payments and other legacy liability related payments made during the Projection Period (as further described above). Offsetting these improvements is the assumed funding of the U.S. pension plan of $284 million during the Projection Period, which will bring the plan to a > 90% funded status. $73 million of this assumed funding occurs at the time of emergence.

Within the Operating Activities section of the cash flow statement the company will continue to service certain Legacy Liabilities, specifically, pension and other post-retirement benefit liabilities, environmental liabilities and litigation liabilities. The servicing of the pension and other post-retirement benefit liabilities is identified separately on the Projected Consolidated Cash Flow Statement. The activity for environmental liabilities (both Category A and Category C), legacy litigation liabilities and the $265 million proceeds from the Rights Offering, which is used to service the legacy liabilities, are summarized in the table provided earlier in this section. The activity for these liabilities and associated funding is contained within the "Other assets and liabilities" caption of the Projected Consolidated Cash Flow Statement:

Cash Flow From Investing Activities
-----------------------------------
Cash flow from investing activities is projected to use net cash totaling approximately $987 million over the Projection Period (excluding the investment of the $265 million proceeds from the Rights Offering). This reflects annual capital expenditures ranging from $130 million to $173 million to support the Company's operations and assumptions contained within these Projections. Key areas for investment include process control upgrades, environmental compliance and revenue enhancement projects for the Nylon and Flexsys businesses and primarily capacity expansions in the SAFLEX(R) and CPFilms businesses. In addition, approximately $123 million of cash was used to execute the Flexsys acquisition in 2007. Details of the capital expenditure profile are as follows:

INVESTMENT TYPE                           2006       2007       2008       2009       2010       2011       2012
                                          ----       ----       ----       ----       ----       ----       ----
Growth Projects                              $43        $80        $58        $78        $36        $32        $34
Cost Savings                                  19         15         16         16         28         23         14
Maintenance/Right to Operate                  43         78         67         67         72         81         83
                                       ----------------------------------------------------------------------------
TOTAL                                       $105       $173       $141       $161       $136       $136       $131
                                       ============================================================================

Approximately 75 percent of the 2008 growth capital is currently committed, and essentially no amount of growth capital beyond 2008 is currently committed.

DEQUEST DIVESTITURE
On May 31, 2007, Solutia sold DEQUEST(R), its water treatment phosphonates business ("Dequest") to Thermphos Trading GmbH ("Thermphos"). $54 million of the proceeds has been classified as Investing Activities - Discontinued Operations, whereas the results of operations have been reflected in the Operating Activities - Discontinued Operations. The proceeds were primarily used to pay down the DIP debt facility.

Cash Flow From Financing Activities
-----------------------------------
Cash flow from financing activities is projected to use net cash totaling approximately $892 million over the Projection Period, post the Effective Date. This cash used is to partially repay the Exit Financing Facility. The Company anticipates no cash proceeds during the Projection Period from the issuance of indebtedness beyond the Exit Financing Facility.

PROJECTED CONSOLIDATED FRESH START BALANCE SHEET ASSUMPTIONS

Background
----------
Fresh start reporting adjustments have been made to reflect the estimated adjustments necessary to adopt fresh start reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Fresh start reporting requires an allocation of the reorganization value of Reorganized Solutia to the entity's assets in conformity with FASB Statement No. 141, Business Combinations. As stated above, the Projections do not reflect all of the assets and liabilities of Reorganized Solutia as of the Effective Date at their estimated fair market value as the determination of fair value for certain of these assets and liabilities are not readily available at the time of this filing. Fresh start reporting also requires that all liabilities, other than deferred taxes, should be stated at present value of the amounts to be paid using the appropriate market interest rates.

The balance sheet adjustments set forth in the Projected Consolidated Fresh Start Balance Sheet in the columns captioned Debt Discharge & Reclassifications, Exit Financing Facility Transactions, and Fresh Start Adjustments reflect the assumed effect of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and securities issuances, incurrence of new indebtedness, and cash payments as more thoroughly described in the Plan of Reorganization. Below highlights certain assumptions that were made in one or more of the aforementioned columns.

Debt Discharge & Reclassifications
----------------------------------

In the Debt Discharge & Reclassifications column, certain of the items included in Liabilities Subject to Compromise are restated and reclassified to their appropriate balance sheet account, and other liabilities are discharged at the time of emergence. Solutia expects Liabilities Subject to Compromise to be approximately $1.7 billion immediately before emergence, of which (a) $633 million will be reclassified as post-retirement liabilities, (b) $65 million reclassified as environmental liabilities; (c) $36 million reclassified as litigation reserves; (d) $20 million reclassified as long-term debt in settlement of the synthetic lease associated with the Company's headquarters building; (e) approximately $90 million of miscellaneous items will be reclassified between current and long-term liabilities; and (f) $355 million of liabilities will be settled in cash, with the 11.25% notes due 2009 comprising the single largest item and the remaining amount representing primarily settlement of priority claims pursuant to the Plan. The remaining net balance of approximately $490 million in Liabilities Subject To Compromise will be discharged. As part of discharging certain liabilities, a gain from the extinguishment of debt will be recorded on the income statement as a non-cash item. This non-cash gain does not represent new resources available to Reorganized Solutia for its use.

In addition, pursuant to the Plan, the Company will receive $250 million of proceeds from the Rights Offering. The proceeds of the Rights Offering are intended to settle certain Legacy Liabilities as described in the Plan and Disclosure Statement.

Fresh Start Adjustments
-----------------------
The fresh start reporting anticipates that the reorganization value exceeds the fair value of the Debtors' assets and liabilities. As previously noted within this section, the fair value of the Debtors' assets and liabilities has not been fully ascertained at the time of this filing, and the amount by which the Reorganized Solutia's enterprise value exceeds the carrying values is reflected within Goodwill, which is contained within the Other Assets on the Projected Consolidated Fresh Start Balance Sheet. The significant fresh start reporting adjustments reflected in the Projections are summarized as follows:

Working Capital Balances
With the exception of inventories, the Debtors anticipate that current assets and current liabilities are reflected at current market value. As a result, no fresh start adjustment has been included in the Projections for these assets and liabilities.

Other Long-Term Assets
A fresh start adjustment of approximately $1.9 billion was made to Other Long-Term Assets to record reorganization value in excess of fair value of assets. As noted above, the fair value of all assets and liabilities has not been fully completed and therefore a portion of this amount will be allocated as adjustments to fair value. The remaining value of reorganization value in excess of fair value of assets will be recorded as Goodwill and subject to annual impairment review under Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

Liabilities Subject to Compromise
The adjustments to Liabilities Subject to Compromise are outlined above within the Debt Discharge & Reclassifications section.

Other Liabilities
The $129 million net fresh start adjustment was made to Other Liabilities to record the reduction of certain benefits, which will be implemented as of the Effective Date related to Solutia's postretirement plans, as well as to record certain environmental liabilities at their best estimate based upon the confirmed plan of reorganization.

Total Shareholders' Equity (Deficit)
Fresh start reporting results in a new reporting entity with no retained earnings or deficit. All pre-existing common stock is removed and replaced by the new equity structure based on the Plan of Reorganization. The fresh start adjustments include an initial shareholders' common equity value of $1.2 billion, based on the mid-point of the range of estimated enterprise value of Reorganized Solutia, as provided by Rothschild, the Company's financial advisor.

                                                                Exhibit 99.1.D

                              VALUATION ANALYSIS
                              ------------------

         Rothschild performed an analysis of the estimated value of Reorganized Solutia on a going-concern basis as of March 21, 2007.(1)

         In preparing its analysis, Rothschild has, among other things: (a) reviewed certain publicly available financial results of the Debtors; (b) reviewed certain internal financial and operating data of the Debtors, prepared and provided by the Debtors' management relating to its business and its prospects; (c) discussed with certain senior executives the operations and prospects of the Debtors; (d) reviewed certain operating and financial forecasts prepared by the Debtors, including the business projections prepared by the Debtors, dated December 15, 2006 (the "Projections"); (e) discussed with certain senior executives of the Debtors' key assumptions related to the Projections; (f) prepared discounted cash flow analyses based on the Projections, utilizing various discount rates, and separately valued and accounted for the Debtors' NOLs; (g) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating businesses of the Debtors; (h) considered the value assigned to certain precedent change-in-control transactions for businesses similar to the Debtors; and (i) conducted such other analyses as Rothschild deemed necessary under the circumstances. Rothschild also has considered a range of potential risk factors, including: (a) overhang and impact from operating under bankruptcy protection; (b) ability to execute and realize savings from planned operational initiatives; (c) Reorganized Solutia's capital structure; (d) ability to meet projected growth targets; and (e) potential environmental and other Legacy Liabilities.

         Rothschild assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtors or their representatives. Rothschild also assumed that the Projections have been reasonably prepared on a basis reflecting the Debtors' best estimates and judgment as to future operating and financial performance. Rothschild did not make any independent evaluation of the Debtors' assets, nor did Rothschild verify any of the information it reviewed. To the extent the valuation is dependent upon the Reorganized Debtors' achievement of the Projections, the valuation must be considered speculative. Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.

         In addition to the foregoing, Rothschild relied upon the following assumptions with respect to the valuation of the Debtors:

         o The effective date of the Plan occurs on or about June 30, 2007 (the "Effective Date").

         o The Debtors are able to recapitalize with adequate liquidity as of the Effective Date.

         o The Debtors are able to implement the settlement reached with Monsanto, Pharmacia, the Creditors' Committee, and, as applicable, the Retirees Committee, or an alternate plan providing for similar structure and terms.

         o The pro forma net debt levels of the Debtors will be approximately $1.7 billion.


----------
(1) Capitalized terms, used but not defined herein, shall have the meanings ascribed to them in the Disclosure Statement

         o The Projections assume that a material portion of the Debtors' NOLs will be available to the Reorganized Debtors, although subject to limitations under currently existing U.S. federal income tax laws.

         o General financial and market conditions as of the Effective Date will not differ materially from those conditions prevailing as of the date of the completion of the valuation.

         o The Debtors sold the Dequest(R) business for net proceeds of approximately $60 million and acquired Akzo Nobel's interest in the 50/50 Flexsys joint venture between Solutia and Akzo Nobel for $213 million subject to debt assumption and certain purchase price adjustments.

         As a result of such analyses, review, discussions, considerations, and assumptions, Rothschild estimates the total enterprise value ("TEV") at approximately $2.5 billion to $3.2 billion. Rothschild reduced such TEV estimates by the estimated pro forma net debt levels of the Debtors (approximately $1.7 billion) to estimate implied reorganized equity value of the Debtors. Rothschild estimates that the Debtors' implied reorganized equity value will range from $0.9 billion to $1.5 billion.

         This estimated range of values is derived through the application of various relative and intrinsic valuation methodologies. The implied reorganized equity value ascribed in this analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the implied reorganized equity value ranges associated with Rothschild's valuation analysis. Rothschild's estimate is based on economic, market, financial, and other conditions as they exist on, and on the information made available as of, the date of its valuation of the Debtors. It should be understood that, although subsequent developments may affect Rothschild's conclusions, Rothschild does not have any obligation to update, revise or reaffirm its estimate.

         The summary set forth above does not purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied reorganized equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied reorganized equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets and that such assets are operated in accordance with the Debtors' business plan. Depending on the results of the Debtors' operations or changes in the financial markets, Rothschild's valuation analysis as of the actual effective date of the Plan may differ from that disclosed herein.

         In addition, the valuation of newly issued securities, such as the New Common Stock, is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of

Holders of General Unsecured Claims, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the implied reorganized equity value estimated by Rothschild does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.

         Rothschild estimated Solutia's total enterprise value, as of March 21, 2007, based on Solutia's financial projections dated December 15, 2006, and then prevailing market conditions. Rothschild has not performed a new valuation exercise since this date. However, Rothschild believes, based on updated public market comparables, changes in market conditions and changes to Solutia's financial projections, that were Rothschild to perform a new valuation exercise at this time, Solutia's estimated implied mid-point equity value available for distribution to creditors likely would not change materially.

THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

THE ESTIMATED CALCULATION OF ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE DEBTORS' BUSINESS PROJECTIONS DATED DECEMBER 15, 2006, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE DEBTORS' CONTROL, AS FURTHER DISCUSSED IN ARTICLE XI OF THE DISCLOSURE STATEMENT.

THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE STATED HEREIN DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THIS VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATION IS ASSUMED TO REVISE THIS CALCULATION OF REORGANIZED SOLUTIA'S VALUE TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.

                                                                Exhibit 99.1.E

                             LIQUIDATION ANALYSIS

Introduction
------------

     Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the "Best Interests Test"), Holders of Allowed Claims and Allowed Equity Interests must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan's assumed Effective Date, that is not less than the value such non-accepting Holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code ("chapter 7").

     In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors' assets under chapter 7. The amount of Cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the Cash held by the Debtors at the commencement of their chapter 7 cases. Prior to delivering any proceeds to Holders of General Unsecured Claims, available Cash and asset liquidation proceeds would first be applied to Secured Claims and amounts necessary to satisfy any chapter 7 Administrative Expense Claims (including any incremental Administrative Expense Claims that may result from the termination of the Debtors' business and the liquidation of the Debtors' assets) and other Priority Claims under section 507 of the Bankruptcy Code as required under section 726 of the Bankruptcy Code. Any remaining Cash and asset liquidation proceeds after satisfaction of Secured Claims, Administrative Expense Claims and Priority Claims, to the extent they exist, would be available for distribution to Holders of General Unsecured Claims and Equity Interest Holders in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.

     The liquidation analysis ("Liquidation Analysis") below reflects the estimated Cash proceeds, net of liquidation-related costs, that would be available to the Debtors' creditors if the Debtors were to be liquidated pursuant to a chapter 7 liquidation. UNDERLYING THE LIQUIDATION ANALYSIS ARE NUMEROUS ESTIMATES AND ASSUMPTIONS REGARDING LIQUIDATION PROCEEDS THAT, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE DEBTORS' MANAGEMENT AND ITS PROFESSIONAL ADVISORS, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS AND THEIR MANAGEMENT. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THE RESULTS SET FORTH HEREIN.

Significant Assumptions
-----------------------

     The Liquidation Analysis is based on Solutia's balance sheet as of May 31, 2007, and assumes that the Debtors would commence chapter 7 liquidation on September 30, 2007. The Liquidation Analysis assumes that the actual May 31, 2007 balance sheet is a proxy for the September 30, 2007 balance sheet, unless otherwise stated. The liquidation values of the Debtors' inventory, net fixed assets and net intangible assets are based on an appraisal prepared by an independent appraiser, American Appraisal Associates ("AAA"), and dated July 6, 2007 (the "Appraisal"). The Appraisal assumes a Liquidation-in-Place ("LIP") as of March 31, 2007.

     An estimate of value premised on a LIP represents the estimated amount a property should realize if sold on a negotiated basis, given (i) a reasonable amount of time in which to find a buyer, (ii) sale of the property intact, as a complete, installed assembly of the property in an "as-is, where-is" condition; and (iii) the property would not be operating or producing a product at the time of its sale, but would be capable of operating and producing a product. An estimate of value based on a LIP does not represent the amount that might be realized from dismantlement and piecemeal disposition of the property in the open market, its auction value, its sale under forced distress conditions, or its sale for an alternative use of the property.

     LIP for a process facility measures the amount that would be realized if the operations were temporarily discontinued and the plant was marketed and sold as an intact unit. It considers the present worth of returns a willing buyer under circumstances of a liquidation would expect on an investment, net of holding costs. Holding costs including insurance, taxes, utility, security and maintenance are assumed to be incurred until a buyer could be found.

     The Liquidation Analysis also assumes that the liquidation of the Debtors would commence under the direction of a court-appointed chapter 7 trustee and continue for a maximum of twelve months, during which time all of the Debtors' major assets would be sold and the cash proceeds, net of liquidation-related costs, would be distributed to satisfy Claims. The twelve-month liquidation period would allow for an expedited sale process and the documentation and closing of the below described sale transactions.

Estimate of Net Proceeds
------------------------

     Estimates were made of the Cash proceeds that might be received from the liquidation of the Debtors' assets. In this Liquidation Analysis, each plant is assumed to be shut down and marketed for sale separately.

     AAA's appraisal includes the value of Flexsys, L.P.'s ("Flexsys") inventory, net fixed assets and net intangible assets. The Debtors completed the purchase of Akzo Nobel N.V.'s 50% ownership interest in Flexsys on May 2, 2007.

Estimate of Costs
-----------------

     The proceeds of these sale transactions are netted against certain costs associated with potential plant shutdowns, including (i) the estimated holding costs for each plant over the relevant period, (ii) the estimated costs of shutting down the plants, and (iii) the costs associated with holding and maintaining each plant in operating condition until sold.

     The Debtors' liquidation costs under chapter 7 would also include fees payable to a chapter 7 trustee as well as those costs that might be payable to attorneys, financial advisors, appraisers, accountants, and other professionals in connection with the chapter 7 liquidation.

Distribution of Net Proceeds Under Absolute Priority
----------------------------------------------------

     The estimated net proceeds would be conveyed to the Debtors' creditors. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full.

     After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7, and (iii) potential increases in Claims which may arise in a liquidation, the Debtors have determined, as summarized in the charts below and Section IX of the Disclosure Statement, that Debtors' proposed Plan will provide creditors with a recovery that is not less than creditors would receive pursuant to a liquidation of the Debtors' assets under chapter 7 of the Bankruptcy Code.

     The following Liquidation Analysis should be reviewed with the accompanying notes.

SOLUTIA INC.
HYPOTHETICAL LIQUIDATION ANALYSIS

($ in millions)

                                                                Book Value at      Hypothetical       Estimated
                                                                May 31, 2007        Percentage       Liquidation
                                                 Note             (Note A)           Recovery            Value
                                             ------------     -----------------  ----------------  ----------------
Asset Analysis
--------------

  Cash & Equivalents                              B                      $156.0            100.0%            $156.0

  Accounts Receivable                             C                       473.0             83.9%             396.6

  Inventory                                       D                       441.7             72.3%             319.4

  Net Fixed Assets                                E                       923.0             73.7%             680.0

  Intangible Assets, Net                          F                       151.5            106.4%             161.2

  Other Current Assets                            G                       232.6             47.8%             111.2

  Other Non-current Assets                        H                        96.9             26.0%              25.2
                                                              -----------------                    ----------------

  Total Assets Available for Distribution                              $2,474.7                            $1,849.6


Less: Liquidation Fees and Expenses

  Chapter 7 Trustee Fees & Expenses               I                                                           (25.4)

  Chapter 7 Professional Fees & Expenses          J                                                           (12.0)

  Employee Expenses and Other Operating Costs     K                                                          (119.1)
                                                                                                    ----------------
                                                                                                             (156.5)


Net Estimated Liquidation Proceeds Available for Distribution                                                              $1,693.1
                                                                                                                     ===============

------------------------------------------------------------------------------------------------------------------------------------
Present Value of Liquidation Proceeds Available for Distribution (1)                                                       $1,607.0
------------------------------------------------------------------------------------------------------------------------------------

   (1) Assumes a recovery period of approx. 12 months which has been discounted to the present at a 5.36% discount rate based on the 3-month LIBOR at 7/9/2007

NOTES TO LIQUIDATION ANALYSIS

NOTE A - BOOK VALUES AS OF MAY 31, 2007

Unless otherwise stated, the book values used in the Liquidation Analysis are book values as of May 31, 2007. These actual balances are used as a reference point for the analysis and are assumed to be representative of the Debtors' assets as of the assumed Effective Date.

NOTE B - CASH AND CASH EQUIVALENTS

Cash and Cash equivalents are projected at September 30, 2007 per management estimates. Cash and Cash equivalents consist of all Cash in banks or operating accounts and are assumed to be fully recoverable.

NOTE C - ACCOUNTS RECEIVABLE

Estimated proceeds realizable from short-term and long-term accounts receivable under a LIP are based on management's assessment of the ability of the Debtors to collect on their accounts, taking into consideration the credit quality and aging of the accounts. The hypothetical percentage recovery of 83.9% of book value is an estimate of the proceeds that would be available under a LIP. This estimate takes into account the inevitable difficulty in collecting receivables and any concessions that might be required to facilitate the collection of certain accounts receivable.

NOTE D - INVENTORY

Book value and estimated liquidation value of inventory as of March 31, 2007. Estimated proceeds realizable from inventory under a LIP are based on AAA's opinion of the value of the Debtors' inventory assets in liquidation. The hypothetical percentage recovery of 72.3% of book value is an estimate of the proceeds that would be available under a LIP. This estimate assumes spoilage as well as diminished market demand for product volumes and a general discount for liquidation.

NOTE E - NET FIXED ASSETS

Book value and estimated liquidation value of net fixed assets as of March 31, 2007. Net fixed assets include land, buildings, manufacturing equipment, improvements, furniture, and other fixed assets, less accumulated depreciation. The hypothetical percentage recovery rate across all fixed asset classes was determined to be 73.7% of net book value. The estimated liquidation value is net of holding costs and initial shutdown costs.

NOTE F - NET INTANGIBLE ASSETS

Net intangible assets are estimated at liquidation value by AAA.

NOTE G - OTHER CURRENT ASSETS

Other current assets include miscellaneous receivables, prepaid expenses and deferred taxes. Miscellaneous receivables and prepaid expenses are assumed to be collected at a rate of 50.0% per management estimates. Deferred taxes are estimated to have no liquidation value.

NOTE H - OTHER NON-CURRENT ASSETS

Other non-current assets are comprised primarily of investments in equity affiliates, long-term equity investments and miscellaneous deferred charges. Investments in equity affiliates are assumed to be collected at 100.0% and long-term equity investments and miscellaneous charges are estimated to be collected at a rate of 25.0%.

NOTE I - TRUSTEE FEES & EXPENSES

Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326(a) of the Bankruptcy Code. The Debtors' management has assumed trustee fees of 1.5% of the gross proceeds (excluding cash) in the liquidation, though such fees could be as high as 3.0% pursuant to section 326(a) of the Bankruptcy Code.

NOTE J - OTHER PROFESSIONAL FEES & EXPENSES

Compensation for the chapter 7 trustee's counsel and other legal, financial and professional services during the chapter 7 proceedings is estimated to be approximately $1 million per month beginning at the commencement of the liquidation proceedings. The total estimate of these fees assumes a twelve-month liquidation process.

NOTE K - EMPLOYEE EXPENSES / WIND-DOWN COSTS

The Debtors assume the chapter 7 liquidation process will take twelve months to complete. Corporate payroll and operating costs during liquidation are based on the assumption that certain functions and facilities would be required during the liquidation process. Costs would include salaries of certain financial and operating employees, severance and bonus pay that would be incurred during a chapter 7 liquidation. Operating expenses for a twelve-month period are assumed to be $119.1 million.

----------------------------------------------------------------------------------------------------------------------------
Distribution Analysis Summary
($ in millions)

                                                                           ESTIMATED            ESTIMATED
                                                                           ALLOWABLE           LIQUIDATION
                                                                            CLAIMS                VALUE             NOTE
                                                                         ------------         -------------      ----------
Present Value of Liquidation Proceeds Available for Allocation                                    $1,607.0            -

----------------------------------------------------------------------------------------------------------------------------

Less Superpriority Administrative Claims:
  Debtor-in-Possession Facility                                                $924.0                                 L
                                                                         ------------         -------------
  Total Superpriority Administrative Claims                                                          $924.0

Hypothetical recovery to Superpriority Administrative Claims                                          100.0%

                                                                                              -------------
Gross Proceeds Available after Superpriority Administrative Claims                                   $683.0
                                                                                              -------------

----------------------------------------------------------------------------------------------------------------------------

Less Secured Claims:
  Flexsys Debt                                                                 $150.0                                 M
  Senior Secured Notes(1)                                                       228.2                                 M
  Maryville Lease Facility                                                       20.0                                 M
  Euro Loan                                                                     213.0                                 M
  Other Secured Claims                                                           15.4                                 M
                                                                         ------------         -------------
  Total Secured Claims                                                                               $626.6

Hypothetical recovery to Secured Claims                                                               100.0%

Proceeds Available After Secured Claims                                                               $56.4

----------------------------------------------------------------------------------------------------------------------------

Less Administrative and Priority Claims
  Chapter 11 Post-Petition Accounts Payable and Accrued Liabilities            $311.3                                 N
  Chapter 11 Administrative and Priority Expense Claims                          37.0                                 N
  Chapter 11 Priority Tax Claims                                                  7.1                                 N
  Site A Environmental Remediation                                               82.0                                 N
                                                                         ------------         -------------
  Total Administrative and Priority Claims                                                           $437.4

Hypothetical recovery to Administrative and Priority Claims                                            12.9%

Proceeds Available After Administrative and Priority Claims:                                           $0.0

----------------------------------------------------------------------------------------------------------------------------

Less Total Unsecured Claims:
  Monsanto Claims(2)                                                           $215.9                                 O
  Pension - PBGC                                                                445.0                                 O
  OPEB                                                                          464.0                                 O
  Site B and C Environmental Remediation                                        379.0                                 O
  2027 Debentures                                                               303.7                                 O
  2037 Debentures                                                               151.7                                 O
  Other Unsecured Claims                                                        389.9                                 O
                                                                         ------------         -------------
                                                                                                   $2,349.2

Hypothetical recovery to Unsecured Claims                                                               0.0%

Net Estimated Deficiency to Unsecured Claims                                                      ($2,730.2)
                                                                                              =============

(1)A portion of the unamortized discount of the 11.25% Senior Secured Notes may be subject to litigation.
(2)Based on amounts that Monsanto has spent during these Chapter 11 Cases for environmental remediation at the Shared Sites and the management and defense of Tort Claims. Monsanto asserts Claims against Solutia in the aggregate amount of at least
$824.5 million.

NOTES TO DISTRIBUTION SUMMARY

NOTE L - SUPERPRIORITY ADMINISTRATIVE CLAIMS

Claims reflect $924 million of borrowings; the estimated DIP facility balance as of September 30, 2007. DIP Facility Claims are assumed to be recovered in full before all other Claims of the Debtors.

NOTE M - GENERAL SECURED CLAIMS

Secured Claims include $150 million of Flexsys term loan and revolving credit facility debt, $228.2 million of 11.25% Senior Secured Notes due 2009 (including accrued interest), (euro)160.0 million of Euro Loan, $20 million claim related to the Maryville Lease Facility and $15.4 million of other secured claims. A portion of the unamortized discount of the 11.25% Senior Secured Notes may be subject to litigation. The Euro Loan is converted at 1.33 USD / EUR.

NOTE N - ADMINISTRATIVE & PRIORITY CLAIMS

Claims of $311.3 million in post-petition payables include post-petition accounts payable of $249.7 million and post-petition wages and benefits of $61.6 million at May 31, 2007 per management estimates. Claims also reflect $51.2 million of Administrative Expense and Priority Claims including chapter 11 professional fees and $7.1 million in Priority Tax Claims. Additionally, Claims include $82.0 million of estimated environmental cleanup costs. Solutia management estimates that it will incur remediation costs for Category A Sites in the aggregate amount of $82 million over the next five years. Estimated remediation costs are undiscounted and unadjusted for inflation.

NOTE O - GENERAL UNSECURED CLAIMS

General Unsecured Claims are estimated to be $2,574.3 million. For purposes of the Liquidation Analysis, management has assumed that General Unsecured Claims will consist of Monsanto Claims, pension Claims, OPEB Claims, estimated Site B and C environmental remediation, $303.7 million of 6.72% Debentures, $151.7 million of 6.72% Debentures and other General Unsecured Claims. Other General Unsecured Claims include approximately $27.5 million of potential Tort claims based on the midpoint of an estimated range of potential outcomes ($15 million
- $40 million). The Liquidation Analysis ascribes no amount and value to subsidiary, PI/PD, convenience and D&O. Such additional claims may be substantial.

The $215.9 million that Monsanto has spent during these Chapter 11 Cases for environmental remediation at the Shared Sites and for the management and defense of Tort Claims is treated as a General Unsecured Claim for purposes of this analysis. Monsanto may assert that this Claim should be treated as administrative claim. Monsanto asserts Claims against Solutia in the aggregate amount of at least $824.5 million.

The estimated unfunded pension liability of $445.0 million is estimated on a termination basis claim of the PBGC. The estimated OPEB obligation of $464.0 million incorporates active changes effective September 1, 2004, implementation of Forsberg Settlement and retention of Medicare Part D subsidy. The estimated Site B environmental clean up costs of $150.0 million are based on Solutia management estimates of Category B remediation costs. Solutia management projects that aggregate remediation costs at Category C Sites will be approximately $104 million through 2011. Although the EPA has not yet determined final remedies for these sites, Solutia estimates that remediation costs at Sauget and Anniston will increase to approximately $25 million per year from 2012 through 2016. After 2016, these costs should decrease as remediation is replaced with the costs of operating treatment systems and maintenance activities. Estimated remediation costs are undiscounted and unadjusted for inflation.

                                                                Exhibit 99.1.F

Summary of Events Affecting Comparability

         Management believes that EBITDAR, which is earnings before interest, taxes, depreciation, amortization and reorganization items, is meaningful because it provides a way to identify operating results of the Company had it not been in the reorganization process during the time period being reported upon. EBITDAR is a typical financial measure for Companies during the restructuring process. In addition, management believes that measures of income excluding non-recurring, non-operational items are meaningful because they provide insight with respect to Solutia's ongoing operating results. Such measurements are not recognized in accordance with generally accepted accounting principles ("GAAP") and should not be viewed as an alternative to GAAP measures of performance.

         A reconciliation of non-GAAP measures to GAAP is detailed below for the operating results from continuing operations related to the eight months ended August, 2007 and the fiscal years ended 2006, 2005 and 2004. Also identified below are the non-recurring, non-operational items which have been excluded from the income measures used by management for internal evaluation purposes.

Reconciliation of EBITDAR to Net Income (Loss)
----------------------------------------------

(dollars in millions)                                                  EIGHT MONTHS
                                                                           ENDED
                                                                      AUGUST 31, 2007      2006          2005           2004
                                                                      ---------------      ----          ----           ----
EBITDAR.............................................................       $230            $247          $212           $122
  Add:
    Income Tax (Expense) Benefit ...................................        (19)            (18)          (10)             7
    Interest Expense................................................        (83)           (100)          (79)          (108)
    Depreciation and Amortization...................................        (74)           (109)         (109)          (118)
    Reorganization Items............................................        (40)            (71)          (49)           (73)
    Cumulative Effect of Change in Accounting Principle.............         --              --            (3)            --
    Discontinued Operations.........................................         29              58             8            (24)
    Non-Recurring, Non-Operational Gains (Losses) (see below).......         19              (5)           38           (126)
                                                                      -----------------------------------------------------------
NET INCOME (LOSS)...................................................       $ 62             $ 2           $ 8         $ (320)
                                                                      ===========================================================

Schedule of Non-Recurring, Non-Operational (Gains) Losses
---------------------------------------------------------

                                                                   EIGHT MONTHS
                                                                       ENDED
                        INCREASE/(DECREASE)                       AUGUST 31, 2007    2006       2005        2004
                        -------------------                       ---------------    ----       ----        ----
IMPACT ON:
Cost of Goods Sold...........................................          $ 2           $ 1          $   1   $  18   (a)
                                                                        --            --              9      26   (d)
                                                                        --            --             --       8   (e)
                                                                        --            --             --       1   (f)
                                                                        --             9             --      --   (l)
                                                                        --           (20)            --      --   (m)
                                                                         3            --             --      --   (r)
                                                                  -----------------------------------------------
Total Cost of Goods Sold ....................................            5           (10)            10      53
                                                                  -----------------------------------------------
Marketing, Administrative and Technological Expenses
  Marketing .................................................           --             2             --      --   (a)
                                                                        --            --              1       2   (d)
  Administrative ............................................          (10)           --             --      --   (s)
                                                                        --             1             --      --   (a)
                                                                        --            --              2       4   (d)
  Technological .............................................           --            --              1       3   (d)
                                                                  -----------------------------------------------
Total Marketing, Administrative and Technological Expenses...          (10)            3              4       9
                                                                  -----------------------------------------------
Operating Income (Loss) Impact...............................            5             7            (14)    (62)
Equity Earnings (Loss) from Affiliates.......................           --            (4)            52     (49)  (g)
Loss on Debt Modification....................................           --            --             --     (15)  (h)
                                                                        (7)           (8)            --      --   (n)
Other Income.................................................           21            --             --      --   (i)
                                                                  -----------------------------------------------
EBITDAR Impact...............................................           19            (5)            38    (126)
Interest Expense.............................................           --            --             --     (25)  (c)
                                                                        --            (1)            --      --   (o)
                                                                        --            (3)            --      --   (p)
                                                                        (2)           --             --      --   (t)
Reorganization Items, Net....................................            5           (13)             5     (22)  (j)
                                                                  -----------------------------------------------
Pre-Tax Income Statement Impact..............................           22           (22)            43    (173)
Income Tax Expense (Benefit) Impact..........................           (1)           (5)            --      (6)  (k)
                                                                  -----------------------------------------------
After-Tax Income Statement Impact............................           23           (17)            43    (167)
Income (Loss) from Discontinued Operations, Net of Tax.......           29            58              8     (24)  (b)
Cumulative Effect of Change in Accounting Principle, Net of
  Tax........................................................           --            --             (3)     --   (q)
                                                                  -----------------------------------------------
Net Income (Loss) Impact.....................................         $ 52          $ 41          $  48   $(191)
                                                                  ===============================================


     FOOTNOTES
     ---------

     a) Restructuring costs related principally to the closure of certain non-strategic operations including costs for decommissioning and dismantling activities, asset impairments, future costs for non-cancelable operating leases and severance and retraining costs.
     b) Discontinued operations for the DEQUEST(R) and pharmaceutical services businesses are excluded from continuing operations in the internal financial statements.
     c) Write-off of unamortized debt issuance costs related to the retirement of the October 2003 and interim DIP credit facilities.

                                      2




     d) Net pension and other postretirement benefit plan curtailments and settlements.
     e) Losses incurred directly related to the hurricanes experienced in the U.S. in 2004 resulting in the disruption of operations and property damage at Solutia's operations in the Integrated Nylon chain located principally in the Southeastern part of the U.S., and the Performance Products location in Martinsville, Virginia. These costs included primarily asset write-offs and repairs and maintenance costs.
     f)  Loss on the sale of the assets of Axio Research Corporation.
     g) Net one-time gains (losses) related to Solutia's Flexsys and Astaris joint ventures, in each of which Solutia has a fifty percent interest.
     h)  Loss due to the modification of Solutia's Euronotes in January 2004.
     i)  Settlement gain with FMC Corporation, net of legal expenses.
     j) Includes expenses related to asset write-offs associated with contract rejections and terminations, employee severance costs, adjustments to record certain pre-petition claims at estimated amounts of the allowed claims and differences between the settlement amount of certain pre-petition obligations and the corresponding amounts previously recorded. Only professional fees for services provided by debtor and creditor professionals directly related to Solutia's reorganization proceedings and costs associated with a retention plan for certain Solutia employees are included in reorganization items, net in the internal financial statements.
     k) With the exception of those items that relate to ex-U.S. operations, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to Solutia's Chapter 11 bankruptcy filing.
     l) Environmental charge precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of Solutia's facilities outside the U.S. that will likely result in the cessation of operations at the site.
     m) Gain resulting from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably during 2006.
     n) Write-off of debt issuance costs and to record the DIP facility as modified at its fair value in March 2006 and January 2007.
     o) Write off of unamortized debt issuance costs associated with the DIP facility at time of modification.
     p) Solutia refinanced its Euronotes and recorded early extinguishment costs at the time of refinancing.
     q) Cumulative effect of change in accounting principle is excluded from continuing operations in the internal financial statements.
     r) Charge resulting from the step-up in basis of Flexsys' inventory in accordance with purchase accounting.
     s) Gain resulting from the sale of land at manufacturing facilities in Alvin, Texas and Pensacola, Florida.
     t) Charge resulting from recognition of interest expense on claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court.

                                                                Exhibit 99.1.H

CERTAIN LITIGATION INVOLVING MONSANTO AND/OR PHARMACIA

         Prior to the Petition Date, Solutia was a named defendant in a number of legal proceedings or was defending legal proceedings based on its indemnification obligations resulting from the Solutia Spinoff. After the Petition Date, Solutia ceased performing its defense obligations with respect to these litigation matters and Monsanto began managing this litigation pursuant to its indemnification obligations to Pharmacia. In addition to managing this litigation during the Chapter 11 cases, Monsanto has funded defense and settlement costs as well as judgments, if any, with respect to this litigation. Solutia's cessation of performance gives rise to a portion of the Claims filed by Monsanto and Pharmacia against Solutia in these Chapter 11 cases. Pursuant to the Amended Plan, Monsanto has agreed to take financial responsibility, as between itself and Reorganized Solutia only, for Tort Claims, which include the Claims discussed in this Exhibit.

         A.  LITIGATION AS OF PETITION DATE

         Following is a summary of the significant legal proceedings for which Solutia ceased performing its defense obligations as of the Petition Date. Because these cases are being managed by Monsanto, Solutia is not able to provide a complete update on the status of these cases since the Petition Date.

         1.       OWENS V. MONSANTO AND RELATED LITIGATION

                  On October 27, 2003, a motion was filed in the United States District Court for the Northern District of Alabama (the "Alabama District Court") contending that the Anniston Settlement Agreement required the payment of additional funds to plaintiffs in Owens v. Monsanto, an Anniston-related PCB case settled by Solutia in April 2001.

                  Abernathy v. Monsanto involved four consolidated cases dating back to April 1996 that had originally been filed in the Circuit Court for Calhoun County, Alabama and were later transferred to Etowah County, Alabama on behalf of approximately 3,500 plaintiffs from the vicinity of the Anniston plant. The Abernathy plaintiffs sought compensatory damages, punitive damages and injunctive relief requiring the removal of alleged contamination, and claimed to have suffered permanent adverse health effects and to fear future disease. The plaintiffs asserted the need for medical monitoring and diminution in the value of their residential and commercial properties. Tolbert v. Monsanto, which was filed in the Alabama District Court in June 2001, involved allegations of exposure to PCB, unspecified physical injuries and emotional distress suffered by approximately 18,200 plaintiffs. The Tolbert plaintiffs sought injunctive relief, compensatory damages, punitive damages and, in certain instances, property damages. The Tolbert plaintiffs also requested medical testing, monitoring and treatment.

                  In August 2003, the parties in both Abernathy and Tolbert entered into the Anniston Settlement Agreement to resolve these and several related cases, including the aforementioned Owens v. Monsanto. The Anniston Settlement Agreement was approved by the trial courts in both Abernathy and Tolbert, and provided for cash payments of $600 million, as well as a broad array of community health initiatives for low-income residents of Anniston and Calhoun County. In connection with the Anniston Settlement Agreement, Solutia entered into a separate agreement with Pharmacia and Monsanto, pursuant to which Solutia agreed to pay $50 million of the $600 million cash settlement in ten equal annual installments, without interest, beginning in August 2004. Monsanto agreed to pay $550 million, of which a portion was funded through insurance in exchange for Solutia's agreement to issue warrants to Monsanto which would enable Monsanto to acquire up to 10 million shares of Solutia common stock at an exercise price of $1.10 per share. Solutia did not ultimately issue the required warrants to Monsanto or Pharmacia. In addition, Solutia and Monsanto arranged for Pfizer, the parent company of Pharmacia, to provide the community health initiatives.

                  On August 6, 2003, the Abernathy court entered an order finding that, in the event Solutia commenced a chapter 11 case under the Bankruptcy Code, Solutia would be immediately severed and dismissed as a defendant, without prejudice and without further action from the court. On January 22, 2004, approximately one month after the commencement of the Chapter 11 Cases, the Alabama District Court entered an order in Tolbert dismissing Solutia as a defendant without prejudice.

                  On January 8, 2004, however, the Alabama District Court ruled that the Owens plaintiffs were entitled to receive a total of approximately $1 million as a result of the Anniston Settlement Agreement. Plaintiffs' motion for reconsideration was denied on January 24, 2004, and plaintiffs filed a timely appeal to the United States Court of Appeals for the Eleventh Circuit. Solutia was not a named defendant in this litigation and therefore took no action to stay the litigation in connection with Solutia's bankruptcy proceedings. Solutia assumed the defense of the Owens litigation at the time of the Solutia Spinoff under its indemnification obligations to Pharmacia arising from the Distribution Agreement. As of the Petition Date, however, Solutia determined that its obligation to defend and indemnify Pharmacia and Monsanto with regard to this litigation was a prepetition obligation that Solutia would not perform, except pursuant to a confirmed plan of reorganization. Therefore, Solutia ceased defending Pharmacia with respect to this litigation as of the Petition Date.

                  2.       PAYTON V. MONSANTO

                  This case was brought in the Circuit Court in Shelby County, Alabama on July 15, 1997 on behalf of a purported class of all owners, lessees and licensees of properties located on Lay Lake, which is downstream from Lake Logan Martin on the Coosa River. Plaintiffs sought compensatory and punitive damages in an unspecified amount for an alleged increased risk of physical injury and illness, emotional distress caused by fear of future injury or illness, medical monitoring and diminishment in the value of their properties and their riparian rights. The parties reached a tentative agreement to settle this case for a cash payment of $5 million and an equitable component that was to be determined. Solutia is not a named defendant in this litigation and therefore took no action to stay the litigation in connection with its bankruptcy proceedings. Solutia assumed the defense of this litigation at the time of the Solutia

Spinoff under its indemnification obligations to Pharmacia arising from the Distribution Agreement. As of the Petition Date, however, Solutia determined that its obligation to defend and indemnify Pharmacia and Monsanto with regard to this litigation was a prepetition obligation that Solutia would not perform, except pursuant to a confirmed plan of reorganization. Therefore, Solutia ceased defending Pharmacia with respect to this litigation as of the Petition Date.

                  3.       OTHER ANNISTON CASES

                  As of the Petition Date, approximately ten cases remained pending in various Circuit Courts in the State of Alabama relating to environmental issues at Solutia's Anniston, Alabama location. Solutia is a named defendant in those ten proceedings. As a result, Solutia filed a suggestion of bankruptcy in each case staying the litigation against it.

                  Prior to the Petition Date, Solutia also defended Pharmacia with respect to this litigation. Solutia determined that its obligation to defend and indemnify Pharmacia and Monsanto with regard to this litigation was a prepetition obligation that Solutia would not perform, except pursuant to a confirmed plan of reorganization. Therefore, Solutia ceased defending Pharmacia with respect to this litigation as of the Petition Date.

                  4.       PENNDOT CASE

                  Pharmacia was one of several defendants added on February 7, 1997 to a case then pending in the Commonwealth Court of Pennsylvania (the "Commonwealth"). This action was originally filed against United States Mineral Products Company in 1990 by the Commonwealth, seeking damages caused by the presence of asbestos fireproofing in the Transportation and Safety Building ("T&S Building") in Harrisburg, Pennsylvania. The Commonwealth sought recovery of costs it allegedly incurred in testing, monitoring, cleanup, demolition and temporary relocation of the Commonwealth's employees caused by the alleged contamination. In addition, the Commonwealth sought the cost of constructing a new building on the site of the T&S Building. On August 23, 2000, the jury returned a verdict of $90 million against Pharmacia. The verdict was reduced to $45 million by the trial court because the manufacturer of the fiberglass ductboard reached a settlement with the Commonwealth during trial. On behalf of Pharmacia, Solutia filed extensive post-trial motions, seeking judgment notwithstanding the jury's verdict or a new trial. The trial court denied these motions in orders entered on October 16, 2002. On November 15, 2002, Solutia filed an appeal as of right to the Supreme Court of Pennsylvania. On November 17, 2003, the Supreme Court of Pennsylvania remanded the case to the trial court for an opinion solely on the issue of juror misconduct. In response to Solutia's application, the Supreme Court of Pennsylvania ordered the trial court to issue its opinion on that issue by March 15, 2004. Solutia was not a named defendant in this litigation and therefore took no action to stay the litigation in connection with its bankruptcy proceedings. As of the Petition Date, Solutia determined that its obligation to defend and indemnify Pharmacia and Monsanto with regard to this litigation was a prepetition obligation that Solutia would not perform, except pursuant to a confirmed plan of reorganization. Therefore, Solutia ceased defending Pharmacia with respect to this litigation as of the Petition Date.

                  5.       PREMISES-BASED ASBESTOS LITIGATION

                  Like a great number of other companies that used high temperature manufacturing processes, Pharmacia historically used asbestos-insulating materials in piping and other equipment at its chemicals plants. As a result, Pharmacia and Solutia have been named as defendants along with numerous other premises owners in actions brought by employees of contractors who claim that they were exposed to asbestos at Solutia's facilities and at the facilities of these other owners. As of the Petition Date, there were approximately 570 asbestos actions involving an estimated 3,500 to 4,500 plaintiffs brought against Pharmacia and/or Solutia. As of the Petition Date, Solutia determined that its obligation to defend and indemnify Pharmacia and Monsanto with regard to this litigation was a prepetition obligation that Solutia would not perform, except pursuant to a confirmed plan of reorganization. Therefore, Solutia ceased defending Pharmacia with respect to this litigation as of the Petition Date.

                  B.  LITIGATION SUBSEQUENT TO THE PETITION DATE

         Solutia is aware of two additional significant litigation matters that Monsanto began managing after the Petition Date. These litigation matters are described below. Monsanto may be managing additional litigations that constitute Tort Claims of which Solutia is unaware. Monsanto's management of these litigations, including the GE litigation decribed below, gives rise to Claims by Monsanto and Pharmacia against Solutia in these Chapter 11 Cases. Pursuant to the Amended Plan, Monsanto has agreed to take financial responsibility, as between itself and Reorganized Solutia only, for Tort Claims, which include the Claims discussed below.

         On January 3, 2006, Solutia received notice that an action, captioned Michael Abbatiello et al. v. Monsanto Company, Pharmacia Corporation and Solutia Inc. (the "First GE Litigation" ), was filed on December 26, 2005 in the Supreme Court of the State of New York (the "New York Supreme Court"). The action was filed on behalf of 590 current General Electric employees who work at its Schenectady, New York plant and includes eleven separate causes of action alleging that General Electric purchased various PCB-containing products from Pharmacia which were used in the manufacture of a variety of products including electric motors, generators, gas turbines, wire and cable, insulating materials and microwave tubes. PCBs were later detected in the various locations, including retention ponds, ground water, and water treatment centers on the approximately 628 acre site. The plaintiffs seek $1 billion in compensatory damages and $1 billion in punitive damages for each cause of action for a total of $22 billion dollars.

         On March 13, 2007, another class action lawsuit, captioned Corlew, et
                                                                    ----------
al., v. General Electric Company, Monsanto Company, Pharmacia Corporation, and
------------------------------------------------------------------------------
Solutia Inc., was filed in the New York Supreme Court (the "Second GE
------------
Litigation", and together with the First GE Litigation, the "GE Litigation""). The plaintiffs in the Second GE Litigation are current residents of Schenectady, New York, who seek to represent a class of all individuals who owned and/or occupied property within a five-mile radius of General Electric's main plant in Schenectady. The plaintiffs allege that their properties were contaminated by the release of PCBs which were used in the manufacture of a variety of products at General Electric's Schenectady plant, and which were manufactured by Monsanto, Pharmacia, and/or Solutia (collectively referred to in the Complaint as "Monsanto"). Plaintiffs allege thirteen separate claims against Monsanto, Pharmacia, and Solutia collectively including negligence, breach of warranty, strict liability, fraudulent concealment, negligent and intentional infliction of emotional distress, nuisance, trespass, unjust enrichment, and willful and wanton misconduct, with each claim seeking between $12 billion and $20 billion in compensatory damages, and an equivalent amount in punitive damages.

                  6.       NITRO TORT CLAIMANTS LITIGATION(1)

         On December 17, 2004, a case was filed in Putnam County Circuit Court, West Virginia, captioned, Verdie Allen, et al., v. Monsanto Company, et al., Civil Action No. 04-C-465. The plaintiffs are residents of the area surrounding the former plant site operated in Nitro, West Virginia, by Monsanto (n/k/a Pharmacia) and subsequently by Flexys America, LP. The plaintiff residents allege contamination of their property and personal exposure to dioxin congeners generated during the operation of the 2,4,5-T manufacturing process at the Nitro Plant. In addition, the plaintiffs contend that dioxin was present on the plant site and in ground water, and that during the years ownership by Pharmacia, Solutia and operation of the site by Flexys America, LP, dioxin congeners continued to be introduced into the environment outside the plant during the operation of the waste treatment plant and certain groundwater contamination remediation operations. The plaintiffs seek certification as a class action, recovery of damages for personal injuries, contamination of property and medical monitoring. This case is pending before the Putnam County Circuit Court and discovery is proceeding.

         In addition, prior to the commencement of the Debtors' bankruptcy cases, on or about August 2, 2000, a case was filed in Putnam County Circuit Court, West Virginia, captioned, Robert Carter, et al., v. Monsanto Company, et al., Civil Action No. 00-C-300. The plaintiffs are residents of the area surrounding former dump sites along Heizer and Manilla Creeks, tributaries of the Poca River and the Kanawha River in Putnam County, West Virginia. These dump sites were used by the former Monsanto (n/k/a/ Pharmacia) for the landfill disposal of plant waste, including but not limited to waste products from the herbicide 2,4,5-T produced at the Nitro Plant, which contained dioxin congeners. The dump sites were also the sites of open burning of Pharmacia plant waste. The residents allege contamination of their property and personal exposure to dioxin congeners generated during the operation of the dump sites. In addition, the plaintiffs contend that dioxin entered the streams and was carried downstream to adjoining properties in the watershed. The plaintiffs contend that in the absence of complete

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(1) The following description of the Nitro Tort Claimants litigation has been provided by counsel to the Nitro Tort Plaintiffs, the Calwell Practice, PLLC and James F. Humphrey, and Associates, LC (collectively, the "Calwell Practice"). The views asserted in this section are solely those of the Calwell Practice. Solutia does not agree with, support or adopt in any way whatsoever, the allegations made by the Calwell Practice in this section.

remediation, the sites continue to leach dioxin containing waste into the environment, including both surface water and groundwater. The plaintiffs seek certification as a class action, recovery of damages for personal injuries, contamination of property and medical monitoring. This case is pending before the Putnam County Circuit Court and discovery is proceeding.